UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

CIG WIRELESS CORP.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Series A-1 Non-Convertible Preferred Stock $0.00001 per share (“Series A-1 Preferred Stock”), of CiG Wireless Corp. (“CiG”); Series A-2 Convertible Preferred Stock, $0.00001 per share (“Series A-2 Preferred Stock”), of CiG; Series B 6% 2012 Convertible Redeemable Preferred Stock, $0.00001 per share (“Series B Preferred Stock”), of CiG; and Common Stock, par value $0.00001 per share (“Common Stock”), of CiG.

(2)	Aggregate number of securities to which transaction applies:
515,817.26 shares of Series A-1 Preferred Stock; 122,098,108 shares of Series A-2 Preferred Stock, 1,680,492 shares of Series B Preferred Stock and 85,047,427 shares of Common Stock (including 8,014,876 shares of restricted Common Stock granted under CiG’s 2014 Equity Incentive Plan)

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of  $16,616.60 was determined by multiplying 0.0001162 by the estimated transaction value of  $143,000,000, which has been calculated as (i) a base amount of $127,500,000, plus (ii) $15,500,000 in estimated incremental consideration.

	(4)	Proposed maximum aggregate value of transaction: $143,000,000

	(5)	Total fee paid: $16,616.60

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY COPY— SUBJECT TO COMPLETION

CIG WIRELESS CORP.
11120 South Crown Way, Suite 1
Wellington, Florida 33414

NOTICE OF WRITTEN CONSENT
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and the accompanying information statement are being furnished to the holders of common stock, par value $0.00001 per share (the “Common Stock”), and Series B 6% 2012 Convertible Redeemable Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), of CiG Wireless Corp., a Nevada corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of March 20, 2015, as amended on March 26, 2015 (as amended, the “Merger Agreement”), among Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”), Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement contemplates that Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

The aggregate amount to be paid by Parent in connection with the transactions contemplated by the Merger Agreement is estimated to be $143.0 million, including the repayment of approximately $56.4 million in outstanding indebtedness of the Company. The aggregate consideration to be paid in cash upon the consummation of the Merger to the holders of the Company’s outstanding capital stock will be $127.5 million, plus reimbursement, dollar for dollar, for certain capital expenditures, including the acquisition of certain tower assets by the Company and its subsidiaries since June 30, 2014, and, for up to four months following the date of the Merger Agreement, a maximum of $200,000 per month of certain operating costs, plus or minus an adjustment for net working capital, minus any indebtedness of the Company and its subsidiaries, minus transaction costs of the Company and its subsidiaries, minus certain payments under the Company’s bonus compensation plan, minus certain severance costs in excess of $200,000, minus a $1.2 million adjustment amount, and plus or minus an adjustment for annualized cash flow deriving from the Company’s portfolio of towers (which is defined as “TCF” in the Merger Agreement), measured for the calendar month in which the closing takes place, to the extent it is greater or less than specified thresholds (the “Merger Consideration”).

Upon completion of the Merger, each outstanding share of Series A-1 Non-Convertible Preferred Stock, par value $0.00001 per share, of the Company (the “Series A-1 Preferred Stock”) and each outstanding share of Series A-2 Convertible Preferred Stock, par value $0.00001 per share, of the Company (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”) will be converted as follows. The Series A-1 Preferred Stock will be converted into the right to receive a pro rata portion of the aggregate preference payment applicable to the Series A-1 Preferred Stock, as set forth in the Certificate of Designation, Preferences and Rights of the Series A-1 Preferred Stock and Series A-2 Preferred Stock (the “Series A Certificate of Designation”). This preference payment is currently calculated at approximately $62.5 million. The Series A-2 Preferred Stock will be converted into the right to receive a pro rata portion of the remainder of the Merger Consideration, which is less than the aggregate preference payment applicable to the Series A-2 Preferred Stock, under the terms of the Series A Certificate of Designation, to which the holders of the Series A-2 Preferred Stock would otherwise be entitled (thereby resulting in a shortfall to such holders). This preference payment is currently calculated at approximately $82.4 million.

The aggregate liquidation preference of the Series A Preferred Stock under the terms of the Series A Certificate of Designation is currently calculated at $144.9 million, which, when taking into account the repayment of $56.4 million in Company indebtedness and other payments required under the Merger Agreement, is approximately $64.3 million greater than the expected aggregate Merger Consideration. As a result, upon completion of the Merger, each share of Series B Preferred Stock (including accrued but unpaid dividends thereon) and each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, except for shares held by stockholders who are entitled to demand appraisal and who properly demand appraisal under Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes (the “NRS”) for such shares, will be canceled for no consideration. A copy of the Agreement and Plan of Merger is attached as Annex A, and a copy of the First Amendment to the Agreement and Plan of Merger, is attached as Annex B, to the accompanying information statement.

On March 20, 2015, the Company also entered into a Funding Agreement with Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC (together, the “Fir Tree Investors”), the holders of all of the outstanding shares of Series A Preferred Stock (the “Funding Agreement”). Under the terms of the Funding Agreement, the Fir Tree Investors have agreed to allocate a portion of the Merger Consideration they receive to the holders of the Series B Preferred Stock and Common Stock by depositing $1.75 million (which may be increased in certain circumstances) into an escrow account promptly after the closing of the Merger. The allocation of the escrow amount between the holders of the Series B Preferred Stock and Common Stock will be determined prior to closing by a special committee of the Company’s board of directors composed solely of independent directors; provided that the allocation to the holders of Common Stock is currently contemplated by the special committee to be $0.01 per share of Common Stock held by such holders. The entitlement of each holder of Series B Preferred Stock and Common Stock to receive their pro rata share of the escrow amount is subject to the completion of claims documentation, including a release of legal claims, which will be mailed to those stockholders after the closing of the Merger. The escrow amount will also be available to the holders of Series B Preferred Stock and Common Stock if the Merger Agreement is terminated and the Company consummates a similar third party transaction. A copy of the Funding Agreement is attached as Annex G to the accompanying information statement.

The Company’s board of directors, acting upon the recommendation of a special committee composed solely of independent directors, has unanimously (a) determined that the terms of the Merger Agreement and the Funding Agreement (and the other agreements described in the accompanying information statement, collectively, the “Transaction Agreements”), and the transactions contemplated by each of the foregoing (the “Transactions”) are in the best interests of the Company and fair to the holders of the Company’s capital stock, (b) approved, adopted and declared advisable the Transaction Agreements and the Transactions, including the Merger and (c) resolved to recommend to the holders of the Company’s capital stock that such holders approve the Merger Agreement and the transactions contemplated thereby.

The adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of: the holders of at least a majority of the outstanding shares of Series A-2 Preferred Stock, Series B Preferred Stock and Common Stock, voting together as a single class on an as-converted basis under applicable Nevada law and the Company’s articles of incorporation. In addition, in connection with entering into the Merger Agreement, the Company was required to obtain the written consent of the Fir Tree Investors under the Series A Certificate of Designation.

The Fir Tree Investors are the record owners of all of the shares of the Company’s Series A-2 Preferred Stock, and Fir Tree Inc., by virtue of its role as investment manager to the Fir Tree Investors, may also be deemed the beneficial owner of such shares. The Fir Tree Investors and Fir Tree Inc. have shared voting power with respect to such shares of the Company’s Series A-2 Preferred Stock. In addition, pursuant to a proxy granted with respect to the shares of the Company’s restricted Common Stock outstanding under the Company’s equity incentive plan, Fir Tree Inc. has sole voting power with respect to such shares while such restrictions remain in effect. Therefore, the Fir Tree Investors and Fir Tree Inc. (the “Approving Stockholders”) have the right to vote shares of our capital stock representing approximately 62.3% of the voting power of the outstanding shares of capital stock of the Company entitled to vote on the adoption of the Merger Agreement. On March 20, 2015, the Approving Stockholders delivered a written consent (a copy of which is attached as Annex C to the accompanying information statement) adopting the Merger Agreement and authorizing the transactions  contemplated thereby, including the Merger. On March 20, 2015, the Fir Tree Investors also delivered a written consent, pursuant to the Series A Certificate of Designation, approving the Merger Agreement and the transactions contemplated thereby, including the Merger. As a result, no further action by any stockholder of the Company is required under applicable law, the Company's articles of incorporation or the Merger Agreement to adopt the Merger Agreement or approve the Merger. The Company is not soliciting your vote for the adoption of the Merger Agreement or approval of the Merger and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.

Pursuant to Sections 92A.300 to 92A.500, inclusive, of the NRS, if the Merger is completed, holders of shares of Common Stock and Series B Preferred Stock, other than the Approving Stockholders, will have the right to seek appraisal for, and be paid the “fair value,” if any, of their shares of Common Stock and Series B Preferred Stock. In order to exercise your dissenters’ rights, you must comply with the procedures set forth in Sections 92A.300 to 92A.500, inclusive, of the NRS, which are summarized in the accompanying information statement. A copy of Sections 92A.300 to 92A.500, inclusive, of the NRS is attached to the accompanying information statement as Annex H. Upon completion of the Merger, you will receive a notice from the Company regarding your dissenters’ right with important time deadlines for your response.

We urge you to read the entire information statement carefully. Please do not send in your stock certificates.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul McGinn, Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated April [ ], 2015 and is first being mailed to stockholders on or about April [ ], 2015.

i

ii

SUMMARY

The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under “Where You Can Find Additional Information” beginning on page 88.

All references in this information statement to “Company,” “we,” “our” and “us” refer to CiG Wireless Corp. All references to “Parent” refer to Vertical Bridge Acquisitions, LLC; all references to “Merger Sub” refer to Vertical Steel Merger Sub Inc. and all references to “Holdco” refer to Vertical Bridge Holdco, LLC, the immediate parent of the Parent. We refer to Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC together as the “Fir Tree Investors”, and we refer collectively to the Fir Tree Investors and Fir Tree Inc., the investment manager of the Fir Tree Investors, as the “Approving Stockholders.” In this information statement, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of March 20, 2015, among Parent, Merger Sub and the Company, a copy of which is attached as Annex A to this information statement, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of March 26, 2015, by and among Parent, Merger Sub and the Company, a copy of which is attached as Annex B to this information statement. All references to the “Merger” refer to the merger of Merger Sub with and into the Company as contemplated by the Merger Agreement. We refer to the Company’s board of directors as the “Board.” All references to the “Special Committee” refer to a committee of the Board established by the Board and composed entirely of independent, disinterested directors.

The Parties to the Merger (page 16)

The Company. The Company is a Nevada corporation that develops, operates and owns wireless and broadcast communication towers in the United States. The Company’s business consists of leasing antenna space on multi-tenant communication sites to wireless service providers. The Company’s principal executive offices are located at 11120 South Crown Way, Suite 1, Wellington, Florida 33414, and its telephone number is (561) 701-8484. The Company’s website is www.cigwireless.com. The Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) and trades under the symbol “CIGW.” Additional information about the Company is included in the documents incorporated by reference into this information statement. See the section entitled “Where You Can Find Additional Information” beginning on page 88.

Parent. Parent is a Delaware limited liability company that is wholly-owned by Vertical Bridge Holdings, LLC, a privately-owned real estate investment trust focused on the ownership of wireless communication towers in the U.S. Vertical Bridge Holdings, LLC owns, operates and manages telecommunications towers, rooftops, and site locations across the country. Vertical Bridge Holdings, LLC was founded in 2014 by Digital Bridge Holdings, LLC, as well as certain key executives from Global Tower Partners. Parent’s principal executive offices are located at 951 Broken Sound Parkway, Suite 320, Boca Raton, Florida 33487, and its telephone number is (561) 948-6367. Parent’s website is www.verticalbridge.com.

Merger Sub. Merger Sub is a Nevada corporation that was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 951 Broken Sound Parkway, Suite 320, Boca Raton, Florida 33487, and its telephone number is (561) 948-6367.

The Merger (page 17)

On March 20, 2015, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the closing, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent.

The aggregate amount to be paid by Parent in connection with the transactions contemplated by the Merger Agreement is estimated to be approximately $143.0 million. Upon the closing of the Merger, approximately $56.4 million in outstanding indebtedness of the Company will be repaid out of the Merger Consideration, including indebtedness to the Fir Tree Investors evidenced by two promissory notes, both dated December 10, 2014 and each in the amount of $3.5 million (the “Fir Tree Notes”).

The aggregate consideration to be paid upon the consummation of the Merger to the holders of our outstanding capital stock (the “Merger Consideration”) will be the sum of the following:

•	the base amount of $127.5 million, plus

•	reimbursement, dollar for dollar, for certain capital expenditures made by the Company, including the acquisition and development of certain tower assets by the Company and its subsidiaries since June 30, 2014, plus

•	reimbursement of up to $200,000 per month of certain operating costs incurred by the Company and its subsidiaries, for up to four months following the date of the Merger Agreement, plus or minus

•	the amount by which closing working capital is greater than or less than zero (as the case may be), minus

•	all outstanding indebtedness of the Company and its subsidiaries as of the closing (including indebtedness evidenced by the Fir Tree Notes), minus

•	certain transaction costs of the Company and its subsidiaries which are unpaid as of the closing, minus

•	certain payments under the Company’s Bonus Plan (as defined on page 47), minus

•	certain severance costs payable by the Company in excess of $200,000, minus

•	a $1.2 million adjustment amount, and plus or minus

•	an adjustment for annualized cash flow from the Company’s portfolio of towers (which is defined as “TCF” in the Merger Agreement), measured for the calendar month in which the closing takes place, to the extent such cash flow is greater than $5.65 million or less than $5.45 million.

The amount of Merger Consideration will be calculated four business days prior to closing, using estimates provided by the Company for the capital expenditure reimbursement, closing working capital and transaction expenses. The Merger Consideration will be subject to a customary post-closing true-up mechanism with respect to the estimated amounts used in its calculation. The Merger Consideration will be paid in cash at the closing.

Upon the closing of the Merger, the outstanding capital stock of the Company will either be converted into the right to receive a pro rata portion of the Merger Consideration, or canceled for no consideration, as follows:

•	each outstanding share of Series A-1 Non-Convertible Preferred Stock, par value $0.00001 per share (the “Series A-1 Preferred Stock”), will be converted into the right to receive a pro rata portion of the aggregate preference payment applicable to the Series A-1 Preferred Stock, as set forth in the Certificate of Designation, Preferences and Rights of the Series A-1 Preferred Stock and Series A-2 Convertible Preferred Stock (the “Series A Certificate of Designation”), which is currently calculated at approximately $62.5 million;

•	each outstanding share of Series A-2 Convertible Preferred Stock, par value $0.00001 per share (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), will be converted into the right to receive a pro rata portion of the remainder of the Merger Consideration, which is less than the aggregate preference payment applicable to the Series A-2 Preferred Stock, under the terms of the Series A Certificate of Designation, to which the holders of the Series A-2 Preferred Stock would otherwise be entitled, and which is currently calculated at approximately $82.4 million (thereby resulting in a shortfall to such holders of approximately $64.3 million);

•	each outstanding share of Series B 6% 2012 Convertible Redeemable Preferred Stock of the Company (the “Series B Preferred Stock”), including accrued but unpaid dividends thereon, will be canceled for no consideration; and

•	each outstanding share of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) will be canceled for no consideration.

Because the aggregate liquidation preferences of the Series A Preferred Stock under the Series A Certificate of Designation, currently calculated at approximately $144.9 million, is estimated to be approximately $64.3 million greater than the aggregate Merger Consideration, after repayment of indebtedness and other amounts required under the Merger Agreement, the Merger Agreement provides that no consideration will be payable in exchange for any shares of Series B Preferred Stock (including accrued but unpaid dividends thereon) or Common Stock.

We encourage you to read the Merger Agreement, which is attached as Annex A and Annex B to this information statement, because it is the legal document that governs the Merger and affects your rights as a stockholder of the Company.

Reasons for the Merger; Recommendation of the Special Committee and the Board (pages 28 and 34)

After consideration of various factors as discussed under “The Merger—Reasons for the Merger” beginning on page 28, after consultation with the Company’s independent legal advisors and following the recommendation of the Special Committee (who had consulted with its independent legal and financial advisors), the Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were in the best interests of the Company and its stockholders.

For a discussion of the material factors considered by the Board in reaching its determination, see “The Merger—Reasons for the Merger” beginning on page 28.

Required Stockholder Approval for the Merger (page 64 and Annex C)

The adoption of the Merger Agreement by the Company’s stockholders requires, under applicable Nevada law and our articles of incorporation, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series A-2 Preferred Stock, Series B Preferred Stock and Common Stock, voting together as a single class on an as-converted basis. In addition, in connection with entering into the Merger Agreement, the Company was required to obtain the written consent of the Fir Tree Investors under the Series A Certificate of Designation.

On March 20, 2015, the Approving Stockholders, having the right to vote shares of our capital stock representing approximately 62.3% of the voting power of our outstanding capital stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent (a copy of which is attached as Annex C to this information statement) adopting the Merger Agreement and authorizing the transactions contemplated thereby, including the Merger.  The Fir Tree Investors are the record owners of all of the outstanding shares of our Series A-2 Preferred Stock.  Fir Tree Inc., by virtue of its role as investment manager to the Fir Tree Investors, may be deemed to be a beneficial owner of such shares.  The Fir Tree Investors and Fir Tree Inc. have shared voting power with respect to such shares of Series A-2 Preferred Stock.  In addition, pursuant to a proxy granted with respect to all the outstanding shares of our Restricted Stock (as defined on page 9), Fir Tree Inc. has sole voting power with respect to such Restricted Stock while such restrictions remain in effect.  Collectively, the Approving Stockholders thus have the right to vote shares of our capital stock representing approximately 62.3% of the voting power of our outstanding voting capital stock.

On March 20, 2015, the Fir Tree Investors, as the record owners of all of the outstanding shares of our Series A-1 Preferred Stock and Series A-2 Preferred Stock, also delivered a written consent, pursuant to the Series A Certificate of Designation, approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

As a result of the foregoing written consents, no further action by any stockholder of the Company is required under applicable law, our articles of incorporation or the Merger Agreement to adopt the Merger Agreement or approve the Merger.  Consequently, the Company is not soliciting your vote for the adoption of the Merger Agreement or approval of the Merger and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.

No action by the equity holders of Parent is required to complete the Merger.

Opinion of Duff & Phelps (page 34 and Annex D)

Duff & Phelps, LLC (“Duff & Phelps”) rendered its opinion to the Special Committee on March 19, 2015, based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limiting conditions set forth in its written opinion and as of such date, as to the fairness, from a financial point of view, to the holders of Common Stock other than Parent, the Fir Tree Investors and their respective affiliates (without giving effect to any impact of the Transaction (as defined below) on any particular stockholder of the Company other than in its capacity as a stockholder) of the Aggregate Consideration (as defined below) to be received by such stockholders.

The full text of the written opinion of Duff & Phelps is attached as Annex D to this information statement and is incorporated herein by reference. The full text of the written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, qualifications and limitations of the review undertaken in rendering the opinion. Duff & Phelps provided its opinion for the use and benefit of the Special Committee (solely in its capacity as such) in connection with its consideration of the Transaction. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Transaction; (iii) was not a recommendation as to how the Special Committee, the Board or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether the Company should proceed with the Transaction or any related transaction, and (iv) does not indicate that the consideration to be received is the best possibly attainable under any circumstances. Instead, Duff & Phelps’ opinion merely states whether the Aggregate Consideration to be received by the holders of Common Stock (other than Parent, the Fir Tree Investors and their respective affiliates) was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion was based.

Financing for the Merger (page 45)

The payment of the Merger Consideration will be funded by certain debt financing facilities of Parent’s immediate parent company, Vertical Bridge Holdco, LLC (“Holdco”). Under the Indemnification Agreement (as defined on page 8), Holdco agrees to be liable for certain payment obligations of Parent under the Merger Agreement, including among others, payment of the Merger Consideration. The closing of the Merger is not subject to any financing condition.

The Merger Agreement (page 54 and Annex A and Annex B)

Conditions to the Merger (page 69)

The obligation of each of the Company, Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

•	the written consent of each of (i) the holders of at least a majority of the voting power of the outstanding capital stock of the Company and (ii) the Fir Tree Investors, in favor of the adoption of the Merger Agreement, which consents were delivered to the Company and Parent on March 20, 2015, as described above;

•	the delivery to the Company’s stockholders of this information statement at least twenty calendar days prior to the closing of the Merger, and the consummation of the Merger being permitted by Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the absence of any law, order, injunction, judgment or ruling by any court of competent jurisdiction or governmental entity that would restrain, make illegal, enjoin or otherwise prohibit the consummation of the Merger; and

•	the absence of any action or proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the Merger.

In addition, the obligation of each of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

•	the accuracy of the representations and warranties of the Company (in certain cases, subject to materiality, material adverse effect and other qualifications specified in the Merger Agreement);

•	the Company’s performance of and compliance with its obligations and covenants under the Merger Agreement in all material respects;

•	delivery by the Company of an officer’s certificate certifying that each of the conditions listed in the first and second bullet points immediately above has been satisfied;

•	the accuracy of the representations and warranties of the Fir Tree Investors contained in the Indemnification Agreement (in certain cases, subject to materiality and other qualifications specified in the Indemnification Agreement);

•	the Fir Tree Investors’ performance of and compliance with their obligations and covenants under the Merger Agreement and the Indemnification Agreement in all material respects;

•	delivery by the Fir Tree Investors of an officer’s certificate certifying that each of the conditions listed in the fourth and fifth bullet points immediately above has been satisfied;

•	delivery by the Company of a payoff letter evidencing repayment of the Company’s outstanding indebtedness under its existing credit agreement and the release of all liens in connection therewith; and

•	delivery by the Company of a certificate under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, and the accuracy of the representations and warranties of Holdco in the Indemnification Agreement (in each case, subject to materiality, material adverse effect and other qualifications specified in the Merger Agreement or the Indemnification Agreement, as applicable);

•	each of Parent’s, Merger Sub’s and Holdco’s performance of and compliance with their obligations and covenants under the Merger Agreement in all material respects; and

•	delivery by Parent and Merger Sub of an officer’s certificate certifying that each of the conditions listed in the first and second bullet points immediately above has been satisfied.

Solicitation of Acquisition Proposals; “Go-Shop” (page 64)

Following the execution of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on April 24, 2015 (which we refer to as the “Solicitation Period End Date”), the Company and its subsidiaries, and their respective representatives are, subject to certain limitations specified in the Merger Agreement, permitted to solicit alternative acquisition proposals from third parties, including by:

•	initiating, soliciting, facilitating and encouraging any inquiry or the making of any proposal or offer that constitutes an “Acquisition Proposal” (as defined on page 65);

•	providing access to non-public information to any person pursuant to an acceptable confidentiality agreement;

•	waiving or terminating any standstill or similar obligations of a third party with respect to the Company and its subsidiaries solely to the extent necessary to permit such third party to engage in the “go-shop” process; and

•	engaging in, entering into, continuing or otherwise participating in any discussions or negotiations with any person with respect to any Acquisition Proposal, and cooperating with or assisting or participating in or facilitating any inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

From and after 12:00 a.m. (New York City time) on April 25, 2014, the Company and its subsidiaries, and their respective representatives, are required to immediately cease any solicitation, encouragement, discussion or negotiation with any person with respect to any Acquisition Proposal, except that the Company and its representatives are permitted to continue to engage in such activities until May 4, 2015 (as such date may be extended, the “Window-Shop End Date”) with any person or group of persons that submitted a written Acquisition Proposal prior to the Solicitation Period End Date, which the Board or the Special Committee determines, in good faith, after consultation with their respective outside counsel and financial advisor, constitutes or could reasonably be expected to lead to a “Superior Proposal” (as defined on page 65).

In certain circumstances, the Company may terminate the Merger Agreement to accept a Superior Proposal, subject to, among other conditions, allowing Parent and Merger Sub to negotiate with the Company to match the terms of the Superior Proposal. If the Company terminates the Merger Agreement to accept a Superior Proposal, it must concurrently pay a termination fee to Parent as further described under “The Merger Agreement—Termination Fees” beginning on page 74.

Termination of the Merger Agreement (page 71)

The Merger Agreement may be terminated before the completion of the Merger in certain circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 71.

Termination Fees (page 74)

The Merger Agreement provides that the Company or Parent, as applicable, will pay the other a cash termination fee of $4.0 million and/or an expense reimbursement up to a maximum of $1.0 million in specified circumstances. For more information about the circumstances in which the Company or Parent must pay a termination fee and/or an expense reimbursement and the amount of the potential fees, see “The Merger Agreement—Termination Fees” beginning on page 74.

Remedies (page 75)

Subject to the limitations described in “The Merger Agreement–Remedies,” the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity, unless they are able under the circumstances to elect to, and do elect to, pursue payment of the termination fee and, if applicable, expense reimbursement.

The Indemnification Agreement (page 77 and Annex E)

On March 20, 2015, the Company entered into an Indemnification Agreement with Parent, Merger Sub, Holdco and the Fir Tree Investors (the “Indemnification Agreement”), which is included as Annex E to this information statement. Under the Indemnification Agreement, the Fir Tree Investors agree to indemnify Parent, Merger Sub and (following the effective time of the Merger) the Company, and certain of their respective related persons, against losses from certain (i) breaches of the Company’s and the Fir Tree Investors’ representations, warranties and covenants under the Merger Agreement and the Indemnification Agreement, (ii) tax liabilities and (iii) actions by holders of the Company’s capital stock relating to the Merger and the Merger Agreement, including actions regarding their statutory dissenters’ rights. The foregoing indemnification obligations are subject to certain thresholds and caps as described in “The Indemnification Agreement” on page 77. Under the Indemnification Agreement, Holdco also agrees to be liable for certain payment obligations of Parent under the Merger Agreement, including among others, payment of the Merger Consideration.

The Support Agreement (page 78 and Annex F)

On March 20, 2015, the Company entered into a Support Agreement (the “Support Agreement”) with the Fir Tree Investors, which is included as Annex F to this information statement.  Under the Support Agreement, the Fir Tree Investors agree to (i) deliver their written consent to the Merger within 24 hours after the execution of the Merger Agreement (which occurred on March 20, 2015), (ii) notify the Company promptly of any Acquisition Proposal received by them through the earlier of (a) the closing of the Merger, or (b) termination of the Merger Agreement in accordance with its terms, and (iii) cooperate reasonably with the Special Committee in connection with the “go-shop” provisions of the Merger Agreement. Under the Support Agreement, in certain circumstances, the Fir Tree Investors are also responsible for paying any termination fee and/or expense reimbursement that may become due by the Company to Parent.

The Funding Agreement (page 79 and Annex G)

On March 20, 2015, the Company entered into a Funding Agreement (the “Funding Agreement”) with the Fir Tree Investors, which is included as Annex G to this information statement. Under the Funding Agreement, the Fir Tree Investors have agreed to allocate a portion of the Merger Consideration they receive to the holders of the Series B Preferred Stock and Common Stock by depositing $1.75 million (which may be increased in certain circumstances) into an escrow account promptly after the closing of the Merger. The allocation of the escrow amount between the holders of the Series B Preferred Stock and Common Stock will be determined by the Special Committee prior to closing, provided that the allocation to the holders of Common Stock is currently contemplated by the Special Committee to be $0.01 per share of Common Stock held by such holders. The entitlement of each holder of Series B Preferred Stock and Common Stock to receive their pro rata share of the escrow amount is subject to the completion of certain claims documentation, including a release of legal claims, which will be mailed to stockholders after the closing of the Merger. The escrow amount will also be available to the holders of Series B Preferred Stock and Common Stock if the Merger Agreement is terminated and the Company consummates a similar third party transaction.

Regulatory and Other Governmental Approvals (page 53)

The Company believes that no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Merger. As a result, there is no applicable waiting period under the HSR Act before the Merger may be consummated. Other than a requirement to file a notification under Financial Industry Regulatory Authority (also referred to as “FINRA”) Rule 6490, the Company is not aware of any other regulatory requirements or governmental approvals that may be required to consummate the Merger, other than compliance with the applicable regulations of the Securities and Exchange Commission (“SEC”), including in connection with this information statement.

Interests of our Directors and Officers in the Merger (page 45)

You should be aware that the Company’s directors and executive officers may be deemed to have interests in the Merger that may be different from or in addition to the interests of the Company’s stockholders generally, and that may present actual or potential conflicts of interest. These interests include, among others:

•	the payment of certain incentive bonuses as a result of the closing of the Merger to certain of the Company’s executive officers, in an aggregate amount of approximately $1.5 million;

•	post-closing retention bonus payments by the Company to Paul McGinn, our Chief Executive Officer, up to an aggregate amount of $1.2 million; and

•	continued indemnification and insurance coverage for our current and former directors and officers for six years following the effective time of the Merger.

These interests are discussed in more detail in “Interests of our Directors and Officers in the Merger” beginning on page 45. The Board was aware of these interests and considered that such interests may be different from or in addition to the interests of the Company’s stockholders generally, among other matters, in making its determination and recommendation in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock and Series B Preferred Stock (page 52)

If you are a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock and Series B Preferred Stock” beginning on page 52) of our Common Stock and/or Series B Preferred Stock, under U.S. federal tax law, you will recognize gain or loss equal to the difference between the amount realized, if any, for your shares of Common Stock and/or Series B Preferred Stock and your adjusted tax basis in such shares. If you elect to receive a pro rata share of the escrow amount described in the Funding Agreement, the treatment of such amount is uncertain and may be treated as ordinary income rather than as an amount realized for such stock. Holders of shares of Common Stock and Series B Preferred Stock are urged to consult their tax advisors about the United States federal, state, local and foreign tax consequences of the Merger.

Treatment of the Company’s Preferred Stock, Common Stock and Restricted Stock (page 56)

If you are a holder of shares of Common Stock or Series B Preferred Stock, at the effective time of the Merger, your shares will be automatically canceled with no further action required by you. Each share of restricted Common Stock (“Restricted Stock”) outstanding immediately prior to the Merger will also be automatically canceled for no consideration.

Market Price of Common Stock (page 80)

The Common Stock is quoted and traded on the OTCBB under the trading symbol “CIGW.” The closing sale price of the Common Stock on March 19, 2015, which was the last trading day prior to the announcement of the Merger Agreement, was $0.19 per share. The closing sale price of our Common Stock on April [ ], 2015, which is the most recent practicable date before this information statement was mailed to our stockholders, was $[ ] per share.

Dissenters’ Rights (page 82)

Holders of Series B Preferred Stock and Common Stock, other than the Approving Stockholders, may elect to pursue their dissenters’ rights under Nevada law to receive, in lieu of the cancellation of their shares, the “fair value” of their shares, if any, but only if they comply with the procedures required under Sections 92A.300 to 92A.500, inclusive, of the NRS. For a summary of these procedures, see “Dissenters’ Rights” beginning on page 82. A copy of Sections 92A.300 to 92A.500, inclusive, of the NRS is also included as Annex H to this information statement. Failure to follow the procedures set forth in Sections 92A.300 to 92A.500, inclusive, of the NRS and the time periods for response in the notice from the Company will result in the loss of dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some questions you may have regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 88.

Q:	What is the proposed transaction?

A: The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Upon the terms and subject to satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

Q:	What will I be entitled to receive in the Merger?

A: If the Merger is completed, your shares of Series B Preferred Stock or Common Stock will be canceled for no consideration. You will not be entitled to receive shares of the surviving corporation or of Parent or any of their respective affiliates. However, pursuant to the Funding Agreement, you may be entitled to receive your pro rata share of an escrow amount which will be set aside by the Fir Tree Investors, subject, among other things, to your completion of claims documentation, including a release of legal claims. The claims documentation will be mailed to you following the consummation of the Merger (or, if the Merger Agreement is terminated, following the completion of an alternative third party transaction, if any).

Q:	When do you expect the Merger to be completed?

A: We are working to complete the Merger as soon as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is expected to occur in the second quarter of 2015. However, the Merger is subject to various closing conditions and it is possible that the failure to promptly meet these closing conditions or other factors outside of the Company’s control could require the Company to complete the Merger at a later time or not at all.

Q:	What happens if the Merger is not completed?

A: If the Merger is not completed for any reason, the holders of our Series A Preferred Stock will not receive any payment for their shares in connection with the Merger and your shares will not be canceled. Instead, our Common Stock, Series A Preferred Stock and Series B Preferred Stock will remain outstanding and our Common Stock will continue to be quoted and traded on the OTCBB. Under specified circumstances, the Company may be required to pay Parent a termination fee of  $4.0 million and/or reimburse Parent’s expenses up to a maximum amount of  $1.0 million, or Parent may be required to pay the Company a termination fee of  $4.0 million and/or reimburse the Company’s expenses up to a maximum amount of $1.0 million. See “The Merger Agreement — Termination Fees” beginning on page 74.

Q:	Why am I not being asked to vote on the Merger?

A: Applicable Nevada law, our articles of incorporation and the Merger Agreement require the adoption of the Merger Agreement by the holders of at least a majority of the outstanding shares of Series A-2 Preferred Stock, Series B Preferred Stock and Common Stock, voting together as a single class and on an as-converted basis in order to approve the Merger. The Series A Certificate of Designation also required the written consent of the Fir Tree Investors prior to entering into the Merger Agreement, which was obtained in advance. The required stockholder approval was obtained on March 20, 2015 after the Merger Agreement was executed, when the Approving Stockholders delivered a written consent adopting the Merger Agreement and approving the Merger. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy or your stock certificates.

Q:	Why did I receive this information statement?

A: You are receiving this information statement because you owned shares of the Company’s Common Stock or Series B Preferred Stock on the close of business on March 20, 2015, which is the record date for determining stockholders to receive this information statement. Applicable law and securities regulations require the Company to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Sections 92A.300 to 92A.500, inclusive, of the NRS, a copy of which is attached to this information statement as Annex H. Upon completion of the Merger, you will receive a notice from the Company regarding your dissenters’ rights with important time deadlines for your response.

Q:	Did the Board approve and recommend the Merger Agreement?

A: Yes. The Board unanimously voted to approve the Merger Agreement and recommend the adoption of the Merger Agreement by the Company’s stockholders. To review the Board’s reasons for recommending the authorization and adoption of the Merger Agreement, see “The Merger—Reasons for the Merger” beginning on page 28.

Q:	Should I send in my Company stock certificates?

A: No. If the Merger is completed, your shares of Common Stock or Series B Preferred Stock will be automatically canceled and your stock certificates will automatically become void. Please do NOT return your stock certificate(s) to the Company.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A: Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive, several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement—Conditions to the Merger” beginning on page 69.

Q:	If I did not consent to the adoption of the Merger Agreement, am I entitled to dissenters’ rights?

A: Yes. If you did not consent to the adoption of the Merger Agreement, you are entitled to seek appraisal of the fair value, if any, of your shares of Common Stock or Series B Preferred Stock under Sections 92A.300 to 92A.500, inclusive, of the NRS, a copy of which is attached to this information statement as Annex H, in connection with the Merger, provided that you satisfy certain conditions described in this information statement in “Dissenters’ Rights” beginning on page 82.

Q:	What are the federal income tax consequences of the Merger?

A: Under U.S. federal tax law, the holders of our Common Stock and Series B Preferred Stock will generally recognize gain or loss equal to the difference between the amount realized, if any, for their shares of Common Stock and/or Series B Preferred Stock and their adjusted tax basis in such shares. If a holder elects to receive a pro rata share of the escrow amount under the Funding Agreement, the treatment of such amount is uncertain and may be treated as ordinary income rather than as an amount realized for such stock. See “Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock and Series B Preferred Stock” beginning on page 52 for a more detailed explanation of the tax consequences of the Merger to U.S. Holders. Tax matters can be complicated, and the tax consequences to you of the Merger will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences to you of the Merger.

Q:	Where can I find more information about the Company?

A: The Company files periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find Additional Information” beginning on page 88.

Q:	Who can help answer my other questions?

A: If you have more questions about the Merger, please contact the Company at (561) 701-8484.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This information statement and the documents to which we refer you in this information statement contain various forward-looking statements, as defined by federal securities laws, which are based on the current expectations and assumptions of, and information currently available to, the Company’s management. When used in this report, the words “believe,” “expect,” “estimate,” “project,” “predict,” “forecast,” “plan,” “anticipate,” “target,” “outlook,” “envision,” “intend,” “seek,” “may,” “will,” or “should,” and similar expressions or words, or the negatives of those words, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and readers should be aware that the Company’s actual results could differ materially from those described in the forward-looking statements due to a number of factors, including, without limitation:

•	uncertainties as to the timing of the Merger;

•	the possibility that various closing conditions to the Merger may not be satisfied or waived;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay Parent a termination fee or reimburse certain expenses;

•	the failure to close or delay in consummating the Merger for any other reason;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others related to the Merger Agreement;

•	the effects of disruption caused by the transactions contemplated by the Merger Agreement making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities;

•	transaction costs;

•	the diversion of management’s attention from ongoing business concerns as a result of the Merger;

•	the Company’s financial condition and results of operations, near and long term prospects and strategic objectives and the risks and uncertainties in achieving those prospects and objectives; the Company’s historic losses, pace of revenue growth and capital requirements and expectations over the near and long term; the Company’s prospects for achieving sufficient revenue and income needed to satisfy its debts as they become due (including the ability to service the payments on its outstanding credit facility), in order to sustain current operations; and the risks inherent in the Company’s business model and current ownership structure; and

•	such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the SEC including, without limitation, the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as such risk factors may have been updated by the Company’s subsequent filings with the SEC.

See “Where You Can Find Additional Information” beginning on page 88. Any forward-looking statements should be considered in light of these factors. Unless otherwise required by law, the Company undertakes no obligation, and expressly disclaims any obligation, to update or publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, or otherwise.

THE PARTIES TO THE MERGER

Company

CiG Wireless Corp.
11120 South Crown Way, Suite 1

Wellington, Florida 33414
Phone: (561) 701-8484

The Company is a Nevada corporation that develops, operates and owns wireless and broadcast communication towers in the United States. The Company’s core business consists of leasing antenna space on its communication sites to third parties via long-term contracts. The Company’s tower infrastructure can accommodate multiple customers for antennas necessary for the transmission of signals for wireless communication devices.

For more information about the Company, please visit the Company’s website at www.cigwireless.com. The information on the Company’s website, other than securities filings that are otherwise incorporated herein by reference, is not incorporated into, and does not form a part of, this information statement. Detailed descriptions of the Company’s business and financial results are contained in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated in this information statement by reference. See “Where You Can Find Additional Information” beginning on page 88.

Parent

Vertical Bridge Acquisitions, LLC
951 Broken Sound Parkway, Suite 320

Boca Raton, Florida 33487
Phone: (561) 948-6367

Parent is a Delaware limited liability company and a wholly-owned subsidiary of Vertical Bridge Holdings, LLC, a privately-owned real estate investment trust focused on the ownership of wireless communication towers in the U.S. Vertical Bridge Holdings, LLC owns, operates and manages telecommunications towers, rooftops, and site locations across the country. Vertical Bridge Holdings, LLC was founded in 2014 by Digital Bridge Holdings, LLC, as well as certain key executives from Global Tower Partners. For more information, please visit Parent’s website at www.verticalbridge.com. The information on Parent’s website is not incorporated into, and does not form a part of, this information statement.

Merger Sub

Vertical Steel Merger Sub Inc.
951 Broken Sound Parkway, Suite 320

Boca Raton, Florida 33487
Phone: (561) 948-6367

Merger Sub is a Nevada corporation that was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement.

THE MERGER

The following is a description of the material aspects of the Merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the Agreement and Plan of Merger and the First Amendment thereto, which are attached to this information statement as Annex A and Annex B. We encourage you to read carefully this entire information statement, including the Merger Agreement, for a more complete understanding of the Merger.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement by the Company. In this process, representatives of the Company’s Board and the Special Committee, the Company and their advisors held many conversations, both by telephone and in person, about the potential transaction and alternatives. The chronology below covers only the key events leading up to the execution of the Merger Agreement and does not purport to catalogue every related conversation among or between representatives of the Board, the Special Committee, the Company, Parent or their respective advisors.

In the second quarter of 2012, ENEX Group Management SA and CRG Finance AG conducted capital raising efforts for the Company, which were unsuccessful.

In early March 2013, the Company engaged Macquarie Capital (USA) Inc. to conduct a capital raising process. In connection with this process, the Company received proposals from three parties, including the Fir Tree Investors. At such time, the Company was cash flow negative and required capital to fund operations and grow its tower base.

The Fir Tree Investors began discussions regarding a possible financing transaction with the Company in the second quarter of 2013.

On August 1, 2013, the Fir Tree Investors made a preferred stock financing investment in the Company. At that time, the Company was engaged in discussions to make significant acquisitions of tower assets from two unrelated third parties, one of which was no longer under an exclusivity arrangement and was threatening to terminate discussions with the Company.

The investment by the Fir Tree Investors provided the Company with sufficient funds to complete these two acquisitions and also provided direct access to additional capital to support the Company’s growth. Since August 2013, the Fir Tree Investors have been a significant source of funding for the Company, as the Company has not generated free cash flow.

As part of the initial series of financing provided by the Fir Tree Investors, the Company was given the right to draw down additional funds from the Fir Tree Investors (which it did on December 18, 2013 and March 7, 2014) until October 31, 2014.

In February 2014, Marc Ganzi, the Chief Executive Officer of Digital Bridge Holdings LLC (“Digital Bridge”), an affiliate of Parent, contacted, on an unsolicited basis, Paul McGinn, the Chief Executive Officer of the Company, to request an in-person meeting. Messrs. Ganzi and McGinn have both been actively involved in the wireless communications tower industry for many years and became acquainted in 1999. In 2006, Global Tower Partners acquired TCP Communications, LLC. At the time of the sale, Mr. McGinn was Chief Executive Officer of TCP Communications, LLC and Mr. Ganzi was Chief Executive Officer of Global Tower Partners.

On the morning of February 19, 2014, Mr. McGinn and Mr. Ganzi met in person at the Boca Raton, Florida, headquarters of Vertical Bridge Holdings, LLC (“VBH”), an affiliate of Digital Bridge and Parent. At the meeting, Mr. Ganzi expressed interest in a potential business combination or acquisition transaction involving the Company and VBH, or one of its affiliates. Mr. McGinn indicated to Mr. Ganzi that the Company was not for sale, but that he would discuss VBH’s interest with Fir Tree Inc. (the investment manager to the Fir Tree Investors, which we refer to as “Fir Tree”), the Company’s controlling stockholder, whose consent to any transaction would be needed under the Series A Certificate of Designation.

On the afternoon of February 27, 2014, Mr. Ganzi held an in-person meeting at VBH’s offices in Boca Raton, Florida, which was attended by Mr. McGinn and Scott Troeller, Managing Director of Fir Tree and a member of the Board. At the meeting, Mr. Ganzi again expressed VBH’s interest in a potential business combination transaction with or acquisition of the Company. Messrs. Troeller and McGinn indicated that they would consider engaging in preliminary discussions about a possible transaction, but they would require additional information from VBH about the proposed terms before the Company could respond to VBH’s indication of interest. No substantive terms of any transaction were discussed at this meeting.

Mr. Ganzi and Mr. McGinn met in-person on the morning of March 8, 2014 in Wellington, Florida, at which time Mr. Ganzi again expressed VBH’s interest in a transaction and VBH’s desire to move forward with a potential transaction. Mr. McGinn advised Mr. Ganzi that the Company was not for sale, but he would inform the Board of VBH’s continued interest.

At a telephonic meeting of the Board held on the afternoon of April 2, 2014, Mr. McGinn advised the Board of his recent conversations with Mr. Ganzi and presented the views of the Company’s management as to why it would be prudent to explore a transaction with VBH or one of its affiliates. Mr. McGinn noted that discussions were at a preliminary stage and no substantive terms had been proposed or discussed. The Board discussed the advisability of a potential sale transaction involving the Company. The Board then authorized Mr. McGinn to provide preliminary due diligence materials to VBH, subject to the execution of a customary non-disclosure agreement.

On April 3, 2014, Mr. Ganzi contacted Mr. McGinn and requested preliminary financial and operational due diligence materials. Mr. McGinn responded that the Company would require VBH to sign a customary non-disclosure agreement before any non-public information would be provided.

The parties negotiated the non-disclosure agreement over the following four days with assistance from their respective counsel. On April 7, 2014, the Company and VBH executed the non-disclosure agreement.

The Company provided preliminary due diligence materials to VBH on April 18, 2014. During the following month, VBH performed financial and operational due diligence on the Company.

On May 16, 2014, the Company received a non-binding letter of intent from an affiliate of VBH and Parent, pursuant to which VBH proposed to acquire all of the Company’s wireless communications towers and certain work-in-progress assets for a base purchase price of $99.5 million, or a multiple of 25 times annual TCF for such towers. The letter also proposed that VBH would be willing to pay certain success fees and earn-out fees to the Company in connection with the transaction, which it estimated could increase the aggregate purchase price to approximately $121.8 million.

On May 19, 2014, Mr. McGinn and Romain Gay-Crosier, the Company’s Chief Financial Officer, met in-person with Mr. Ganzi and Alex Gellman, Chief Executive Officer of VBH, at VBH’s offices in Boca Raton, Florida to discuss the terms of VBH’s proposal. Mr. McGinn advised Messrs. Ganzi and Gellman that the Board was meeting in approximately one week and he would be able to provide feedback on the letter of intent after that meeting.

The Board held a telephonic meeting on the afternoon of May 28, 2014. At the meeting, the Board discussed the letter of intent with management and considered the Company’s strategic and financial alternatives. After discussing the letter of intent and the Company’s then-current financial position, the Board directed Mr. McGinn to engage in further preliminary discussions with VBH regarding its proposal.

Throughout early June 2014, the Company continued to provide financial, operational and legal due diligence materials to VBH.

On June 9, 2014, Mr. Ganzi and Mr. McGinn had a telephone conversation to discuss the status of VBH’s proposal. Mr. McGinn advised Mr. Ganzi that Fir Tree was seeking additional information about the proposed transaction. Mr. Ganzi and Mr. McGinn decided to hold an in-person meeting in New York City with representatives of VBH, the Company and Fir Tree to discuss a possible transaction.

On the afternoon of June 25, 2014, Mr. Ganzi and Robert Paige, Senior Vice-President of M&A of VBH, met with Messrs. McGinn and Troeller and Jarret Cohen, Head of Private Real Estate of Fir Tree and a member of the Board, and certain of their other representatives, at Fir Tree’s headquarters in New York, New York.

On June 30, 2014, Messrs. McGinn and Paige had a follow up telephone conversation to discuss possible transaction structures.

On July 3, 2014, VBH and the Company executed an amended and restated non-disclosure agreement to provide for mutual confidentiality obligations, to enable VBH to provide certain nonpublic information to the Company.

During the first two weeks of July 2014, the Company continued to provide due diligence materials to VBH.

On July 16, 2014, Messrs. McGinn and Gay-Crosier, and Michael Hofe, the Company’s Chief Operating Officer, attended a meeting at VBH’s headquarters in Boca Raton, Florida, with Messrs. Paige and Gellman. At the meeting, the parties further discussed potential transaction structures, including the possibility that a portion of Fir Tree’s investment would roll over into an equity stake in VBH or one of its affiliates. At the meeting, Mr. McGinn insisted that VBH increase the base purchase price it was offering, indicating that the Board was not likely to accept a proposal with significant contingent consideration, such as earn-outs or success fees, as was proposed in VBH’s letter of intent.

On July 25, 2014, Messrs. Ganzi and Paige had a telephone conversation with Mr. McGinn to further discuss the potential structure of the transaction. Mr. Paige indicated that, following the previous discussions between the parties, VBH believed that the transaction should be structured as a merger.

The Board met telephonically on the afternoon of August 7, 2014, to further discuss the letter of intent the Company had received from VBH. The Board discussed the Company’s tower portfolio and work-in-progress assets, the Company’s near and long term business plans, the Company’s near and long term liquidity and potential sources of funding and the financial terms of VBH’s proposal. After discussing the Company’s strategic and financial alternatives, the Board directed Mr. McGinn to contact VBH to, among other things, negotiate an increase in the base price of its offer to $125 million (with no earn-out mechanism), plus reimbursement for third party costs incurred by the Company prior to closing for the development of work-in-progress assets.

Mr. McGinn contacted Messrs. Ganzi and Paige on August 10, 2014, to communicate the Board’s position.

On September 2, 2014, Mr. McGinn contacted Mr. Paige requesting an update as to the potential transaction. Mr. Paige advised Mr. McGinn that VBH’s counsel was preparing a revised non-binding letter of intent.

On the morning of September 9, 2014, Messrs. McGinn, Ganzi and Paige met in Las Vegas, Nevada, to discuss VBH’s continued interest in a possible transaction with the Company. At the meeting, Mr. Paige advised Mr. McGinn that VBH’s counsel was continuing to prepare a revised non-binding letter of intent.

On September 29, 2014, Mr. Paige delivered a revised non-binding letter of intent to Mr. McGinn. The revised letter of intent proposed the acquisition by VBH of all outstanding shares of the Company’s capital stock in a transaction structured as a merger. The proposed purchase price was $100 million in cash, less any outstanding indebtedness of the Company and transaction costs, plus reimbursement of third party costs incurred in connection with the Company’s work in progress assets prior to closing. The letter of intent also contemplated a rollover of $25 million of Fir Tree’s equity into equity of VBH or one of its affiliates and a 10% escrow holdback to protect VBH and its affiliates from potential indemnification claims.

The Board held a telephonic meeting on the afternoon of October 15, 2014, during which it discussed the revised letter of intent. At the meeting, the Board discussed the Company’s strategic and financial alternatives. In particular, the Board discussed the Company’s current and historical financial condition, near and long term prospects, strategic objectives, and the risks and uncertainties in achieving those prospects and objectives. The Board also discussed the risks inherent in the Company’s business model and current ownership structure. At the meeting, the Board determined that it was not prepared to accept VBH’s proposal at that time, but authorized Mr. McGinn to negotiate an exclusivity arrangement with VBH to enable the parties to enter into exclusive negotiations regarding a possible merger transaction.

On or about October 16, 2014, Mr. McGinn contacted Mr. Paige to communicate the Board’s determination. Messrs. McGinn and Paige agreed to direct their respective counsel to negotiate a form of memorandum of understanding or term sheet, together with an exclusivity agreement.

Over the following two weeks, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), outside legal counsel to VBH and its affiliates, and Lowenstein Sandler LLP (“Lowenstein”), outside legal counsel to the Company and Fir Tree at that time, negotiated the terms of a memorandum of understanding and exclusivity agreement with the input of their respective clients.

The Board met telephonically on the evening of November 9, 2014, to discuss the possible transaction with VBH. The Board discussed the newly proposed all-cash purchase price, which represented a higher transaction multiple than typically found in transactions for wireless communications tower companies. The Board also discussed the Company’s financial condition and the possibility of any alternative strategic or financial transaction becoming available to the Company. At the meeting, the Board approved entry into the memorandum of understanding and exclusivity agreement. The Board also reviewed Lowenstein’s role as counsel to both the Company and Fir Tree and authorized the Company to engage separate counsel with respect to the possible transaction, with the understanding that Lowenstein would continue to act as outside legal counsel to Fir Tree. The Board also directed Company management not to initiate, engage or otherwise participate in any discussions with VBH regarding future employment or compensation matters, until further directed by the Board.

At the same meeting on November 9, 2014, the Board unanimously approved the establishment of a special committee composed of independent, disinterested directors, which is the Special Committee referred to throughout this information statement, to review, and if determined by the Special Committee to be advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Fir Tree Investors), approve (or reject) or recommend to the Board such approval (or rejection) of the proposed transaction with VBH or an alternative transaction. Having reviewed the independence and interests of the members of the Board and concluding that Grant Barber and Gabriel Margent were independent from the Fir Tree Investors and otherwise independent and disinterested, the members of the Board unanimously appointed Messrs. Barber and Margent to the Special Committee.

On November 10, 2014, the Company and VBH approved the final non-binding memorandum of understanding and entered into the exclusivity agreement, which provided VBH with the exclusive right to negotiate an acquisition of the Company through December 24, 2014. The memorandum of understanding contemplated the merger of the Company with and into a wholly-owned subsidiary of VBH, with the Company continuing as the surviving corporation in the merger, for base cash consideration of $125 million, with reimbursement for third party expenses incurred by the Company in developing its work-in-progress assets and existing tower portfolio from June 30, 2014 until the closing of the merger.

On November 11, 2014, Mr. McGinn and Mr. Gay-Crosier, accompanied by representatives of Lowenstein, attended an in-person due diligence meeting at VBH’s headquarters in Boca Raton, Florida, which was hosted by Messrs. Gellman and Paige and other representatives of VBH. At the meeting, the parties discussed the Company’s operations, tower development, human resources, information technology, legal and other key functions.

On November 18, 2014, representatives of VBH sent the Company and Lowenstein an initial due diligence request list.

On November 19, 2014, Messrs. McGinn and Paige had a telephone conversation, which was also attended by representatives of Simpson Thacher and Lowenstein. The parties determined that Lowenstein would prepare initial drafts of the Merger Agreement and the Indemnification Agreement.

On November 25, 2014, the Special Committee engaged Morrison & Foerster LLP (“Morrison & Foerster”) to act as its outside legal advisor.

On November 28, 2014, Lowenstein sent initial drafts of the Merger Agreement and Indemnification Agreement to Simpson Thacher and Morrison & Foerster. Among other things, the Merger Agreement contemplated a “go-shop” period, during which the Company would be permitted to solicit alternative offers from third parties and terminate the Merger Agreement to accept a superior proposal from a third party, and a reverse termination fee payable by VBH for certain terminations of the Merger Agreement. Lowenstein also advised Simpson Thacher that the Company was requesting an increase in the proposed merger consideration, as a result of the increased value of the Company due to its recent development and acquisition activities.

During the period between November 29, 2014 and December 6, 2014, Lowenstein and Simpson Thacher negotiated the terms of the Merger Agreement and the Indemnification Agreement, with guidance from their respective clients.

On December 1, 2014, the Special Committee met with representatives of Morrison & Foerster to discuss the Merger Agreement and the proposed transactions thereunder, including the process of selecting a financial advisor. The Special Committee discussed with Morrison & Foerster the scope of their mandate, their fiduciary duties, and their independence from and lack of interests in the proposed transaction. The Special Committee, with the assistance of Morrison & Foerster, had previously identified several financial advisory firms as candidates and at the meeting, following discussion of the candidates, instructed Morrison & Foerster to arrange interviews between the Special Committee and each candidate firm. Over the following week, the Special Committee met on several occasions to conduct separate interviews with each candidate firm and further considered the candidates’ relative strengths and weaknesses, including their experience in the Company’s industry and in mergers and acquisitions and valuation, and any prior relationships with any of the parties to the proposed transaction.

On December 7, 2014, Simpson Thacher sent Lowenstein a revised draft of the Merger Agreement and the Indemnification Agreement. Among other things, Simpson Thacher’s revised draft of the Merger Agreement removed the “go-shop” provision and instead provided for a limited 30-day period during which the Company would be permitted to engage in discussions solely with unsolicited bidders. The revised draft also removed the potential payment by Parent of a reverse termination fee in certain circumstances and did not include an increase in the merger consideration.

The Board met telephonically on that same date. Mr. McGinn provided the Board with an update on the status of discussions with VBH, noting that the parties had not yet made significant process in their negotiations and that significant business and legal issues remained outstanding. The Board then discussed the Company’s financial position, liquidity and sources of funding, as compared to the Company’s current business plan and that, other than the Fir Tree Investors, the Company’s potential sources of financing were limited. After further discussion, the Board approved a loan from each of the Fir Tree Investors to the Company to be evidenced by promissory notes, each in the amount of $3.5 million, for a total of $7.0 million.

The loan from the Fir Tree Investors was funded, and the promissory notes were issued, on December 10, 2014.

On December 12, 2014, Mr. Paige had a telephone conversation with Messrs. McGinn and Troeller. During this conversation, Mr. Troeller indicated to Mr. Paige that Fir Tree and the Company would require an increase in purchase price to reflect the increase in the Company’s value since the memorandum of understanding had been finalized, which resulted from, among other things, recent acquisitions of land and towers. Messrs. Troeller and Paige also discussed the other significant outstanding transaction issues, including, among others, the Company’s insistence on a “go-shop” period and a potential reverse termination fee from VBH.

On December 14, 2014, VBH and its representatives were granted access to an electronic data site to which the Company and its representatives had uploaded certain public and non-public information of the Company. Thereafter through the execution of the transaction documents, the Company and its representatives continued to upload due diligence materials and make information available in response to the diligence requests from VBH and its advisors.

From December 14 to December 28, 2014, Lowenstein and Simpson Thacher continued to negotiate the terms of the Merger Agreement and the Indemnification Agreement with guidance from their respective clients. During this time, the Special Committee monitored the progress of negotiations.

On December 28, 2014, Mr. Ganzi contacted Mr. Troeller to discuss the significant legal and business issues that remained outstanding between the parties. Mr. Troeller responded to Mr. Ganzi, indicating that the Company was not prepared to enter into a Merger Agreement without a “go-shop” provision. Mr. Troeller also advised Mr. Ganzi that VBH’s proposed purchase price was inadequate, and did not reflect the value that the Company had built to date.

On or about December 28, 2014, the Company and VBH agreed to extend the exclusivity arrangement until December 31, 2014, with the goal of resolving the outstanding business and legal issues between the parties by such date.

On December 31, 2014, the exclusivity arrangement between the Company and VBH expired and was not further extended.

From January 2, 2015 to January 10, 2015, Messrs. McGinn, Troeller, Ganzi and Paige continued to negotiate the open transaction points, including the purchase price, inclusion of a “go-shop” provision and the reverse termination fee. During this time, the Special Committee monitored the progress of negotiations.

On January 10, 2015, Mr. Paige contacted Messrs. Troeller and McGinn to indicate that VBH was prepared to increase the merger consideration to include reimbursement of expenditures for work in progress sites, reimbursement of up to $200,000 per month for operating costs for four months between the signing and closing of the possible transaction and an incremental $2.5 million added to the base purchase price in respect of the Company’s increased value resulting from recent acquisitions and development activities. However, VBH continued to resist the Company’s request for a “go-shop” period. The parties agreed that Lowenstein would revise the Merger Agreement and Indemnification Agreement drafts to reflect the newly agreed terms.

On January 13, 2015, the Special Committee met, with representatives of Morrison & Foerster in attendance, to discuss the progress of negotiations and further considered financial advisor candidates.

On January 14, 2015, the Company engaged Fox Rothschild LLP (“Fox Rothschild”) to serve as its counsel.

From January 14, 2015 through January 27, 2015, Lowenstein, Fox Rothschild and Simpson Thacher continued to negotiate the terms of the Merger Agreement and Indemnification Agreement, with guidance from their respective clients. During this time, the Special Committee met on several occasions, with representatives of Morrison & Foerster in attendance, to discuss the progress of negotiations, the draft Merger Agreement and Indemnification Agreement, and their selection of a financial advisor.

On the afternoon of January 26, 2015, the Board met telephonically. At the meeting, Mr. McGinn provided the Board with a progress update regarding the possible transaction and the status of negotiations.

On February 1, 2015, the Special Committee held a meeting and determined, based on, among other factors, the firm’s reputation and experience in the Company’s industry and in mergers and acquisitions and valuation, to engage Duff & Phelps as its financial advisor for the proposed transaction, subject to negotiation of a mutually acceptable engagement letter.

On February 2, 2015, the Special Committee met and discussed with representatives of Morrison & Foerster the Merger Agreement and Indemnification Agreement. The Special Committee also discussed with Morrison & Foerster the advisability of obtaining from the Fir Tree Investors a Support Agreement, under which the Fir Tree Investors would represent as to several matters, including the absence of any additional interest in the proposed transaction or any relationship with the proposed acquiror, and agree to support the proposed transaction. The Special Committee met on several occasions during the following week to discuss the proposed transaction and the potential engagement of Duff & Phelps.

On February 3, 2015, Lowenstein and Morrison & Foerster negotiated the terms of the Support Agreement, with guidance from their respective clients.

On February 5, 2015, Lowenstein sent revised drafts of the Merger Agreement and Indemnification Agreement to Simpson Thacher, which also reflected comments from Fox Rothschild and Morrison & Foerster.

On February 6, 2015, VBH sent the Company a high priority financial due diligence request list, in order to facilitate a proposed in-person meeting between Ernst & Young LLP, VBH’s accounting firm, and Mr. Gay-Crosier.

Also on February 6, 2015, the Company received an unsolicited written indication of interest from a third party (“Industry Participant 1”) for the acquisition of all of the Company’s completed and work-in-process communications tower sites and the related leases and agreements for up to 24 times annual TCF, which Industry Participant 1 estimated at approximately $97.53 million based on the Company’s public filings with the SEC.

On February 8, 2015, Simpson Thacher distributed revised versions of the Merger Agreement and Indemnification Agreement to Lowenstein, Fox Rothschild and Morrison & Foerster. The Merger Agreement draft included the “go-shop” period and potential reverse termination fee requested by the Fir Tree Investors and the Special Committee.

On the morning of February 10, 2015, the Board convened telephonically and, among other things, discussed the indication of interest received from Industry Participant 1. At the meeting, the Board determined to continue its discussions with VBH regarding the possible transaction, based on timing and certainty of closing, and the materially higher purchase price offered by VBH. The Board directed Mr. McGinn to acknowledge to Industry Participant 1 receipt of its proposal and that the Board was not prepared to act on it at that time.

On February 11 and February 12, 2015, representatives from Ernst & Young LLP attended an on-site financial due diligence session with Mr. Gay-Crosier at the Company’s office in Atlanta, Georgia.

Between February 12, 2015 and March 20, 2015, Lowenstein, Fox Rothschild, Morrison & Foerster and Simpson Thacher continued to negotiate the terms of the Merger Agreement and the Indemnification Agreement, with guidance from their respective clients.

On February 13, 2015, the Special Committee engaged Duff & Phelps to serve as the Special Committee’s financial advisor.

Between February 13, 2015 and February 23, 2015, the Special Committee met with representatives of Morrison & Foerster and Duff & Phelps on several occasions to discuss the progress of negotiations, the Merger Agreement, the Support Agreement, and the preliminary financial analysis of the representatives of Duff & Phelps.

On the evening of February 24, 2015, Special Committee, the other members of the Board and the Company’s management met via teleconference to discuss the Special Committee’s preliminary analysis, with Messrs. McGinn, Troeller, Cohen, Barber and Margent in attendance. Representatives of Lowenstein, Fox Rothschild and Morrison & Foerster also attended.

On the afternoon of February 28, 2015, the Special Committee, the other members of the Board and the Company’s management met via teleconference, with Messrs. McGinn, Troeller, Cohen, Barber and Margent attending the meeting. Representatives of Duff & Phelps, Lowenstein, Fox Rothschild and Morrison & Foerster also attended. Representatives of Duff & Phelps discussed their preliminary financial analysis with the Special Committee and the other members of the Board, and the Special Committee expressed a view that, despite the application of the Series A Preferred Stock liquidation preferences, some consideration should be paid to the holders of Common Stock and Series B Preferred Stock.

Between March 3, 2015 and March 9, 2015, the Special Committee met on several occasions to discuss the progress of negotiations with the Fir Tree Investors with respect to the contemplated consideration payable to the holders of the Common Stock and Series B Preferred Stock, as well as to discuss the drafts of the Merger Agreement, the Indemnification Agreement and the Support Agreement. During this time, representatives of Duff & Phelps discussed their financial analysis with the Special Committee on several occasions.

On the afternoon of March 5, 2015, the Special Committee, the other members of the Board and the Company’s management met via teleconference, with Messrs. McGinn, Troeller, Cohen, Barber and Margent attending the meeting. Representatives of Lowenstein, Fox Rothschild and Morrison & Foerster also attended. The Special Committee presented its views and responded to questions and feedback from the other members of the Board and management.

On March 9, 2015, the Company received an unsolicited offer from a third party (“Industry Participant 2”) for the acquisition of all of the Company’s tower assets for a purchase price of 23 to 25 times annual TCF. The letter received from Industry Participant 2 did not provide a detailed summary of proposed transaction terms.

On March 10, 2015, Messrs. Troeller and Barber, as a representative of the Special Committee, had a telephone conversation to discuss the possibility that the Fir Tree Investors would direct a portion of the consideration paid by VBH in the possible transaction to the holders of Series B Preferred Stock and Common Stock pursuant to a separate Funding Agreement between the Fir Tree Investors and the Company, despite the Fir Tree Investors having no obligation to do so and despite that they would not receive full payment of their liquidation preference in the proposed transaction. Mr. Troeller advised Mr. Barber that he would consider this request. Later that day, the Special Committee met with representatives of Duff & Phelps and Morrison & Foerster to discuss the preliminary financial analysis of the representatives of Duff & Phelps.

On March 11, 2015, representatives of Lowenstein contacted representatives of Morrison & Foerster to discuss the proposed terms of the contemplated consideration payable to the holders of the Common Stock and Series B Preferred Stock. Lowenstein advised Morrison & Foerster that the Fir Tree Investors were willing to pay, in the aggregate, $1.5 million and 25% of any consideration received in excess of $150 million into an escrow account for the benefit of the holders of Series B Preferred Stock and Common Stock. Morrison & Foerster relayed this offer to the Special Committee, and over the next several days, the Special Committee discussed the Fir Tree Investors’ proposal with representatives of Morrison & Foerster and Duff & Phelps and negotiated the contemplated consideration payable to the holders of the Common Stock and Series B Preferred Stock with the Fir Tree Investors, initially requesting that the $1.5 million be increased to $2 million.

Also on March 11, 2015, Lowenstein reviewed a draft amendment to Mr. McGinn’s employment agreement, requested by Mr. McGinn, which provided for retention bonuses payable to Mr. McGinn of up to $1.2 million in the aggregate.

On March 13, 2015, the Board convened telephonically to discuss the indication of interest received from Industry Participant 2. The Board discussed the current status of discussions with VBH, acknowledging that the parties had resolved a majority of the business and legal issues and the transaction documents were in near final form, as compared to Industry Participant 2, who had not yet provided any written transaction terms. At the meeting, the Board determined to continue its discussions with VBH regarding the possible transaction, based on timing and certainty of closing, and the materially higher purchase price offered by VBH. The Board directed Mr. McGinn to acknowledge to Industry Participant 2 receipt of its letter, and that the Board was not prepared to act on it at that time.

On March 13 and 14, 2015, Lowenstein and Morrison & Foerster negotiated the contemplated consideration payable to the holders of the Common Stock and Series B Preferred Stock, with the guidance of their respective clients. The Special Committee and the Fir Tree Investors ultimately agreed that, among other things, the Fir Tree Investors would pay $1.75 million and 25% of any consideration received in the proposed transaction or an alternative transaction in excess of $150 million into an escrow account for the benefit of the holders of Series B Preferred Stock and Common Stock pursuant to a Funding Agreement.

On March 15, 2015, the Special Committee met with representatives of Morrison & Foerster to discuss the Merger Agreement, the Indemnification Agreement, the Support Agreement and the Funding Agreement. The Special Committee instructed Morrison & Foerster to negotiate each of the foregoing agreements according to their discussions. On that same day, Lowenstein and Morrison & Foerster negotiated the terms of the Funding Agreement.

On the evening of March 16, 2015, the Board met telephonically to further discuss the terms of the Funding Agreement. Representatives of Lowenstein, Fox Rothschild and Morrison & Foerster were in attendance.

On the morning of March 17, 2015, the Board met telephonically to discuss the Company’s increasing needs for liquidity. Representatives of Lowenstein and Fox Rothschild were in attendance. That evening, the Special Committee met to discuss the Funding Agreement. The Special Committee directed Morrison & Foerster to continue negotiating the Funding Agreement.

On March 18, 2015, Lowenstein and Morrison & Foerster further negotiated the terms of the Funding Agreement, and the Special Committee held a meeting to discuss the ongoing negotiations.

On March 19, 2015, the Special Committee met, with representatives of Morrison & Foerster and representatives of Duff & Phelps in attendance. The Special Committee discussed the current status and the terms of the agreements. The Special Committee also discussed their fiduciary duties. Representatives of Duff & Phelps reviewed the analyses of Duff & Phelps and delivered the Duff & Phelps opinion to the Special Committee, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limiting conditions set forth in its written opinion, the consideration to be received by the holders of Common Stock (other than Parent, the Fir Tree Investors and their respective affiliates) in the transactions contemplated by the Merger Agreement and the Funding Agreement was fair from a financial point of view to such stockholders (without giving effect to any impact of such transactions on any particular stockholder other than in its capacity as a stockholder).

At that same meeting, the Special Committee unanimously determined that the Merger and the Transactions (as defined below) are advisable and are fair to, and in the best interests of, the Company and the holders of the Company’s capital stock (other than the Fir Tree Investors) and (b) recommended to the Board that it approve the Merger Agreement, the Indemnification Agreement, the Support Agreement, the Funding Agreement, and the transactions contemplated by each of the foregoing (the “Transactions”).

On the afternoon of March 19, 2015, the Board convened telephonically to consider the proposed transactions. The Special Committee delivered its recommendation, as described above, to the Board. After discussion regarding the terms of the Merger Agreement and the other Transaction Agreements and the Transactions, including the Merger, on motions duly made and seconded, the Board unanimously (a) determined that the terms of the Transaction Agreements and the Transactions are in the best interests of the Company and fair to the holders of the Company’s capital stock, (b) approved, adopted and declared advisable the Transaction Agreements and the Transactions, including the Merger and (c) resolved to recommend to the holders of the Company’s capital stock that such holders approve the Merger Agreement and the transactions contemplated thereby.

Over the course of March 20, 2015, the Company, Fir Tree, VBH and their respective advisors finalized the terms of the Merger Agreement, disclosure schedules to the Merger Agreement, Indemnification Agreement, Support Agreement, Funding Agreement and Bonus Plan.

At a meeting on March 20, 2015, on the recommendation of the Compensation Committee of the Board, the Board approved the amendment to Mr. McGinn’s employment agreement and the Bonus Plan, as further described under “ – Interests of our Officers and Directors in the Merger” beginning on page 45.

Also on March 20, 2015, the Fir Tree Investors delivered a written consent to the Company and Parent under the Series A Certificate of Designation, consenting to the Company’s entry into the Merger Agreement and related agreements.

On the evening of March 20, 2015, the parties executed the final Merger Agreement, Indemnification Agreement, Support Agreement and Funding Agreement and the Company announced the Merger by issuing a press release.

Following the execution of the Merger Agreement, the Approving Stockholders delivered their written consent containing the Company Required Vote.

On March 23, 2015, and under the direction and supervision of the Special Committee, representatives of Duff & Phelps began contacting parties that were believed to be potentially interested in submitting an Acquisition Proposal in the “go-shop” process.

On March 26, 2015, Parent, Merger Sub and the Company entered into the First Amendment to the Agreement and Plan of Merger in order to make a clarifying change to the “go-shop” provision.

Reasons for the Merger

Reasons of the Special Committee

The Special Committee unanimously recommended that our Board approve the Transaction Agreements and the Transactions, including the Merger. In the course of assessing the merits of the Transaction Agreements and the Transactions, and reaching its decision to recommend that our Board approve the Transaction Agreements and the Transactions, the Special Committee consulted with Company management as well as with the Special Committee’s independent legal counsel and financial advisor and considered a number of factors, including the following:

•	the Company’s business plan and related financial projections and the Company’s ability or inability to execute long-term opportunities and to support the Company’s growth, and the risks and uncertainties in executing on its business plan;

•	the Company’s cash requirements and constraints on the Company’s access to cash, including our negative cash-flow and the credit limit under our credit facility with Macquarie Bank Limited;

•	the right of the Fir Tree Investors to consent to additional financings of the Company. The Special Committee considered that in tandem with or in lieu of the Macquarie Bank Limited credit facility, the Company would need to draw on additional financing from the Fir Tree Investors to continue to fund operations;

•	the Company’s business, results of operations, competitive position and financial condition on both a historical and prospective basis, including our historical net losses and the Special Committee’s beliefs about the Company’s prospects if we were to remain a stand-alone publicly traded corporation, and the risks associated therewith;

•	the opinion of Duff & Phelps, financial advisor to the Special Committee, as of March 19, 2015, and based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limitations of review described in the written opinion, as to the fairness, from a financial point of view, to the holders of Common Stock (other than Parent, the Fir Tree Investors and their respective affiliates) of the right to receive the $0.01 per share cash consideration to be made available to such stockholders in the Merger and the transactions contemplated by the Funding Agreement (without giving effect to any impact of such transactions on any particular stockholder other than in its capacity as a stockholder). See “Opinion of Duff & Phelps” beginning on page 34;

•	the financial analyses performed by Duff & Phelps in connection with the Merger, including with respect to the value of the Series B Preferred Stock and Common Stock;

•	the arms-length negotiations between the Special Committee and the Fir Tree Investors that resulted in an agreement to make available pursuant to the Funding Agreement $1.75 million (and 25% of any consideration received in excess of $150 million) in cash for payments to the holders of our Common Stock and the holders of Series B Preferred Stock;

•	the capital structure of the Company, including the significant liquidation preferences to which the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled and the liquidation preference to which the holders of Series B Preferred Stock are entitled if the liquidation preference for the Series A-1 Preferred Stock and Series A-2 Preferred Stock has been satisfied;

•	the relationship of the $1.75 million to be made available under the Funding Agreement for payments to the holders of our Common Stock and the holders of Series B Preferred Stock to the lack of any consideration that would be payable in the Merger or similar transactions to such holders under the application of our charter documents until the preferences have been satisfied;

•	the provisions of the Merger Agreement, including the aggregate cash consideration of approximately $143 million, the limited number of conditions to Parent’s obligations under the Merger Agreement and the absence of a financing condition, the inclusion of the “go-shop” provision and the related provisions of the Funding Agreement, and the reasonable likelihood that the transactions contemplated by the Merger Agreement will be consummated;

•	the recent acquisitions in the cell phone tower industry identified by our financial advisor, and the multiples of tower cash flow payable in such transactions, in relation to the multiples intended to be paid under the Merger;

•	the historical trading ranges of our Common Stock, and the fact that our Common Stock is thinly traded on the OTCBB, with a small public float;

•	the fact that all of the Fir Tree Investors’ outstanding equity interests in the Company will be converted into the right to receive cash in accordance with the Merger Agreement, and the absence of any extraneous material interests of the Fir Tree Investors, and the related representations made by the Fir Tree Investors to the Special Committee in the Support Agreement;

•	the fact that the all-cash consideration payable in connection with the Transactions will provide certainty of value and liquidity to our stockholders;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement and the consent of the Fir Tree Investors, to terminate the Merger Agreement at any time prior to the effective time of the Merger if the Board authorizes the Company to enter into an Alternative Acquisition Agreement negotiated with respect to a Superior Proposal with a third party; and

•	the availability of dissenters’ rights to our stockholders who comply with procedures required under Nevada law.

The Special Committee also considered the potential adverse factors relating to the proposed Merger, including:

•	the amount per share to be paid to holders of our Common Stock pursuant to the Funding Agreement represented a substantial discount to the closing price per share of Common Stock on the trading day prior to the time the Special Committee made its recommendation;

•	the amount to be paid to holders of our Series B Preferred Stock pursuant to the Funding Agreement represented a substantial discount to the liquidation preference under the Series B Certificate of Designation;

•	following the consummation of the Merger, our stockholders will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in our value; and

•	some of the Company’s directors and officers may have interests in the Merger that are different from, or in addition to, the interests of our public stockholders generally, as described under “The Merger—Interests of our Directors and Officers in the Merger” beginning on page 45, including those related to Parent’s agreement to indemnify the Company’s directors and officers against certain claims and liabilities.

This discussion of factors considered by the Special Committee is not necessarily complete, but it is believed to include all material factors considered. While the Special Committee considered the foregoing factors, it did not quantify or otherwise attach any particular weights to such factors in reaching its determination. In making its recommendation to our Board and our stockholders, the Special Committee determined that the positive factors set forth above outweighed the negative factors set forth above.

Reasons of the Board

In the course of the Board making its determination, the Board considered all of the factors considered by the Special Committee, as described above. The Board also consulted with Company management, as well as its outside legal counsel, and considered a number of other factors, including the following:

•	the Merger Consideration reflects the highest value reasonably attainable by the Company in light of the circumstances, and, in particular, the transaction multiple is significantly higher than that found throughout the industry, as more fully discussed under “The Merger—Background of the Merger” beginning on page 17;

•	the Merger Consideration also reflects a greater value than would be achievable, even if the Company executed fully on its business plan and realized a similarly high multiple, in a reasonable period of time, in particular because of the value that would have to be achieved in order for holders of our Common Stock to realize value after repayment of the Company’s outstanding indebtedness and its obligations to the holders of the Company’s preferred stock;

•	the Company’s current and historical financial condition and results of operations, as well as the Company’s near and long term prospects and strategic objectives, including the risks and uncertainties in achieving those prospects and objectives, particularly considering the Company’s historic losses, pace of revenue growth and capital requirements and expectations over the near and long term, the Company’s prospects for achieving sufficient revenue and income needed to satisfy its debts as they become due (including the ability to service the payments on its outstanding credit facility), in order to sustain current operations, and the risks inherent in the Company’s business model and current ownership structure, as well as other business related risks and uncertainties discussed in the Company’s filings with the SEC;

•	the management challenges and significant costs for the Company, especially when considered relative to its size, of continuing to maintain its status as a public company, as well as the reliance on the willingness of the Fir Tree Investors to continue to make additional cash investments in the business, given the Company’s significant amount of indebtedness and past, current and prospective performance, when the Fir Tree Investors are no longer obligated to provide such financing;

•	the lack of other strategic opportunities reasonably available to the Company in the current state of the industry, including continuing to operate on a stand-alone basis and the possibility of growing its business while remaining an independent public company, in each case, taking into account the potential benefits, risks and uncertainties associated with those other opportunities;

•	other unsolicited indications of interest for transactions with the Company indicated a value that was less than the Merger Consideration;

•	the fact that the Company and the Company’s independent legal advisors negotiated on an arms’ length basis with Parent and its representatives, resulting in, among other things, a materially increased price and the inclusion of the “go-shop” provision in the Merger Agreement;

•	the recommendation of the Special Committee, as described in “Recommendation of the Special Committee and the Board” beginning on page 34;

•	the terms of the Merger Agreement, as reviewed by the Board with its independent legal advisors, including, but not limited to:

o	the terms of the Merger Agreement provide the Company sufficient operating flexibility to conduct its business in the ordinary course between signing the Merger Agreement and the closing of the Merger;

o	Parent’s obligation to complete the Merger is not subject to any financing condition, and that certain of Parent’s financial obligations under the Merger Agreement are jointly and severally supported by Holdco;

o	the obligation of Parent under the Merger Agreement to pay to the Company a reverse termination fee of up to $4.0 million, or approximately 2.8% of the aggregate transaction value, upon termination of the Merger Agreement in certain circumstances, which increases the likelihood of the Merger being successfully consummated as described more fully under “The Merger Agreement—Termination Fees” beginning on page 74;

o	the Company’s ability to specifically enforce the terms and provisions of the Merger Agreement in the event that it does not elect to receive payment of a termination fee from Parent or Holdco;

o	the likelihood of the Company satisfying the conditions to Parent’s obligation to complete the Merger;

o	the “go shop” provision in the Merger Agreement which permits the Company to solicit third-party Acquisition Proposals (as defined below on page 65) following the execution of the Merger Agreement through April 24, 2015, and, in certain circumstances, to continue to negotiate until May 4, 2015 (as such date may be extended) with third parties who submit Acquisition Proposals during the initial period;

o	the flexibility of the Company to terminate the Merger Agreement in order to accept a Superior Proposal (as defined below on page 65);

o	that, under the Funding Agreement, the Fir Tree Investors have agreed to allocate a portion of the Merger Consideration they receive to the holders of the Series B Preferred Stock and Common Stock; and

o	that, under the Support Agreement, the Fir Tree Investors have agreed to reimburse the Company but retain the right in lieu thereof and pursuant to the Support Agreement to fund the Company in exchange for debt, equity, or equity-linked financing for the payment by the Company of the termination fee and expense reimbursement, under certain circumstances, as well as indemnify the Company and its subsidiaries and certain related persons for certain litigation in connection with the Merger Agreement.

The Board also considered a number of potentially adverse factors in its deliberations concerning the Merger, including, but not limited to the following factors:

•	the Company will no longer exist as an independent public company and its stockholders will no longer participate in the potential future growth of the Company’s assets, future earnings growth, future appreciation in the value of the Common Stock or future dividends;

•	that, because the aggregate liquidation preference of the Series A Preferred Stock is greater than the aggregate Merger Consideration, upon completion of the Merger, each share of Series B Preferred Stock and Common Stock issued and outstanding immediately prior to the effective time of the Merger (except for shares held by stockholders who are entitled to demand and who properly demand appraisal under Sections 92A.300 to 92A.500, inclusive, of the NRS for such shares) will be canceled for no consideration;

•	while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 69;

•	the possibility of disruption to the Company’s operations following announcement of the Merger, the fact that the Merger Agreement identifies certain actions which may not be taken by the Company without the consent of Parent in the period before the completion of the Merger and that these restrictions may restrict the Company’s flexibility to manage its business during that period, and the possible effect on the Company’s operating results, the trading price of the Common Stock and the Company’s ability to attract and retain key personnel and customers if the Merger does not close; and

•	the fact that a termination fee and/or expense reimbursement is payable to Parent under specified circumstances, including in the event the Board decides to terminate the Merger Agreement to accept a Superior Proposal, and that under certain circumstances the Fir Tree Investors are neither obligated to reimburse the Company nor, in lieu of any indemnity obligation under the Support Agreement and pursuant thereto, fund the Company in exchange for debt, equity, or equity-linked financing for such payments.

During its consideration of the Merger, the Board was aware that some of the Company’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally as described under “The Merger—Interests of our Directors and Officers in the Merger” beginning on page 45.

The foregoing discussion summarizes the material information and factors considered by the Board in consideration of the Merger. While the Company’s directors considered the potentially negative and potentially positive factors summarized above, they each concluded that, overall, the potentially positive factors outweighed the potentially negative factors. In analyzing the Merger, the Company’s management and the Board were assisted and advised by the Company’s outside legal counsel, each of whom reviewed various financial, legal, and other considerations in addition to the terms of the Merger Agreement.

Each of the Company’s directors reached the decision to approve and recommend the Merger Agreement in light of the factors described above, which is not intended to be an exhaustive list, but includes certain of the material factors considered. Each director may have considered other factors as he felt was appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. In addition, individual members of the Board may have given different weight to different factors. Accordingly, the Board based its recommendation on the totality of the information presented to and considered by it.

Recommendation of the Special Committee and the Board

On November 9, 2014, the Board established the Special Committee, consisting solely of disinterested independent directors, to, among other things, consider and evaluate the Merger and any alternative proposal to acquire the Company and make a recommendation to the Board with respect thereto. The Special Committee considered the proposed Merger transaction terms, reviewed various drafts of, commented on and negotiated certain aspects of the Merger Agreement, Indemnification Agreement, Support Agreement, Funding Agreement, and a form of release agreement to be included in the claims documentation contemplated by the Funding Agreement (collectively, the “Transaction Agreements”), and considered the effects of the Transactions. Based on the considerations and factors described above, the Special Committee unanimously (a) determined that the Transactions are advisable and are fair to, and in the best interests of, the Company and its stockholders (other than the Fir Tree Investors) and (b) recommended to our Board the approval of the Transaction Agreements and the Transactions.

The Board, after weighing all of the considerations described above under “The Merger—Reasons for the Merger” beginning on page 28, and in consideration of the unanimous recommendation of the Special Committee, unanimously (a) determined that the terms of the Transaction Agreements and the Transactions are in the best interests of the Company and fair to the holders of the Company’s capital stock, (b) approved, adopted and declared advisable the Transaction Agreements and the Transactions, including the Merger and (c) resolved to recommend to the holders of the Company’s capital stock that such holders approve the Merger Agreement and the transactions contemplated thereby.

The Merger Agreement and the transactions contemplated thereby, including the Merger, have also been approved by the written consent of the holders of a majority of the voting power of the Company’s voting capital stock pursuant to the written consent executed and delivered by the Approving Stockholders on March 20, 2015.

Opinion of Duff & Phelps

The Company engaged Duff & Phelps to serve as the financial advisor to the Special Committee (solely in its capacity as such) and to provide an opinion as to the fairness, from a financial point of view, to the holders of Common Stock (other than Parent, the Fir Tree Investors and their respective affiliates) of the consideration, which we refer to in this section as the “Aggregate Consideration”, to be received in the Transaction (which, for purposes of this section, includes the Merger and the transaction contemplated by the Funding Agreement) by such stockholders (without giving effect to any impact of the Transaction on any particular stockholder of the Company other than in its capacity as a stockholder). The Merger and the other transaction contemplated by the Funding Agreement are together referred to as the “Transaction” throughout this section of this information statement.

Duff & Phelps rendered its oral opinion to the Special Committee on March 19, 2015 (which was confirmed in writing by delivery of Duff & Phelps’ written opinion dated the same date), based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limiting conditions set forth in its written opinion and as of such date, as to the fairness, from a financial point of view, to the holders of Common Stock other than Parent, the Fir Tree Investors and their respective affiliates (without giving effect to any impact of the Transaction on any particular stockholder of the Company other than in its capacity as a stockholder) of the Aggregate Consideration to be received by such stockholders.

The full text of the written opinion of Duff & Phelps is attached as Annex D to this information statement and is incorporated herein by reference. The full text of the written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion.

Duff & Phelps provided its opinion for the use and benefit of the Special Committee (solely in its capacity as such) in connection with its consideration of the Transaction. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Transaction; (iii) was not a recommendation as to how the Special Committee, the Board or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether the Company should proceed with the Transaction or any related transaction, and (iv) does not indicate that the consideration to be received is the best possibly attainable under any circumstances. Instead, Duff & Phelps’ opinion merely states whether the Aggregate Consideration to be received by the holders of Common Stock (other than Parent, the Fir Tree Investors and their respective affiliates) was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion was based.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	Reviewed the following documents:

o	The Company’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended September 30, 2011, September 30, 2012 and December 31, 2013 and the Company’s unaudited interim financial statements for September 30, 2014 included in the Company’s Form 10-Q filed with the SEC;

o	Unaudited financial information for the Company for the one month ended February 28, 2015, which the Company’s management identified as being the most current financial statements available;

o	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including the management projections, provided to Duff & Phelps by Company management;

o	A letter dated March 19, 2015 from Company management which made certain representations as to historical financial statements, the management projections and the underlying assumptions, and a schedule listing no identified contingent liabilities for the Company; and

o	Documents related to the Transaction, including a draft, dated March 13, 2015, of the Merger Agreement (referred to in this section together with the Funding Agreement, as the Transaction Documents) to be entered into by and among Parent, Merger Sub, and the Company;

•	Discussed the information referred to above and the background and other elements of the Transaction with Company management;

•	Reviewed the historical trading price and trading volume of the Company’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Transaction, Duff & Phelps, with the Special Committee’s consent:

•	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•	Relied upon the fact that the Special Committee and the Company were advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction were duly, validly and timely taken;

•	Relied upon the fact that the Special Committee was advised by counsel as to all legal matters and assumed, with the Special Committee’s consent, that all such advice was correct;

•	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

•	Assumed that information supplied and representations made by Company management were substantially accurate regarding the Company and the Transaction;

•	Assumed that the representations and warranties made in the Transaction Documents were substantially accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

•	Assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there was no information or facts that would have made the information reviewed by Duff & Phelps incomplete or misleading;

•	Assumed that all of the conditions required to implement the Transaction would be satisfied and that the Transaction would be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any facts on which Duff & Phelps’ opinion was based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

Although developments following the date of Duff & Phelps’ opinion may affect the opinion, Duff & Phelps assumed no obligation to update, revise or reaffirm its opinion. Duff & Phelps’ opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated on the date of its opinion. You should understand that developments subsequent to March 19, 2015 may affect the conclusion expressed in Duff & Phelps’ opinion, and that Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) (prior to the “go-shop” period, which commenced after delivery of the opinion) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or any alternatives to the Transaction, (ii) negotiate the terms of the Transaction, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Transaction Documents or the Transaction, or (iii) (prior to the “go-shop” period, which commenced after delivery of the opinion) advise the Special Committee or any other party with respect to alternatives to the Transaction.

Duff & Phelps did not express any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Transaction. Duff & Phelps’ opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Aggregate Consideration to be received by the holders of Common Stock in the Transaction, or with respect to the fairness of any such compensation.

Summary of Financial Analyses by Duff & Phelps

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with providing its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of Duff & Phelps’ written opinion, attached hereto as Annex D. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, neither the opinion nor Duff & Phelps’ underlying analysis is readily susceptible to partial analysis or summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering its opinion, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows of the Company for the fiscal years ending December 31, 2015 through December 31, 2019 based on the revenues generated by the Company’s towers and subtracting expenses for the ground leases, property taxes, maintenance, utilities, monitoring and property insurance, which we refer to as TCF, in the management projections. Duff & Phelps defined “free cash flow” as the cash generated by the Company’s business that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of projected unlevered free cash flows utilizing an appropriate cost of capital for discount rates ranging from 10.5% to 11.5%, which reflects the relative risk associated with these cash flows as well as the rates of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles to the Transaction. Duff & Phelps calculated the projected unlevered free cash flows by taking the TCF, and then, at the direction of the Special Committee, assuming with the Special Committee’s consent, that taxes would be zero, subtracting capital expenditures and changes in working capital. Duff & Phelps calculated the terminal value in 2019 using a perpetuity growth formula assuming a 5.0% terminal growth rate. Based on these assumptions, Duff & Phelps’ discounted cash flow analysis implied a range of enterprise values for the Company of $107 million to $129 million.

Selected Public Companies Analysis

Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the wireless and broadcast communication tower industry that Duff & Phelps deemed relevant to its analysis. The three companies included in its selected public company analysis were:

•	American Tower Corporation

•	SBA Communications Corp.

•	Crown Castle International Corp.

Although none of these selected public companies is directly comparable to the Company, Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary customers, to those of the Company. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected public companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies as of March 13, 2015. TCF and earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, results for 2014 and estimates for 2015 in the tables below for the selected public companies were derived based on information for the twelve-month periods ending closest to the Company’s 2014 and 2015 fiscal years for which information was available.

	Revenue Growth		TCF Growth		TCF Margin
Company Name	2014	2015E	2014	2015E	2014	2015E

American Tower Corporation	22.0%	7.8%	20.2%	NA	73.3%	NA

SBA Communications Corp.	17.0	9.0	25.0	10.3	68.0	68.8

Crown Castle International Corp.	22.1	2.1	18.4	NA	63.4	NA

Mean	20.4%	6.3%	21.2%	10.3%	68.2%	68.8%

Median	22.0%	7.8%	20.2%	10.3%	68.0%	68.8%

	ENTERPRISE VALUE AS A MULTIPLE OF
Company Name	2014 EBITDA		2015E EBITDA		2014 TCF		2015E TCF

American Tower Corporation	21.3	x	18.8	x	18.1	x	NA

SBA Communications Corp.	23.4	x	21.0	x	22.4	x	20.3	x

Crown Castle International Corp.	19.5	x	18.6	x	17.1	x	NA

Mean	21.4	x	19.5	x	19.2	x	20.3	x

Median	21.3	x	18.8	x	18.1	x	20.3	x

Duff & Phelps used the information above, in conjunction with data from its selected M&A transactions analysis described below, to reach the implied valuations described below.

None of the selected public companies were identical to the Company. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of the Company.

Selected M&A Transactions Analysis

Duff & Phelps compared the Company to the target companies involved in the ten selected merger and acquisition transactions listed in the below table. The selection of these transactions was based, among other things, on the target company’s industry and the availability of public information related to the selected transaction. The selected transactions indicated (i) enterprise value to last twelve months’ revenue multiples ranging from 5.44x to 12.65x, with a median of 9.63x and a mean of 9.34x, (ii) only one enterprise value to latest twelve month, which we refer to as LTM, EBITDA multiple, which was 30.2x, and (iii) enterprise value to TCF multiples ranging from 14.6x to 21.5x, with a median of 15.9x and a mean of 17.6x.

Date Announced	Acquirer Name	Target Name
2/18/2015	Grain Capital	Ntelos Holdings Corp.
2/5/2015	American Tower Corporation	Verizon Communications’ towers business
12/4/2014	Vertical Bridge Holdings, LLC	U.S. Cellular
11/21/2014	American Tower do Brasil	TIM Cellular S.A.
12/4/2013	SBA Communications Corp.	BRT Servicos de Internet
8/8/2013	American Tower Corporation	NII Holdings Inc.
5/3/2013	CiG Wireless	Liberty Towers
6/25/2012	SBA Communications Corp.	TowerCo II Holdings
3/30/2012	American Tower Corporation	Vivo S.A.
2/18/2012	SBA Communications Corp.	Mobilitie, LLC

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to (i) the Company’s latest month annualized TCF as of February 28, 2015, of 22.0x to 25.0x; and (ii) the Company’s projected TCF for the fiscal year ending December 31, 2015, of 20.0x to 23.0x.

Valuation multiples were selected, in part, by taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies and selected transactions. Based on these selected valuation multiples, the implied enterprise value indicated for the Company, ranged from $114 million to $130 million.

Summary of Analyses with respect to the Company

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was $107 million to $129 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies / M&A transactions analyses was $114 million to $130 million.  These analyses implied that the Company’s enterprise value was within a range of $111 million to $130 million.  Duff & Phelps noted that the range of enterprise values for the Company implied by this analysis was below the enterprise value of the Company of $143 million implied by the Transaction. The Special Committee directed Duff & Phelps to assume that the Company’s Series A-1 Preferred Stock had a liquidation preference of approximately $62 million and that the Company’s Series A-2 Preferred Stock was entitled to a liquidation preference of approximately $83 million, both of which are contractually entitled to be paid before the Common Stock would be entitled to any consideration in the event of a liquidation event, and Duff & Phelps noted that such amounts, together, are in excess of the Merger Consideration.

Common Stock Valuation Approach

Duff & Phelps valued the Common Stock using a contingent claims analysis, which considers the Common Stock to be as a call option on the assets of the Company by using the Black-Scholes option pricing model.  In the event the Transaction is not consummated, Duff & Phelps (i) considered a time frame of two to four years for a possible liquidity event, (ii) subtracted the present value of expected SG&A expenses from the Company’s implied enterprise value to show asset value for purposes of this analysis, and (iii) utilized a volatility assumption of 15% to 25%, based on the asset volatility of the selected publicly traded companies.  Duff & Phelps took into account that the Company had approximately $55 million of debt as of the date of its opinion, and including future interest for two years increased the accreted value of such debt to approximately $64.5 million.  The Special Committee directed Duff & Phelps to assume that in two years the Company’s Series A-1 Preferred Stock would have a liquidation preference of approximately $62 million and that the Company’s Series A-2 Preferred Stock would be entitled to a liquidation preference of approximately $141 million, and that the Company’s Series B Preferred Stock would have a liquidation preference of approximately $6 million, all of which are contractually entitled to be paid before the Common Stock is entitled to any consideration in the event of a liquidation event.

Based on these assumptions, Duff & Phelps’ contingent claims analysis implied a range of per share values for the Common Stock of $0.00 to $0.01. Duff & Phelps noted that the Aggregate Consideration to be received by the holders of Common Stock pursuant to the Funding Agreement on a per share basis was within the range of the per share value indicated by its analyses.

Miscellaneous

The Special Committee selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation and investment banking services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, employee stock ownership plan (ESOP) and Employee Retirement Income Security Act (ERISA) advisory services, legal business solutions and dispute consulting. Since 2005, Duff & Phelps has rendered over 495 fairness opinions in transactions aggregating over $150 billion and is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions. Duff & Phelps’ opinion and financial analyses were only one of the many factors considered by the Special Committee in its evaluation of the Transaction and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

The aggregate amount of the fees that the Company agreed to pay Duff & Phelps for its services in connection with the rendering of its opinion to the Special Committee are $250,000 due and payable as follows: $125,000 in cash upon execution of the engagement letter for Duff & Phelps to serve as financial advisor to the Special Committee in its review of the Transaction; and the remaining $125,000 in cash upon the delivery of Duff & Phelps’ opinion. No portion of this fee was contingent upon either the conclusion expressed in the opinion or whether the Transaction is consummated. Because the Special Committee also requested that Duff & Phelps conduct a post-signing market check (referred to herein as the “go-shop”), the Company agreed to pay Duff & Phelps an additional fee equal to the greater of $75,000 or 5% of any consideration payable in any transaction that may result from the “go-shop” in excess of the Merger Consideration. Any such fee in excess of $75,000 is contingent upon consummation of such transaction. In the event that the “go-shop” results in a transaction in which the consideration changes from the Merger Consideration and the Special Committee requests that Duff & Phelps render to it another opinion, the Company shall pay Duff & Phelps an additional fee of $25,000 (if the consideration is all cash) or $75,000 (if the consideration includes things other than cash, like securities of the buyer). Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. The Company has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and reasonable fees and expenses of counsel, consultants and advisors retained by Duff & Phelps in connection with the engagement. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated by the Special Committee at arm’s length, and the Special Committee and the Board are aware of these fee arrangements.

Other than this engagement and portfolio valuation services to affiliates of the Fir Tree Investors, during the two years preceding the date of its opinion, Duff & Phelps has not had any material relationship with any party to the Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Summary of the Company’s Projections

The Company does not as a matter of course make public projections of long-term financial performance due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the possible transaction with Parent, the Company provided Duff & Phelps, Parent (with respect to the 2015, 2016 and 2017 fiscal years), the Special Committee and the Board certain non-public, unaudited, stand-alone financial projections that were prepared by Company management representing its best estimate of the Company’s future performance. The projections prepared by Company management represent forecasted financial information and material portions of such projections are included below. The inclusion of this information should not be regarded as an indication that any of the Company, Parent, the Special Committee, Duff & Phelps or any of their respective representatives or any other recipient of this information considered, or now considers, the management projections to be predictive of future results.

The management projections, and the underlying assumptions upon which the projections are based, are subjective in many respects. Consequently, the forecasted results may not be realized and the actual results may differ significantly from the forecasted results. The management projections do not take into account any events or circumstances occurring after the date they were prepared. Since the management projections cover multiple years, such information by its nature becomes less reliable with each successive year. Our stockholders are urged to review our SEC filings for a description of risk factors with respect to our business. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 14 of this information statement and “Where You Can Find More Information” beginning on page 88 of this information statement. The management projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the management projections require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in the Company’s historical GAAP financial statements.

Neither the Company’s independent accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the management projections contained in this information statement, nor have they expressed any opinion or any other form of assurance on the information or its achievability. Readers of this information statement are cautioned not to place undue reliance on the specific portions of the management projections below. No one has made or makes any representation to any stockholder of the Company regarding the information included in the management projections.

The following tables summarize the material projections that were reviewed by the Board, the Special Committee and Duff & Phelps. Figures presented below may not be exactly reconcilable due to rounding.

Summary of Certain Projections
($ in thousands)
	Management's Projections
	2015P	2016P	2017P	2018P	2019P

Total Revenue	$7,923	$9,179	$10,325	$11,357	$12,411
Growth (Year over Year)	25.2%	15.9%	12.5%	10.0%	9.3%

Ground rent (or equivalent) expenses	$(1,739)	$(1,800)	$(1,864)	$(1,937)	$(2,030)
Other TCF expenses	$(530)	$(574)	$(611)	$(643)	$(674)

Tower Cash Flow	$5,655	$6,805	$7,850	$8,777	$9,706
Tower Cash Flow Margin	71.4%	74.1%	76.0%	77.3%	78.2%

Capital Expenditures	$6,800	$5,550	$3,700	$2,300	$1,800
as % of Total Revenue	85.8%	60.5%	35.8%	20.3%	14.5%

Average Tenants per Tower	1.39	1.50	1.61	1.70	1.78

Tower Cash Flow and Average Tenants per Tower, as presented above, are non-GAAP financial measures. Management prepared and provided this information to the parties set forth above because it believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Different companies may have different ways of calculating Tower Cash Flow and/or Average Tenants per Tower, and the Company’s methodology and presentation may be different from those presented by other companies.

Tower Cash Flow is determined by taking the total revenue produced in connection with our tower assets and deducting certain non-reimbursed expenses, such as ground rent, maintenance, insurance, taxes, utilities, and monitoring expenses. Average Tenants per Tower is determined by taking the total number of towers owned by the Company divided by the total number of the Company’s tenants.

In preparing the above projections, Company management assumed that, given the Company’s current capital structure and potential challenges in raising additional equity financing, the Company’s business would be primarily supported by its revenues and its ability to draw on its credit facility with Macquarie Bank Limited, or in the alternative, its ability to raise funds through the issuance of additional indebtedness. Management further assumed that this potential funding constraint would govern the Company’s tower additions for the foreseeable future.

None of the Company or any of its affiliates, advisors, officers, employees, directors or their respective representatives undertake any obligation to update or otherwise revise or reconcile these management projections to reflect circumstances existing after the date the management projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the management projections are shown to be in error. Except as may be required by applicable securities laws, the Company does not intend to make publicly available any update or other revision to these management projections, even in the event that any or all of the assumptions are shown to be in error. None of the Company and its affiliates, or their respective advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder of the Company or other person regarding the Company’s ultimate performance compared to the information contained in these management projections or that projected results will be achieved. The Company has made no representation to Parent or any of its affiliates, whether in the Merger Agreement or otherwise, concerning these management projections.

Financing for the Merger

The payment of the Merger Consideration will be funded by certain debt financing facilities of Parent’s immediate parent company, Holdco. Under the Indemnification Agreement, Holdco agrees to be liable for certain payment obligations of Parent under the Merger Agreement, including among others, payment of the Merger Consideration. The closing of the Merger is not subject to any financing condition.

Cancellation of Shares

If you are a holder of shares of Common Stock or Series B Preferred Stock, you will receive no consideration as a result of the Merger, and your shares will be automatically canceled as of the effective time of the Merger. However, you may be entitled to a portion of the funds deposited in the escrow account pursuant to the Funding Agreement. See “The Funding Agreement” beginning on page 79.

Interests of Our Directors and Officers in the Merger

You should be aware that the Company’s directors and officers have interests in the Merger that may be different from, or in addition to, the interests of the stockholders of the Company generally and that may present actual or potential conflicts of interest. The Special Committee and the Board each was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in making their respective recommendations. These interests are described below.

Treatment of Equity-Based Awards

As of the effective time of the Merger, each share of Restricted Stock granted under any benefit plan of the Company including, without limitation, the Company’s 2014 Equity Incentive Plan and the special management incentive program established thereunder, whether or not then vested, will be canceled and extinguished and no consideration will be paid in exchange for such shares of Restricted Stock.

The following table shows the aggregate number of shares of Restricted Stock held by Paul McGinn, the Company’s Chief Executive Officer, President and Chairman, Romain Gay-Crosier, the Company’s Chief Financial Officer and Treasurer, and Michael Hofe, the Company’s Chief Operating Officer (we refer to Messrs. McGinn, Gay-Crosier and Hofe collectively as the “Officers”) and each other person who served as a director or officer of the Company at any time since the beginning of the Company’s last fiscal year, that will be canceled and extinguished as of the effective time of the Merger. No equity awards, other than shares of Restricted Stock, have been granted to the Officers or any other person who served as a director or officer of the Company at any time since the beginning of the Company’s last fiscal year.

Name	Number of Vested Restricted Shares (#)	Number of Unvested Restricted Shares (#)	Total Number of Restricted Shares (#)	Aggregate Value of Restricted Shares ($)
Officers
Paul McGinn	0	6,367,890	6,367,890	0.00
Romain Gay-Crosier	0	638,109	638,109	0.00
Michael Hofe	0	638,109	638,109	0.00
Directors
Gabriel Margent	0	189,537	189,537	0.00
Grant Barber	0	189,537	189,537	0.00
Scott Troeller	0	0	0	0.00
Jarret Cohen	0	0	0	0.00

The awards to Messrs. McGinn, Gay-Crosier and Hofe pursuant to the Bonus Plan described below are in lieu of, and replace, their respective awards of Restricted Stock described above. Each of their respective awards of Restricted Stock will be canceled and void effective upon payment of their Initial Payments (as defined below on page 47) under the Bonus Plan. The shares of Restricted Stock held by Messrs. Barber and Margent will be canceled in the Merger for no consideration.

Relationships with the Fir Tree Investors/the Approving Stockholders

Messrs. Troeller and Cohen are members of our Board and executives of Fir Tree Inc. Fir Tree Inc. is the investment manager to the Fir Tree Investors and has the power to exercise all voting rights with respect to their shares of Series A-2 Preferred Stock.  The Fir Tree Investors own all of the issued and outstanding shares of our Series A-1 Preferred Stock and Series A-2 Preferred Stock. In addition, as a result of the appointment by the holders of our Restricted Stock of Fir Tree Inc. as their proxy and attorney-in-fact under the award agreements between the Company and such holders, Fir Tree Inc. has the sole power to vote 8,014,876 shares of our Restricted Stock, while the restrictions on such shares remain in effect, with respect to all matters to which the holders of Restricted Stock are entitled to vote.

In addition, upon the closing of the Merger, the indebtedness of the Company to the Fir Tree Investors evidenced by the Fir Tree Notes, including the accrued but unpaid interest thereon, will be repaid out of the Merger Consideration. As of April 2, 2015, the aggregate outstanding balance of the Fir Tree Notes is $7,268,552.08.

Payments under the Company’s 2015 Incentive Bonus Plan

The Company has granted each of the Officers awards under the Company’s 2015 Incentive Bonus Plan (the “Bonus Plan”) providing each such Officer the right to receive a cash bonus upon the consummation of a “realization event” (as defined in the Bonus Plan), in amounts equal to his applicable percentage of the “total net proceeds” (as defined in the Bonus Plan) from the realization event. Mr. McGinn’s applicable percentage of the bonus pool will be between 0.0% and 68.6%, and each of Messrs. Gay-Crosier’s and Hofe’s applicable percentages of the bonus pool will be between 13.1% and 31.8%, with the exact percentage in each case determined based on the amount of total net proceeds, and subject to pro rata increase in the event an award (other than an award granted to Mr. McGinn) is forfeited by another Officer prior to the occurrence of a realization event.

Subject to each Officer’s execution and non-revocation of a valid release of claims, and compliance with the covenants and the service conditions set forth below, each Officer will be paid 75% of his bonus at the closing of the Merger (the “Initial Payment”), and each will be paid the remaining 25% of his bonus on the second anniversary of the closing of the Merger (the “Holdback Amount”). Each share of Restricted Stock held by an Officer will be canceled and void effective upon payment of the Officer’s Initial Payment.

Each Officer’s Holdback Amount is subject to reduction for any payments made by the Fir Tree Investors in connection with indemnification claims and/or stockholder appraisal rights claims relating to the realization event (which we refer to together as “Indemnity Claims”), in an amount equal to, for Mr. McGinn, 8% of the total amount of such Indemnity Claims, and, for each of Messrs. Gay-Crosier and Hofe, 1% of the total amount of such Indemnity Claims (each, a “Holdback Charge”). In the event Mr. McGinn’s Holdback Charge exceeds his Holdback Amount, upon written notice from the Company, he is required to promptly pay to the Company the amount by which his Holdback Charge exceeds his Holdback Amount, up to a maximum of 25% of his bonus under the Bonus Plan (we refer to this as Mr. McGinn’s “Indemnity Payment”).

To be paid a bonus under the Bonus Plan, each Officer must execute a general release of claims. In addition, each Officer is subject to (i) a prohibition on the solicitation of the Company’s employees while employed and for one year following termination of employment, (ii) indefinite requirements to protect the Company’s confidential information and (iii) a requirement to cooperate in any transaction involving the sale or other disposition of all or substantially all of the equity interests or assets of the Company or its affiliates, or any other transaction that could result in a realization event under the Bonus Plan.

Upon a violation of any of these covenants, or the termination of an Officer’s employment by the Company or its affiliates for cause or a voluntary termination of an Officer’s employment by the Officer without good reason (or with good reason, but at the time of such termination of employment circumstances constituting cause (whether or not then known) exist), then such Officer’s award agreement (including without limitation any plan bonus or Holdback Amount payable thereunder) will be automatically and immediately canceled without compensation or further liability to such Officer (except that Paul McGinn’s Indemnity Payment will survive any such cancellation).

The Bonus Plan contains a parachute payment cutback provision, such that if any payments made or benefits provided to an Officer by the Company, whether or not pursuant to the Bonus Plan, or by any other person or entity, may be subject to an excise tax imposed by Section 4999 of the Code, or may not be deductible by the Company (or an affiliate) as a result of Section 280G of the Code, then such payments or benefits will be reduced to the greatest amount of payments or benefits that could be made without giving rise to the excise tax or causing any portion of the payments to be non-deductible under Section 280G of the Code (the “Section 280G Cutback”).

Employment Agreements

Severance

The Company previously entered into an employment agreement with each Officer. Under the employment agreements, in the event of a termination of employment without “Cause”:

•	Paul McGinn is entitled to payment of $450,000 over twelve months following his date of termination of employment, in accordance with the Company’s regular payroll procedures, plus reimbursement of any and all reasonable and pre-approved expenses incurred by Mr. McGinn as of the date of notice of his termination of employment; and

•	Michael Hofe and Romain Gay-Crosier are each entitled to payment of (i) any accrued but unpaid base salary and accrued but unused vacation time, payable in accordance with the Company’s customary payroll procedures, (ii) reimbursement for properly incurred unreimbursed business expenses, (iii) such employee benefits (including equity compensation), if any, as to which they may be entitled under the Company’s employee benefit plans as of the date of his termination of employment, and (iv) severance payments equivalent to his base salary, payable in accordance with the Company’s regular payroll procedures, for six (6) months following the date of his termination of employment, subject to execution of a release of claims (and, in the case of Mr. Gay-Crosier, subject to credit for any and all ordinary course compensatory amounts paid by the Company to Mr. Gay-Crosier from the date of notice of his termination of employment through the effective date of his termination of employment).

“Cause” means, in general, for each of Messrs. Hofe and Gay-Crosier, (i) any breach of material obligations under his respective employment agreement, (ii) continued failure to substantially perform his material duties or comply with the reasonable directions of the Chief Executive Officer of the Company, (iii) any material violation of Company policy, rule, or regulation, or law applicable to the Company or any of its affiliates, (iv) fraud, misappropriation, embezzlement, or similar acts of dishonesty, (v) violations of the Company’s drug use policy or the use of alcohol or drugs (legal or illegal) in a way which impairs his ability to perform his duties under his respective employment agreement, (vi) gross negligence in the performance of his duties, or any breach of any fiduciary duty, (vii) conviction of, or plea of guilty or nolo contendere to, any crime which constitutes a felony or crime of moral turpitude or is punishable by imprisonment of thirty (30) days or more, or (viii) any other misconduct by that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its affiliates.

“Cause” means, in general, for Mr. McGinn, (i) gross negligence in connection with Mr. McGinn’s duties, (ii) willful misconduct material to the business of the Company, (iii) the commencement of any bankruptcy proceedings by Mr. McGinn (whether voluntary or involuntary), (iv) dereliction of duties, (v) breach of corporate or securities laws or rules, but only if admitted by Mr. McGinn in writing or as determined by a court of competent jurisdiction, or (vi) the conviction of Mr. McGinn of fraud, dishonesty or other criminal offense with the penalty of imprisonment.

Retention Bonuses

Concurrently with the execution of the Merger Agreement, the Company entered into an amendment to Mr. McGinn’s employment agreement providing for the payment of a retention bonus of $900,000 on the date that is 12 months after the closing of the Merger, and payment of an additional retention bonus of $300,000 on the date that is 18 months after the closing of the Merger (together, the “Retention Bonuses”).

The Retention Bonuses become payable either upon Mr. McGinn’s continued employment with the Company through the applicable payment date, or upon the termination of his employment by the Company without Cause or by Mr. McGinn for good reason prior to such date. In the event of any non-payment by the Company of any portion of the Retention Bonuses when due, the Company will reimburse Mr. McGinn for his legal costs, including attorney’s fees, incurred in seeking the payment of such amounts.

For purposes of the amendment to Mr. McGinn’s employment agreement, “good reason” means, in general, (i) a material diminution in Mr. McGinn’s base salary or (ii) a failure by the Company to pay Mr. McGinn any amount due to him under his employment agreement within 30 days of the date such amount is due, that is not cured by the Company within 30 days’ written notice (which notice shall be given by Mr. McGinn within 90 days after the occurrence of the good reason event). The definition of cause in Mr. McGinn’s employment agreement was not modified by the amendment, and remains as described above in “Employment Agreements – Severance” beginning on page 48.

The amendment to Mr. McGinn’s employment agreement will be subject to, and effective upon, consummation of the transactions contemplated by the Merger Agreement. In the event the Merger Agreement is terminated in accordance with its terms, or the Merger does not close on or prior to December 31, 2015, the amendment to his employment agreement will automatically terminate and be void.

Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the estimated amounts of compensation that are based on or otherwise relate to the Merger that may become payable to each named executive officer of the Company. Please see the previous portions of this section of the information statement for further information regarding this compensation.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, the Merger is consummated on April 3, 2015, and the employment of each of the named executive officers is terminated by the Company without cause immediately following consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and termination of the employment of the named executive officer, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may materially differ from the amounts set forth below.

Name	Cash ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)
Paul McGinn,	450,000	2,151,808	2,601,808
Chairman of the Board, President and Chief Executive Officer

Romain Gay-Crosier,	117,000	293,976	410,976
Chief Financial Officer and Treasurer

(b) The amounts in this column represent the aggregate dollar amount of cash severance to which each named executive officer would be entitled to receive pursuant to his respective employment agreement upon a qualifying termination of employment following the consummation of the Merger, payable in installments in accordance with the Company’s regular payroll practices. These cash severance amounts are not required to be quantified in the table above by Item 402(t) of Regulation S-K because such payments are triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore they are not based on and do not relate to the Merger. However, we have quantified such severance payments in the above table for purposes of completeness. The table below assumes that at the effective time of the Merger no base salary earned by the applicable named executive officer is unpaid and no other otherwise vested amounts are due and payable to the applicable named executive officer. For more detail, see “Employment Agreements” above.

(c) The amounts in this column represent the estimated aggregate dollar amount payable to the named executive officers pursuant to the Bonus Plan, plus the aggregate Retention Bonuses to which Mr. McGinn would be entitled to receive pursuant to the amendment to his employment agreement. The table assumes that (i) the total net proceeds under the Bonus Plan are $29,397,597, (ii) each named executive officer’s percentage of the bonus pool is not increased by any forfeiture under the Bonus Plan, and (iii) payments to the named executive officers under the Bonus Plan are not reduced by any Holdback Charge. Payments under the Bonus Plan are single-trigger (i.e., payments are triggered by a change in control, and are not conditioned upon a termination of employment by the Company without cause or by the named executive officer for good reason following the Merger). The table further assumes Mr. McGinn is not reimbursed for any legal costs incurred in seeking the payment of any such amount to which he is entitled. Payment of the Retention Bonuses is single-trigger.

For more detail, see “Payments under the Company’s 2015 Bonus Plan,” “Treatment of Equity-Based Awards” and “Retention Bonuses” above.

(d) The amounts in this column represent the aggregate dollar value of the sum of all amounts reported in columns (b) and (c). Because the Bonus Plan includes the Section 280G Cutback, payments and benefits to a named executive officer may be less than those shown above if any payments or benefits provided to the named executive officer in connection with the Merger are subject to an excise tax imposed by Section 4999 of the Code, or are not deductible by the Company (or an affiliate) as a result of Section 280G of the Code, and the total amount of such payments and benefits are reduced to the extent necessary to render the remaining payments and benefits not subject to an excise tax under Section 4999 and deductible under Section 280G of the Code.

Indemnification of Executive Officers and Directors

The Merger Agreement provides that, upon the closing of the Merger, Parent will cause the Company, as the surviving corporation, and its subsidiaries to not amend, repeal or otherwise modify the articles of incorporation or bylaws of the Company or any of its subsidiaries for a period of six years in any manner that would cause the indemnification of, and advancement of expenses to, the Company’s former or current directors and officers to be less favorable than those currently contained in the Company’s articles of incorporation and bylaws.

Upon the closing of the Merger, Parent will cause the Company, as the surviving corporation, to provide advancement of expenses to any former or current director or officer within twenty days after Parent or the Company, as the surviving corporation, receives a request for such advancement and an undertaking by the recipient to repay such amount if a court of competent jurisdiction ultimately determines that such person was not entitled to be indemnified under the Company’s articles of incorporation or bylaws, or under applicable law.

In addition, upon completion of the Merger, Parent will cause the Company, as the surviving corporation, to assume and comply with the indemnification agreements currently in place with the Company’s directors and officers, and the Company, as the surviving corporation, may not terminate, modify or amend such indemnification agreements in any way that is less favorable or adverse to any counterparty.

Under the Merger Agreement, Holdco is required to fund, or cause Parent and the Company (as the surviving corporation) to fund, all of the obligations of the Company (as the surviving corporation) to indemnify the Company’s officers and directors for claims made prior to the second anniversary of the closing of the Merger.

Directors’ and Officers’ Insurance

Prior to the effective time of the Merger, the Company is required to purchase a prepaid directors’ and officers’ liability “tail” insurance policy with a policy period of no less than six years from the effective time of the Merger. The tail insurance policy must provide full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the effective time of the Merger and must provide coverage that is at least as favorable in the aggregate as the Company’s existing insurance policies. Parent will reimburse the Company for 50% of the premium of the tail policy up to a maximum of 150% of the annual premium for the Company’s existing insurance policies.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Common Stock and Series B Preferred Stock

The following is a summary of material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock and Series B Preferred Stock. It does not address any tax consequences of the Merger to holders of the Series A Preferred Stock or to the Company, Parent, or Merger Sub. The following discussion is based on provisions of the Code, as amended, applicable treasury regulations promulgated thereunder, Internal Revenue Service rulings, and judicial interpretations thereof all in effect as of the date of this information statement, and all of which are subject to change after such date, possibly with retroactive effect. A court may reach a contrary conclusion with respect to the issues addressed if the matter were contested. In addition, there can be no assurance that future legislative, judicial or administrative action will not affect the accuracy of the statements or conclusions in this information statement.

A “U.S. Holder” is (i) a citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. This summary does not address all the U.S. federal income tax considerations that may be relevant to shares of our Common Stock and Series B Preferred Stock received pursuant to the exercise of warrants, stock options or otherwise as compensation or with respect to stockholders who are subject to special tax treatment under the Code, including without limitation persons who are non-U.S. Holders, partnerships and other pass-through entities, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, life insurance companies, regulated investment companies and financial institutions and may not apply to stockholders in light of individual circumstances, such as holding shares as a hedge or as part of a hedge, straddle, conversion, synthetic security integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or the Medicare net investment income tax. It also does not address the tax consequences of the Merger under foreign, state or local tax laws. Accordingly, you are urged to consult with your tax advisor with respect to the particular U.S. federal, state, local or foreign income tax or other tax consequences of the Merger to you.

The cancellation of your shares of our Common Stock and Series B Preferred Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, you will recognize gain or loss equal to the difference between the amount realized, if any, for your shares of Common Stock and/or Series B Preferred Stock and your adjusted tax basis in such shares. If you elect to receive a pro rata share of the escrow amount set aside by the Fir Tree Investors under the Funding Agreement, the treatment of such amount is uncertain. The amount so received pursuant to the escrow may be treated as compensation for the completion of the claims documentation and/or participation in the Merger transaction, which would result in ordinary income equal to the amount received from the escrow. The ability to use a loss recognized on your shares of Common Stock or Series B Preferred Stock to offset such ordinary income would be severely limited. However, it is possible that the escrow amount could instead be treated as consideration for the shares, which would instead result in an amount realized. If you elect to exercise your dissenters’ rights, you will generally recognize gain or loss equal to the difference between the amount realized, if any, for your shares of Common Stock and/or Series B Preferred Stock and your adjusted tax basis in such shares.

If you hold your shares as a capital asset, the loss will be capital loss and will be long-term capital loss if you have held your shares for more than one year at the time of the Merger. There are limits on the deductibility of capital losses.

The preceding summary is general in nature and does not consider any of your particular facts and circumstances. The tax consequences of the merger to you will depend on your individual facts and circumstances. You are strongly urged to consult your tax advisors as to the tax consequences of the merger to you.

Regulatory and Other Governmental Approvals

Under the HSR Act, certain acquisitions of voting securities or assets may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period requirements have been satisfied. The Company believes that no filing is required under the HSR Act in connection with the Merger and, therefore, there is no applicable waiting period under the HSR Act before the Merger may be consummated. The Company is relying upon an exemption for acquisitions of voting securities of issuers holding exempt assets and the exemption for acquisitions of investment rental property assets. Although the Merger is not subject to HSR Act notification and waiting period requirements, it is not exempt from antitrust laws and could be challenged under antitrust laws at any time before or after completion of the proposed Merger. In addition, the Company does not believe that the Merger is subject to or requires any filing under any foreign antitrust laws.

Other than a requirement to file a notification pursuant to FINRA Rule 6490, the Company is not aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Merger, except for compliance with the applicable regulations of the SEC, including in connection with this information statement. The Company plans to file a notification pursuant to FINRA Rule 6490 no later than ten days before the effective date of the Merger, as required under such rule.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger and the First Amendment thereto, copies of which are attached as Annex A and Annex B and which are incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The Company encourages you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, as described in the section entitled, “Where You Can Find Additional Information,” beginning on page 88.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto solely for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to important limitations agreed to by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); and have been made for the purpose of allocating contractual risk between the parties to the Merger Agreement and not for establishing these matters as facts. Additionally, the information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

Subject to the terms and conditions of the Merger Agreement and in accordance with the NRS, Merger Sub will merge with and into the Company and the Company will survive the Merger as a wholly-owned subsidiary of Parent.

At the effective time of the Merger, the articles of incorporation of the surviving corporation will be amended and restated so as to read in its entirety in the form of the articles of incorporation attached as Exhibit C to the Merger Agreement and the bylaws of Merger Sub will become the bylaws of the surviving corporation.

After the effective time of the Merger, the board of directors of the surviving corporation will consist of the directors of Merger Sub until their successors and assigns have been duly elected and qualified or until their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation.

Upon the closing of the Merger, our Common Stock will cease to be quoted and traded on the OTCBB and will be deregistered under the Exchange Act.

Closing; When the Merger Becomes Effective

The closing of the Merger is required to take place no later than the third business day following the satisfaction or waiver of all of the conditions to the closing of the Merger (described under “—Conditions to the Merger” below).

The effective time of the Merger will occur upon the filing of the articles of merger with the Secretary of State of the State of Nevada (or at such later time as we and Parent may agree and specify in such articles of merger).

The aggregate consideration in the Merger (which we refer to as the “Merger Consideration”) in connection with the closing of the transactions contemplated by the Merger Agreement is estimated to be approximately $143.0 million, subject to the adjustments described below. Upon the closing of the Merger, approximately $56.4 million in outstanding indebtedness of the Company will be repaid out of the Merger Consideration, including indebtedness to the Fir Tree Investors evidenced by the Fir Tree Notes.

Consideration to be Received in the Merger

The aggregate consideration to be paid upon the consummation of the Merger to the holders of the outstanding Capital Stock (as defined below) will be the sum of the following (which we also refer to as the Merger Consideration in this information statement):

•	the base amount of $127.5 million, plus

•	reimbursement, dollar for dollar, for certain capital expenditures made by the Company, including the acquisition and development of certain tower assets by the Company and its subsidiaries since June 30, 2014, plus

•	reimbursement of up to $200,000 per month for certain operating costs incurred by the Company and its subsidiaries, up to four months following the date of the Merger Agreement, plus or minus

•	the amount by which closing working capital is greater than or less than zero (as the case may be), minus

•	all outstanding indebtedness of the Company and its subsidiaries as of the closing, minus

•	certain transaction costs of the Company and its subsidiaries which are unpaid as of the closing, minus

•	certain payments under the Company’s Bonus Plan, minus

•	certain severance costs payable by the Company in excess of $200,000, minus

•	a $1.2 million adjustment amount, and plus or minus

•	an adjustment for annualized cash flow from the Company’s portfolio of towers (which is defined as “TCF” in the Merger Agreement), measured for the calendar month in which the closing takes place, to the extent such cash flow is greater than $5.65 million or less than $5.45 million.

Treatment of the Company’s Preferred Stock, Common Stock and Restricted Stock

Series A Preferred Stock

At the effective time of the Merger, each issued and outstanding share of Series A-1 Preferred Stock will be automatically converted into the right to receive a pro rata portion of the aggregate preference payment applicable to such shares of Series A-1 Preferred Stock under the Series A Certificate of Designation, which is currently calculated at approximately $62.5 million.

At the effective time of the Merger, each issued and outstanding share of Series A-2 Preferred Stock will be automatically converted into the right to receive a pro rata portion of the remainder of the Merger Consideration, in the amount of approximately $82.4 million, which is less than the preference payment applicable to such shares of Series A-2 Preferred Stock under the Series A Certificate of Designation, thereby leaving such holders with a shortfall of approximately $64.3 million.

Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock when so converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist (subject to the rights to receive the payments described above).

Series B Preferred Stock

At the effective time of the Merger, each issued and outstanding share of Series B Preferred Stock issued and outstanding (including accrued but unpaid dividends thereon) will be automatically canceled for no consideration. Pursuant to the Funding Agreement, holders of Series B Preferred Stock may elect to receive their pro rata share of an escrow amount set aside by the Fir Tree Investors, as further described in “The Funding Agreement” beginning on page 79.

Series B Preferred Stock owned by stockholders with respect to which an appraisal has been properly demanded in accordance with Sections 92A.300 to 92A.500, inclusive, of the NRS, unless such demand has been withdrawn or becomes ineligible, will not be canceled. Such stockholders will instead be entitled to the appraisal rights provided under the NRS as described under “Dissenters’ Rights” beginning on page 82. Any holder of Series B Preferred Stock that elects to recover from the escrow amount provided pursuant to the Funding Agreement must not have elected to exercise dissenters’ rights or appraisal rights under Sections 92A.300 to 92A.500, inclusive, of the NRS.

Common Stock

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be automatically canceled for no consideration.

Pursuant to the Funding Agreement, holders of Common Stock may elect to receive their pro rata share of an escrow amount set aside by the Fir Tree Investors as further described in “The Funding Agreement” beginning on page 79.

Common Stock owned by stockholders with respect to which an appraisal has been properly demanded in accordance with Sections 92A.300 to 92A.500, inclusive, of the NRS, unless such demand has been withdrawn or becomes ineligible, will not be canceled. Such stockholders will instead be entitled to the appraisal rights provided under the NRS as described under “Dissenters’ Rights.” Any holder of Common Stock that elects to recover from the escrow amount provided pursuant to the Funding Agreement must not have elected to exercise dissenters’ rights or appraisal rights under Sections 92A.300 to 92A.500, inclusive, of the NRS.

Restricted Stock

At the effective time of the Merger, each share of Restricted Stock issued and outstanding immediately prior to the effective time of the Merger will be automatically canceled for no consideration.

Exchange and Payment Procedures

In connection with the closing, each Fir Tree Investor holding a certificate or certificates, which prior to the effective time of the Merger represented shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, will deliver such certificates, endorsed in blank together with duly executed stock powers transferring the shares represented by such certificates, to Parent. Upon surrender of these certificates to Parent, the holder of such certificate will be entitled to such holder’s respective portion of the Merger Consideration and the certificates surrendered shall be canceled. Parent and Holdco are jointly and severally liable for making the payments to the Fir Tree Investors described in this paragraph.

Until surrendered as described above, after the effective time of the Merger, each certificate representing shares of Series A Preferred Stock will be deemed to represent only the right to receive the applicable portion of the Merger Consideration upon surrender of such certificate, without interest.

If, after the effective time of the Merger, any certificated or uncertificated shares are presented to the surviving corporation for transfer, they will be canceled, if applicable, against delivery of cash to the holder of such shares as described in “Treatment of the Company’s Preferred Stock, Common Stock and Restricted Stock” beginning on page 56.

You should not return your stock certificates to the Company.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including “materiality” or “material adverse effect” qualifiers) or in the confidential disclosure schedule the Company delivered in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite power and authority to carry on the Company’s and its subsidiaries’ business;

•	capitalization of the Company;

•	capitalization and ownership of the equity interests of the Company’s subsidiaries;

•	power and authority of the Company to enter into, perform its obligations under, and consummate the transactions contemplated by, the Merger Agreement and the various ancillary documents to which it is a party;

•	the enforceability of the Merger Agreement against the Company;

•	the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ governing documents, applicable law or certain contracts, or the creation of any lien on the Company’s or its subsidiaries’ equity interests, assets or properties, in each case, as a result of the Company entering into and performing the Company’s obligations under the Merger Agreement;

•	the absence of required governmental consents in connection with the execution, delivery and performance of the Merger Agreement, other than specified governmental filings;

•	timely filing of required documents with the SEC;

•	compliance of consolidated financial statements in all material respects with applicable SEC rules and regulations, preparation of such financial statements in accordance with GAAP and material compliance with the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	information supplied for inclusion in this information statement and other filings made or required under the federal securities laws relating to the Merger;

•	the conduct of business in accordance with the ordinary course consistent with past practice, the absence of a material adverse effect (as described below), and the absence of certain other changes or events, in each case, since September 30, 2014 and through the date of the Merger Agreement;

•	the absence of certain undisclosed liabilities;

•	the absence of legal proceedings, investigations and governmental orders against the Company and its subsidiaries or any of their respective assets or properties;

•	compliance with applicable laws and possessing necessary permits;

•	certain material contracts and the absence of any default under such contracts;

•	tax matters;

•	employee and benefits matters;

•	environmental compliance;

•	insurance policies;

•	title to assets and properties;

•	intellectual property;

•	certain real estate matters relating to the wireless communications tower industry, including utilities and access to the Company’s tower sites, ground leases, easements, tenant leases, the Company’s acquisition pipeline and per tower data;

•	the absence of any undisclosed contracts or transactions with related parties;

•	receipt of the opinion of the Special Committee’s financial advisor;

•	absence of any undisclosed brokers’ or finders’ fees;

•	takeover statutes; and

•	the acknowledgement of the absence of other representations and warranties and Parent and Merger Sub.

For purposes of the Merger Agreement, a “material adverse effect” means any event, condition, fact, change, occurrence or effect that, individually or in the aggregate with other events, conditions, facts, changes, occurrences or effects (a) has had or would reasonably be expected to have a material adverse effect on the business or financial condition, results of operations, assets or liabilities, of the Company and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay the ability of the Company and its subsidiaries, taken as a whole, to consummate the Merger, except, solely in the case of clause (a), for any such events, conditions, facts, changes, occurrences or effects to the extent resulting from:

•	changes in U.S. or global general economic conditions or in the credit, financial or capital markets generally, including changes in interest or exchange rates (except to the extent such events, conditions, facts, changes, occurrences or effects have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the same principal industry in which the Company and its subsidiaries operate);

•	changes in general market or economic conditions applicable to the principal industry in which the Company and its subsidiaries operate (except to the extent such events, conditions, facts, changes, occurrences or effects have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the same principal industry in which the Company and the Company Subsidiaries operate);

•	changes in law or GAAP after March 20, 2015 (except to the extent such events, conditions, facts, changes, occurrences or effects have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the same principal industry in which the Company and its subsidiaries operate);

•	acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of March 20, 2015 (except to the extent such events, conditions, facts, changes, occurrences or effects have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the same principal industry in which the Company and its subsidiaries operate);

•	any change in the Company’s stock price or trading volume or credit rating or in any analyst’s recommendation with respect to the Company or any failure to meet internal or published projections, forecasts or estimates of revenue, earnings or other financial or operating metrics (excluding any event, condition, fact, change or effect underlying such change or failure that is not otherwise excepted under the preceding four bullets);

•	any action taken by the Company or any of its subsidiaries at the written direction of Parent or any action specifically required to be taken by the Company by the terms of the Merger Agreement or the failure of the Company to take any action that the Company is specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor under the terms of the covenant in the Merger Agreement governing our conduct of the business pending the effective time of the Merger;

•	the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates;

•	except as it relates to certain representations and warranties contained in the Merger Agreement, changes resulting from the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the ancillary documents; and

•	the commencement or pendency of any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

The Merger Agreement contains a number of representations made jointly and severally by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, including “materiality”. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on their businesses;

•	corporate power and authority to enter into, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, certain agreements, and applicable law as a result of entering into and performing their obligations under the Merger Agreement;

•	the absence of required governmental consents in connection with the execution, delivery and performance of the Merger Agreement, other than specified governmental filings;

•	information supplied for inclusion in this information statement and other filings made or required under the federal securities laws relating to the Merger;

•	the absence of any brokers’ or finders’ fees;

•	financial capability to pay the Merger Consideration;

•	Parent’s ownership of Merger Sub;

•	the absence of legal proceedings and investigations against Parent and Merger Sub that would impact their ability to perform their obligations under the Merger Agreement or delay the completion of the Merger;

•	the absence of ownership of the Company’s capital stock by Parent and Merger Sub;

•	intended use of Parent’s and Merger Sub’s tower assets;

•	the acknowledgement of the absence of other representations and warranties of the Company; and

•	non-reliance on the Company’s projections, forecasts, forward-looking statements and business plans.

The representations and warranties of each of the Company, Parent, Merger Sub, Holdco and the Fir Tree Investors will survive the closing of the Merger up to and including April 15, 2016, except that certain fundamental representations and warranties of each will survive the closing of the Merger for a period of six (6) years or the applicable statute of limitations period, as applicable.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, except as provided in the Merger Agreement or with Parent’s prior written consent (which cannot be unreasonably withheld, conditioned or delayed), between the date of the Merger Agreement and the effective time of the Merger, the Company will, and will cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practice, including maintaining its tower assets, (ii) use commercially reasonable efforts to preserve intact its business organization and preserve current relationships with governmental entities, customers, suppliers and other material business relationships and (iii) if applicable, use any proceeds of insurance recovered to repair or replace any tower assets if any damage, loss, destruction or theft occurs (provided that the Company will not be required to make any repairs or replacements if no insurance proceeds are recovered).

During the period between the signing of the Merger Agreement and the effective time of the Merger, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company has agreed not to, and will cause its subsidiaries not to:

•	amend or propose any amendment to the organizational documents of the Company or its subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock or other equity interests;

•	split, combine, subdivide or reclassify any of its capital stock or other equity interests or issue or propose or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its or its subsidiaries’ capital stock or other equity interests, or any other rights, warrants or options to acquire any such shares or interests (with limited exceptions);

•	issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities other than additional shares of Series A Preferred Stock to the Fir Tree Investors pursuant to the Company’s organizational documents or the issuance of additional shares of Series A Preferred Stock to the Fir Tree Investors or promissory notes on terms no less favorable to the Company than the Fir Tree Notes, solely for fair value and to finance the Company’s and its subsidiaries’ operating expenses, permitted development and acquisition activities and payment of transaction expenses incurred by the Company and its subsidiaries in connection with the Merger;

•	acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division of any business or person, or acquire any tower assets with a purchase price greater than $2.5 million, or with a purchase price of less than $2.5 million that does not meet certain financial criteria;

•	sell, lease, license, subject to a lien (other than a permitted encumbrance and transfers between or among the Company and/or any of its wholly-owned subsidiaries) or otherwise surrender, relinquish, allow to lapse or expire or dispose of any properties or assets with a value or purchase price in the aggregate in excess of $100,000, other than in the ordinary course of business consistent with past practice;

•	take any other action intended to convert any long-term asset of the Company or any of its subsidiaries into a current asset;

•	except as otherwise permitted by the Merger Agreement, make any capital expenditures or capital commitments that will exceed the limitations set forth in a budget mutually agreed upon by the Company and Parent;

•	make any loans, advances or capital contributions to, or investments in, any person other than (x) loans, advances or capital contributions to, or investments in any of the Company’s subsidiaries, (y) as required under any existing contract, or (z) advances for out-of-pocket expenses to employees in the ordinary course of business consistent with past practice;

•	create, incur, guarantee or assume any indebtedness, other than in connection with obtaining permitted financing from the Fir Tree Investors, as described above;

•	(i) increase the compensation or benefits under, or increase or accelerate contributions with respect to, any existing employee benefit plan, other than in the ordinary course of business, accelerate the payment or vesting of benefits or amounts payable or to become payable under any employee benefit plan or terminate any employee benefit plan or establish any additional benefit plan that would be an employee benefit plan, (ii) hire any new employee of the Company or of any of its subsidiaries that would receive an annual salary in excess of $200,000, or hire any new employees of the Company or any of its subsidiaries that would receive annual salaries in excess of $500,000 in the aggregate, or that upon or following termination of employment could be entitled to any payment or benefit from the Company or any subsidiary (including severance or unemployment) becoming due to any such employee in an amount greater than three times any such employee’s then monthly base salary, (iii) waive any performance condition, or accelerate the vesting conditions, applicable to any compensatory award, in each case, except as required by the Merger Agreement or by law or the terms of any existing employee benefit plan, or (iv) amend, modify, terminate or waive any provision of the Bonus Plan or any grant made under the Bonus Plan;

•	settle or compromise any legal proceeding in any manner that requires the payment of more than $100,000 individually or $200,000 in the aggregate or enter into any consent, decree, injunction, restrictive covenant or similar restraint or form of equitable relief in settlement of any legal proceeding, other than as specifically permitted by the Merger Agreement;

•	(i) make, change or rescind any express or deemed material election relating to taxes, (ii) settle or compromise any material proceeding relating to taxes or surrender any right to obtain a material tax refund or credit, offset or other reduction in tax liability, (iii) enter into any closing agreement with respect to any material taxes, (iv) file any amendment to any tax return with respect to any material amount of taxes, (v) agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, or (vi) change any method of accounting for tax purposes or change any tax accounting period; except, in each case as is required by law;

•	other than in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate any material contract;

•	other than in the ordinary course of business consistent with past practice, enter into, amend, renew, extend or terminate a tenant lease or ground lease;

•	change in any material respect any financial reporting or accounting methods, principles or practices of the company or any of its subsidiaries, except as required by law or GAAP;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	add, subtract, modify or relocate any improvements or communications equipment from the Company’s tower sites, other than routine maintenance or replacement of existing equipment with similar equipment and in accordance with the ordinary course of business consistent with past practice, subject to the rights of tenants under the tenant leases to install or collocate antennas and other equipment;

•	amend or modify in any material respect, or terminate early any of the permits held by it, except for continued prosecution of permits for tower sites and prospective tower sites in the ordinary course of business;

•	enter into any collective bargaining agreement or other agreement with any labor organization;

•	adopt a “shareholder rights plan” or “poison pill”; or

•	enter into a definitive written agreement or legally obligate itself to take any of the foregoing actions.

Nothing contained in the Merger Agreement prevents the Company from, or requires the Company to obtain Parent’s consent prior to, acquiring title to the land upon which any wireless communications tower (and/or any buildings, structures, other improvements and facilities) is located.

Stockholder Action by Written Consent

On March 20, 2015, shortly after the execution of the Merger Agreement, the Approving Stockholders, having the right to vote shares of our capital stock representing approximately 62.3% of the voting power of our outstanding voting capital stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent (attached as Annex C to this information statement) approving the Merger Agreement and the transactions contemplated thereby, including the Merger.  On March 20, 2015, the Fir Tree Investors, as the record owners of all of the outstanding shares of our Series A-1 Preferred Stock and Series A-2 Preferred Stock, also delivered a written consent, pursuant to the Series A Certificate of Designation, authorizing the Merger Agreement and the transactions contemplated thereby, including the Merger.  No further approval by the stockholders of the Company is required in connection with the Merger Agreement or the Merger.

Solicitation of Acquisition Proposals; Go-Shop

Until the Solicitation Period End Date, the Company (and the Board and the Special Committee) is permitted to:

•	initiate, solicit, facilitate and encourage the making of “Acquisition Proposals” (as defined below) or any inquiry or request that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•	provide access to non-public information pursuant to acceptable confidentiality agreements;

•	grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to the Company solely to the extent necessary to permit such third party to engage in the “go-shop” process; and

•	engage in or enter into, continue or otherwise participate in any discussions or negotiations with any person or group of persons with respect to any Acquisition Proposal, or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

From and after 12:00 a.m., New York City time, on April 25, 2015, the Company is required to immediately cease and terminate all solicitations, encouragement, discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposals, except that the Company and its representatives are permitted to continue to engage in the aforementioned activities with a third party that has made a Qualified Acquisition Proposal prior to the Solicitation Period End Date (each such third party, an “Excluded Party”), until 11:59 p.m., New York City time, on May 4, 2015 (as such date may be extended, the “Window-Shop End Date”).

Except as expressly permitted under the Merger Agreement, from and after the Solicitation Period End Date or, in the case of an Excluded Party, after the Window-Shop End Date, and until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company may not:

•	initiate, solicit or knowingly engage in, facilitate or encourage any inquiry or request that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•	other than solely informing persons of the existence of the limitations and restrictions in the Merger Agreement with respect to Acquisition Proposals, engage in, continue or otherwise participate in discussions or negotiations with, or provide any non-public information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, any third party in connection with an Acquisition Proposal or any inquiry, offer or request that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•	except substantially concurrently with a termination under the terms of the Merger Agreement, enter into any agreement contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under the Merger Agreement; or

•	(i) qualify, withhold, withdraw or modify, or publicly propose to do the same, in a manner adverse to Parent and/or Merger Sub, the Board’s approval and recommendation to the stockholders of the Merger; (ii) approve or recommend an Acquisition Proposal to the holders of the Company’s capital stock, or publicly propose to do the same; or (iii) fail to recommend against any Acquisition Proposal which is subject to Regulation 14D of the Exchange Act in any Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Acquisition Proposal (any such action described in this paragraph, an “Adverse Recommendation Change”).

In this information statement, we refer to any bona fide offer, proposal or inquiry from any third party relating to any: (i) acquisition or purchase, directly or indirectly, of (x) assets equal to 20% or more of the consolidated assets of the Company and its subsidiaries, (y) assets to which 20% or more of the consolidated revenues or earnings of the Company and its subsidiaries are attributable, or (z) 20% or more of any class of equity or voting securities of the Company; (ii) tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company; or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, investment, joint venture, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries, pursuant to which such third party would own or control, directly or indirectly, 20% or more of any class of equity or voting securities or the Company, in each case, other than any investment in, financing of or other similar transaction with, the Company or any of its subsidiaries, whether in debt, equity or otherwise, by a person who on the date of the Merger Agreement is a Fir Tree Investor or an affiliate thereof, as an “Acquisition Proposal.”

In this information statement, we refer to an Acquisition Proposal from a third party that is not withdrawn and that did not result from a material breach of the Merger Agreement and that the Board or Special Committee determines in good faith, after consultation with its respective financial advisor and outside legal counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal as a “Qualified Acquisition Proposal.”

In this information statement, we refer to any contract, obligation, instrument, or other similar definitive agreement contemplating any Acquisition Proposal (other than an acceptable confidentiality agreement) or requiring the Company to abandon or terminate its obligations under the Merger Agreement as an “Alternative Acquisition Agreement.”

In this information statement, we refer to any written Acquisition Proposal (substituting “50%” for “20%” in the definition thereof) that is not withdrawn and that did not result from a material breach of the terms of the Merger Agreement described above, made by a third party that the Board or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all relevant legal, financial, regulatory and other aspects of such proposal and the third-party making such proposal, including the certainty and expected timing of consummation, is more favorable to the stockholders of the Company than the Merger and the other transactions contemplated by the Merger Agreement (after giving effect to any changes to the terms of the Merger Agreement proposed by Parent), as a “Superior Proposal.”

At all times until the Merger Agreement is terminated or the Merger is consummated, the Company is required to notify Parent as soon as reasonably practicable but no later than within 48 hours after the receipt of any Acquisition Proposal or any material written amendment, modification or supplement to any Acquisition Proposal. The notice must include (i) the identity of the third party, (ii) a summary of material terms and any written agreements, term sheets or financing documents, and (iii) reasonably detailed summaries of any oral Acquisition Proposals. The Company is also required to notify Parent as soon as reasonably practicable but no later than within 48 hours after it receives any change to the material terms of an Acquisition Proposal.

The Company is not permitted to make an Adverse Recommendation Change or a Superior Proposal Termination (as defined below on page 72) unless prior to the later of the Solicitation Period End Date and the Window-Shop End date (as may be extended):

•	the Company has complied in all material respects with the “go-shop” and non-solicitation provisions of the Merger Agreement;

•	the Company has received a Qualified Acquisition Proposal that has not been withdrawn;

•	the Board or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that a bona fide written Acquisition Proposal constitutes a Superior Proposal;

•	the Company provides prior written notice to Parent and Merger Sub, at least four business days in advance, that it intends to effect an Adverse Recommendation Change or Superior Proposal Termination, which specifies the identity of the party making the Qualified Acquisition Proposal and the material terms thereof and attaches the most current version of the transaction agreement, and Company negotiates with Parent and Merger Sub in good faith during such four business day period (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments and/or modifications to the terms and conditions of the Merger Agreement so that the Qualified Acquisition Proposal ceases to constitute a Superior Proposal; and

•	following such four business day period, the Board or the Special Committee again determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Qualified Acquisition Proposal continues to constitute a Superior Proposal (after taking into consideration any binding adjustments or modifications proposed by Parent and Merger Sub).

If the Qualified Acquisition Proposal is materially amended after the Company complies with the procedures described above, the Company must provide written notice of such modified Qualified Acquisition Proposal to Parent and Merger Sub and must again comply with the above procedures and provide Parent and Merger Sub with an additional two business day notice prior to effecting any Adverse Recommendation Change or Superior Proposal Termination (and must do so for each such subsequent modification). After each such two business day period, the Window-Shop End Date will be automatically extended for a 48 hour period, if necessary, to enable the party making the Acquisition Proposal to revise such Qualified Acquisition Proposal.

If the Company effects a Superior Proposal Termination, the Company will be required to pay Parent a termination fee in the amount of $4.0 million as described in more detail in “—Termination Fees” beginning on page 74.

Nothing in the provisions of the Merger Agreement relating to Acquisition Proposals prevents the Company from (i) complying with its disclosure obligations under applicable law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A or any similar communication; (ii) making any “stop-look-and-listen” communication to stockholders pursuant to Rule 14d-9(f) under the Exchange Act or any similar communication; (iii) or making disclosures to stockholders if the Board or the Special Committee determines, after consultation with outside legal counsel, that failure to make such disclosure would be inconsistent with applicable law; or (iv) making any accurate factual disclosures to stockholders.

Efforts; Notification of Certain Matters

The Company, Parent and Merger Sub will cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to (i) obtain and maintain all necessary waivers, consents and approvals of third parties to material contracts, easements, tenant leases, ground leases and option leases, at the Company’s expense, (ii) obtain and maintain all consents, approvals and authorizations as are necessary, proper or advisable to be obtained under applicable law, (iii) lift or rescind any order adversely affecting the ability of the parties to consummate the Merger and (iv) prepare and file with governmental entities as promptly as practicable all filings, notices, petitions, statements, registrations, applications, submissions of information and other documents necessary to consummate the transactions contemplated by the Merger Agreement and diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters.

The parties will use their reasonable best efforts to resolve any objections or actions, if any, asserted by a governmental entity or other person with respect to the transactions contemplated by the Merger Agreement. The parties will also each use their reasonable best efforts to avoid the entry of, or to have vacated or terminated, any order that would restrain, prevent or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on or prior to December 20, 2015.

Employees; Benefit Plans

Unless Parent provides written notice requiring otherwise, effective as of the day immediately prior to the closing of the Merger, the Company will fully vest all accounts under its 401(k) plan, allocate to participants’ accounts all unallocated amounts held in the trust of the Company’s 401(k) plan and terminate the 401(k) plan.

Under Parent’s employee benefit plans, each employee of the Company who remains employed with the surviving corporation immediately after the effective time of the Merger (each, a “Continuing Employee”) will be credited with his or her years of service with the Company to the same extent as such employee was entitled to credit for such service under any similar benefit plan of the Company, except that the foregoing will not apply to the extent that it would result in a duplication of benefits, such service was not recognized under the corresponding benefit plan of the Company prior to the Merger or such service is with respect to a newly-established benefit plan of Parent for which similarly situated employees of Parent do not receive past service credit.

With respect to each employee benefit plan of Parent providing medical, dental, pharmaceutical, vision, disability and/or life (or other welfare) benefits to each Continuing Employee, Parent will, or will cause the surviving corporation to, use commercially reasonable efforts to cause there to be waived any pre-existing condition or eligibility limitations and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, each Continuing Employee under similar plans maintained by the Company or any of its subsidiaries immediately prior to the effective time of the Merger.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, upon completion of the Merger, Parent will cause the Company, as the surviving corporation, and its subsidiaries to not amend, repeal or otherwise modify the articles of incorporation or bylaws of the Company or any of its subsidiaries for a period of six years in any manner that would cause the indemnification of, and advance of expenses to, the Company’s former or current directors and officers to be less favorable than those currently contained in the Company’s articles of incorporation and bylaws.

Upon completion of the Merger, the Company, as the surviving corporation, will provide advancement of expenses to any former or current director or officer within 20 days after Parent or the Company, as the surviving corporation, receives a request for such advancement and an undertaking by the recipient to repay such amount if a court of competent jurisdiction ultimately determines that such person was not entitled to be indemnified under the Company’s articles of incorporation or bylaws, or under applicable law.

In addition, after the closing of the Merger, Parent will cause the Company, as the surviving corporation, to assume and comply with the indemnification agreements currently in place with the Company’s directors and officers, and the Company, as the surviving corporation, may not terminate, modify or amend such indemnification agreements in any way that is less favorable or adverse to any counterparty.

Holdco will fund, or cause Parent and the Company, as the surviving corporation, to fund, all of the obligations of the Company, as the surviving corporation, relating to the indemnification of directors and officers described above for claims made prior to the second anniversary of the consummation of the Merger.

Prior to the effective time of the Merger, the Company will purchase a prepaid directors’ and officers’ liability “tail” insurance policy with a policy period of no less than six years from the effective time of the Merger. The tail insurance policy will provide full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the effective time of the Merger. The tail insurance policy will provide coverage that is at least as favorable in the aggregate as the existing policies of the Company. Parent will be responsible for 50% of the premium for the tail policy, up to a maximum of 150% of the annual premium for the Company’s existing directors’ and officers’ liability insurance policy.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Parent relating to, among other things:

•	the preparation of this information statement;

•	access to the Company’s and its subsidiaries’ books and records;

•	notice of specified matters;

•	public announcements related to the Merger Agreement, any ancillary document, the Merger or the other contemplated transactions;

•	Parent’s opportunity to participate in the defense or settlement of certain litigation involving the Company;

•	tax matters;

•	taking action to eliminate the restrictions of any “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation;

•	casualty losses to the Company’s and its subsidiaries’ tangible assets; and

•	the Company’s obligation to provide Parent with evidence confirming that a certain automatic issuance of shares of Common Stock occurred on March 31, 2015.

Conditions to the Merger

Conditions to Each Party’s Obligations

The respective obligation of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	the affirmative vote or written consent of (i) the holders of at least a majority of the voting power of the outstanding capital stock of the Company and (ii) the Fir Tree Investors, in favor of the adoption of the Merger Agreement, which were delivered to the Company and Parent on March 20, 2015 (the “Company Required Vote”);

•	the clearance by the SEC of this information statement which, after clearance, must be sent to the stockholders of the Company at least 20 days prior to the consummation of the Merger and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act;

•	the absence of any law, injunction, judgment or ruling by any court of competent jurisdiction or other governmental entity that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; and

•	the absence of any instituted or pending action, suit, claim, inquiry, investigation, mediation, arbitration or other proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger.

Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the closing of the following conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement regarding the absence of any Company material adverse effect since September 30, 2014, broker’s and advisor’s fees, and anti-takeover statutes or provisions must be true and correct as of the date of the Merger Agreement and as of the closing date, as though made on or as of such date;

•	the representations and warranties of the Company set forth in the Merger Agreement regarding qualification and organization, capitalization, and corporate power and authority must be true and correct in all respects, except for de minimis exceptions, as of the date of the Merger Agreement and as of the closing date, as though made on or as of such date;

•	the other representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality or Company material adverse effect qualifications) must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as though made on or as of such date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case it must only be true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company material adverse effect;

•	the Company must have performed in all material respects all obligations required to be performed by it under the Merger Agreement and the Indemnification Agreement at or prior to the date of the closing of the Merger;

•	Parent must have received a certificate signed by an executive officer of the Company certifying as to the matters set forth above in the preceding bullets;

•	the representations and warranties of the Fir Tree Investors set forth in the Indemnification Agreement must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date, as though made on or as of such date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case it must only be true and correct as of such date);

•	the Fir Tree Investors must have performed in all material respects all obligations required to be performed by them under the Merger Agreement and the Indemnification Agreement at or prior to the closing date;

•	Parent must have received a certificate signed by an executive officer of the Fir Tree Investors certifying as to the matters set forth above in the preceding two bullets;

•	the Company must have delivered to Parent a payoff letter signed by the lender with respect to all amounts owed under the Company’s existing credit agreement and the release of liens in connection therewith; and

•	the Company must have delivered to Parent a certificate certifying facts that would exempt the transactions contemplated by the Merger from withholding pursuant to Section 1445 of the Code.

Conditions to Obligations of the Company

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company at or prior to the closing of the following conditions:

•	the representations and warranties of (x) Parent and Merger Sub set forth in the Merger Agreement and (y) Holdco set forth in the Indemnification Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as though made on or as of such date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case it must only be true and correct as of such date), except where the failure to be true and correct would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Merger;

•	each of Parent, Merger Sub and Holdco must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the date of the closing of the Merger; and

•	the Company must have received a certificate signed on behalf of Parent, Merger Sub and Holdco by an executive officer of each certifying as to the matters set forth above in the preceding bullets.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the effective time of the Merger upon the mutual written consent of Parent and either the Company, with the consent of the Fir Tree Investors, or the Fir Tree Investors, acting alone.

The Merger Agreement may also be terminated at any time before the effective time of the Merger as follows:

•	by either Parent, or the Company, with the consent of the Fir Tree Investors, or the Fir Tree Investors acting alone, if:

o	the Merger has not been consummated on or before 5:00 p.m. (New York City time) on December 20, 2015 (such date, the “Outside Date” and such termination, an “Outside Date Termination”) (provided that the Outside Date Termination right is not available to any party whose failure to fulfill any obligations under the Merger Agreement caused or resulted in the failure of the Merger to occur on or before the Outside Date); or

o	a court of competent jurisdiction or other governmental entity issues a final, non-appealable order permanently restraining, making illegal, enjoining or otherwise prohibiting the Merger.

•	by Parent, if:

o	the Company or the Fir Tree Investors breach any of their representations or warranties, covenants, obligations or agreements set forth in the Merger Agreement (in the case of the Company) or the Indemnification Agreement (in the case of the Fir Tree Investors) and such breach would cause certain conditions to closing of the Merger, including those relating to the accuracy of the representations and warranties of the Company or its performance of its obligations under the Merger Agreement, not to be satisfied and such breach is either incapable of being cured two business days prior to the Outside Date or, if curable, is not cured within the earlier of 20 calendar days after written notice by Parent of such breach or two business days prior to the Outside Date (provided that Parent will not have this right to terminate if it, Merger Sub, or Holdco is then in material breach of any of its representations, warranties, covenants, obligations or agreements under the Merger Agreement or Indemnification Agreement, and such breach would cause certain conditions to the closing of the Merger, including those relating to the accuracy of its representations and warranties or performance of its obligations, not to be satisfied as of such date) (a “Company Breach Termination”);

o	an Adverse Recommendation Change has occurred;

o	the written consent containing the Company Required Vote has not been delivered to Parent and the Company by the Fir Tree Investors within 24 hours after the execution of the Merger Agreement (such written consent was delivered on March 20, 2015);

o	the Fir Tree Investors have paid to or on behalf of the Parent indemnified parties pursuant to the Indemnification Agreement an amount equal to or more than $1.0 million (subject to increase as provided in the Indemnification Agreement) in connection with Covered Claims (as defined below); or

o	if all of the closing conditions have been satisfied (see “—Conditions to the Merger” beginning on page 69), Parent delivers a written to notice to the Company requiring that the closing be consummated and the closing fails to occur within three business days after delivery of such notice and the closing conditions continue to be satisfied (a “Company Failure to Close Termination”).

•	by the Company, with the consent of the Fir Tree Investors, or the Fir Tree Investors acting alone, if:

o	Parent, Merger Sub or Holdco breaches any of its representations or warranties, covenants, obligations or agreements set forth in the Merger Agreement or Indemnification Agreement and such breach would cause certain conditions to closing of the Merger, including those relating to the accuracy of the representations and warranties of Parent, Merger Sub or Holdco or their performance of their obligations under the Merger Agreement, not to be satisfied and such breach is either incapable of being cured two business days prior to the Outside Date or, if curable, is not cured within the earlier of 20 calendar days after written notice by the Company of such breach or two business days prior to the Outside Date (provided that the Company and the Fir Tree Investors will not have this right to terminate if either the Company or the Fir Tree Investors is then in material breach of any of their respective representations, warranties, covenants, obligations or agreements under the Merger Agreement or the Indemnification Agreement, and such breach would cause certain conditions to the closing of the Merger, including those relating to the accuracy of its representations and warranties or performance of its obligations, not to be satisfied as of such date) (a “Parent Breach Termination”);

o	the Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to (and in order to accept) a Superior Proposal and substantially concurrently with such termination the Company enters into such Alternative Acquisition Agreement, provided that such termination right is only available if the Company and the Fir Tree Investors have complied in all material respects with the terms and procedures of the Merger Agreement governing Acquisition Proposals and the “go-shop” more generally, and the Company has paid the Company Termination Fee contemporaneously with such termination (a “Superior Proposal Termination”);

o	if, subject to certain limitations and procedural requirements, any Covered Claim or Appraisal Rights Action (as such terms are defined below) has been commenced or threatened in writing at or before the effective time of the Merger, and (1) the Fir Tree Investors have paid more than (or reimbursed costs, fees or expenses in excess of) $500,000, in the aggregate, in connection with defending against such claim or action and such claim or action seeks monetary damages in excess of $1.0 million or (2) the Fir Tree Investors have paid more than (or reimbursed costs, fees or expenses in excess of) $750,000, in the aggregate, in connection with defending against such claim or action (in each case, an “Adverse Action Termination”);

o	the Fir Tree Investors have paid to or on behalf of the Parent indemnified parties pursuant to the Indemnification Agreement an amount equal to or more than $1.0 million (subject to increase as provided in the Indemnification Agreement) in connection with Covered Claims (as defined below), provided that such termination right is only exercisable by the Company with the consent of the Fir Tree Investors and must be exercised upon the direction of the Fir Tree Holders acting in accordance with their obligations and the applicable requirements under the Merger Agreement and Indemnification Agreement; or

o	if all of the closing conditions have been satisfied (see “—Conditions to the Merger” beginning on page 69), the Company or the Fir Tree Investors deliver a written to notice to Parent requiring that the closing be consummated and the closing fails to occur within three business days after delivery of such notice and the closing conditions continue to be satisfied (a “Parent Failure to Close Termination”).

As used in this information statement, any action by any stockholder of the Company exercising statutory appraisal rights in connection with the Merger is referred to as an “Appraisal Rights Action.”

As used in this information statement, any action by a stockholder of the Company (including any derivative action brought in the name of the Company): (a) against the Company, the Fir Tree Investors and/or their controlling persons in connection with the approval or execution of, performance under, or consummation of the transactions contemplated by, the Merger Agreement or the Indemnification Agreement, or the Fir Tree Investors’ investment in the Company; or (b) against Parent, Merger Sub and/or their controlling persons in connection with the Company’s, the Fir Tree Investors’, Parent’s, Merger Sub’s and/or their controlling persons’ approval or execution of, performance under, or consummation of the transactions contemplated by, the Merger Agreement or the Indemnification Agreement or any other matter covered by clause (a) above, but excluding for all purposes any Appraisal Rights Action, is referred to as a “Covered Claim.”

In the event of termination of the Merger Agreement, the Merger Agreement will become void and have no effect and, subject to any fees and expenses owed as a result of any such termination, there will be no liability on the part of Parent, Merger Sub, Holdco, the Fir Tree Investors or the Company (or of any of their representatives) other than for certain provisions relating to termination fees and expenses and certain other general provisions which survive termination. However, no such termination will relieve any party from liability for any willful or intentional breach of any of its representations, warranties, covenants, obligations or agreements in the Merger Agreement or the Indemnification Agreement.

Termination Fees

Company Termination Fee

The Company has agreed to pay to Parent, contemporaneously with and as a condition to the termination of the Merger Agreement, a termination fee of $4.0 million (without reimbursement of any of Parent’s expenses) if the Company, with the consent of the Fir Tree Investors, or the Fir Tree Investors acting alone effects a Superior Proposal Termination.

The Company has also agreed to pay to Parent, within five (5) business days after termination, a termination fee of $4.0 million (without reimbursement of any of Parent’s expenses) if Parent terminates the Merger Agreement because the written consent containing the Company Required Vote has not been delivered to Parent and the Company by the Fir Tree Investors within 24 hours after the execution of the Merger Agreement (such written consent was delivered on March 20, 2015).

The Company also has agreed to pay to Parent, within five (5) business days after written demand for payment, a termination fee of $4.0 million (without reimbursement of any of Parent’s expenses) if any of the following events occur:

•	a Company Breach Termination is effected, but only if Parent and Holdco do not commence an action to seek specific performance or an injunction with respect to the breach pursuant to which Parent terminated the Merger Agreement; or

•	Parent terminates the Merger Agreement because an Adverse Recommendation Change has occurred, but only if Parent and Holdco do not commence an action to seek specific performance or an injunction with respect to such Adverse Recommendation Change.

The Company has also agreed to pay to Parent, within five (5) business days after written demand for payment, a termination fee of $4.0 million, plus up to $1.0 million of Parent’s expenses, if a Company Failure to Close Termination is effected, but only if Parent and Holdco do not commence an action to seek specific performance or an injunction to cause the Company and the Fir Tree Investors to consummate the closing of the Merger.

The Company has also agreed to pay to Parent, concurrently with the closing or other consummation of the third-party transaction described below, a termination fee of $4.0 million, plus up to $1.0 million of Parent’s expenses, if an Outside Date Termination has occurred; and (i) prior to such termination, any third party has publicly announced, disclosed or otherwise communicated to the Board or the Company stockholders an Acquisition Proposal, or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (in each case with the percentages set forth in the definition of Acquisition Proposal increased to 50%); (ii) within six months after such termination, the Company signs a letter of intent, memorandum of understanding, definitive agreement, contract or any other agreement with respect to the transaction contemplated by such Acquisition Proposal, or any other Acquisition Proposal by such third party or by any third party that is or was an Excluded Party, which is later consummated; and (iii) the aggregate consideration paid to the Fir Tree Investors in such transaction is more than would have been received by the Fir Tree Investors under the Merger Agreement calculated as of the date of such termination.

Upon an Adverse Action Termination, the Company has also agreed to pay to Parent up to $1.0 million of Parent’s expenses. Additionally, if an Adverse Action Termination occurs and (i) prior to such termination, any third party has publicly announced, disclosed or otherwise communicated to the Board or the Company stockholders an Acquisition Proposal, or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; (ii) within six months after such termination, the Company signs a letter of intent, memorandum of understanding, definitive agreement, contract or any other agreement with respect to the transaction contemplated by such Acquisition Proposal, or any other Acquisition Proposal by such third party or by any third party that is or was an Excluded Party, which is later consummated; and (iii) the aggregate consideration paid to the Fir Tree Investors in such transaction is more than would have been received by the Fir Tree Investors under the Merger Agreement calculated as of the date of such termination, then concurrently with such closing of such transaction, the Company will also pay to Parent a termination fee of $4.0 million.

Parent Termination Fee

Parent and Holdco have agreed to pay to the Company, within five (5) business days after written demand for payment, a termination fee of $4.0 million (without reimbursement of any of the Company’s expenses) if a Parent Breach Termination is effected, but only if the Company or the Fir Tree Investors do not commence an action to seek specific performance or an injunction with respect to the breach pursuant to which the Company or the Fir Tree Investors terminated the Merger Agreement.

Parent and Holdco also have agreed to pay to the Company, within five (5) business days after written demand for payment, a termination fee of $4.0 million, plus up to $1.0 million of the Company’s expenses, if a Parent Failure to Close Termination is effected, but only if the Company or the Fir Tree Investors do not commence an action to seek specific performance or an injunction to cause Parent to consummate the closing of the Merger.

Expenses

Except as described above in “The Merger Agreement – Termination Fees” and as otherwise provided in the Merger Agreement and Indemnification Agreement, each party will bear its own expenses in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby, regardless of whether the Merger is consummated.

Remedies

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled under the Merger Agreement. As described above in “The Merger Agreement – Termination Fees,” in certain instances, Parent, Holdco, the Company and/or the Fir Tree Investors are required to choose between receipt of a termination fee and/or expense reimbursement, and the opportunity to seek specific performance or an injunction for a particular breach or other specified event under the Merger Agreement. If a party has commenced an action seeking specific performance or injunctive relief for a particular breach or event under the Merger Agreement, such party is not precluded from seeking payment of a termination fee and/or expense reimbursement for a different breach or event. However, in order to receive payment of a termination fee and/or expense reimbursement under the Merger Agreement, any action for specific performance or injunctive relief initiated by that party must first be dismissed with prejudice.

Amendment; Extension and Waiver

The Merger Agreement may be amended by a written agreement signed by the Company, Parent and Merger Sub at any time prior to the effective time of the Merger. Following the closing of the Merger, the Merger Agreement may be amended only by Parent and the Fir Tree Investors. At any time prior to the effective time of the Merger, the Company, with the consent of the Fir Tree Investors, or the Fir Tree Investors acting alone, on the one hand, and Parent or Merger Sub, on the other, may waive the other party’s compliance with certain provisions of the Merger Agreement or extend the time for performance of such other party’s obligations.

Governing Law

The Merger Agreement and any claims arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

The Indemnification Agreement

This section describes the material terms of the Indemnification Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Indemnification Agreement, a copy of which is attached as Annex E and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Indemnification Agreement that is important to you. The Company encourages you to read the Indemnification Agreement carefully and in its entirety.

On March 20, 2015, concurrently with the execution of the Merger Agreement, the Company, Parent, Merger Sub, Holdco and the Fir Tree Investors entered into the Indemnification Agreement.

Under the Indemnification Agreement, the Fir Tree Investors have agreed to indemnify Parent, Merger Sub and (following the effective time of the Merger) the Company, including certain related persons of each, against losses from certain (i) breaches of the Company’s and the Fir Tree Investors’ representations and warranties contained in the Merger Agreement and the Indemnification Agreement, as applicable, (ii) material breaches of the Company’s and the Fir Tree Investors’ covenants contained in the Merger Agreement and the Indemnification Agreement, (iii) Covered Claims, (iv) Appraisal Rights Actions and (v) tax liabilities.

Indemnification payments required to be made by the Fir Tree Investors under the Indemnification Agreement will be automatically reduced by certain amounts held back under the Company’s Bonus Plan, as further described above in “Interests of Our Directors and Officers in the Merger – Payments under the Company’s 2015 Incentive Bonus Plan” beginning on page 47.

Under the Indemnification Agreement, Parent agrees to indemnify the Fir Tree Investors, including certain related persons, against losses from certain breaches of Parent’s, Merger Sub’s and Holdco’s representations, warranties and covenants under the Merger Agreement and Indemnification Agreement, as applicable, and Holdco agrees to be liable for certain of Parent’s payment obligations under the Merger Agreement.

The foregoing indemnification obligations are each subject to various thresholds and caps specified in the Indemnification Agreement. The Indemnification Agreement also specifies certain procedures for processing indemnification claims.

The Indemnification Agreement also contains certain customary representations and warranties of the Fir Tree Investors and Holdco.

In the Indemnification Agreement, the Fir Tree Investors agree to join as parties to the Merger Agreement and, as a result, have certain rights and obligations thereunder, including, but not limited to:

•	the right to terminate the Merger Agreement under certain circumstances;

•	the right to waive performance by Parent and Merger Sub of their respective obligations;

•	the obligation to comply with the “go-shop” and non-solicitation provisions;

•	the obligation to deliver their approval to the Merger by written consent within 24 hours after the signing of the Merger Agreement, which occurred on March 20, 2015; and

•	the obligation to cooperate in preparing this information statement.

The Support Agreement

This section describes the material terms of the Support Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Support Agreement, a copy of which is attached as Annex F and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. The Company encourages you to read the Support Agreement carefully and in its entirety.

Concurrently with the execution of the Merger Agreement, on March 20, 2015, the Company entered into the Support Agreement with the Fir Tree Investors.

Under the Support Agreement, the Fir Tree Investors have agreed to (i) deliver their approval of the Merger Agreement by written consent within 24 hours after the execution of the Merger Agreement (which occurred on March 20, 2015), (ii) notify the Company promptly of any Acquisition Proposal received by them through the earlier of the consummation of the Merger or termination of the Merger Agreement in accordance with its terms, (iii) consent to the Company publishing and including information regarding the Fir Tree Investors in its SEC filings and press releases and (iv) cooperate reasonably with the Special Committee in connection with the “go-shop” provisions of the Merger Agreement.

The Support Agreement includes customary representations and warranties of the Fir Tree Investors. The Fir Tree Investors also agree to indemnify the Company and certain of its related persons for:

•	any breach of the representations, warranties and covenants of the Fir Tree Investors in the Support Agreement;

•	in certain circumstances, payment of the termination fee and any expense reimbursement that becomes due to Parent under the Merger Agreement; and

•	reasonable attorneys’ fees and expenses paid or incurred by the Company prior to the closing in connection with Covered Claims.

The foregoing indemnification obligations are each subject to various thresholds and caps specified in the Support Agreement. The Support Agreement also specifies certain procedures for processing indemnification claims and also specifies that the Fir Tree Investors have the right, in lieu of certain indemnity obligations under the Support Agreement, to fund the Company in an amount equal to such indemnity obligation (or such greater amount as may be mutually agreed upon by the Company and the Fir Tree Investors) in exchange for debt, equity, or equity-linked financing on terms no less favorable to the Company than any of the financing provided by the Fir Tree Investors to the Company on or before the date of the Support Agreement.

THE FUNDING AGREEMENT

This section describes the material terms of the Funding Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Funding Agreement, a copy of which is attached as Annex G and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Funding Agreement that is important to you. The Company encourages you to read the Funding Agreement carefully and in its entirety.

Concurrently with the execution and delivery of the Merger Agreement, on March 20, 2015, the Company entered into the Funding Agreement with the Fir Tree Investors.

Pursuant to the Funding Agreement, the Fir Tree Investors have agreed to allocate a portion of the Merger Consideration (or, if the Merger Agreement is terminated, pursuant to a third party alternative transaction, the consideration it receives upon the closing of that alternative third party transaction) to the holders of Series B Preferred Stock and Common Stock. The Fir Tree Investors will, within 15 days after the closing date, deposit into an escrow account the sum of $1.75 million plus 25% of the excess, if any, of consideration received by the Fir Tree Investors over $150.0 million in the relevant transaction, subject to certain limitations. The allocation of the escrow amount between the holders of the Series B Preferred Stock and Common Stock will be determined by the Special Committee prior to the closing of the relevant transaction, provided that the allocation to the holders of Common Stock is currently contemplated by the Special Committee to be $0.01 per share of Common Stock held by such holders.

The entitlement of each holder of Series B Preferred Stock and Common Stock to receive such holder’s pro rata share of the escrow amount is subject to such holder’s completion of claims documentation, including a release of legal claims, which will be mailed to all record holders of shares of Series B Preferred Stock and Common Stock after the closing of the Merger or alternative third party transaction. Any amount remaining in the escrow account on the 4 month anniversary of the date the account was funded will be released back to the Fir Tree Investors.

All costs, fees and expenses incurred by the Company relating to the funding and disbursement of the escrow account will be borne by the Fir Tree Investors.

MARKET PRICES OF COMMON STOCK AND
DIVIDEND INFORMATION

The Common Stock is quoted on the OTCBB under the symbol “CIGW.” As of April 2, 2015, there were 85,047,427 shares of Common Stock outstanding, held by approximately 216 stockholders of record. The following table sets forth, for the indicated fiscal periods, the reported intraday high and low sales prices per share of Common Stock, as reported on the OTCBB.

Market Information

	High	Low
Fiscal Year Ended December 31, 2012
1st Quarter	$3.75	$3.00
2nd Quarter	$4.00	$3.00
3rd Quarter	$4.69	$3.70
4th Quarter	$5.00	$4.00
Fiscal Year Ending December 31, 2013
1st Quarter	$5.00	$3.01
2nd Quarter	$4.25	$3.40
3rd Quarter	$4.50	$2.49
4th Quarter	$3.35	$1.01
Fiscal Year Ending December 31, 2014
1st Quarter	$2.10	$1.11
2nd Quarter	$1.26	$0.42
3rd Quarter	$0.825	$0.201
4th Quarter	$0.64	$0.22
Fiscal Year Ending December 31, 2015
1st Quarter	$0.42	$0.02
2nd Quarter (through April 2, 2015)	$0.0296	$0.025

The closing sale price of the Common Stock on March 20, 2015, which was the last trading day before the announcement of the execution of the Merger Agreement, was $0.19 per share. On April [     ], 2015, the most recent practicable date prior to the date that this information statement was mailed to our stockholders, the closing sale price of the Common Stock on the OTCBB was $[    ] per share.

Dividends

We have not paid any dividends on our Common Stock. The terms of the Merger Agreement do not allow us to declare or pay any dividend or other distribution, between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Further, pursuant to the Company’s organizational documents, no dividends may be paid on any shares of Common Stock until all outstanding dividends have been paid to holders of our Series A-1 Preferred Stock and Series B Preferred Stock. Dividends to holders of Series B Preferred Stock are payable on a biannual basis and, in accordance with the Company’s organizational documents, have been accrued over the previous two periods.

DISSENTERS’ RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenters’ rights under Nevada law and is qualified in its entirety by reference to Sections 92A.300 to 92A.500, inclusive, of the NRS which is attached to this information statement as Annex H. Stockholders intending to exercise their dissenters’ rights should carefully review Annex H in its entirety. Failure to follow precisely any of the statutory procedures set forth in Sections 92A.300 to 92A.500, inclusive, of the NRS will result in a termination or waiver of these rights.

Pursuant to Sections 92A.300 to 92A.500, inclusive, of the NRS, holders of shares of Series B Preferred Stock and Common Stock are entitled to dissent to the Merger and may elect to have the Company purchase their pre-merger shares for a cash price that is equal to the “fair value” of such shares, if any, as determined in accordance with the provisions of Sections 92A.300 to 92A.500, inclusive, of the NRS. The fair value, if any, of the shares of any stockholder means the value of such shares immediately before the Merger is effected, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion of any appreciation or depreciation would be inequitable.

This section of the information statement describes the procedures for perfecting your dissenters’ rights. Sections 92A.300 to 92A.500, inclusive, of the NRS are set forth in Annex H to this information statement. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Annex H. If you fail to comply with the procedures specified in Sections 92A.300 to 92A.500, inclusive, of the NRS in a timely manner, you will lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.

Stockholders who perfect their dissenters’ rights by complying with the procedures set forth in Sections 92A.300 to 92A.500, inclusive, of the NRS may have the fair value, if any, of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value, if any. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. In addition, stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the Merger on the amount determined to be the fair value of their shares.

The Merger was approved by written consent of the Company’s stockholders holding a majority of the voting power of all shares of Company capital stock entitled to vote thereon. In order to be eligible to exercise dissenters’ rights under the NRS, you must not have consented to or approved the Merger.

No later than 10 days after the closing of the Merger, the Company will send a written notice to all of the stockholders of record of the Company entitled to dissenters’ rights. The notice will set forth the time period (which may not be less than 30 days nor more than 60 days following the date the notice is delivered) within which you must make a written demand on the Company for payment of the fair value, if any, of your shares, certify whether you acquired beneficial ownership of the shares prior to the date of the first announcement to the news media or to the stockholders of the terms of the Merger and deposit your share certificates, if any, in accordance with the notice.

To maintain eligibility to exercise your dissenters’ rights under Sections 92A.300 to 92A.500, inclusive, of the NRS, you must deliver a written notice of intent to demand payment for your shares if the Merger is effectuated. If you fail to comply with the procedures specified in Sections 92A.300 to 92A.500, inclusive, of the NRS by the deadline set forth in the notice then you will lose your dissenters’ rights. There is no alternative method by which stockholders may properly exercise their dissenters’ rights under the NRS.

Within 30 days after receipt of a demand for payment, the Company must pay to each dissenter who complied with the provisions of Sections 92A.300 to 92A.500, inclusive, of the NRS the amount the Company estimates to be the fair value of such shares, if any, plus interest from the effective date of the Merger. The rate of interest shall be the rate most recently established pursuant to Section 99.040 of the NRS. The payment will be accompanied by the following: (i) a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any; (ii) a statement of the Company’s estimate of the fair value of the shares (if any); and (iii) a statement of the dissenters’ right to demand payment for the difference between the Company’s estimate of the fair value of the shares and the stockholder’s estimate of the fair value of the shares, if any. If the Company does not deliver payment within thirty (30) days of receipt of the demand for payment, the dissenting stockholder may enforce such stockholder’s dissenters’ rights by commencing an action either (i) in the district court of the State of Nevada, or (ii) if the dissenting stockholder resides or has its registered office in Nevada, then in the county where the dissenter resides or has its registered office.

If a dissenting stockholder disagrees with the amount of the Company’s payment, the dissenting stockholder must, within 30 days of such payment, notify the Company in writing of the dissenting stockholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company. If a dissenting stockholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the dissenting stockholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.

If a demand for payment remains unsettled, the Company must commence a proceeding in the district court of the State of Nevada within 60 days after receiving the demand. The Company must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the shares of capital stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable, against the Company, if the court finds that (i) the Company did not substantially comply with the requirements of Sections 92A.300 to 92A.500, inclusive, of the NRS, inclusive, or (ii) against either the Company or a dissenting stockholder, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Sections 92A.300 to 92A.500, inclusive, of the NRS. If the Company fails to commence such a proceeding within the 60-day period, the Company must pay each dissenter whose demand remains unsettled the amount demanded.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights. If the shares of capital stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, the written demand for dissenters’ rights must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.

Pursuant to Section 92A.470 of the NRS, the Company may elect to withhold payment from you if you were not the beneficial owner of shares of Company Stock before March 20, 2015, representing the date of the first public announcement of the Merger.

The foregoing discussion is a description of the material provisions with respect to dissenters’ rights under the NRS and is qualified in its entirety by reference to Sections 92A.300 to 92A.500, inclusive, of the NRS, the full text of which is set forth in Annex H to this information statement. Any stockholder who considers demanding appraisal is advised to consult legal counsel.

Failure to comply with the procedures set forth in Sections 92A.300 to 92A.500, inclusive, of the NRS will result in the loss of dissenters’ rights.

In view of the complexity of in Sections 92A.300 to 92A.500, inclusive, of the NRS, stockholders who may wish to dissent from the Merger and pursue dissenters’ rights should consult their legal advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows, as of April 2, 2015, (a) all persons we know to be “beneficial owners” of more than 5% of the outstanding Common Stock of the Company, and (b) the Common Stock owned beneficially by the Company’s directors and named executive officers and all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown, except as noted. The table also shows the number of shares over which each beneficial owner named below has voting power, and the percentage such voting power represents as of April 2, 2015. The following shares and classes of Company stock were issued and outstanding as of April 2, 2015: 85,047,427 issued and outstanding shares of Common Stock, 515,817.26 issued and outstanding shares of Series A-1 Preferred Stock, 122,098,108 issued and outstanding shares of Series A-2 Preferred Stock and 1,680,492 issued and outstanding shares of Series B Preferred Stock.

Name of beneficial owners	Number of Shares Beneficially Owned		Percentage Ownership(12)	Number of Shares over which Beneficial Owner has Voting Power	Percentage of All Shares Entitled to Vote(13)
Five Percent Stockholders:
Fir Tree Inc. Fir Tree Capital Opportunity (LN) Master Fund, L.P. Fir Tree REF III Tower LLC 505 Fifth Avenue, 23rd Floor New York, New York 10017	130,112,984	(1)	62.8%	130,112,984	62.3%
Housatonic Equity Partners IV, L.L.C. Housatonic Equity Investors IV, L.P. Housatonic Equity Affiliates IV, L.P. One Post Street, Suite 2600 San Francisco, California 94104	8,073,949	(2)	9.5%	8,073,949	3.9%
Wireless Investment Fund AG Seestrasse 1, CH-6330 Cham Switzerland	10,000,000		11.8%	10,000,000	4.8%
Compartment IT2, LP Dipl.oec.Univ. Stephan Brückl Gf MfAM Mobilfunk Asset Management GmbH Potsdamer Platz 11 10785 Berlin Germany	25,289,853	(3)	29.7%	25,289,853	12.1%
Compartment IT5, LP Dipl.oec.Univ. Stephan Brückl Gf MfAM Mobilfunk Asset Management GmbH Potsdamer Platz 11 10785 Berlin Germany	14,200,567	(4)	16.7%	14,200,567	6.8%
Compartment IT9, LP Dipl.oec.Univ. Stephan Brückl Gf MfAM Mobilfunk Asset Management GmbH Potsdamer Platz 11 10785 Berlin Germany	6,841,008	(5)	8.0%	6,841,008	3.3%
Executive Officers and Directors:
Paul McGinn, Chief Executive Officer, President and Director	6,367,890	(6)	7.5%	50,000	*
Grant Barber, Director	189,537	(7)	*	-	-
Gabriel Margent, Director	189,537	(8)	*	-	-
Jarret Cohen, Director (9)	-		-	-	-
Scott Troeller, Director (9)	-		-	-	-
Romain Gay-Crosier, Chief Financial Officer and Treasurer	638,109	(10)	*	-	-
All Executive Officers and Directors as a Group	7,385,073	(11)	8.7%	50,000	*

* Represents less than 1%.

(1)	Fir Tree Inc. has shared dispositive power and shared voting power with respect to 122,098,108 shares of Series A-2 Preferred Stock which, as of April 2, 2015, is convertible on a 1-for-1 basis into 122,098,108 shares of Common Stock. Each of Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC have shared dispositive power and shared voting power with respect to 61,049,054 shares of Series A-2 Preferred Stock which, as of April 2, 2015, are convertible on a 1-for-1 basis into 61,049,054 shares of Common Stock. Fir Tree Inc. is the investment manager to Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC and has the power to exercise all voting rights with respect to the securities. In addition, as of April 2, 2015, as a result of the appointment by the holders of Restricted Stock of Fir Tree Inc. as their proxy and attorney-in-fact pursuant to the Restricted Stock Award Agreements between the Company and such holders, Fir Tree Inc. has the sole power to vote 8,014,876 shares of Restricted Stock, while the restrictions on such shares remain in effect, with respect to all matters to which the holders of Restricted Stock are entitled to vote.

(2)	As reported on its Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2013, Housatonic Equity Partners IV, L.L.C. serves as the sole general partner of each of Housatonic Equity Investors IV, L.P. and Housatonic Equity Affiliates IV, L.P. and has voting and investment control over the 7,718,143 shares of Common Stock owned by Housatonic Equity Investors IV, L.P. and the 355,806 shares of Common Stock owned by Housatonic Equity Affiliates IV, L.P.

(3)	Compartment IT2, LP has dispositive power and voting power with respect to 25,289,853 shares of Common Stock issued on December 31, 2014. Compartment IT2, LP previously held Class A membership interests in Communications Infrastructure Group, LLC (“CiG LLC”), an indirect subsidiary of the Company. On December 31, 2014, pursuant to the Amended and Restated Limited Liability Company Operating Agreement, dated June 30, 2012, as amended (the “CiG LLC Agreement”), of CiG LLC, the Class A membership interests in CiG LLC held by Compartment IT2, LP were automatically exchanged into 25,289,853 shares of Common Stock of the Company at a terminating exchange price of $0.2788 per share (the “IT2 Exchange Shares”). Pursuant to the CiG LLC Agreement, the IT2 Exchange Shares are to be delivered to the Company, on behalf and for the benefit of Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC, and are to be held in trust until so delivered. Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC disclaim beneficial ownership of the IT2 Exchange Shares pursuant to Sections 13 and 16 of the Exchange Act.

(4)	Compartment IT5, LP has dispositive power and voting power with respect to 14,200,567 shares of Common Stock issued on December 31, 2014. Compartment IT5, LP previously held Class A membership interests in CiG LLC. On December 31, 2014, pursuant to the CiG LLC Agreement, the Class A membership interests in CiG LLC held by Compartment IT5, LP were automatically exchanged into 14,200,567 shares of Common Stock of the Company at a terminating exchange price of $0.2788 per share (the “IT5 Exchange Shares”). Pursuant to the CiG LLC Agreement, the IT5 Exchange Shares are to be delivered to the Company, on behalf and for the benefit of Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC, and are to be held in trust until so delivered. Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC disclaim beneficial ownership of the IT5 Exchange Shares pursuant to Sections 13 and 16 of the Exchange Act.

(5)	Compartment IT9, LP has dispositive power and voting power with respect to 6,841,008 shares of Common Stock issued on March 31, 2015. Compartment IT9, LP previously held Class A membership interests in CiG LLC. On March 31, 2015, pursuant to the CiG LLC Agreement, the Class A membership interests in CiG LLC held by Compartment IT9, LP were automatically exchanged into 6,841,008 shares of Common Stock of the Company at a terminating exchange price of $0.0744 per share (the “IT9 Exchange Shares”). Pursuant to the CiG LLC Agreement, the IT9 Exchange Shares are to be delivered to the Company, on behalf and for the benefit of Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC, and are to be held in trust until so delivered. Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC disclaim beneficial ownership of the IT9 Exchange Shares pursuant to Sections 13 and 16 of the Exchange Act.

(6)	Mr. Paul McGinn has sole voting power over 50,000 shares of Common Stock purchased during 2013 at $2.00 per share, and owns 6,317,890 shares of Restricted Stock. Under the terms of the Restricted Stock Awards pursuant to which Mr. McGinn received the Restricted Stock, Mr. McGinn has appointed Fir Tree Inc. to act as his proxy and attorney-in-fact to vote all of his shares of Restricted Stock with respect to all matters to which he is entitled to vote. The shares of Restricted Stock awarded to Mr. McGinn are subject to the vesting and other provisions set forth in the 2014 Equity Incentive Plan and Restricted Stock Awards pursuant to which such shares of Restricted Stock were awarded to Mr. McGinn.

(7)	Mr. Grant Barber owns 189,537 shares of Restricted Stock. Under the terms of the Restricted Stock Awards pursuant to which Mr. Barber received the Restricted Stock, Mr. Barber has appointed Fir Tree Inc. to act as his proxy and attorney-in-fact to vote all of his shares of Restricted Stock with respect to all matters to which he is entitled to vote. The shares of Restricted Stock awarded to Mr. Barber are subject to the vesting and other provisions set forth in the 2014 Equity Incentive Plan and Restricted Stock Awards pursuant to which such shares of Restricted Stock were awarded to Mr. Barber.

(8)	Mr. Gabriel Margent owns 189,537 shares of Restricted Stock. Under the terms of the Restricted Stock Awards pursuant to which Mr. Margent received the Restricted Stock, Mr. Margent has appointed Fir Tree Inc. to act as his proxy and attorney-in-fact to vote all of his shares of Restricted Stock with respect to all matters to which he is entitled to vote. The shares of Restricted Stock awarded to Mr. Margent are subject to the vesting and other provisions set forth in the 2014 Equity Incentive Plan and Restricted Stock Awards pursuant to which such shares of Restricted Stock were awarded to Mr. Margent.

(9)	Each of Messrs. Cohen and Troeller serves as an employee of Fir Tree Inc., which is the investment manager to Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC. However, neither Messrs. Cohen nor Troeller has any sole or shared power to vote or control the disposition of any shares of the Company.

(10)	Mr. Romain Gay-Crosier is deemed to beneficially own 638,109 shares of Restricted Stock. Mr. Gay-Crosier was granted 631,792 shares of Restricted Stock under the 2014 Equity Incentive Plan and Mr. Gay-Crosier’s wife, Ms. Kristin O’Connor, who is an employee of the Company, was granted 6,317 shares of Restricted Stock under the 2014 Equity Incentive Plan. Under the terms of the Restricted Stock Awards pursuant to which Mr. Gay-Crosier and his wife received the Restricted Stock, Mr. Gay-Crosier and his wife have each appointed Fir Tree Inc. to act as his/her proxy and attorney-in-fact to vote all of his/her shares of Restricted Stock with respect to all matters to which he/she is entitled to vote. The shares of Restricted Stock awarded to Mr. Gay-Crosier and his wife are subject to the vesting and other provisions set forth in the 2014 Equity Incentive Plan and Restricted Stock Awards pursuant to which such shares of Restricted Stock were awarded to Mr. Gay-Crosier and Ms. O’Connor. Mr. Gay-Crosier disclaims beneficial ownership with respect to any shares other than the shares owned of record by him.

(11)	The 7,385,073 shares beneficially owned by all executive officers and directors as a group includes shares owned by Paul McGinn, Romain Gay-Crosier (including shares held by his wife, for which he disclaims beneficial ownership), Gabriel Margent and Grant Barber. 7,335,073 shares of Restricted Stock owned by each of the Company’s officers and directors are included three times in the table in accordance with the rules governing disclosure of beneficial ownership (this figure includes 6,317,890 shares of Restricted Stock owned by Mr. McGinn, but does not include 50,000 shares of Common Stock owned by Mr. McGinn, which do not represent Restricted Stock, but rather were purchased by Mr. McGinn and which appear twice in the table). In addition to being shown as owned by the respective officer or director individually, shares owned by each officer and director are also included within the 7,385,073 shares beneficially owned by all executive officers and directors as a group. Of the 7,385,073 shares owned by the executive officers and directors as a group, 7,335,073 (including the shares owned by Mr. Gay-Crosier’s wife) are Restricted Stock, and are therefore also included within the 8,014,876 shares of Restricted Stock over which Fir Tree Inc. has voting power. The 8,014,876 shares of Restricted Stock over which Fir Tree Inc. has voting power include 7,335,073 shares owned by the Company’s officers and directors (including the shares owned by Mr. Gay-Crosier’s wife) and 679,803 shares of Restricted Stock owned by other employees of the Company. When counting these shares of Restricted Stock, Fir Tree Inc. has beneficial ownership of a total of 130,112,984 shares.

(12)	Based on the percentage of the Company's outstanding Common Stock. Shares of the Company's Common Stock subject to options, warrants, convertible securities and other derivative securities, which are currently exercisable or convertible or are exercisable or convertible within 60 days of April 2, 2015, are treated as outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(13)	Based on the percentage of the Company's outstanding Common Stock, Series A-2 Preferred Stock and Series B Preferred Stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and other documents with the SEC. These reports and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website at www.sec.gov.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective date of the Merger. The Company also incorporates by reference the following documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014;

•	Quarterly Reports on Form 10-Q, filed with the SEC on May 15, 2014, August 14, 2014 and November 14, 2014; and

•	Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed with the SEC on August 28, 2014, December 15, 2014, January 8, 2015, January 22, 2015, March 19, 2015, March 23, 2015 and March 24, 2015.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means and within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

CiG Wireless Corp.
11120 South Crown Way, Suite 1

Wellington, FL 33414
Telephone number: (561) 701-8484

Holdco, Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Holdco, Parent and Merger Sub.

Stockholders should not rely on information other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information that is different from that contained in this information statement. This information statement is dated [          ], 2015. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VERTICAL BRIDGE ACQUISITIONS, LLC,

vertical steel merger sub inc.,

AND

CIG WIRELESS CORP.

DATED AS OF MARCH 20, 2015

TABLE OF CONTENTS

A-i

A-ii

Exhibit A Form of Indemnification and Joinder Agreement

Exhibit B Form of Written Consent

Exhibit C Form of Amended and Restated Articles of Incorporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 20, 2015, is entered into by and among Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”), Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and CiG Wireless Corp., a Nevada corporation (the “Company”). Capitalized terms used in this Agreement and not otherwise defined above or in the text below have the meanings given to them in Section 8.09.

WHEREAS, Parent proposed to the board of directors of the Company (the “Company Board”) that Parent acquire the business of the Company by effecting a merger pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a Subsidiary of Parent (the “Merger”);

WHEREAS, the Company Board established a special committee consisting solely of independent directors (the “Special Committee”) to, among other things, consider and evaluate any proposal made to acquire the Company, including the Merger, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, the Special Committee has (a) determined that the Transactions are advisable and are fair to, and in the best interests of, the Company and the holders of Company Capital Stock (other than the Series A Holders) and (b) recommended to the Board that it approves this Agreement, the Indemnification Agreement, the Series A Holders Agreements and the Transactions (such recommendation by the Special Committee, the “Special Committee Recommendation”);

WHEREAS, the Company Board, in consideration of the Special Committee Recommendation and other factors it deemed relevant, has unanimously (a) determined that the terms of this Agreement and the Merger are in the best interests of the Company and fair to the holders of Company Capital Stock, (b) approved, adopted and declared advisable this Agreement and the Merger and (c) resolved to recommend to the holders of Company Capital Stock that such holders approve this Agreement (such recommendation by the Company Board, the “Company Board Recommendation”);

WHEREAS, the sole member of Parent and the board of directors of Merger Sub have unanimously approved the Merger and this Agreement and deem it advisable and in the best interests of such member and the sole stockholder of Merger Sub to consummate the Merger, on the terms and conditions set forth herein;

WHEREAS, pursuant to the terms and conditions set forth herein: (a) each share of Series A-1 Non-Convertible Preferred Stock of the Company, par value $0.00001 per share (the “Series A-1 Preferred Stock”), outstanding immediately prior to the Effective Time will be converted into the right to receive the payments set forth in Section 2.01(b); (b) each share of Series A-2 Convertible Preferred Stock of the Company, par value $0.00001 per share (the “Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock” and such holders thereof, the “Series A Holders”), outstanding immediately prior to the Effective Time will be converted into the right to receive the payments set forth in Section 2.01(b); (c) each share of Series B 6% 2012 Convertible Redeemable Preferred Stock of the Company, par value $0.00001 per share (the “Series B Preferred Stock”), outstanding immediately prior to the Effective Time will be canceled for no consideration; and (d) each share of common stock of the Company, par value $0.00001 per share (“Common Stock” and collectively with the Series A Preferred Stock and Series B Preferred Stock, “Company Capital Stock”) will be canceled for no consideration;

A-1

WHEREAS, pursuant to the terms of the Certificate of Designation, Preferences and Rights of Series A-1 Preferred Stock and Series A-2 Preferred Stock of the Company, dated August 1, 2013 and as amended on February 10, 2015 (the “Series A Certificate of Designation”), the aggregate liquidation preferences of the Series A Preferred Stock is greater than the aggregate Merger Consideration, and as a result, no consideration is payable to or in respect of the Series B Preferred Stock (or any dividends thereon) or the Common Stock;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement and consummate the Merger, the Company, Parent, Merger Sub, Vertical Bridge Holdco, LLC and the Series A Holders have entered into an indemnification and joinder agreement, in the form attached as Exhibit A hereto (the “Indemnification Agreement”); and

WHEREAS, promptly following the execution and delivery of this Agreement (but in any event, within twenty four (24) hours), the Series A Holders will execute and deliver, or cause to be executed and delivered, to the Company and Parent a true, correct and complete copy of an action by written consent, in the form attached as Exhibit B hereto, providing for the adoption of this Agreement by each Series A Holder (the “Written Consent”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of the Nevada Revised Statutes (the “NRS”), Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that unless the parties hereto mutually agree otherwise, the Closing shall not occur until the later of (x) the Solicitation Period End Date and (y) the Window-Shop End Date, if applicable. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

A-2

Section 1.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company shall file the articles of merger (the “Articles of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the NRS, with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) and shall make all other filings required under the NRS in connection with the Merger.  The Merger shall become effective at such date and time as the Articles of Merger are filed with the Nevada Secretary of State or at such subsequent date and time as Parent and the Company shall agree and specify in the Articles of Merger as permitted under the NRS.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub, and all property, real, personal and mixed, shall attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

Section 1.05. Articles of Incorporation and Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended and restated so as to read in their entirety as set forth in Exhibit C hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms or applicable Law.

(b) The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms or applicable Law.

Section 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation, or otherwise as provided by applicable Law.

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Section 1.07. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Capital Stock or any shares of capital stock of Parent or Merger Sub:

(a) Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive:

(i) a portion of the Merger Consideration determined in accordance with the Merger Payout Schedule; plus

(ii) a portion of the Excess Amount, if any, distributable under Section 2.02(e)(iv) as set forth on the Excess/Deficiency Payout Schedule.

Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist (subject to the right to receive the payments set forth in this Section 2.01(b)).

(c) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (together with all dividends), except as provided in Section 2.01(e) in respect of Dissenting Shares, shall no longer be outstanding and shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such shares of Series B Preferred Stock or (y) any such uncertificated shares of Series B Preferred Stock, shall cease to have any rights with respect thereto.

(d) Each share of Common Stock issued and outstanding immediately prior to the Effective Time, except as provided in Section 2.01(e) in respect of Dissenting Shares, shall no longer be outstanding and shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such shares of Common Stock or (y) any such uncertificated shares of Common Stock, shall cease to have any rights with respect thereto.

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(e) Notwithstanding any other provision hereof that may be to the contrary, any stockholder who has not voted its shares in favor of the Merger and who has properly demanded or may properly demand dissenters’ rights in the manner provided by Section 92A.440 of the NRS (“Dissenting Shares”) shall not be canceled pursuant to this Section 2.01 unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such dissenters’ rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by the NRS. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the NRS shall receive payment therefor from the Surviving Corporation in accordance with the NRS; provided, however, that if (i) any such holder of Dissenting Shares shall have failed to establish entitlement to dissenters’ rights as provided in Section 92A.440 of the NRS, or (ii) any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or waives, or fails to perfect or otherwise loses the right to appraisal and payment for shares under the NRS, in each case, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, canceled for no consideration, as provided in this Section 2.01. The Company or the Surviving Corporation, as applicable, shall give Parent and the Series A Holders prompt written notice of any demands received by it for appraisal of any shares of Company Capital Stock and attempted withdrawals of such demands and any other instruments served pursuant to Section 92A.440 of the NRS and received by the Company or the Surviving Corporation, as applicable, and the Series A Holders shall have the right to participate in all negotiations and proceedings with respect to such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent and the Series A Holders, make any payment with respect to, or settle or offer to settle, any such demands, with respect to any holder of Dissenting Shares. The defense, negotiation and settlement, if any, of any Action for dissenters’ rights shall be subject in all respects to the applicable provisions of the Indemnification Agreement.

(f) At least four (4) Business Days prior to the Closing Date, the Series A Holders shall deliver to Parent (i) a schedule (the “Merger Payout Schedule”) showing the allocation of the Merger Consideration among the Series A Holders, in accordance with the terms of the Series A Certificate of Designation, and (ii) a schedule (the “Excess/Deficiency Payout Schedule”) showing the allocation among the Series A Holders, in accordance with the terms of the Series A Certificate of Designation, of the Excess Amount, if any, and the Deficiency Amount, if any. Notwithstanding anything to the contrary herein, each Series A Holder acknowledges and agrees that Parent shall be entitled to rely upon (x) the allocation of Merger Consideration set forth in the Merger Payout Schedule and (y) the allocation of the Excess Amount set forth in the Excess/Deficiency Payout Schedule, and, subject to actual payment of the amounts set forth in the Merger Payout Schedule and the Excess/Deficiency Payout Schedule (if applicable), shall not have any liability to any Series A Holder with respect to any claim that the amounts payable pursuant to the Merger Payout Schedule and the Excess/Deficiency Payout Schedule (if applicable) are incomplete or inaccurate.

Section 2.02. Merger Consideration; Adjustment.

(a) “Merger Consideration” means, an amount, without duplication, equal to (i) $125,000,000, plus (ii) the Closing Capital Expenditures, plus (iii) the Incremental Acquisition Amount, minus (iv) if Closing Working Capital is less than $0, the amount of such shortfall, plus (v) if Closing Working Capital exceeds $0, the amount of such excess, minus (vi) the Closing Indebtedness, minus (vii) the Transaction Costs, minus (viii) the 2015 Bonus Amount, minus (ix) the Excess Severance Cost, minus (x) if the Closing TCF is less than the Lower TCF Threshold, the amount of such shortfall multiplied by the TCF Multiple, plus (xi) if the Closing TCF is more than the Upper TCF Threshold, the amount of such excess multiplied by the TCF Multiple, minus (xii) the Closing Adjustment Amount. Schedule 2.02(a) sets forth in detail an illustrative example of the calculation of the Merger Consideration as of the date hereof. In anticipation of the Closing, the Company and/or the Series A Holders shall update Schedule 2.02(a) and deliver such updated schedule to Parent at least four (4) Business Days prior to the Closing Date as part of the Estimated Closing Statement.

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(b) Other Payments. At the Closing, Parent and Holdco shall, jointly and severally:

(i) pay, or cause to be paid, on behalf of the Company, to each Person to whom any Transaction Costs are payable pursuant to the applicable payoff letters, final invoices or other documentation delivered by the Company to Parent in form and substance reasonably acceptable to Parent not less than four (4) Business Days prior to the Closing Date, to the bank account designated by such Person, by wire transfer of immediately available funds, the amount set forth in the applicable payoff letter, invoice or other documentation;

(ii) pay, or cause to be paid, on behalf of the Company, (A) to the bank accounts designated in the applicable payoff letter delivered pursuant to Section 6.02(c), by wire transfer of immediately available funds, the Payoff Amount and (B) by wire transfer of immediately available funds, the items identified in clauses (b) and (c) of the definition of Closing Indebtedness, to the recipient(s) and bank account(s) set forth in a letter of direction delivered by the Company to Parent at least four (4) Business Days prior to the Closing Date; and

(iii) pay, or cause to be paid, on behalf of the Company, the Severance Costs and the portion of the 2015 Bonus Amount payable at the Closing, by wire transfer of immediately available funds, to the recipient(s) and to the bank account(s) set forth in a letter of direction delivered by the Company to Parent at least four (4) Business Days prior to the Closing Date.

(c) Estimated Closing Statement. At least four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent and the Series A Holders a statement (such statement, the “Estimated Closing Statement”) of: (i) an estimate of the Closing Capital Expenditures; (ii) the Incremental Acquisition Amount; (iii) an estimate of Closing Working Capital; (iv) the Closing Indebtedness; (v) an estimate of the Transaction Costs; (vi) the 2015 Bonus Amount, (vii) the Excess Severance Cost, if any; (viii) an estimate of the Closing TCF; and (ix) the Closing Adjustment Amount. The Merger Consideration payable at the Closing shall be calculated using the amounts set forth in the Estimated Closing Statement. The amount so calculated shall be subject to adjustment after the Closing Date, if any, pursuant to Section 2.02(e); provided, however, that no such adjustment shall affect the finality or effects of the Merger, and shall only entitle the parties to the rights to such adjustment under Section 2.02(e). The Estimated Closing Statement shall be prepared by the Company in accordance with GAAP, as applicable, and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies adopted by the Company in the preparation of the consolidated unaudited balance sheet of the Company, dated December 31, 2014, which is set forth on Section 2.02(c) of the Company Disclosure Schedule, and in accordance with Schedule 8.09(a)(iii). Parent and the Series A Holders shall have a reasonable opportunity to review and consult with the Company and its Representatives with respect to the Company’s preparation of the Estimated Closing Statement and the above amounts and estimates set forth in the Estimated Closing Statement and the Company shall promptly (x) address any arithmetic or calculation errors presented by Parent or the Series A Holders and (y) consider in good faith (but shall have no obligation to adopt or incorporate) any comments made by Parent or the Series A Holders, in each case, with respect to such amounts and estimates prior to the Closing Date.

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(d) Closing Adjustment Statement. Within the seventy-five (75) day period following the Closing Date, Parent shall prepare and deliver to the Series A Holders a statement (the “Closing Adjustment Statement”) of: (i) the Closing Capital Expenditures; (ii) the Incremental Acquisition Amount; (iii) the Closing Working Capital; (iv) the Closing Indebtedness; (v) the Transaction Costs; (vi) the 2015 Bonus Amount; (vii) the Excess Severance Cost, if any; (viii) the Closing TCF; and (ix) the Closing Adjustment Amount. The Closing Adjustment Statement shall be prepared by Parent in accordance with GAAP, as applicable, and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used by the Company in preparation of the Estimated Closing Statement, including as set forth in Schedule 8.09(a)(iii). If no Closing Adjustment Statement is received by the Series A Holders within the seventy-five (75) day period referred to herein, then the Estimated Closing Statement and the estimated amounts of the Closing Capital Expenditures, Closing Working Capital, Transaction Costs and Closing TCF set forth therein shall be deemed to have been accepted by Parent and the Series A Holders and shall become final and binding upon Parent and the Series A Holders.

(e) Disagreement and Resolution.

(i) During the forty-five (45) day period following delivery of the Closing Adjustment Statement to the Series A Holders, if applicable (the “Review Period”), Parent and the Surviving Corporation shall provide the Series A Holders and their Representatives with reasonable access to the relevant books, records and personnel of the Surviving Corporation and Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Closing Adjustment Statement and the calculation of the Closing Capital Expenditures, Closing Working Capital, Transaction Costs and Closing TCF, as may be reasonably necessary to enable the Series A Holders and their respective Representatives to evaluate the accuracy of the matters set forth in the Closing Adjustment Statement; provided, however, that if the independent accountants of Parent have provided the Series A Holders with a customary confidentiality and hold harmless agreement relating to such access to working papers, such independent accountants shall not be obligated to make any working papers available to the Series A Holders unless and until the Series A Holders have signed such agreement within two (2) Business Days of the independent accountant’s request. Such access shall be during normal business hours and in such a manner as shall not unreasonably interfere with the operation of the Surviving Corporation’s business. If the Series A Holders disagree with any aspect of the Closing Capital Expenditures, Closing Working Capital, Transaction Costs or Closing TCF as shown on the Closing Adjustment Statement, then the Series A Holders shall notify Parent in writing (the “Notice of Disagreement”) of such disagreement within forty-five (45) calendar days after delivery of the Closing Adjustment Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. If no Notice of Disagreement is received by Parent on or prior to the expiration date of the Review Period, then the Closing Adjustment Statement and the Closing Capital Expenditures, Closing Working Capital, Transaction Costs and Closing TCF set forth therein shall be deemed to have been accepted by the Series A Holders and shall become final and binding upon Parent and the Series A Holders.

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(ii) During the thirty (30) day period immediately following the delivery of a Notice of Disagreement, if applicable, Parent and the Series A Holders shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement. If Parent and the Series A Holders are unable to resolve all disagreements identified by the Series A Holders in the Notice of Disagreement within thirty (30) calendar days after delivery to Parent of such Notice of Disagreement, then any such remaining disagreements only shall be submitted for final and binding resolution to the Accounting Expert. The Accounting Expert shall serve the role of an expert and not an arbitrator. If any disputed items are referred to the Accounting Expert, Parent and the Series A Holders shall cooperate in good faith with the determination process and the Accounting Expert’s reasonable requests for information, including providing the Accounting Expert with information as promptly as reasonably practicable after its request therefor; provided, however, that that if the independent accountants of Parent or the Series A Holders have provided the Accounting Expert with a customary confidentiality and hold harmless agreement relating to such access to working papers, such independent accountants shall not be obligated to make any working papers available to the Accounting Expert unless and until the Accounting Expert has signed such agreement within two (2) Business Days of the independent accountant’s request. Each party shall be entitled to receive copies of all materials provided by the other to the Accounting Expert in connection with the determination process (subject, in the case of accountant’s working papers, to the execution of a customary confidentiality and hold harmless agreement relating to such access). In making its determination on the disputed items, the Accounting Expert shall make such determinations (A) only in accordance with the standards set forth in this Agreement, (B) only with respect to the disputed items submitted to the Accounting Expert and no other item, (C) on a disputed item by disputed item basis (i.e., not in the aggregate), and (D) where the result of the Accounting Expert’s determination for such disputed item is neither greater than the greatest amount presented by Parent and the Series A Holders to the Accounting Expert with respect to the item in dispute, nor less than the lowest amount presented by Parent and the Series A Holders to the Accounting Expert with respect to the item in dispute, in each case, in the Closing Adjustment Statement or Notice of Disagreement, as applicable. Notwithstanding the foregoing, the Accounting Expert shall have the power to, and shall, conduct discovery as it reasonably deems necessary in order to interpret and enforce this Section 2.02, and otherwise conduct its review. The parties shall comply with all such requests for information from the Accounting Expert. The Accounting Expert shall deliver to Parent and the Series A Holders, as promptly as practicable (but in no event later than thirty (30) calendar days) after it has received all information requested by it from Parent and the Series A Holders, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Expert shall be final and binding in the absence of fraud or manifest computational error. Neither Parent nor the Series A Holders shall have any ex parte conversations or meetings with the Accounting Expert (other than conversations or meetings solely involving the submission of a request for documents or information by the Accounting Expert to such party) without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

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(iii) The fees of the Accounting Expert shall be borne by Parent and Holdco (on a joint and several basis) on the one hand, and the Series A Holders, on the other hand, in such amount(s) as shall be determined by the Accounting Expert based on the proportion that the aggregate amount of disputed items submitted to the Accounting Expert that is unsuccessfully disputed by Parent, on the one hand, or the Series A Holders, on the other hand, as determined by the Accounting Expert, bears to the total amount of such disputed items so referred to the Accounting Expert for resolution.

(iv) The “Final Merger Consideration” shall be calculated by recalculating the Merger Consideration using the Closing Capital Expenditures, Closing Working Capital, Transaction Costs and Closing TCF, each as finally determined in accordance with this Section 2.02(e). If the Final Merger Consideration is less than the Merger Consideration calculated and paid to the Series A Holders on the Closing Date in accordance with Section 2.02(c) (such difference, plus interest calculated pursuant to Section 2.02(e)(v), the “Deficiency Amount”), then, each Series A Holder shall each pay to Parent, by wire transfer of immediately available funds, its respective portion of the Deficiency Amount determined in accordance with the Excess/Deficiency Payout Schedule. If the Final Merger Consideration is greater than the Merger Consideration calculated and paid to the Series A Holders on the Closing Date in accordance with Section 2.02(c) (such difference, plus interest calculated pursuant to Section 2.02(e)(v), the “Excess Amount”), then, Parent and Holdco shall, jointly and severally, pay to each Series A Holder, by wire transfer of immediately available funds, the Excess Amount determined in accordance with the Excess/Deficiency Payout Schedule.

(v) Interest; Timing and Method of Adjustment Payment. Any payment to be made to Parent or the Series A Holders pursuant to Section 2.02(e)(iv) shall include interest on the excess or deficiency, as applicable, at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment. Any cash payment to be made pursuant to Section 2.02(e)(iv) shall be paid within five (5) Business Days of the final determination of such adjustments by wire transfer of immediately available funds to one or more accounts as shall be designated by Parent or the Series A Holders, as the case may be, at least two (2) Business Days prior to the date that such payment is to be made. In the event that the Final Merger Consideration has not been determined on or prior to the ninetieth (90th) day following delivery of a Notice of Disagreement, any undisputed portion of the Closing Capital Expenditures, Closing Working Capital, Transaction Costs and Closing TCF shall be paid by Parent, Holdco or the Series A Holders, as applicable, within five (5) Business Days after such date, by recalculating the Merger Consideration using, for any undisputed portions of the Closing Capital Expenditures, Closing Working Capital, Transaction Costs and Closing TCF, the amounts as were included respectively in the Estimated Closing Statement. Any such amounts paid shall reduce the Deficiency Amount or Excess Amount, in each case as applicable and if any, paid to Parent or the Series A Holders, as applicable, pursuant to Section 2.02(e)(iv).

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Section 2.03. Exchange Procedures for Series A Holders.

(a) Exchange of Certificates. In connection with the Closing, each Series A Holder holding a certificate or certificates, which prior to the Effective Time represented shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, shall deliver such certificates, endorsed in blank together with duly executed stock powers transferring the shares represented by such certificates, to Parent. Upon surrender of such instruments to Parent, the holder of such certificate shall be entitled to receive in exchange therefor solely such amounts from Parent and Holdco, on a joint and several basis, pursuant to Section 2.01(b) hereof, and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Series A-1 Preferred Stock or Series A-2 Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the certificate so surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such certificate or to establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each certificate for Series A Preferred Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable payments pursuant to Section 2.01(b), without interest. No interest will be paid or will accrue on cash payable upon the surrender of any such certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any certificated or uncertificated shares are presented to the Surviving Corporation for transfer, they shall be canceled, if applicable, against delivery of cash to the holder thereof, as provided in this ARTICLE II.

(b) Lost Certificates.  If any certificate representing shares of Series A Preferred Stock shall have been lost, stolen or destroyed, upon the making of an affidavit in form and substance reasonably acceptable to Parent of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the provision of a reasonably suitable indemnity, in form and substance reasonably acceptable to Parent, against any claim that may be made against it with respect to such certificate, then Parent and Holdco shall, on a joint and several basis, deliver in exchange for such lost, stolen or destroyed certificate the applicable payments pursuant to Section 2.01(b) with respect thereto.

Section 2.04. Treatment of Equity-Based Awards.

(a) As of the Effective Time, each share of restricted stock (“Restricted Stock”) granted under any Company Plan, including without limitation, the Company’s 2014 Equity Incentive Plan (the “Equity Plan”) outstanding immediately prior to the Effective Time, whether or not then vested, will be canceled and extinguished and no consideration shall be paid in exchange therefor, and, as of the Effective Time, no holder or former holder of Restricted Stock will have any rights with respect to such Restricted Stock.

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(b) Prior to the Effective Time, the Company Board or an appropriate committee thereof will adopt such resolutions and the Company will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.04, including giving any required notice and obtaining any consent required under the terms of the Equity Plan, all Contracts governing the terms of all Restricted Stock and under any other plan or arrangement to which the Company is a party or by which the Company may be bound; provided, however, that any notices, consents or other approvals shall not be sent to any holder of Restricted Stock unless and until Parent has reviewed and approved (such approval not to be unreasonably withheld, conditioned or delayed), within a reasonable amount of time all notices, consents or other approvals and related documentation to such holder in connection with the actions contemplated by this Section 2.04.

Section 2.05. Withholding. Notwithstanding anything to the contrary contained in this Agreement, the Company, Parent, the Surviving Corporation, and any other applicable withholding agent shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts that may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law; provided, however, that prior to making any such deduction or withholding with respect to payments for Company Capital Stock, the applicable withholding agent shall provide notice to the affected recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding tax. The withheld amounts shall be paid over to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports filed or furnished and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are similarly predictive or forward-looking in nature or with respect to any disclosure set forth in Sections 3.02, 3.03 and 3.07(b)) or as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, the specific section or subsection of this Agreement to which the information stated in such disclosure relates and such other sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub, as follows:

Section 3.01. Corporate Organization. The Company and each of the Subsidiaries of the Company (collectively, the “Company Subsidiaries”) is a corporation, limited liability company, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (where such concept is recognized under applicable Law) and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Section 3.01 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification or licensing is necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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Section 3.02. Capitalization.

(a) The authorized Company Capital Stock consists of (i) 205,000,000 shares of preferred stock, $0.00001 par value per share, of which (A) 1,200,000 shares have been designated Series A-1 Preferred Stock, (B) 200,000,000 shares have been designated Series A-2 Preferred Stock, and (C) 1,700,000 shares have been designated Series B Preferred Stock and (ii) 300,000,000 shares of Common Stock. The number of issued and outstanding shares of each class of Company Capital Stock as of the close of business on March 20, 2015 (the “Measurement Date”) is set forth in Section 3.02(a) of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth in this Section 3.02(a) and for changes after the Measurement Date resulting from the vesting or forfeiture of awards described in Section 3.02(b), there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company. Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no voting trusts, stockholder agreements, proxies or other agreement or understandings in effect with respect to the voting or transfer of the Company Capital Stock. None of the Company or any Company Subsidiary own beneficially or of record any Company Capital Stock.

(b) As of the Measurement Date, the number of shares of Restricted Stock issued and outstanding pursuant to the Equity Plan (including each outstanding award of Restricted Stock granted pursuant to the Equity Plan, including, as applicable, the holder, date of grant, and number of shares of Restricted Stock subject thereto) and the number of shares of Common Stock authorized and reserved for future issuance pursuant to the Equity Plan is set forth in Section 3.02(b)(i) of the Company Disclosure Schedule. Except as set forth in the Charter Documents or Section 3.02(b)(ii) of the Company Disclosure Schedule, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

(c) The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Charter Documents. Except as set forth in the Charter Documents and as set forth on Section 3.02(c) of the Company Disclosure Schedule, the Company has no obligation to purchase, redeem, exchange, convert or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

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(d)

(i) Section 3.02(d)(i) of the Company Disclosure Schedule sets forth for each Company Subsidiary (A) its name and jurisdiction of formation and (B) the amount and type of issued and outstanding shares, partnership, limited liability company or other equity interests (together with the names of the holders thereof and the amount held by each such holder). All of the issued and outstanding capital stock, partnership, limited liability company or other equity interests, as the case may be, of the Company Subsidiaries have been duly authorized, validly issued, fully paid and, if applicable, are nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth in Section 3.02(d)(i) of the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries has good and valid title to all of the issued and outstanding capital stock, partnership, limited liability company or other equity interests, as the case may be, of each of the Company Subsidiaries, in each case free and clear of all Liens (other than Permitted Encumbrances).

(ii) Except as set forth on Section 3.02(d)(ii) of the Company Disclosure Schedule, there are no outstanding obligations, options, warrants, convertible securities or, to the Knowledge of the Company, other rights, agreements, arrangements or commitments of any kind relating to the capital stock, partnership or other interests, as the case may be, of the Company Subsidiaries. Except as set forth on Section 3.02(d)(ii) of the Company Disclosure Schedule, there are no obligations, rights, agreements, arrangements or commitments of any kind obligating any Company Subsidiary to issue, sell or exchange any shares of capital stock of, or any other interest in, any Company Subsidiary. Except as set forth on Section 3.02(d)(ii) of the Company Disclosure Schedule, there are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock or partnership or other interests in such Company Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth on Section 3.02(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the capital stock, partnership or other interests, as the case may be, of any Company Subsidiary.

(iii) None of the Company Subsidiaries directly or indirectly (A) owns, of record or beneficially, any outstanding voting securities or other interests in any Person or (B) controls any other Person, in each case other than its Subsidiaries.

Section 3.03. Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated by this Agreement and such Ancillary Documents, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by receipt of the Company Required Vote. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is party, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by receipt of the Company Required Vote. This Agreement and the Ancillary Documents to which the Company is party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a proceeding in equity or at law) or (b) the exercise by courts of equity powers (collectively, the “Bankruptcy and Equity Exception”).

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Section 3.04. No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.04(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Documents to which it is party do not, and the performance of this Agreement and such Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Charter Documents, or the amended and restated bylaws of the Company, dated as of November 9, 2014 (the “Company Bylaws”), or the certificate of incorporation, bylaws or other equivalent organizational documents of any of the Company Subsidiaries, (ii) subject to the filings and other matters described in Section 3.04(b), conflict with or violate any Law applicable to the Company or any of the Company Subsidiaries or their respective properties or assets in any material respect, (iii) result in the creation or imposition of any Lien upon any of the Company’s or Company Subsidiaries’ properties, assets or any Company Capital Stock or capital stock of any Company Subsidiary or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of any Material Contract, Tenant Lease, Ground Lease or Option Lease, except in the case of clauses (iii) and (iv), for such breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and the Ancillary Documents to which it is party do not, and the performance of this Agreement and such Ancillary Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) any applicable requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder (collectively, the “Securities Laws”), including, assuming receipt of the Company Required Vote as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Company Capital Stock of an information statement (the “Information Statement”) prepared pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the Merger and the other transactions contemplated hereby (which shall also satisfy the requirements of Section 92A.430 of the NRS), (ii) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to the NRS and (iii) those set forth on Section 3.04(b) of the Company Disclosure Schedule, except, in each case, where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole, or would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

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Section 3.05. SEC Filings and Financial Statements; Internal Controls.

(a) Except as set forth on Section 3.05(a) of the Company Disclosure Schedule, the Company has filed with, or furnished to, the SEC all forms, reports, statements, schedules and other materials required to be filed with, or furnished to, the SEC pursuant to the Exchange Act or other Securities Laws since January 1, 2013 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Form 8-K, but excluding any exhibits filed therewith to the extent the information set forth therein is not incorporated by reference into such report, schedule, form, prospectus, registration, proxy or other statement, the “SEC Reports”).

(b) The consolidated financial statements of the Company included in the SEC Reports (including the related notes thereto) (i) have been prepared from the books and records of the Company and the Company Subsidiaries, (ii) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto and except, in the case of unaudited quarterly statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) applied on a consistent basis during the periods involved, and (iv) fairly present in all material respects the consolidated financial position, the consolidated results of operations, the consolidated stockholders’ equity and the consolidated cash flows of the Company and the Company Subsidiaries as of the dates thereof or for the periods presented therein, as applicable (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Except as set forth on Section 3.05(c) of the Company Disclosure Schedule, since January 1, 2013, the Company has been in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 applicable to the Company. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 3.06. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Information Statement or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Company Capital Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement and any other filings required under the Securities Laws relating to the Merger, as the case may be, will comply as to form in all material respects with the Securities Laws. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

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Section 3.07. Absence of Certain Changes.

(a) Except as set forth on Section 3.07(a) of the Company Disclosure Schedule, since the Last Balance Sheet Date, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

(b) Since the Last Balance Sheet Date, there has been no event, condition, fact, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) Since the Last Balance Sheet Date, there has not been any action taken or committed to be taken by the Company or any Company Subsidiary which, if taken following the execution of this Agreement, would have required the consent of Parent pursuant to Section 5.01(d) or Section 5.01(m).

Section 3.08. No Undisclosed Liabilities. There are no liabilities of the Company or any of the Company Subsidiaries that, if known, would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto), other than those: (a) incurred by the Company or any of the Company Subsidiaries since the Last Balance Sheet Date in the ordinary course of business consistent with past practice; (b) arising out of or in connection with any matter reflected or reserved against in the consolidated balance sheet of the Company, dated September 30, 2014 and included in the SEC Reports filed prior to the date hereof; (c) incurred in connection with the transactions contemplated hereby or by any Ancillary Document; (d)  described in Section 5.01 of the Company Disclosure Schedule; (e) set forth on Section 3.08 of the Company Disclosure Schedule or (f) liabilities or obligations (whether absolute, accrued, contingent or otherwise) which, individually or in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole.

Section 3.09. Litigation. Except as set forth on Section 3.09 of the Company Disclosure Schedule, there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, assessments, inquiries or investigations (whether civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary or any of their respective assets or properties, except, in each case, for those that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries taken as a whole. None of the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets is or are subject to any order, writ, injunction, judgment or decree of any Governmental Entity (an “Order”), except for those that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries taken as a whole.  As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any Order imposed or binding upon the Company or any Company Subsidiary, in each case, by or before any Governmental Entity, that seeks to enjoin, or would reasonably be likely to have the effect of preventing, making illegal or otherwise interfering with, the Merger or any other transactions contemplated hereby, except for those that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

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Section 3.10. Compliance with Law; Permits. The businesses of the Company and the Company Subsidiaries are, and since January 1, 2013 have been, conducted in all material respects in compliance with all applicable Laws or Orders, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole. The Company and each of the Company Subsidiaries has in full force and effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate the Tower Sites and to carry on its business as now conducted, and the Company and each of the Company Subsidiaries is in compliance with the terms of such Permits, except for those failures or non-compliances that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company and each of the Company Subsidiaries make no representation or warranty whatsoever regarding the existence of, status of, or requirement for any Permit relative to the Development Tower Sites, it being understood and acknowledged that the Development Tower Sites are being conveyed as-is, where-is, and with all faults.

Section 3.11. Material Contracts.

(a) Section 3.11 of the Company Disclosure Schedule lists the following Contracts, other than Tenant Leases, Ground Leases, Easements, and Option Leases, to which, as of the date of this Agreement, the Company or any of the Company Subsidiaries is a party or by which any them is bound:

(i) any Contract that is filed or would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness;

(iii) any Contract that requires or is reasonably likely to result in (x) annual payments to or from the Company or any of the Company Subsidiaries of more than $100,000 or (y) aggregate payments to or from the Company or any of the Company Subsidiaries of more than $200,000;

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(iv) any Contract that prohibits the payment of dividends or distributions in respect of Company Capital Stock or the capital stock or other equity interests of the Company Subsidiaries, prohibits the pledging of Company Capital Stock or the capital stock or other equity interests of any of the Company Subsidiaries or prohibits the issuance of guarantees by the Company or any of the Company Subsidiaries;

(v) any Contract that materially restricts the ability of the Company or any Affiliate thereof to compete in any business or with any Person in any geographical area or to solicit customers, clients or employees, or grants any exclusive rights or any right of first refusal or right of first offer or similar right (including with respect to the sale of any assets of the Company or any Company Subsidiary);

(vi) any Contract relating to any acquisition, divestiture, merger or similar transaction that (A) could result in payments by the Company and the Company Subsidiaries in excess of $1,000,000 or (B) has continuing indemnification, “earn-out” or other contingent payment obligations in excess of $250,000;

(vii) any Contract granting a Lien, other than a Permitted Encumbrance, upon any material asset owned by the Company or any Company Subsidiary;

(viii) any Contract for the lease of any material real or personal property;

(ix) any operations and maintenance agreement or similar agreement;

(x) any construction agreement or similar agreement providing for any payment by the Company or any Company Subsidiary in excess of $500,000;

(xi) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits;

(xii) any Contract providing for the purchase of more than $1,000,000 of Tower Sites;

(xiii) any material Contract relating to Intellectual Property (excluding non-exclusive licenses in the ordinary course of business);

(xiv) any Contracts upon which the Company’s business is substantially dependent or the termination or cancellation of which would reasonably be expected to have a Material Adverse Effect; and

(xv) any outstanding commitment to enter into any Contract of the type described in clauses (i) through (xiv) of this Section 3.11(a).

Each such Contract described in clauses (i) through (xv) is referred to herein as a “Material Contract.”

(b) The Company has previously furnished or made available to Parent true and complete copies of each Material Contract and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or as set forth on Section 3.11(b) of the Company Disclosure Schedule, (i) subject to the Bankruptcy and Equity Exception, each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, and is enforceable against the Company or the Company Subsidiary, as applicable, in accordance with its terms, and, to the Knowledge of the Company, is a legal, valid and binding obligation of the other parties thereto, and (ii) there is no default, breach or violation under any Material Contract by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no condition exists or event has occurred that with the lapse of time or the giving of notice or both would constitute a default, breach or violation thereunder by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit the termination, modification or acceleration by the other party thereto.

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Section 3.12. Tax Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have prepared and filed all income and other material Tax Returns that they were required to file and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes due and owing by the Company and each of the Company Subsidiaries have been timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries.

(b) No deficiency with respect to a material amount of Taxes has been proposed, asserted, or assessed in writing against the Company or any of the Company Subsidiaries which has not been fully paid or adequately reserved in accordance with GAAP in the Company’s most recent financial statements.

(c) All material Taxes which the Company and the Company Subsidiaries are obligated to withhold have been properly withheld and fully paid.

(d) None of the Company or any of the Company Subsidiaries have been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) None of the Company or any of the Company Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or Tax indemnity agreement.

(f) None of the Company or any of the Company Subsidiaries is or has been a member of any consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) or has any material liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as transferee or successor, by Contract or otherwise.

(g) None of the Company or any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) change in accounting method for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), or (vi) election under Section 108(i) of the Code.

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(h) There is no audit or other administrative or court proceeding (including any examination, investigation, dispute or claim) pending with any Governmental Entity concerning any material Tax liability of the Company or any of the Company Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the Company or the directors, officers and managers of the Company and the Company Subsidiaries have knowledge based upon personal contact with any agent of such authority. No written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries do not file a Tax Return that such Person is or may be subject to Taxation by that jurisdiction. None of the Company or any of the Company Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(i) Except as set forth on Section 3.12(i) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries is a party to any agreement, contract, arrangement, or plan that has could reasonably be expected to result, separately or in connection with any subsequent event(s), (i) in any payment or benefit that would constitute an “excess parachute payment” within the meaning of Code Section 280G or (ii) in any payment of any amount that will not be fully deductible as a result of Code Section 162(m) (or any comparable provision of state, local or foreign Law). Except as set forth on Section 3.12(i) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries is party to, or is otherwise obligated to gross-up, indemnify or otherwise reimburse any current or former employee, director or independent contractor for any Tax incurred by such current or former employee, director or independent contractor, including under Code Sections 409A or 4999 (or any corresponding provision of state or local Law relating to Tax), or any interest or penalty related thereto. None of the Company or any of the Company Subsidiaries is a party to or bound by any tax allocation or sharing agreement.

(j) None of the Company or any of the Company Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

Section 3.13. Employee Matters; Benefits.

(a) Section 3.13(a) of the Company Disclosure Schedule lists all material Company Plans. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, the Company has furnished or made available a current, true and complete copy of each Company Plan (or, to the extent no such copy exists, an accurate description of the material terms) and, with respect to any Company Plan, a current, true and complete copy of, to the extent applicable, (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) for the three (3) most recent years, the (A) Forms 5500 and attached schedules and (B) annual reports, if any, required under ERISA or the Code, (iv) copies of any final Code Section 280G calculation prepared with respect to any employee, director or independent contractor of the Company in connection with the transactions contemplated by this Agreement (together with the underlying documentation on which such calculation is based) and (v) the most recently received Internal Revenue Service (the “IRS”) determination or opinion letter for each Company Plan intended to qualify under Section 401(a) of the Code.

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(b) Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to or been required to contribute to, or otherwise had any liability or obligation with respect to, any employer pension benefit plan that is a defined benefit plan as defined in Section 3(35) of ERISA or is subject to Title IV or Section 302 of ERISA or Code Sections 412 or 4971. None of the Company Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) and neither the Company nor any ERISA Affiliate had at any time sponsored or contributed to, has been required to contribute to, or otherwise has any liability or obligation with respect to, any multi-employer plan. No Company Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA. No Company Plan provides retiree health, disability, or life insurance benefits or coverage to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Law.

(c) Each Company Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No action, claim or proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding. No non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Plan. To the Knowledge of the Company, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Entity are pending, threatened or in progress. For each Company Plan with respect to which a Form 5500 has been filed, no change has occurred with respect to the matters covered by the most recent Form since the date thereof.

(d) Each Company Plan and any corresponding trust intended to qualify under Section 401(a), Section 501(a) or Section 401(k) of the Code is so qualified and has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to the qualification of each such Company Plan and the trust related thereto as to its qualified status under the Code that is currently valid (or an application for such a determination is currently pending before the IRS), and to the Knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to cause the revocation of such letter or the loss of such qualification.

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(e) Each Company Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and associated Treasury Department guidance, if any, has been, since January 1, 2005, in operational compliance, and, since January 1, 2009, in documentary compliance, with Section 409A of the Code.

(f) No material strike, work stoppage, slowdown, lockout, arbitration or grievance is pending or, to the Knowledge of the Company, threatened with respect to any of the employees of the Company. No employee of the Company or any of the Company Subsidiaries is party to a collective bargaining agreement, nor is any such agreement presently being negotiated by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations relating to employment. Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)), could reasonably be expected to: (i) result in any payment or benefit (including severance or unemployment compensation) becoming due to any employee, officer, director, manager or independent contractor of the Company or any of the Company Subsidiaries, (ii) increase the amount of any compensation or benefits otherwise payable under any Company Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Closing Date, or (vi) directly or indirectly cause the Company to transfer or set aside any assets to fund any Company Plan.

Section 3.14. Environmental Compliance.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule:

(i) the Company and the Company Subsidiaries are in material compliance with all, and have not violated in any material respect any, applicable Environmental Laws;

(ii) the Company and the Company Subsidiaries (excluding independent contractors or service providers) have not caused any release or threatened release and, to the Knowledge of the Company, there has been no other release or threatened release of, any pollutant, substance, contaminant or toxic or hazardous material, chemical, waste, or petroleum or any fraction thereof, including petroleum products, polychlorinated biphenyls, or asbestos, that is defined or regulated as a pollutant or contaminant or as hazardous, toxic, dangerous, or terms of similar meaning by or pursuant to any Environmental Law (each a “Hazardous Substance”) on, upon, into or from any Tower Site or Leased/Owned Development Tower Site during the Company’s or any Company Subsidiary’s ownership or operation of such Tower Site or Leased/Owned Development Tower Site and, to the Knowledge of the Company, at any time prior thereto;

(iii) neither the Company nor any Company Subsidiary has used, stored, managed, treated, released, disposed of, or arranged for the disposal of, any Hazardous Substance in a manner that could result in any material impact on the Company or any Company Subsidiary;

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(iv) neither the Company nor any Company Subsidiary has received any written notice that it is a “potentially responsible party” under any Environmental Law or that the Company or any Company Subsidiary is in violation of any Environmental Law or has any liability under or pursuant to any Environmental Law or regarding any Hazardous Substance;

(v) no Tower Site or Leased/Owned Development Tower Site is currently or, to the Knowledge of the Company, has ever been designated, under any Environmental Law as a treatment, storage and/or disposal facility, nor has the Company or any Company Subsidiary or, to the Knowledge of the Company, any other Person ever applied for a Permit or other authorization from a Governmental Entity designating any Tower Site or Leased/Owned Development Tower Site as a treatment, storage or disposal facility, under any Environmental Law; and

(vi) neither the Company nor any Company Subsidiary has assumed or retained, by Contract or operation of law, any liabilities or other obligations under or regarding any Environmental Law or regarding any Hazardous Substance that could result in any material impact on the Company or any Company Subsidiary.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth each report of any Phase I or Phase II or other environmental site assessment, environmental audit, environmental investigation, or other environmental review regarding any Tower Site that has been obtained by, or is otherwise in the possession or control of, the Company or any Company Subsidiary. The Company has provided or made available to Parent true and complete copies of each such report and any reports that it has in its possession or, to the Knowledge of the Company, within its control, with respect to any of the Development Tower Sites.

Section 3.15. Insurance. Set forth on Section 3.15 of the Company Disclosure Schedule is an accurate and complete list of (x) all insurance policies and insurance bonds which cover the Company and the Company Subsidiaries or their businesses, properties, assets or employees, other than Title Insurance Policies (the “Insurance Policies”) and (y) all Title Insurance Policies. The Insurance Policies are valid, binding and enforceable, all premiums thereon have been paid, and the Company and the Company Subsidiaries are otherwise in compliance with the terms and provisions of the Insurance Policies. The Company does not have any fronting or self-insured insurance policies and none of the Insurance Policies are subject to retrospective premium adjustments. Except as set forth on Section 3.15 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not received any notice of cancellation or notice of any amendment (including any premium increase) for any of the Insurance Policies. None of the Company or any of the Company Subsidiaries has received any correspondence or communication, and to the Knowledge of the Company, there is no basis for any correspondence or communication, from any of the insurance companies who issued the Insurance Policies denying coverage or reserving rights under any such Insurance Policies. The Company and each of the Company Subsidiaries has timely submitted all claims under the Insurance Policies, and all such submissions have been true and correct as and when submitted, and supplemented to the extent necessary to avoid any denial or reduction in coverage. The Company and each of the Company Subsidiaries has submitted to the appropriate insurance company all notices of circumstances with respect to any matters or set of facts that could become a claim under any of the Insurance Policies. Section 3.15 of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all pending claims and the claims history of the Company and the Company Subsidiaries during the past three (3) years, including with respect to insurance obtained but not currently maintained.

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Section 3.16. Title to Assets.

(a) Owned Property. Section 3.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property and interests in real property owned in fee by the Company or any of the Company Subsidiaries (collectively, the “Owned Real Property”), identifying the record owner and address thereof. Other than the Owned Real Property, neither the Company nor any of the Company Subsidiaries owns a fee interest in any real property. Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, either the Company or a Company Subsidiary has good and marketable title in fee simple to all Owned Real Property free and clear of all Liens except for: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens imposed by applicable Law arising or incurred in the ordinary course of business or for amounts not yet past due or being diligently contested in good faith, if reserves of appropriate provisions shall have been made therefor; (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty; (iii) Liens affecting the interest of the grantor of any easements benefiting any Owned Real Property or leased real property which were not granted by or consented to by the Company or any of the Company Subsidiaries; (iv) Liens that secure indebtedness under the Company’s Credit Agreement on the Owned Real Property or leased real property, which shall be released at Closing upon the payment of the Payoff Amount; (v) Liens, imperfections, minor defects or irregularities in title, easements, claims, rights-of-way, covenants, restrictions, reversionary interests, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted; (vi) zoning, building and other similar codes and regulations which are not violated by the current use and occupancy of the assets subject thereto; (vii) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) other statutory Liens securing payments not yet due; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements that secure or are related to indebtedness reflected in the SEC Reports; (x) mortgages, deeds of trust, security interests or other Liens that secure or are related to indebtedness reflected in the SEC Reports; (xi) any non-monetary matters recorded in the public records or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate, provided that any such matters do not and would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted; (xii) Liens pursuant to Tenant Leases for which there exists no default; (xiii) those matters appearing on the Title Insurance Policies and (xiv) other Liens, if any, arising in the ordinary course of business which do not impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted (collectively, “Permitted Encumbrances”). To the Knowledge of the Company, there is no pending legal proceeding to take by eminent domain any material part of any Owned Real Property, and neither the Company nor any of the Company Subsidiaries has received written notice of any threatened legal proceeding to take by eminent domain any material part of any Owned Real Property.

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(b) Personal Property. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, the Company or a Company Subsidiary has good and marketable title to all personal property owned by them which is material to the business of the Company and the Company Subsidiaries, taken as whole, in each case free and clear of all Liens, other than Permitted Encumbrances and Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the personal property to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.

(c) Leased Property. Except for the Tenant Leases, the Ground Leases, the Easements and the Option Leases, or any other agreement with respect to the Development Tower Sites and as set forth on Section 3.16(c) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has any leasehold, license, easement and/or other possessory interest in any real property, whether as lessor or lessee, sublessor or sublessee and/or licensor or licensee.

Section 3.17. Intellectual Property. Section 3.17 of the Company Disclosure Schedule lists all Intellectual Property registrations and applications and material unregistered Intellectual Property owned by the Company and the Company Subsidiaries. Such items are valid and subsisting and solely owned by the Company or a Company Subsidiary, as applicable, free and clear of all Liens other than Permitted Encumbrances. The Company and the Company Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted. Except as set forth in the SEC Reports and except where such violations or infringements would not have, either individually or in the aggregate, a Material Adverse Effect: (a) there are no rights of third parties to any such Intellectual Property; (b) to the Knowledge of the Company, there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or, to the Knowledge of the Company, threatened Action by others challenging the Company’s and the Company Subsidiaries’ rights in or to any such Intellectual Property, and to the Knowledge of the Company, there are no facts which would form a reasonable basis for any such claim; (d) there is no pending or, to the Knowledge of the Company, threatened Action by others challenging the validity or scope of any such Intellectual Property; (e) there is no pending or, to the Knowledge of the Company, threatened Action by others that the Company and/or any of the Company Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other Intellectual Property of others, and to the Knowledge of the Company, there is no other fact which would form a reasonable basis for any such Action; and (f) there have been no material breaches or violations of the Company’s and the Company Subsidiaries’ material information technology systems and software (and the data contained therein).

Section 3.18. Utilities and Access. To the Knowledge of the Company, the utility services currently available to the Tower Sites are adequate for the present use of the Tower Sites and are being supplied by utility companies pursuant to contracts or tariffs that are valid and enforceable against the Company, and no Action is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any fact, event or circumstance existing or potentially existing, which, individually or in the aggregate, would result in the termination of the present access from the Tower Sites to such utility services. To the Knowledge of the Company, the Company or a Company Subsidiary has obtained all easements and rights-of-way that are reasonably necessary for ingress and egress to and from each Owned Real Property and each Tower Site that is the subject of a Ground Lease or Option Lease, and no Action is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any fact, event or circumstance existing or potentially existing, which, individually or in the aggregate, would have the effect of terminating or limiting such access.

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Section 3.19. Ground Leases; Option Leases. Section 3.19 of the Company Disclosure Schedule sets forth each Ground Lease and Option Lease. The Company has provided or made available to Parent true and complete copies of each Ground Lease and Option Lease related to the Tower Sites. The Company makes no representation regarding the existence or enforcement of any Contract with regard to the Development Tower Sites that would otherwise constitute a Ground Lease or Option Lease hereunder. The Company or a Company Subsidiary has good and valid leasehold title to the real property subject to the Ground Leases and the Improvements on any Tower Sites, free and clear of all Liens other than Permitted Encumbrances. (a) The Ground Leases and Option Leases in connection with Tower Sites are in full force and effect, enforceable in accordance with their terms, and valid and binding on the parties thereto, except as enforceability may be limited by the Bankruptcy and Equity Exception; (b) the Company or a Company Subsidiary is in actual possession of the leased premises under the Ground Leases; (c) the Company or a Company Subsidiary has paid or cause to be paid the rent set forth in the Ground Leases on a current basis and there are no past due amounts for rent or other fees or charges or unpaid deposits or claims against any deposits and neither the Company nor any Company Subsidiary is obligated to pay any additional rent, charges or other amounts to any of the Ground Lessors for any period subsequent to the Closing Date; (d) the Company has not received written notice from or given written notice to any Ground Lessor claiming that such Ground Lessor or the Company or the Company Subsidiary party thereto is in material default under any Ground Lease, which has not been cured, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default; (e) neither the Company nor any Company Subsidiary nor any other party to a Ground Lease has violated in any material respect any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Ground Lease; and (f) the Company has not received written notice from or given written notice to any other party to an Option Lease for a Tower Site of the termination of such Option Lease.

Section 3.20. Easements. Section 3.20 of the Company Disclosure Schedule sets forth each Easement relating to the Tower Sites other than (a) those which neither the Company nor any Company Subsidiary has any ongoing financial obligation for rent or other use charges, or (b) those which are non-exclusive. The Company has provided or made available to Parent true and complete copies of the documents governing each Easement. The Company or a Company Subsidiary has a good and valid right to use, possess, occupy or access the real property subject to the Easements and the Improvements thereon, each of which is free and clear of all Liens other than Permitted Encumbrances. The Company has not given written notice to or received written notice from any Person claiming that the Company or the Company Subsidiary granted such Easement is in default under any Easement, which has not been cured, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default. Furthermore, (i) each Easement is in full force and effect, enforceable in accordance with its terms, and valid and binding on the parties thereto, and has not been materially amended or modified; (ii) the Company or one of the Company Subsidiaries is in actual possession of the easement area under each of the Easements; and (iii) neither the Company nor any Company Subsidiary is obligated to pay any rent, charges or other amounts under any of the Easements for any period subsequent to the Closing Date.

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Section 3.21. Tenant Leases. Section 3.21 of the Company Disclosure Schedule sets forth a list of each Tenant Lease. The Company has provided or made available to Parent true and complete copies of each Tenant Lease. The Tenant Leases and the Improvements thereon are free and clear of all Liens other than Permitted Encumbrances. (a) Each Tenant Lease entered into by the Company or a Company Subsidiary has been duly authorized, executed and delivered by the Company or a Company Subsidiary, and to the Knowledge of the Company, each of the other parties thereto and is in full force and effect, enforceable in accordance with its terms, and is valid and binding on the parties thereto, except as enforceability may be limited by the Bankruptcy and Equity Exception; (b) each existing Tenant has accepted possession of its premises under its Tenant Lease; (c) the Company or one of the Company Subsidiaries enjoys peaceful and undisturbed possession of the real property encumbered by the Tenant Leases; (d) the Company is collecting or causing to be collected the rent set forth in each Tenant Lease on a current basis and there are no past due or prepaid amounts thereunder; (e) neither the Company nor any Company Subsidiary nor any other party to a Tenant Lease, has violated in any material respect any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Tenant Lease; (f) the Company has not given written notice to any Tenant claiming that the Tenant is in default under its Tenant Lease, which has not been cured, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; (g) the Company has not received written notice from any Tenant claiming that the Company is in default under the Tenant Lease, or claiming that there are defects in the Improvements, which default or defect remains in any manner uncured; (h) the Company has not received written notice from any Tenant asserting any claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Tenant Lease and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such claim, offset or defense; (i) the Company has not received or given written notice of cancellation, termination, non-renewal or rejection in bankruptcy of any Tenant Lease; and (j) other than the Tenant Leases, to the Knowledge of the Company, there are no leases, subleases, licenses or other occupancy agreements (written or oral) which grant any possessory interest in or to the Tower Sites or the Improvements thereon, or which grant other rights with respect to the use of any of the Tower Sites or Improvements thereon.

Section 3.22. Acquisition Pipeline. As of the date of this Agreement, the Company is not a party to any definitive written agreements relating to the acquisition by the Company or any of the Company Subsidiaries of (a) any property that, upon such acquisition, would become an Owned Site or a Ground Lease, or (b) any ownership interests in any entity that owns, leases or operates any property that, upon such acquisition, would become an Owned Site or a Ground Lease, in each case, with respect to any such agreements (or group of related agreements) relating to the acquisition of property or ownership interests with a value in excess of $100,000.

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Section 3.23. Per Tower Data. Section 3.23 of the Company Disclosure Schedule was derived from the books, records and processes of the Company maintained in the ordinary course of business and consistent with past practice and in accordance with industry standards, and sets forth the following items with respect to each Tower Site as of the date of this Agreement:

(a) each Tower, address, approximate height and Tower-type category;

(b) the Tenant Lease number and the identity of each subtenant to the Tower of such Tower Site and the periodic net revenue currently being billed related to the subtenants on the Tower of such Tower Site along with the commencement date of the Tower lease and the frequency, basis of calculation (either fixed amount or percentage) and amount of any rent escalation clauses associated with the Tenant Lease; and

(c) the periodic amount of ground lease expense currently paid by the Company.

Section 3.24. Related Party Transactions. Except as set forth on Section 3.24 of the Company Disclosure Schedule, (a) none of the Series A Holders, any record or beneficial owner of more than five percent (5%) of any class or series of Company Capital Stock nor any of their respective controlled Affiliates (other than the Company and the Company Subsidiaries) is a party to any Contract with the Company or any of the Company Subsidiaries and (b) none of the officers, directors or managers of either the Company or any of the Company Subsidiaries (i) owns any interest in, directly or indirectly, in whole or in part, any property, asset or right which is used in the business of the Company and the Company Subsidiaries, (ii) has outstanding Indebtedness or similar obligations to the Company or any Company Subsidiary, (iii) owns a material interest in, directly or indirectly, or is a manager, director, officer, employee, partner or consultant of any competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any Company Subsidiary or (iv) directly or indirectly has an interest in or is a party to any Contract with the Company or any Company Subsidiary.

Section 3.25. Opinion of Financial Advisor. The Special Committee has received the opinion of Duff & Phelps, LLC, dated as of March 19, 2015, to the effect that, as of such date, and based upon and subject to the assumptions and limitations contained therein, the consideration to be received by the public stockholders of the Company (other than Parent and affiliates of Parent and the Series A Holders) and affiliates of the Series A Holders in the Transactions is fair from a financial point of view to such stockholders (without giving effect to any impact of the Transactions on any particular stockholder other than in its capacity as a stockholder). A copy of such opinion shall be delivered to Parent solely for informational purposes as promptly as practicable following the execution of this Agreement. Such opinion has not been withdrawn or revoked or otherwise modified in any material respect prior to the execution and delivery of this Agreement. The Company has been authorized by Duff & Phelps LLC to permit the inclusion of such opinion in the Information Statement.

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Section 3.26. Brokers. Other than Duff & Phelps, LLC and Duff & Phelps Securities, LLC, no broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Special Committee. Other than the payment of any Transaction Costs due at or promptly after Closing pursuant to the engagement or other agreements between the Company, any Company Subsidiary, the Company Board or the Special Committee and any broker, finder or investment banker (the “Engagement Letters”), neither the Company nor any of the Company Subsidiaries will have any ongoing obligations or liabilities pursuant to the Engagement Letters after the Effective Time, other than customary indemnification obligations.

Section 3.27. Takeover Statutes. Assuming the accuracy of the representation and warranty made in Section 4.09(a), the Company has taken all actions necessary to render the restrictions of any “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation, including Sections 78.378 – 78.3793 of the NRS and Sections 78.411-78.444 of the NRS (each, a “Takeover Statute”), or any anti-takeover provision in the Charter Documents or the Company Bylaws, inapplicable to the Merger, the Ancillary Documents or the other transactions contemplated hereby or thereby.

Section 3.28. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and to the Series A Holders, as follows:

Section 4.01. Corporate Organization.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  Each of Parent and Merger Sub has the requisite power and authority to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where such qualification or licensing is necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.02. Authority for this Agreement.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its respective obligations hereunder and thereunder and to consummate the Merger and other transactions contemplated by this Agreement and such Ancillary Documents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which each is a party, and the consummation by each of them of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability or corporate action on the part of each of Parent and Merger Sub, and no other corporate or limited liability company proceedings, and no other votes or approvals of any class of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or the Ancillary Documents or to consummate the Merger or the other transactions contemplated hereby or thereby. This Agreement and the Ancillary Documents to which Parent and Merger Sub are party have been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitute the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as enforceability thereof may be limited against Parent or Merger Sub by the Bankruptcy and Equity Exception.

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Section 4.03. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents to which Parent and Merger Sub are party do not, and the performance of this Agreement and such Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub, (ii) subject to the filings and other matters described in Section 4.03(b), conflict with or violate any Law applicable to any of Parent or Merger Sub or their respective properties or assets in any material respect, (iii) result in the creation or imposition of any Lien upon any of Parent’s or Merger Sub’s properties, assets or equity interests, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of any material Contract to which any of Parent or Merger Sub is a party, except in the case of clauses (iii) and (iv), for such breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(b) The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents to which Parent and Merger Sub are party do not, and the performance of this Agreement and such Ancillary Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby by Parent and Merger Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) any applicable requirements of the Securities Laws, including, assuming receipt of the Company Required Vote as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Company Capital Stock of the Information Statement prepared pursuant to Section 14(c) of the Exchange Act, regarding the Merger and the other transactions contemplated hereby (which shall also satisfy the requirements of Section 92A.430 of the NRS), and (ii) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to the NRS.

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Section 4.04. Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Information Statement or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Company Capital Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or the Series A Holders expressly for inclusion or incorporation by reference therein.

Section 4.05. Brokers.  No broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.06. Financial Capability; No Financing Condition.  Parent has access to and will continue to have access to at all times, and will cause Merger Sub to have, prior to and at the Effective Time, (a) sufficient sources of immediately available funds to pay all amounts required to be paid by Parent or Merger Sub pursuant to this Agreement and the transactions contemplated hereby, on the terms and conditions set forth herein, including the Merger Consideration and Parent’s and Merger Sub’s costs and expenses in connection herewith and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder. Parent has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities. Parent understands that its obligations to effect the Merger and the other transactions contemplated hereby are not conditioned upon the availability to Parent of financing.

Section 4.07. Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent.  Merger Sub was formed specifically for the transactions contemplated hereby and has conducted no operations and incurred no liabilities or obligations other than in connection with its formation and the transactions contemplated hereby.

Section 4.08. Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any Order imposed or binding upon Parent or Merger Sub, in each case, by or before any Governmental Entity, that seeks to enjoin, or would reasonably be likely to have the effect of preventing, making illegal or otherwise interfering with, the Merger or any other transactions contemplated hereby, except for those that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.09. Ownership of Company Shares; Investment Intention.

(a) None of Parent or Merger Sub or any of their respective controlled Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Company Capital Stock.

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(b) None of Parent, Merger Sub or any of their respective controlled Affiliates has used, is using, or has any current intention to use, any Tower Assets or any similar tower site or asset other than for rental to third parties or investment purposes.

Section 4.10. Independent Decisions; No Other Company Representations or Warranties.  Each of Parent and Merger Sub: (a) is represented by competent legal counsel; (b) has knowledge and experience in financial and business matters; (c) has the capability of evaluating the merits and risks of investing in the Company and the Company Subsidiaries; (d) is not in a disparate bargaining position with the Company or the Series A Holders; and (e) has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries.  Parent and Merger Sub acknowledge that they and their Representatives have (i) been permitted reasonable access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries which they and their Representatives have desired or requested to see and/or review and (ii) had reasonable opportunities to meet with the officers and employees of the Company and the Company Subsidiaries and to discuss the business and assets of the Company.  Except for the representations and warranties set forth in ARTICLE III, Article IV of the Indemnification Agreement or in the officer’s certificates delivered pursuant to Section 6.02(a) or (b), Parent and Merger Sub hereby acknowledge that none of the Company, any Company Subsidiary, the Series A Holders or any of their respective shareholders, members, directors, officers, managers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses or operations, including with respect to any information provided or made available to Parent or Merger Sub.

Section 4.11. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company or its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and/or the Company Subsidiaries and their business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub take full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of the Company Subsidiaries, or any of their respective shareholders, members, directors, officers, managers, employees, Affiliates, advisors, agents or Representatives, with respect thereto.

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ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01. Conduct of Business of the Company. From the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly permitted, contemplated or required by this Agreement or required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, including maintaining its Tower Assets, (ii) use commercially reasonable efforts to preserve intact the business organization of the Company and the Company Subsidiaries, and to preserve the current relationships of the Company and the Company Subsidiaries with Governmental Entities, customers, suppliers and other Persons with which the Company or any Company Subsidiary has material business relationships and (iii) if applicable, use any proceeds of insurance recovered to repair or replace any Tower Assets in the event of any damage, loss, destruction or theft to such Tower Assets (provided that the Company shall not be required to make any such repairs or replacement in the event that no insurance proceeds are recovered and, provided, further, that the Merger Consideration shall not be subject to reduction for any such damage, loss, destruction or theft).  In addition to and without limiting the generality of the foregoing, except as required by applicable Law or expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the Company Subsidiaries not to:

(a) make, adopt or propose any change to the Charter Documents or Company Bylaws or organizational documents of a Company Subsidiary;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock or other equity interests (other than dividends or distributions declared, set aside, made or paid by any wholly-owned Company Subsidiary to the Company or to another wholly-owned Company Subsidiary or to the Series A Holders pursuant to the Charter Documents, which in the case of any cash dividends or distributions shall be paid prior to the Closing), (ii) split, combine, subdivide or reclassify any of its capital stock or other equity interests or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, convertible into, or denominated with reference to, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or any of the Company Subsidiaries, or any other rights, warrants or options to acquire any such shares or interests except for purchases, redemptions or other acquisitions of capital stock or other securities required (or permitted in connection with any net share settlement or Tax withholding) by the terms of any Company Plans or any award thereunder;

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(c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, restricted stock, restricted stock units, performance units, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) other than additional shares of Series A Preferred Stock to the Series A Holders pursuant to the Charter Documents or the issuance to the Series A Holders of additional shares of Series A Preferred Stock or promissory notes on terms no less favorable to the Company than the Notes, in each case solely for fair value and solely for the purpose of financing the ongoing operating expenses of the Company and the Company Subsidiaries and other actions the Company is permitted to take without the consent of Parent pursuant to this Section 5.01, payments required in connection with the Development Tower Sites, and payment obligations with respect to out-of-pocket costs, fees and expenses incurred by the Company and the Company Subsidiaries arising in connection with or related to this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, prior to the Closing;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, or acquire any Tower Assets that fulfill the Outside OCB Criteria;

(e) (i) sell, lease, license, subject to a Lien (other than Permitted Encumbrances or transfers between or among the Company and/or any wholly-owned Company Subsidiaries), or otherwise surrender, relinquish, allow to lapse or expire or dispose of any properties or assets (tangible or intangible) with a value or purchase price in the aggregate in excess of $100,000, other than in the ordinary course of business consistent with past practice or the transfer of any properties or assets to the Company or a wholly-owned Company Subsidiary or (ii) take any other action intended to convert any long-term asset of the Company or any Company Subsidiary into a Current Asset;

(f) except as otherwise permitted by this Agreement (including with respect to the acquisition of Tower Assets pursuant to subclause (d) above), make any capital expenditures or commitments that will create or result in commitments in respect of capital expenditures in excess of the limitations set forth in Schedule 8.09(a)(ii); provided, however, that the Company shall be permitted to make expenditures or commitments that exceed those set forth in Schedule 8.09(a)(ii) (i) by an amount not to exceed $50,000 with respect to any individual Tower Site or Tower Development Site and (ii) by an amount not to exceed (x) $300,000 in the aggregate with respect to all Tower Sites and Development Tower Sites if the Closing occurs within ninety (90) days of the date of this Agreement or (y) $500,000 in the aggregate with respect to all Tower Assets and Development Tower Sites if the Closing has not occurred within ninety (90) days of the date of this Agreement;

(g) (i) make any loans, advances or capital contributions to, or investments in, any Person other than (x) loans, advances or capital contributions to, or investments in, any of the Company Subsidiaries, (y) as required pursuant to any existing Contract, or (z) advances for out-of-pocket expenses to employees in the ordinary course of business consistent with past practice, or (ii) create, incur, guarantee or assume any Indebtedness, other than additional indebtedness to the Series A Holders permitted pursuant to Section 5.01(c);

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(h) (i) increase the compensation or benefits under, or increase or accelerate contributions with respect to, any Company Plan, other than in the ordinary course of business, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan as currently in effect on the date of this Agreement or terminate any Company Plan or establish any additional benefit plan that would be a Company Plan, if it were in existence as of the date of this Agreement, (ii) hire any new employee of the Company or any Company Subsidiary that would receive an annual salary in excess of $200,000, or hire any new employees of the Company or any Company Subsidiary that would receive annual salaries in excess of $500,000 in the aggregate, or that upon or following termination of employment could be entitled to any payment or benefit from the Company or any Company Subsidiary (including severance or unemployment compensation paid by the Company or any Company Subsidiary) becoming due to any such employee in an amount greater than three (3) times any such employee’s monthly base salary, at the rate in effect immediately prior to termination of employment (excluding payment of any accrued but unpaid base salary, other compensation, or paid time off, such amounts or benefits that such employee is otherwise entitled to receive under the terms of any employee benefit plan, reimbursement for unreimbursed business expenses properly incurred by such employee, and other amounts or benefits otherwise required to be paid or provided pursuant to applicable Law), (iii) waive any performance condition, or accelerate the vesting conditions, applicable to any compensatory award, in each case, except as required by terms of this Agreement or as required by applicable Law or the terms of a Company Plan to which the Company or any of the Company Subsidiaries is a party as currently in effect on the date of this Agreement and set forth in Section 5.01 of the Company Disclosure Schedule or (iv) amend, modify, terminate or waive any provision of the Company’s 2015 Incentive Bonus Plan or any grant thereunder;

(i) settle or compromise any Action in any manner that requires the payment of more than $100,000 individually or $200,000 in the aggregate or enter into any consent, decree, injunction, restrictive covenant or similar restraint or form of equitable relief in settlement of any Action, other than (i) any Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Reports solely for consideration consisting of a cash payment, (iii) as provided in Section 5.09(b) or (iv) any Adverse Action, subject to the terms, conditions and restrictions set forth in the Indemnification Agreement;

(j) (i) make, change or rescind any express or deemed material election relating to Taxes, (ii) settle or compromise any material Action relating to Taxes or surrender any right to obtain a material Tax refund or credit, offset or other reduction in Tax liability, (iii) enter into any closing agreement with respect to any material Taxes, (iv) file any amendment to any Tax Return with respect to any material amount of Taxes, (v) agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, or (vi) change any method of accounting for Tax purposes or change any Tax accounting period; except, in each case as is required by applicable Law;

(k) other than in the ordinary course of business consistent with past practice, enter into, renew, extend, amend or terminate any Material Contract (or any Contract that would have been a Material Contract had it been entered into prior to the date of the Agreement);

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(l) other than in the ordinary course of business consistent with past practice, enter into, amend, renew, extend or terminate a Tenant Lease or Ground Lease (or any Contract that would have been a Tenant Lease or Ground Lease had it been entered into prior to the date of the Agreement);

(m) change in any material respect any financial reporting or accounting methods, principles or practices of the Company or any Company Subsidiary, except for any such change required by applicable Law or GAAP;

(n) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(o) add, subtract, modify or relocate any Improvements or Communications Equipment from the Tower Site, other than routine maintenance or replacement of existing equipment with similar equipment and in accordance with the ordinary course of business consistent with past practice, subject to the rights of the Tenants under the Tenant Leases to install or collocate antennas and other equipment;

(p) amend or modify in any material respect, or terminate (other than at its stated expiration date), any of the Permits held by it as of the date hereof, except for continued prosecution of Permits for Tower Sites and prospective Tower Sites in the ordinary course of business;

(q) enter into any collective bargaining agreement or other agreement with any labor organization;

(r) adopt a “shareholder rights plan” or “poison pill”; or

(s) enter into a definitive written agreement or legally obligate itself to take any of the actions set forth in clauses (a) through (r) of this Section 5.01.

The acquisition of any additional Tower Assets that fulfill the Outside OCB Criteria shall require the prior written approval of the Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to making any request for approval, the Company shall have entered into a letter of intent with respect to the acquisition of such Tower Assets, which may be conditioned on receipt of Parent’s approval and a copy of which shall be provided to Parent prior to any related request for approval. Notwithstanding the foregoing, in the event that Parent fails to respond in writing to any request for approval of any such acquisition or request for approval pursuant to the first sentence of this paragraph or Section 5.01(d), within five (5) Business Days of the Company’s delivery of request therefor, Parent shall be deemed to have approved such acquisition of such Tower Asset. In the event that Parent expressly denies any such request for approval of an acquisition of a Tower Asset, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire any direct or indirect interest or rights in or to any or all the Tower Assets covered by such request until the earlier of (x) nine (9) months after the date of the Company’s initial request for approval and (y) the Closing Date. Notwithstanding the foregoing, nothing in this Section 5.01 shall (A) prevent Parent from acquiring any Tower Assets which Parent is actively pursuing (whether alone or as part of a larger portfolio of Tower Assets) at the time of the Company’s initial request for approval relating to such Tower Assets or (B) prevent the Company from, or require the Company to obtain Parent’s consent prior to, acquiring title to the land upon which any Tower (and/or any buildings, structures, other improvements and facilities) is located.

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The Company shall not, and shall cause the Company Subsidiaries not to, take any action following the delivery of the Estimated Closing Statement that would cause the amounts set forth on the Estimated Closing Statement for the Closing Indebtedness, the 2015 Bonus Amount or the Excess Severance Cost to be inaccurate as of the Closing.

Section 5.02. Written Consent; Information Statement.

(a) Promptly following the execution and delivery of this Agreement, and in no event later than twenty four (24) hours after such execution and delivery, the Series A Holders shall deliver to the Company and Parent the Written Consent satisfying the Company Required Vote. Notwithstanding the delivery of the Written Consent, the Company Board may take and continue (and the Written Consent may provide that the Company Board may take and continue), as a board or through any duly constituted committee, all actions contemplated by Section 5.03 or otherwise by this Agreement with respect to any Acquisition Proposal. The Company shall comply with the NRS, the Charter Documents and the Company Bylaws and the Exchange Act in connection with the Written Consent, including (i) preparing and delivering the Information Statement to the holders of Company Capital Stock as required by the Exchange Act and Section 5.02(b) below and (ii) giving notice of the availability of dissenters’ rights in accordance with Section 92A.430 of the NRS to the holders of Company Capital Stock not executing the Written Consent, together with any additional information required by the NRS. The parties agree and acknowledge that the Written Consent shall be void and of no further effect simultaneously upon any termination of this Agreement in accordance with the terms hereto.

(b) As promptly as reasonably practicable after delivery to the Company and Parent of the Written Consent (and in any event within fourteen (14) calendar days after the date hereof), the Company, with the reasonable cooperation of Parent and the Series A Holders, shall prepare, and the Company shall file with the SEC, the preliminary Information Statement in form and substance reasonably satisfactory to each of the Company, Parent and the Series A Holders relating to the Merger and the other transactions contemplated hereby. Parent, Merger Sub and the Series A Holders shall cooperate with the Company in the preparation of the preliminary Information Statement, the definitive Information Statement and any amendments thereto. Parent and Merger Sub shall furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act, and the Series A Holders shall furnish to the Company the information relating to the Series A Holders required by the Exchange Act. The Company shall use its reasonable best efforts, after consultation with Parent and the Series A Holders, to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement, to cause the Information Statement to be promptly filed with the SEC in definitive form under the Exchange Act and to promptly cause the Information Statement in definitive form to be mailed to the holders of Company Capital Stock as promptly as reasonably practicable (and in any event within five (5) Business Days after the latest of (i) confirmation from the SEC that it has no further comments on the preliminary Information Statement, (ii) confirmation from the SEC that the preliminary Information Statement is otherwise not to be reviewed, or (iii) expiration of the ten (10) calendar day period after preliminary filing in the event the SEC does not notify the Company of its intention to comment on the preliminary Information Statement); provided, however, that the Company shall consider any reasonable comments received by it from Parent or the Series A Holders, unless prohibited by Law. The Company shall notify Parent and the Series A Holders promptly (and in any event no more than one (1) Business Day after) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Company, Parent and the Series A Holders shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to the holders of Company Capital Stock, as promptly as reasonably practicable, such amendment or supplement. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to review by Parent and the Series A Holders as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of the Company Capital Stock; provided, however, that the Company shall consider any and all reasonable comments received by it from Parent or the Series A Holders, unless prohibited by Law. The Company shall provide Parent and the Series A Holders and their respective counsel the opportunity to participate in all discussions or meetings (whether in-person, telephonic or otherwise) with the SEC. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement pursuant to this Section 5.02(b).

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Section 5.03. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on the thirty-fifth (35th) calendar day after the date of this Agreement (the “Solicitation Period End Date”), the Company (and the Company Board or any committee thereof, including the Special Committee) and the Company Subsidiaries and their respective Representatives shall have the right to, directly or indirectly: (i) initiate, solicit, facilitate, whether publicly or otherwise, and encourage any Acquisition Proposal or any inquiry, discussion offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) provide access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement executed by the Person receiving such non-public information (provided that any information regarding any Ground Lease will have the ground owner information redacted); (iii) grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company and the Company Subsidiaries solely to the extent necessary to permit such Third Party to make or amend an Acquisition Proposal or otherwise engage with the Company in discussions regarding an Acquisition Proposal or a proposal that could reasonably be expected to lead to an Acquisition Proposal; and (iv) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

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(b) Subject to Section 5.03(e), from the time immediately following the Solicitation Period End Date (and, with respect to subclauses (iii) and (iv) of this Section 5.03(b), from and after the execution and delivery of this Agreement) until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company (and the Company Board or any committee thereof, including the Special Committee) shall not, and shall cause the Company Subsidiaries and shall direct its and their respective Representatives not to, and the Series A Holders shall not and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly engage in or knowingly facilitate or knowingly encourage the submission of any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) other than solely informing Persons of the existence of this Section 5.03, enter into, continue, or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries to any Third Party in connection with an Acquisition Proposal or any inquiry, discussion, offer proposal or request that constitutes, or could reasonably be expected to lead to an Acquisition Proposal; (iii) except substantially concurrently with a termination under, and as contemplated by, Section 7.01(d)(ii), enter into any Contract contemplating an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon or terminate its obligations under this Agreement (an “Alternative Acquisition Agreement”); or (iv) (A)  qualify, withhold, withdraw or modify, or publicly propose to qualify, withhold, withdraw or modify, in a manner adverse to Parent and/or Merger Sub, the Company Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend, to the holders of Company Capital Stock, an Acquisition Proposal, or (C) fail to recommend against any Acquisition Proposal which is subject to Regulation 14D or the Exchange Act in any Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal (any action described in this clause (iv), an “Adverse Recommendation Change”). Except as expressly permitted pursuant to Section 5.03(c) and subject to the following sentence, on the Solicitation Period End Date (and thereafter), the Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, and the Series A Holders shall, and shall cause their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal. Notwithstanding the commencement of the obligations under this Section 5.03(b), if, as of the Solicitation Period End Date, the Company is engaged in discussions or negotiations with one or more Excluded Parties regarding a Qualified Acquisition Proposal, from and after the Solicitation Period End Date until 11:59 p.m. (New York City time) on the tenth (10th) calendar day after Solicitation Period End Date (the “Window-Shop End Date”), the Company (and the Company Board or any committee thereof, including the Special Committee, (x) may continue to engage in the activities described in clauses (i) and (ii) of the first sentence of this Section 5.03(b) with any Excluded Party and (y) is not required to comply with the immediately preceding sentence, in each case, with any Excluded Party (but only for so long as such Excluded Party remains an Excluded Party), including with respect to any amended or revised Acquisition Proposal submitted by that Excluded Party; provided, however, that if the Company Board (or any committee thereof, including the Special Committee) determines as contemplated by Section 5.03(e)(iii) that any Qualified Acquisition Proposal constitutes a Superior Proposal and the Company delivers the notice contemplated by Section 5.03(e)(iv) in respect of such Acquisition Proposal on or before the Window-Shop End Date (as may be extended or further extended in accordance with this Section 5.03(b)), then the Window-Shop End Date shall be extended (but solely with respect to such Acquisition Proposal (and any amendment, modification or supplement thereto) for two (2) calendar days following the final four (4) Business Day or two (2) Business Day period, as applicable, contemplated by Section 5.03(e)(iv) and Section 5.03(e)(v) (but only so long as the Company is in material compliance with Section 5.03(e))).

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(c) Notwithstanding anything in this Section 5.03 to the contrary, at any time after the execution of this Agreement and prior to the later of (x) the Solicitation Period End Date and (y) the Window-Shop End Date (as may be extended or further extended in accordance with Section 5.03(b)), if any, in response to a bona fide written Acquisition Proposal (or any amendment, modification or supplement thereto) from any Third Party that is not withdrawn and that did not result from a material breach of Section 5.03(b) and that the Company Board, or a duly authorized committee thereof, including the Special Committee, determines in good faith (after consultation with the Company’s or such committee’s financial advisor and outside legal counsel) constitutes, or could reasonably be expected to lead to, a Superior Proposal (any such Acquisition Proposal, including those received on or before the Solicitation Period End Date, a “Qualified Acquisition Proposal”), the Company, directly or indirectly through its Representatives, or the Series A Holders, may (i) engage in negotiations or discussions with such Third Party and its Representatives and/or (ii) furnish to such Third Party or its Representatives public or non-public information relating to the Company or any of the Company Subsidiaries, subject and pursuant to an Acceptable Confidentiality Agreement executed by such Third Party prior to receiving such non-public information; provided that any such non-public information furnished to any such Third Party or its Representatives shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Third Party or its Representatives. Notwithstanding anything to the contrary set forth in this Section 5.03, prior to making the determination required by the foregoing sentence that such Acquisition Proposal (or any such amendment, modification or supplement thereto) constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company and its Representatives, or the Series A Holders, may contact the Person making such Acquisition Proposal to clarify the material terms and conditions of such Acquisition Proposal.

(d) From the date of this Agreement until the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms, the Company shall notify Parent as soon as reasonably practicable (and, in any event, within forty-eight (48) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal (or any material written amendment, modification or supplement thereto), which notice shall include (i) the identity of such Third Party, (ii) a written summary of the material terms of such Acquisition Proposal (or any material amendment, modification or supplement thereto) if written (including, for the avoidance of doubt, any documents relating to the financing of such Acquisition Proposal (portions of each of the foregoing relating to fees or “flex” terms may be redacted to the extent customary and required to comply with confidentiality provisions)), including any written draft documents or term sheets submitted in connection therewith and any amendment, modification or supplement thereto, and (iii) reasonably detailed summaries of any oral Acquisition Proposal (or any material amendment, modification or supplement thereto) (including, for the avoidance of doubt, reasonably detailed summaries of the financing of such Acquisition Proposal). The Company shall notify Parent as soon as reasonably practicable (and in any event within forty-eight (48) hours) of any changes to the material terms and conditions of such Acquisition Proposal. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any Third Party subsequent to the date of this Agreement that prohibits the Company from providing any information referenced in this Section 5.03(d) to Parent.

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(e) From and after the execution and delivery of this Agreement until the termination of this Agreement in accordance with its terms, the Company (and the Company Board or any committee thereof, including the Special Committee) shall not (x) make an Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 7.01(d)(ii), unless, prior to the later of (x) the Solicitation Period End Date and (y) the Window-Shop End Date (as may be extended or further extended in accordance with Section 5.03(b)), if any:

(i) the Company has complied in all material respects with this Section 5.03;

(ii) the Company or any of its Representatives receives a Qualified Acquisition Proposal that has not been withdrawn;

(iii) the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s (or such committee’s) financial advisor and outside legal counsel, that such Qualified Acquisition Proposal constitutes a Superior Proposal (which shall be determined without giving effect to the execution, delivery or existence of the Written Consent or any other stockholder or corporate action in connection with the stockholder approval of the Merger);

(iv) the Company provides a written notice to Parent and Merger Sub that the Company will take such action on or after the fourth (4th) Business Day following the delivery of such notice with respect to such Qualified Acquisition Proposal (in which case such notice shall have attached thereto the most current version of any proposed agreement or reasonably detailed summary of the material terms of any such proposal and the identity of the Third Party making the Qualified Acquisition Proposal), and during the four (4) Business Day period following delivery of such notice the Series A Holders and the Company shall, and shall use commercially reasonable efforts to cause its Representatives to, negotiate in good faith with Parent, Merger Sub and their respective Representatives (to the extent Parent, Merger Sub or their Representatives desire to so negotiate) to make adjustments and/or modifications to the terms and conditions of this Agreement in order to improve such terms and conditions so that the Qualified Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that any material amendment to the financial terms or any other material amendment to any such Qualified Acquisition Proposal shall require a new written notice to be delivered by the Company to Parent and Merger Sub and the Company shall, with each successive new notice, be required to comply again with the requirements of this Section 5.03(e)(iv) (provided, however, that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period); and

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(v) following such four (4) Business Day period (and any additional two (2) Business Day period), the Company Board (or any committee thereof) again determines in good faith, after consultation with the Company’s (or such committee’s) financial advisor and outside legal counsel, that such Qualified Acquisition Proposal continues to constitute a Superior Proposal (after taking into account and/or giving effect to any binding adjustments or modifications proposed by Parent, Merger Sub or their Representatives and which shall be determined without giving effect to the execution, delivery or existence of the Written Consent or any other stockholder or corporate action in connection with the stockholder approval of the Merger).

(f) Nothing contained in this Agreement shall be deemed to prohibit the Company or the Company Board (including any duly constituted committee thereof), directly or indirectly through its Representatives, from (i) complying with its disclosure obligations under applicable Law, including taking and disclosing to the holders of Company Capital Stock a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders), (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (iii) making any disclosure to the holders of Company Capital Stock if the Company Board (or any committee thereof) determines in good faith, after consultation with its (or such committee’s) outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable Law (which determination shall be made without giving effect to the execution, delivery or existence of the Written Consent or any other stockholder or corporate action in connection with the shareholder approval of the Merger) or (iv) making accurate disclosure to the holders of Company Capital Stock of any factual information regarding the business, financial condition or results of operations of the Company; provided, however, that (A) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board, in connection with such communication, publicly reaffirms the Company Board Recommendation in connection with such action or disclosure, and (B) in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by this Section 5.03.

(g) As used in this Agreement,

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not prevent the Company or any of the Company Subsidiaries or its and their Representatives from complying with any of the provisions of this Agreement (or adversely affect the rights of the Company thereunder upon compliance by the Company with the provisions of this Agreement).

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(ii) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide offer, proposal or inquiry from any Third Party relating to: (A) any acquisition or purchase, directly or indirectly, of (x) assets equal to twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, (y) assets to which twenty percent (20%) or more of the consolidated revenues or earnings of the Company and the Company Subsidiaries are attributable, or (z) twenty percent (20%) or more of any class of equity or voting securities of the Company; (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company; or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, investment, joint venture, liquidation, dissolution or other similar transaction involving the Company or any of the Company Subsidiaries, pursuant to which such Third Party would own or control, directly or indirectly, twenty percent (20%) or more of any class of equity or voting securities or the Company. Notwithstanding anything in this Agreement to the contrary, any investment in, financing of or other similar transaction with, the Company or any Company Subsidiary, whether in debt, equity or otherwise, by a Person who on the date of this Agreement is a Series A Holder or an Affiliate thereof, shall not be deemed an Acquisition Proposal.

(iii) “Excluded Party” means any Third Party, group of Third Parties or group that includes any Third Party (so long as such Third Party and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution and delivery of this Agreement and prior to the Solicitation Period End Date, a written Acquisition Proposal that is not withdrawn that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) prior to the Solicitation Period End Date is, or could reasonably be expected to lead to, a Superior Proposal; provided, however, that any such Third Party or group shall cease to be an Excluded Party upon the withdrawal, termination or expiration of such Acquisition Proposal (and any amendment, modification or supplement thereto).

(iv) “Superior Proposal” means a written Acquisition Proposal (with the percentages set forth in the definition of Acquisition Proposal increased to fifty percent (50%)) that is not withdrawn and that did not result from a material breach of Section 5.03(b) made by a Third Party that the Company Board or any duly constituted committee thereof, including the Special Committee, determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into account all relevant legal, financial, regulatory and other aspects of such proposal and the Person making such proposal, including the certainty and expected timing of consummation, is more favorable to the holders of Company Capital Stock than the transactions contemplated by this Agreement (after giving effect to any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise).

(v) Notwithstanding anything to the contrary contained in this Section 5.03, the Series A Holders shall have the right, but not the obligation, to take the actions permitted to be taken by the Company in Section 5.03(a), (b) and (c) (but subject to the terms and conditions of this Section 5.03 as applicable to the Company) with respect to the initiation, solicitation, facilitation and encouragement of Acquisition Proposals or inquiries, discussions offers or requests that constitute, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the Series A Holders shall not take any action that the Company is not permitted to take under this Section 5.03.

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Section 5.04. Employees; Benefit Plans.

(a) Effective as of the day immediately preceding the Closing Date, the Company shall: (i) fully vest all accounts in each Company Plan with a cash or deferred arrangement that is intended to qualify under Code Section 401(k) (the “Company 401(k) Plan”), (ii) allocate to participants’ accounts all unallocated amounts held in the trust of the Company 401(k) Plan and (iii) terminate the Company 401(k) Plan, unless Parent provides written notice to the Company at least three (3) Business Days prior to the Closing Date that any of the aforementioned actions need not be performed. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence satisfactory to Parent that the aforementioned actions have been performed pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to reasonable review and approval of the Parent. The Company also shall take such other actions in furtherance of any of the aforementioned actions as Parent may reasonably require.

(b) No less than ten (10) Business Days prior to the Closing Date, Parent shall deliver to the Company a list of employees whose employment Parent has a current intention to terminate effective as of the Effective Time (or later date, as determined in the Parent’s sole discretion). No less than four (4) Business Days prior to the Closing Date, the Company shall provide to Parent the aggregate severance cost associated with terminating each such employee as of the Effective Time (the “Severance Cost”).

(c) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any employee of the Company and the Company Subsidiaries who remains employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of the Company Subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Company Plan or (z) such service is with respect to a newly-established Parent Benefit Plan for which similarly-situated employees of Parent do not receive past service credit. With respect to each Parent Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to: (A) cause there to be waived any pre-existing condition or eligibility limitations and (B) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Continuing Employees under similar plans maintained by the Company or any Company Subsidiary immediately prior to the Effective Time.

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(d) This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any third-party beneficiary rights or remedies of any nature whatsoever under or by reason of this Section 5.04 or inure to the benefit of or be enforceable by any employee, director or independent consultant of the Company, Parent and their Subsidiaries, of any entity or any Person representing the interest of any employees, directors or independent consultants or of any Person whose rights are derivative of any such employee (including a family member or estate of the employee). Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any Company Plan or other benefit plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Company employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

Section 5.05. Indemnification; Directors, and Officers, Insurance.

(a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall not (and Parent shall cause the Surviving Corporation and its Subsidiaries not to) amend, repeal or otherwise modify the certificate of incorporation and bylaws of the Surviving Corporation or any Company Subsidiary for a period of six (6) years after the Effective Time in any manner that would cause the indemnification of and advancement of expenses of former or present directors and officers of the Company (the “Indemnified Persons”) to be less favorable than those contained in the Charter Documents and the Company Bylaws.  However, notwithstanding anything contained in the Charter Documents and the Company Bylaws, the Surviving Corporation shall provide advancement of expenses of the Indemnified Persons within twenty (20) calendar days of receipt by Parent or the Surviving Corporation from the Indemnified Person of a request therefor upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified by the Surviving Corporation as authorized in the Charter Documents or Company Bylaws or otherwise under applicable Law. The Surviving Corporation shall assume and comply with, and shall not terminate, modify or amend in any way that is less favorable or adverse to any or all of the counterparties thereto, and the Parent shall cause the Surviving Corporation to assume and comply with, and not to terminate, modify or amend in any way that is less favorable or adverse to any or all of the counterparties thereto, the Director Indemnification Agreements. To the extent that this Section 5.05 conflicts with any section of any Director Indemnification Agreement, the Director Indemnification Agreement shall control to the extent of such conflict.

(b) In the event that the Surviving Corporation or any of its successors or assigns, in one or more transactions, (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any one or more Persons, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.05, including, without limitation, the Director Indemnification Agreements.

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(c) Prior to the Effective Time, the Company shall purchase a prepaid “tail” directors’ and officers’ liability insurance policy with a policy period of no less than six (6) years from the Effective Time and which shall provide full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the Effective Time (a “Tail Policy”). The Tail Policy shall be effective as of the Effective Time and shall provide for policy limits, terms, conditions, retentions and levels of coverage at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of the Company. Following the Closing, the Surviving Corporation shall, or Parent shall cause the Surviving Corporation (or its successor) to, maintain the Tail Policy purchased by the Company pursuant to this Section 5.05(c) in effect for the entire six (6) year policy period required by this Section 5.05(c).

(d) The obligations set forth in this Section 5.05 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the Tail Policy referred to in Section 5.05(c) (and their heirs and representatives), each, an “Other Indemnified Person”) without the prior written consent of such affected Indemnified Person or Other Indemnified Person.

(e) This Section 5.05 shall survive consummation of the Merger and the Effective Time. This Section 5.05 is intended to benefit, and may be enforced by, the Indemnified Persons, the Other Indemnified Persons and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(f) Holdco shall fund, or shall cause Parent or the Surviving Corporation to fund, all obligations of the Surviving Corporation under Section 5.05(a) for claims made prior to the second anniversary of the Closing.

Section 5.06. Access and Information; Confidentiality.

(a) The Company shall (i) afford to Parent and its Representatives such reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Company Subsidiary throughout the period from the date of this Agreement to the Effective Time to the Company’s and each of the Company Subsidiaries’ books, records, systems, Contracts, facilities and employees and (ii) give access or make available to Parent and its Representatives all financial, business, operational and other data and information (and shall provide reasonable consultation with respect thereto) concerning the Company and Company Subsidiaries promptly following a request by Parent (and to the extent that the data or information is of the type of data or information that has been provided to Parent in the ordinary course of business prior to the date of this Agreement in any event no later than the timeframe for which such data or information has been provided historically to Parent); provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or any agreement or obligation of confidentiality owing to a third party, jeopardize protections afforded to the Company or any Company Subsidiary under the attorney-client privilege or attorney work product doctrine (it being agreed that the parties shall use their reasonable best efforts to cause such information or the greatest portion possible to be provided in a manner that does not cause such jeopardization or contravention); provided, further, that the Company shall not be obligated to provide or give access to any minutes of meetings or resolutions of the Special Committee or the Company Board (or any sub-committees thereof) or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto.

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(b) The Company shall afford to Parent and its Representatives such reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Company Subsidiary as provided generally in Section 5.06(a) in order to inspect any files or records maintained by the Company or any Company Subsidiary relating to the Development Tower Sites.

(c) Each of the Company and Parent shall hold, and shall cause their Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and remain subject to, the terms and conditions of the Amended and Restated Confidentiality Agreement dated as of July 3, 2014 between the Company and Parent (the “Confidentiality Agreement”) which shall survive any termination of this Agreement in accordance with the terms therewith and shall terminate and be of no further force and effect upon the Closing.

Section 5.07. Notification of Certain Matters.

(a) Each party hereto and the Series A Holders shall give prompt notice to each other party of (i) any written notice or other written communication received by such party from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or the Ancillary Documents or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or the Ancillary Documents, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being able to be satisfied prior to the Outside Date, and (ii) any Action commenced or, to such party’s knowledge, threatened in writing, against the Company or any of the Company Subsidiaries, the Series A Holders or Parent or Merger Sub or any of their respective Affiliates, as the case may be, that relate to this Agreement or any Ancillary Document or the consummation of the Merger or any other transaction contemplated hereby and thereby.

(b) The Company may supplement, amend or update the sections of the Company Disclosure Schedule relating to ARTICLE III hereof solely for any matters arising after the date of this Agreement, including but not limited to any acquisition of Tower Assets or occurrence of any Casualty Losses after the date of this Agreement, except to the extent that the information disclosed in all such supplements, amendments or updates, would constitute, individually or in the aggregate, a Material Adverse Effect; provided, however, that any supplement, amendment or update to the Company Disclosure Schedule provided to Parent within the fourteen (14) calendar day period prior to the Closing shall not be effective unless expressly accepted in writing by Parent, in its sole discretion. Upon being furnished to Parent by the Company, such permitted supplement, amendment or update to the Company Disclosure Schedule shall become part of the Company Disclosure Schedule and the inclusion of any such permitted supplement, amendment or update shall not be taken into account or given effect in determining whether the conditions set forth in ARTICLE VI have been satisfied, but shall be taken into account and given effect for the purpose of determining whether the Company has breached any of its representations, warranties, covenants or other agreements hereunder as though originally included therein.

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Section 5.08. Publicity.  Except with respect to any Adverse Recommendation Change in compliance with Section 5.03, none of the Company, Parent or Merger Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, any Ancillary Document, the Merger or the other transactions contemplated hereby and thereby without prior consultation with the other parties, except as may be required by Law or any listing agreement with or rules of any national securities exchange or national securities quotation system or by the request of any Governmental Entity. Upon execution of this Agreement, Parent and the Company shall agree upon the text of a press release to be jointly issued by Parent and the Company with respect to this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following the Closing, (a) the Series A Holders and their respective Affiliates shall be permitted to disclose information concerning this Agreement, the Merger and the transactions contemplated hereby to their existing or potential limited partners, managed accounts, investment advisory and management clients and participants in its other pooled investment vehicles, in connection with their respective fund raising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this kind, subject to customary confidentiality restrictions and (b) Parent and its Affiliates shall be permitted to disclose information concerning this Agreement, the Merger and the transactions contemplated hereby to its existing or potential debt and equity financing sources, subject to customary confidentiality restrictions; provided, however, in each case, that nothing in this Section 5.08 shall prevent the disclosure of any publicly available information by any party.

Section 5.09. Efforts.

(a) Subject to the terms and conditions hereof and applicable Law, each of the parties hereto agrees, and agrees to cause their respective Subsidiaries, to cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement, and to cooperate with each other in connection with the foregoing, including (i) using its commercially reasonable efforts (at the Company’s sole expense) to obtain and maintain all necessary waivers, consents and approvals of Third Parties to Material Contracts, Easements, Tenant Leases, Ground Leases and Option Leases, (ii) using its commercially reasonable efforts to obtain and maintain all consents, approvals and authorizations as are necessary, proper or advisable to be obtained under applicable Law, (iii) subject to Section 7.01, using commercially reasonable efforts to lift or rescind any Order adversely affecting the ability of the parties to consummate the Merger, and (iv) using its commercially reasonable efforts to prepare and file as promptly as practicable with the appropriate Governmental Entities all filings, notices, petitions, statements, registrations, applications, submissions of information and other documents necessary to consummate the transaction contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

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(b) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.09, but subject to Section 7.01, each of the parties hereto shall use its reasonable best efforts to resolve such objections or Action, if any, as may be asserted by a Governmental Entity or other Person with respect to the transactions contemplated hereby. Without limiting any other provision of this Agreement, the Series A Holders, Parent and the Company shall each use their reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the consummation of the Merger and the other transactions contemplated hereby, on or before the Outside Date. Subject to the Indemnification Agreement and except as otherwise provided herein, the Series A Holders and the Company shall give Parent the opportunity to participate in the defense or settlement of any such Action against the Company or any Company Subsidiary or any of their respective directors, officers, managers or employees relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, Parent’s consent to the settlement of any Action against the Company or any Company Subsidiary or any of their respective directors, officers, managers or employees shall not be required if such settlement (i) either (A) solely involves a monetary payment which is fully paid by the Series A Holders or (B) does not, and would not reasonably be expected to, directly adversely impact the operation of the business of Parent, the Company or any of their respective Subsidiaries other than in a de minimis respect, (ii) does not require any admission or acknowledgement of fault or liability by Parent, the Company or any of their respective Subsidiaries or any of their respective directors, officers, managers or employees, (iii) includes an unconditional release of Parent, the Company, any Company Subsidiary or any of their respective directors, officers, managers or employees, to the extent a named party thereto, in respect of such Action and/or results in a dismissal with prejudice of such Action and (iv) does not violate or cause Parent, the Company, their respective Subsidiaries or any of their respective directors, officers, managers or employees, as applicable, to violate any applicable Law.

Section 5.10. Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

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Section 5.11. Tax Matters.

(a) Straddle Period. In the case of any taxable period that begins before and ends after the Closing Date (the “Straddle Period”), the amount of any Taxes for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”) shall be deemed (i) in the case of any Tax that is imposed on a periodic basis (such as real, intangible or personal property Taxes) to be (A) the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by (B) a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of any Tax not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property (whether real or personal, tangible or intangible)), to be the amount of any such Taxes that would be payable if the taxable year ended as of the close of business on the Closing Date.

(b) Responsibility for Filing Tax Returns. From and after the Closing, Parent shall cause the Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns relating to the Company and the Company Subsidiaries for any Tax period ending on or prior to the Closing Date (or any Straddle Period) that are required to be filed after the Closing Date. No later than thirty (30) calendar days prior to the due date (taking into account any valid extensions thereof) for the filing of such Tax Returns, Parent shall submit, or cause to be submitted, a draft of such Tax Returns to the Series A Holders for their review and comment. Parent shall consider all comments made by the Series A Holders with respect thereto in good faith and shall incorporate all reasonable comments made by the Series A Holders in connection with the Tax Returns for the 2014 calendar year.

(c) Refunds and Tax Benefits. Any Tax refunds that are received by the Parent or the Company and the Company Subsidiaries, and any amounts credited against Tax to which Parent or the Company and the Company Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date, excluding any refund or credit attributable to any loss in a Tax period (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a Tax period (or portion of a Straddle Period) ending on or before the Closing Date and also excluding any refunds of Taxes included in Closing Working Capital, shall be for the account of the Series A Holders, and Parent shall pay over to the Series A Holders any such refund or the amount of any such credit within fifteen (15) calendar days after receipt or entitlement thereto.

(d) Cooperation on Tax Matters. From and after the Closing, Parent shall notify the Series A Holders in writing within ten (10) Business Days of the commencement of any Tax claim with respect to the Company or the Company Subsidiaries with respect to Taxes for a period ending on or before the Closing Date or for any Straddle Period that, if determined adversely against the Company or the Company Subsidiaries, would be grounds for indemnification under Section 2.2(e) of the Indemnification Agreement (a “Tax Claim”); provided, however, that the failure to give such notice shall not affect the indemnification provided in Section 2.2(e) of the Indemnification Agreement other than to the extent that the indemnifying Series A Holders have been actually and materially prejudiced as a result of such failure. Parent shall have the right to control any Tax Claim and the Series A Holders shall have the right, at their own expense, to participate in any such Tax Claim. Parent shall not settle any such Tax Claim without the consent of the Series A Holders (such consent not to be unreasonably withheld, conditioned, or delayed). After the Closing, Parent, the Series A Holders, the Company and the Company Subsidiaries shall (i) cooperate (and cause their respective affiliates to cooperate) in preparing and filing all Tax Returns; (ii) cooperate fully in preparing for any audits of, or disputes or other proceedings with any Governmental Entity or with respect to any matters with respect to Taxes of or relating to the Company and any of the Company Subsidiaries and (iii) make available to the other party and to any Governmental Entity as reasonably requested all information, records, and documents relating to Tax matters of or relating to the Company in their possession. In addition, the Series A Holders and Parent shall make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.11. Each party shall keep any information obtained under this Section 5.11 confidential except (x) as may be necessary in connection with the filing of Tax Returns or the conduct of any Tax proceeding or (y) with the consent of the other parties hereto.

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(e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Series A Holders, and Parent and the Series A Holders will cooperate (including splitting the expenses in connection with) and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(f) Tax Allocation, Tax Indemnity, and Tax Sharing Agreements. The Company and the Company Subsidiaries shall cause all Tax allocation, Tax indemnity or Tax sharing agreements or similar contracts or arrangements with respect to the Company and the Company Subsidiaries to be terminated as of the Closing and shall ensure that such agreements are of no further force or effect as to the Company and the Company Subsidiaries from and after the Closing, with no further liabilities or obligations imposed on the Company and the Company Subsidiaries under any such agreements from and after the Closing.

(g) Amended Returns and Retroactive Elections. Parent shall not, and shall not cause or permit the Company or any of the Company Subsidiaries to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case, without the prior written consent of the Series A Holders, not to be unreasonably withheld; provided, however, that such consent shall not be required to the extent that such amendment or Tax election is required by applicable Law.

Section 5.12. Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, the Company, the Company Board, Parent and Parent’s sole member shall each take such actions as are within its power so as to eliminate the restrictions of such statute or regulation on such transactions. Nothing in this Section 5.12 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

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Section 5.13. Casualty Losses.  If, between the date hereof and the Closing Date, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the tangible assets of the Company or any Company Subsidiary (a “Casualty Loss”), then (a) if such Casualty Loss is material to Company and Company Subsidiaries taken as a whole, the Company shall promptly give notice to the Parent thereof and of the Company’s estimate of the amount (or the amount known at the time of such Casualty Loss) of casualty insurance, if any, payable to the Company in respect thereof and (b) such damaged, destroyed, stolen or lost tangible assets have not been repaired or replaced as of the Closing Date, then, without duplication or limitation of the Parent’s other rights hereunder, the amount of any insurance proceeds paid to the Company or any Company Subsidiary prior to the Closing Date in respect of such Casualty Loss shall not be included for any purposes in the calculation of Current Assets. Notwithstanding anything in this Agreement to the contrary, no Casualty Loss shall give rise to the failure of any condition set forth in Article VI or any right of termination pursuant to Section 7.01 unless such Casualty Loss, together with all other Casualty Losses, has a Material Adverse Effect. Nothing in this Section 5.13 shall affect the Parent’s other rights pursuant to this Agreement or the Indemnification Agreement with respect to any Casualty Loss, except that the insurance proceeds paid or payable in connection with such Casualty Loss shall reduce, dollar for dollar, any amount recoverable under the Indemnification Agreement in connection therewith.

Section 5.14. Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.15. Exchange of Interests. Prior to Closing, promptly following the automatic exchange of the Class A Interests held by IT9 for shares of Common Stock pursuant to Section 10.5 of the LLC Agreement (and in any event, within two (2) Business Days thereafter), the Company shall deliver instructions to the transfer agent of the Company to issue such shares of Common Stock to IT9. Prior to Closing and promptly following the automatic exchange of the Class A Interests held by IT9 for shares of Common Stock pursuant to Section 10.5 of the LLC Agreement, the Company shall deliver copies of the share certificates representing the shares of Common Stock issued to IT9 and a screen shot of the register of the Company maintained by the transfer agent showing IT9 as the owner of such shares of Common Stock to Parent.

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ARTICLE VI

CONDITIONS

Section 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or written waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval.  The Company Required Vote shall have been received.

(b) Information Statement. The Information Statement shall have been sent to the holders of Company Capital Stock at least twenty (20) calendar days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

(c) No Order. No Order or Law issued, enacted or promulgated by any court of competent jurisdiction or other Governmental Entity shall be in effect that restrains, makes illegal, enjoins or otherwise prohibits the consummation of the Merger.

(d) No Proceedings. There shall not have been instituted or pending any Action by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger.

Section 6.02. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of each of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or written waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Accuracy of Representations and Warranties.

(i) (A) The representations and warranties of the Company set forth in Section 3.07(b), Section 3.26 and Section 3.27 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); (B) the representations and warranties of the Company set forth in Section 3.01, Section 3.02(a) and (b) and Section 3.03 shall be true and correct in all respects (except for any de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); (C) the other representations and warranties of the Company set forth in ARTICLE III hereof (other than the Sections of ARTICLE III referred to in clauses (A) and (B) above) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date), except in the case of this clause (C) for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; and (D) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, in his capacity as such, to the effect that the conditions set forth in this Section 6.02(a)(i) have been satisfied.

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(ii) (A) The representations and warranties of the Series A Holders set forth in Article IV of the Indemnification Agreement shall be true and correct in all material respects as of the date thereof and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specific date) and (B) Parent shall have received a certificate signed on behalf of each Series A Holder by an executive officer of each Series A Holder, in his capacity as such, to the effect that the conditions set forth in this Section 6.02(a)(ii) have been satisfied.

(b) Compliance with Obligations. The Company shall have performed or complied, in all material respects, with all of its covenants, obligations and agreements contained in this Agreement and the Indemnification Agreement required to be performed or complied with by it on or prior to the Closing and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, in his capacity as such, to such effect with respect to the Company. The Series A Holders shall have performed or complied, in all material respects, with all of their respective covenants, obligations and agreements contained in this Agreement and the Indemnification Agreement required to be performed or complied with by them on or prior to the Closing, and Parent shall have received a certificate signed on behalf of each Series A Holder by an executive officer of each Series A Holder, in his capacity as such, to such effect with respect to each Series A Holder.

(c) Payoff Letter. The Company shall have delivered to Parent a payoff letter in form and substance reasonably acceptable to Parent (such payoff letter, the “Payoff Letter”) duly executed by the Administrative Agent and Collateral Agent (the “Credit Agents”) to the Credit Agreement pursuant to which the Credit Agents shall agree that upon payment of the Payoff Amount specified in such Payoff Letter: (i) all obligations of each credit party arising under or related to the Credit Agreement shall be paid in full; (ii) all Liens in connection therewith shall be released; (iii) the Credit Agents shall promptly take all actions reasonably requested by Parent to evidence and record such release of Liens; and (iv) the Credit Agents shall promptly return to the Company or applicable Company Subsidiary all pledged collateral securing the outstanding obligations under the Credit Agreement.

(d) Closing Certificate. The Company shall have delivered to Parent a certificate or certificates reasonably acceptable to Parent, duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from withholding pursuant to Section 1445 of the Code and the Treasury regulations thereunder.

Section 6.03. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

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(a) Accuracy of Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV and the representations and warranties of Holdco contained in Article V of the Indemnification Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Merger, and (ii) the Company shall have received a certificate signed on behalf of Parent, Merger Sub and Holdco by an executive officer of each of Parent, Merger Sub and Holdco in his capacity as such, to the effect that the conditions set forth in this Section 6.03(a) have been satisfied.

(b) Compliance with Obligations.  Each of Parent, Merger Sub and Holdco shall have performed or complied, in all material respects, with all of its covenants, obligations and agreements contained in this Agreement herein required to be performed or complied with by it on or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent, Merger Sub and Holdco by an executive officer of each of Parent and Merger Sub, in his capacity as such, to such effect.

ARTICLE VII

TERMINATION

Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Required Vote, if applicable:

(a) by the written consent of Parent and either (x) the Company, with the consent of the Series A Holders, or (y) the Series A Holders acting alone;

(b) by either (x) the Company, with the consent of the Series A Holders, or the Series A Holders acting alone, or (y) Parent:

(i) if the Merger shall not have been consummated on or before 5:00 p.m. New York City time on December 20, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to Parent, the Company or the Series A Holders if it (or in the case of Parent, Merger Sub, or in the case of the Company or the Series A Holders, the Series A Holders or the Company) fails to perform any of its obligations under this Agreement and such failure causes or results in, the failure of the Merger to be consummated on or before the Outside Date; or

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, making illegal, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable;

(c) by Parent:

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(i) if the Company is in breach of any of its representations or warranties, covenants, obligations or agreements set forth in this Agreement or if the Series A Holders are in breach of any of their respective representations or warranties, covenants, obligations or agreements set forth in the Indemnification Agreement, which breach would cause any condition set forth in Section 6.01, Section 6.02(a) or Section 6.02(b) not to be satisfied, and such breach either (A) is incapable of being cured before two (2) Business Days prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) calendar days from the date that the Company and the Series A Holders are notified by Parent of such breach or (y) two (2) Business Days prior to the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent, Merger Sub or Holdco is then in material breach of any of its representations, warranties, covenants, obligations or agreements hereunder or under the Indemnification Agreement, which breach would cause any condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b) not to be satisfied as of such date;

(ii) if an Adverse Recommendation Change shall have occurred;

(iii) if the Series A Holders shall not have delivered the Written Consent containing the Company Required Vote to Parent and the Company within twenty-four (24) hours after the execution of this Agreement by each of the Company, Parent and Merger Sub;

(iv) if, at any time after the date hereof, the Series A Holders shall have paid to or on behalf of the Parent Indemnified Parties pursuant to Section 2.2(c) of the Indemnification Agreement an amount equal to or greater than the Covered Claims Cap (as such amount may be increased pursuant to the terms thereof); or

(v) if, on or after the date the Closing should have occurred pursuant to Section 1.02, (A) all of the conditions to closing in Section 6.01 and Section 6.03 have been satisfied (other than those conditions that, by their nature, cannot be satisfied until the Closing Date or Effective Time, as applicable, but which conditions would be satisfied if the Closing Date or Effective Time, as applicable, were the date a Parent Closing Demand Notice is given), (B) Parent has delivered written notice to the Company expressly referencing this Section 7.01(c)(v), irrevocably committing that it stands ready, willing and able to consummate the Closing within the subsequent three (3) Business Days and requiring that the Closing be consummated (a “Parent Closing Demand Notice”), and (C) the Company shall have failed to consummate the Closing within three (3) Business Days after delivery of the Parent Closing Demand Notice and clause (A) remains satisfied on such third (3rd) Business Day.

(d) by the Company, with the consent of the Series A Holders, or the Series A Holders acting alone:

(i) if Parent, Merger Sub or Holdco are in breach any of their representations or warranties, covenants, obligations or agreements set forth in this Agreement or the Indemnification Agreement, which would cause any condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b) not to be satisfied, and such breach either (A) is incapable of being cured two (2) Business Days prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) calendar days from the date that Parent is notified by the Company of such breach or (y) two (2) Business Days prior to the Outside Date; provided, however, that neither the Company nor the Series A Holders shall have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company or the Series A Holders are then in material breach of any of their respective representations, warranties, covenants, obligations or agreements hereunder or under the Indemnification Agreement, which would cause any condition set forth in Section 6.01, Section 6.02(a) or Section 6.02(b) not to be satisfied as of such date;

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(ii) if the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to (and in order to accept) a Superior Proposal in accordance with Section 5.03 and substantially concurrently with such termination, enters into such Alternative Acquisition Agreement; provided, however, that as a condition to such termination of this Agreement pursuant to this Section 7.01(d)(ii), (A) the Company and the Series A Holders have complied in all material respects with Section 5.03 and (B) contemporaneously with such termination, the Company has paid the Company Termination Fee pursuant to Section 7.03(c);

(iii) if any Adverse Action shall have been commenced or threatened in writing at or before the Effective Time, and (A)(x) the Series A Holders have, directly or indirectly (through one or more of their Affiliates or otherwise), paid or reimbursed costs, fees or expenses (including, without limitation, pursuant the Indemnification Agreement) in excess of $500,000, in the aggregate, in connection with defending against such Adverse Action and (y) such Adverse Action claims or seeks monetary damages in excess of $1,000,000 or (B) the Series A Holders have, directly or indirectly (through one or more of their Affiliates or otherwise), paid or reimbursed costs, fees or expenses (including, without limitation, pursuant to the Indemnification Agreement) in excess of $750,000, in the aggregate, in connection with defending against such Adverse Action; provided, however, that the Series A Holders shall promptly (and in any event within fifteen (15) calendar days) notify Parent in writing when the dollar thresholds in either (A)(x) or (B) of this clause (iii) have been satisfied; provided, further, in each case, that such termination may solely be effected within the thirty (30) day period immediately following the date on which the dollar threshold in (A)(x) or (B) of this clause (iii) has been satisfied; provided, further, that if any new claims are asserted or remedies are sought, or existing claims or remedies are modified or expanded in any such Adverse Action after expiration of such initial thirty (30) day period, the Series A Holders may effect termination pursuant to this Section 7.01(d)(iii) during the thirty (30) day period immediately following the date on which such new claims are asserted or remedies are sought, or existing claims or remedies are modified or expanded;

(iv) if, at any time after the date hereof, the Series A Holders shall have paid to or on behalf of the Parent Indemnified Parties pursuant to Section 2.2(c) of the Indemnification Agreement an amount equal to or greater than the Covered Claims Cap (as such amount may be increased pursuant to the terms thereof); provided, however, that the right to effect termination under this Section 7.01(d)(iv) shall not be exercisable by the Company except with the consent of the Series A Holders and shall be exercised upon the direction of the Series A Holders acting in accordance with their obligations and the requirements under this Section 7.01(d)(iv) and Section 2.5(d) of the Indemnification Agreement; or

(v) if, on or after the date the Closing should have occurred pursuant to Section 1.02, (A) all of the conditions to Closing in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that, by their nature, cannot be satisfied until the Closing Date or Effective Time, as applicable, but which conditions would be satisfied if the Closing Date or Effective Time, as applicable, were the date a Company Closing Demand Notice is given), (B) either the Company or the Series A Holders has delivered written notice to Parent expressly referencing this Section 7.01(d)(v), irrevocably committing that it stands ready, willing and able to consummate the Closing within the subsequent three (3) Business Days and requiring that the Closing be consummated (a “Company Closing Demand Notice”), and (C) Parent shall have failed to consummate the Closing within three (3) Business Days after delivery of the Company Closing Demand Notice and clause (A) remains satisfied on such third (3rd) Business Day.

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The party desiring to terminate this Agreement shall give written notice of such termination to each of the other parties hereto and such termination shall be effective as of the date set forth in the notice, unless no date is specified, in which case, the notice shall be effective upon delivery.

Section 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and, subject to Section 7.03, there shall be no liability on the part of Parent, Merger Sub, Holdco, the Series A Holders, the Company or any of their respective Representatives, other than Section 7.03 and ARTICLE VIII, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful or intentional breach of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or the Indemnification Agreement.

Section 7.03. Certain Fees and Expenses.

(a) In the event that this Agreement is terminated by the Company, with the consent of the Series A Holders, or the Series A Holders acting alone, pursuant to Section 7.01(d)(i), and only in the event that the Company or the Series A Holders do(es) not commence an Action (or assert within an Action the right) to seek specific performance or injunctive relief or both pursuant to Section 8.06(d) with respect to the identified breach pursuant to which the Company or Series A Holders terminated this Agreement pursuant to Section 7.01(d)(i), at the Company’s sole option and upon its written demand to Parent for payment, Parent and Holdco shall, jointly and severally, pay to the Company a fee equal to $4,000,000 (the “Reverse Termination Fee”) within five (5) Business Days after delivery of such written demand.

(b) In the event that this Agreement is terminated by the Company, with the consent of the Series A Holders, or the Series A Holders acting alone, pursuant to Section 7.01(d)(v), and only in the event that the Company or the Series A Holders do(es) not commence an Action (or assert within an Action the right) to seek specific performance or injunctive relief or both pursuant to Section 8.06(d) to cause Parent to consummate the Closing, at the Company’s sole option and upon its written demand to Parent for payment, Parent and Holdco shall, jointly and severally, pay to the Company the Reverse Termination Fee and Expense Reimbursement within five (5) Business Days after delivery of such written demand.

(c) In the event that this Agreement is terminated by the Company, with the consent of the Series A Holders, or the Series A Holders acting alone, pursuant to Section 7.01(d)(ii), the Company shall pay to Parent contemporaneously with and as a condition to such termination, a fee equal to $4,000,000 (the “Company Termination Fee”).

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(d) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c)(i), Section 7.01(c)(ii) or Section 7.01(c)(v), and only in the event that neither Parent nor Holdco commences an Action (or assert within an Action the right) to seek specific performance or injunctive relief or both pursuant to Section 8.06(d) (i) with respect to the identified breach pursuant to which Parent terminated this Agreement pursuant to Section 7.01(c)(i), (ii) with respect to the Adverse Recommendation Change pursuant to a termination pursuant to Section 7.01(c)(ii) or (iii) to cause the Company and the Series A Holders to consummate the Closing with respect to a termination pursuant to Section 7.01(c)(v), at Parent’s sole option and upon its written demand to the Company for payment, the Company shall pay to Parent the Company Termination Fee, and with respect to a termination pursuant to Section 7.01(c)(v), Expense Reimbursement, within five (5) Business Days after delivery of such written demand.

(e) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c)(iii), the Company shall pay to Parent the Company Termination Fee within five (5) Business Days after such termination.

(f) If the Company, with the consent of the Series A Holders, the Series A Holders acting alone or Parent terminate(s) this Agreement pursuant to Section 7.01(b)(i), and (i) after the date hereof but prior to such termination an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Company Board or its stockholders by any Third Party or any Third Party shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and (ii) within six (6) months after such termination, the Company signs a letter of intent, memorandum of understanding, definitive agreement, contract or any other agreement with respect to such or any other Acquisition Proposal by such Third Party or by any Third Party that is or was an Excluded Party and such transaction is later consummated, and (iii) the aggregate consideration paid to the Series A Holders in such transaction exceeds the amount that would have been received by the Series A Holders pursuant to Section 2.01(b) calculated as of the date of termination, then at the closing or other consummation of such transaction, the Company shall pay the Company Termination Fee and the Expense Reimbursement to Parent; provided, however, that for purposes of this clause (f) of Section 7.03, the definition of “Acquisition Proposal” shall be deemed modified so that all references therein to twenty percent (20%) shall be deemed references to fifty percent (50%).

(g) If either the Company, with the consent of the Series A Holders, or the Series A Holders acting alone, terminate(s) this Agreement pursuant to Section 7.01(d)(iii), upon termination the Company shall pay to Parent the Expense Reimbursement, and, if (i) after the date hereof but prior to such termination an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Company Board or its stockholders by any Third Party or any Third Party shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (ii) within six (6) months after such termination, the Company signs a letter of intent, memorandum of understanding, definitive agreement, contract or any other agreement with respect to such or any other Acquisition Proposal by such Third Party or by any Third Party that is or was an Excluded Party and such transaction is later consummated, and (iii) the aggregate consideration paid to the Series A Holders in such transaction exceeds the amount that would have been received by the Series A Holders pursuant to Section 2.01(b) calculated as of the date of termination, then at the closing or other consummation of such transaction, the Company shall pay the Company Termination Fee to Parent.

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(h) “Expense Reimbursement” means all documented out-of-pocket costs, fees and expenses incurred by a party in connection with the negotiation and preparation of this Agreement and the Ancillary Documents, up to an aggregate amount of $1,000,000; provided, however, that any cost, fee or expense shall only be reimbursable under this Section 7.03(h) if and when reasonable documentation therefor has been delivered to the party providing such reimbursement.

(i) In no event shall (i) the Company be required to pay the Company Termination Fee or Expense Reimbursement to Parent or (ii) Parent and Holdco be required to pay the Reverse Termination Fee or Expense Reimbursement to the Company on more than one occasion.

(j) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, (ii) none of the Reverse Termination Fee, the Company Termination Fee or the Expense Reimbursement is a penalty, but each is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as applicable, in the circumstances in which such amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreements in this Section 7.03, none of the Company, Parent or Holdco would enter into this Agreement, and accordingly, if any of the Company, Parent or Holdco fails to promptly pay the amount due pursuant to this Section 7.03 and, in order to obtain such payment, the other party commences an Action that results in a judgment against the first party for the payment of the Company Termination Fee, Reverse Termination Fee or Expense Reimbursement, as applicable, the first party shall pay to the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on the amount of such Company Termination Fee, Reverse Termination Fee or Expense Reimbursement, as applicable, at the prime rate of interest reported in The Wall Street Journal on the date such payment was due, calculated on the basis of the actual number of days elapsed over 360, from the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary, if any party fails to pay or reimburse any amount pursuant to this Section 7.03 when due, such failure shall not invalidate an otherwise valid termination of this Agreement or otherwise give rise to a right of the other party to bring an action under Section 8.06(d) to specifically enforce the consummation of the Merger.

(k) Notwithstanding anything to the contrary contained in this Agreement, in the event that Parent and Holdco are required to pay the Reverse Termination Fee (and/or Expense Reimbursement, if applicable) or the Company is required to pay the Company Termination Fee (and/or Expense Reimbursement, if applicable), in each case pursuant to this Section 7.03, then such remedy shall be the sole and exclusive remedy of the Company or Parent and Holdco, as the case may be, or its Affiliates against the other party and its Affiliates or any of their respective stockholders, partners, members or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such terminations.

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ARTICLE VIII

MISCELLANEOUS

Section 8.01. Survival; Indemnification.

(a) All representations and warranties of the Company contained in this Agreement shall survive the Closing up to and including April 15, 2016; provided, however, that the representations and warranties of the Company set forth in Section 3.01, Section 3.02(a) and (b), Section 3.03, Section 3.14 and Section 3.26 shall survive for a period of six (6) years after the Closing; provided, further, the representations and warranties of the Company set forth in Section 3.12 and Section 3.13 shall survive for the full period of all applicable statutes of limitation. Neither Parent nor the Surviving Corporation shall, or shall permit any Subsidiary or Affiliate thereof to, extend or waive any statute of limitations that would have the effect of extending the survival of any indemnity obligations hereunder without the prior written consent of the Series A Holders. All representations and warranties of Parent, Merger Sub, Holdco and the Series A Holders contained in this Agreement or the Indemnification Agreement shall survive the Closing up to and including April 15, 2016; provided, that the Fundamental Representations (as defined in the Indemnification Agreement) of Parent, Merger Sub, Holdco and the Series A Holders shall survive for a period of six (6) years after the Closing.

(b) Unless otherwise expressly set forth in this Agreement, the covenants contained in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

(c) From and after the date hereof until the Effective Time, the parties (including, without limitation, for purposes of this Section 8.01(c), the Series A Holders) agree that the sole and exclusive remedy for any damages for any matter relating in any way to the Merger or arising under this Agreement or any Ancillary Document (other than under the Indemnification Agreement, except for a breach of the Indemnification Agreement that is also a breach of this Agreement) shall be the rights set forth in ARTICLE VII or Section 8.06(d). From and after the Effective Time, the parties agree that the sole and exclusive remedy for monetary damages for any matter relating in any way to the Merger or arising under this Agreement or any Ancillary Document shall be the rights to indemnification set forth in the Indemnification Agreement, except for any claims relating to disputes under Section 2.02. Any claim relating to breach of any representation, warranty, covenant or other agreement made in the Indemnification Agreement (except for a breach of the Indemnification Agreement that is also a breach of this Agreement) shall be made pursuant to the provisions of the Indemnification Agreement.

Section 8.02. Expenses. Except as otherwise expressly provided herein, including, without limitation, Section 7.03 and in the Indemnification Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, regardless of whether the Merger shall be consummated.

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Section 8.03. Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, whether before or after receipt of the Company Required Vote, if applicable, by action taken by or on behalf of the parties’ respective boards of directors or other governing body, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties (provided, however, that, after the Effective Time, this Agreement may solely be modified or amended by Parent and the Series A Holders and the Company shall not have any such rights).

Section 8.04. Extension and Waiver.

(a) At any time prior to the Effective Time, to the fullest extent permitted by applicable Law (provided, however, that the Company shall not have any such rights after the Effective Time):

(i) the Company, with the consent of the Series A Holders, or the Series A Holders acting alone, may (x) extend the time for the performance of any of the obligations or other acts of Parent and/or Merger Sub, (y) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent and/or Merger Sub pursuant hereto, or (z) waive compliance by Parent and/or Merger Sub with any of the agreements or with any conditions to the Company’s obligations.

(ii) Parent may (x) extend the time for the performance of any of the obligations or other acts of the Company or the Series A Holders, (y) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company or the Series A Holders pursuant hereto, or (z) waive compliance by the Company or the Series A Holders with any of the agreements or with any conditions to Parent’s or Merger Sub’s obligations.

(b) No consent to or waiver of any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such waiver, and no waiver of any provision or breach shall constitute a waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a waiver by such party of any of its rights under this Agreement or otherwise.

Section 8.05. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(a) If to Parent or Merger Sub:

Vertical Bridge Acquisitions, LLC

951 Broken Sound Parkway, Suite 320,

Boca Raton, FL 33487

Attention: Dan Marinberg, Esq.

E-mail: dmarinberg@verticalbridge.com

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with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Andrew W. Smith, Esq.

Facsimile No.: (212) 455-7939

E-mail: asmith@stblaw.com

(b) If to the Company:

CiG Wireless Corp.

11120 South Crown Way, Suite 1

Wellington, FL 33414

Attention: Paul McGinn

E-mail: pmcginn@cigwireless.com

with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, VA 22102

Attention: Thomas J. Knox

Facsimile No: (202) 912-2324

E-mail: tknox@mofo.com

Fox Rothschild LLP

997 Lenox Drive

Lawrenceville, NJ 08648

Attention: Matthew H. Lubart

Facsimile No: 609-896-1469

E-mail: mlubart@foxrothschild.com

Fir Tree REF III Tower LLC and Fir Tree Capital Opportunity (LN) Master Fund, L.P.

c/o Fir Tree Inc.

505 5th Avenue, 23rd Floor

New York, NY 10017

Attention: Brian Meyer, Esq.

Facsimile No: 212-599-1330

E-mail: bmeyer@firtree.com

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Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Steven E. Siesser, Esq.

Facsimile No: (973) 597-2507

E-mail: ssiesser@lowenstein.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 8.06. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of Nevada and any appellate court thereof or any court of the United States located in the State of Nevada, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.06(C).

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(d) The parties hereto agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Except as may be otherwise specifically set forth in this Agreement, including Section 7.03, subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.06(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.  Except as may be otherwise specifically set forth in this Agreement, including Section 7.03, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.06 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything in this Agreement to the contrary, no party shall be entitled to commence an Action seeking specific performance or injunctive relief with respect to an identified breach or other specified event if such party (or in the case of the Company or the Series A Holders, either of them, or in the case of Parent or Holdco, either of them) shall have commenced an Action to seek payment of a fee and/or reimbursement pursuant to Section 7.03(a), Section 7.03(b) or Section 7.03(d) in connection with such identified breach or other specified event. Likewise, no party shall be entitled to seek payment of a fee and/or reimbursement pursuant to Section 7.03(a), Section 7.03(b) or Section 7.03(d) if such party shall have commenced an Action to seek specific performance or injunctive relief with respect to the same identified breach or other specified event pursuant to which such party was entitled to terminate this Agreement and seek payment of a fee and/or reimbursement pursuant to Section 7.03(a), Section 7.03(b) or Section 7.03(d). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary (including the preceding two sentences), no party shall be precluded from seeking the payment of a fee and/or reimbursement pursuant to Section 7.03(a), Section 7.03(b) or Section 7.03(d) if such party has previously commenced an Action seeking specific performance or injunctive relief with respect to a breach or other specified event that is not the same breach or other specified event pursuant to which such party was entitled to terminate this Agreement and is seeking payment of a fee and/or reimbursement pursuant to Section 7.03(a), Section 7.03(b) or Section 7.03(d); provided, however, that if any party hereto terminates this Agreement pursuant to Section 7.01 and seeks payment of a fee pursuant to Section 7.03, then, as a condition to the payment of such fee and/or reimbursement, any pending Action for specific performance or injunctive relief (regardless of whether or not the claims in such Action relate to the basis for such termination) against the non-terminating party shall first be dismissed in its entirety with prejudice.

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Section 8.07. Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (together with the Exhibits, the Company Disclosure Schedule and other Schedules referenced herein), the Ancillary Documents and the Confidentiality Agreement contain the entire agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby and the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to these matters.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except for the provisions set forth in Section 5.05 of this Agreement, which, in each case, are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons after the Effective Time.

Section 8.08. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party or such party waives its rights in writing under this Section 8.08 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.09. Definitions. For purposes of this Agreement:

“2015 Bonus Amount” means the aggregate amount payable under the 2015 Incentive Bonus Plan.

“2015 Incentive Bonus Plan” means the Company’s 2015 Incentive Bonus Plan, adopted by the Company Board on March 20, 2015.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.03(g)(i).

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“Accounting Expert” means Grant Thornton LLP, or if such firm is unable or unwilling to act, such other nationally recognized accounting firm as the Series A Holders, on the one hand, and Parent, on the other, shall mutually agree in writing; provided, however, that if they are unable to so agree, then, within ten (10) calendar days after receipt of written notice from either of them to the other, each of them shall select one (1) nationally recognized accounting firm, and the two (2) firms shall mutually select the Accounting Expert. If a party does not select an accounting firm within ten (10) calendar days after written demand therefor by the other party, then the accounting firm selected by the other party shall act as Accounting Expert.

“Acquisition Proposal” has the meaning set forth in Section 5.03(g)(ii).

“Actions” has the meaning set forth in Section 3.09.

“Administrative Agent” has the meaning set forth in the Credit Agreement.

“Adverse Action” means any Covered Claim or Appraisal Rights Action, each as defined in the Indemnification Agreement.

“Adverse Recommendation Change” has the meaning set forth in Section 5.03(b).

“Affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.03(b).

“Ancillary Document” means the Indemnification Agreement and any other agreement, certificate or writing delivered in connection with this Agreement, including those delivered at the Closing.

“Appurtenant Property” means all right, title and interest of the Company, if any, in and to all (a) streets, roads, easements, covenants, restrictions, contract rights and rights-of-way appurtenant to the Tower Assets, (b) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefiting the Tower Assets, (c) utility mains, service laterals, hydrants, valves and appurtenances servicing the Tower Assets, and (d) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Tower Assets.

“Articles of Merger” has the meaning set forth in Section 1.03.

“Associated Tower Improvements” means Company’s rights, title and interest in improvements to the Tower Sites and the Development Tower Sites.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03.

“beneficial ownership” (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

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“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Casualty Loss” has the meaning set forth in Section 5.13.

“Charter Documents” means the Articles of Incorporation of the Company, filed February 12, 2008 and amended on November 21, 2011 and February 10, 2015, the Series A Certificate of Designation and the Certificate of Designations of the Series B Preferred Stock of the Company dated August 14, 2012.

“Class A Interests” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in Section 1.02.

“Closing Adjustment Amount” means $1,200,000.

“Closing Adjustment Statement” has the meaning set forth in Section 2.02(d).

“Closing Capital Expenditures” means (a) the reasonable and documented capital expenditures (including any documented interest expense for the borrowings under the Credit Agreement directly related to such capital expenditures) paid by the Company and/or any Company Subsidiary for third party costs and expenses from June 30, 2014 to the date of this Agreement related to (1) the acquisition of Tower Assets and (2) development, maintenance and repair of Development Towers (which amounts will include all costs related to any Development Towers that have been completed since June 30, 2014), in each case as set forth on Schedule 8.09(a)(i)(1) and Schedule 8.09(a)(i)(2), respectively, plus (b) the reasonable and documented capital expenditures (including any documented interest expense for the borrowings under the Credit Agreement directly related to such capital expenditures) paid by the Company and/or any Company Subsidiary for third party costs and expenses from and after the date of this Agreement through 11:59 p.m. (New York City time) on the calendar day immediately preceding the Closing Date (1) related to the Development Towers which are identified along with the project spend amounts as set forth on Schedule 8.09(a)(ii) or (2) which are incurred pursuant to Section 5.01, in each case net of any capital expenditures reimbursed by third parties, plus (c) the aggregate Reimbursed Expenses paid by the Company and/or any Company Subsidiary from and after the date of this Agreement through the Closing Date, up to a maximum of $200,000 per month for up to four months following the date of this Agreement.

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Indebtedness” means, calculated as of 11:59 p.m. (New York City time) on the calendar day immediately preceding the Closing Date, the Indebtedness of the Company and its Subsidiaries, including (a) the Payoff Amount pursuant to the Credit Agreement, (b) amounts outstanding under one or more promissory notes made in favor of the Series A Holders, including the Notes, and (c) amounts pursuant to the Purchase Agreement, dated as of February 13, 2013, by and among CiG Towers, NTCH-Colorado LLC, PTA-FLA, Inc. and NTCH-NM, LLC, as amended by the First Amendment to Purchase Agreement, dated as of May 13, 2013, as further amended by the Second Amendment to Purchase Agreement, dated as of August 22, 2013, as further amended by the Third Amendment to Purchase Agreement, dated as of September 30, 2013, as further amended by the Fourth Amendment to Purchase Agreement, dated as of January 15, 2014 and as further amended by the Fifth Amendment to Purchase Agreement, dated as of April 1, 2014, and as assigned pursuant to the Assignment of Purchase Agreement, dated as of June 24, 2013, by and between CiG Towers, LLC and CiG BTS Towers, LLC.

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“Closing TCF” means the product of (x) TCF for the full calendar month in which the Closing Date occurs, multiplied by (y) 12.

“Closing Working Capital” means, calculated as of 11:59 p.m. (New York City time) on the calendar day immediately preceding the Closing Date, Current Assets less Current Liabilities, all as determined in accordance with GAAP and the principles and adjustments set forth in Schedule 8.09(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral Agent” has the meaning set forth in the Credit Agreement.

“Common Stock” has the meaning set forth in the Recitals.

“Communications Equipment” means the equipment used in a wireless communications system, including, but not limited to: wireless communications antennae, coaxial cables, wireless communications equipment boxes, wireless communications transmission equipment, related electronic equipment and microwave dishes.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.04(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” has the meaning set forth in Section 3.04(a).

“Company Capital Stock” has the meaning set forth in the Recitals.

“Company Closing Demand Notice” has the meaning set forth in Section 7.01(d)(v).

“Company Continuing Employees” has the meaning set forth in Section 5.04(c).

“Company Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Company Plan” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, vacation, fringe benefit, retention, incentive, change in control, collective bargaining, employee loan or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee, director or independent contractor of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored, maintained, contributed to or obligated to contributed to by the Company, any Company Subsidiary or any of its ERISA Affiliates.

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“Company Required Vote” means the affirmative vote or written consent of (a) the holders of at least a majority of the voting power of the outstanding shares of Company Capital Stock and (b) each of the Series A Holders, in favor of adoption of this Agreement and the consummation of the merger.

“Company Subsidiaries” has the meaning set forth in Section 3.01.

“Company Termination Fee” has the meaning set forth in Section 7.03(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.06(c).

“Contract” means any contract, agreement, obligation, commitment, lease, license, permit, franchise or other instrument.

“Covered Claims Cap” has the meaning set forth in Section 2.5(d) of the Indemnification Agreement.

“Credit Agents” has the meaning set forth in Section 6.02(c).

“Credit Agreement” means that certain Credit Agreement, dated as of August 17, 2012, by and among CiG Comp Tower LLC, as borrower, the lenders party thereto, and Macquarie Bank Limited, as administrative agent and collateral agent, as amended or modified from time to time.

“Current Assets” means cash and cash equivalents (other than cash that will be payable pursuant to a written Contract in effect as of the Closing in connection with the purchase of real property that is subject to a Ground Lease), deposited but uncleared checks, received but uncleared ACH, fifty percent (50%) of the premium for the Tail Policy (not to exceed one hundred fifty percent (150%) of the annual premiums for the current policies of directors’ and officers’ liability insurance), the current portion of cash expense with respect to any surety, performance and insurance bonds that have been capitalized on Company’s balance sheet as current assets in accordance with Schedule 8.09(a)(iii), the amount of deposits and escrowed amounts held for the account of the Company (less any of the foregoing held for any Third Party), accounts receivables of ninety (90) days or less, other receivables as set forth on Schedule 8.09(a)(iii), and prepaid expenses of the Company as set forth on Schedule 8.09(a)(iii), each determined in accordance with GAAP, subject to the principles and adjustments set forth in Schedule 8.09(a)(iii).

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, checks in transit but excluding the current portion of long term debt under the Credit Agreement, each determined in accordance with GAAP, subject to the principles and adjustments set forth in Schedule 8.09(a)(iii) and excluding Transaction Costs, Excess Severance Costs, Closing Indebtedness, the 2015 Bonus Amount and Closing Capital Expenditures.

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“Deficiency Amount” has the meaning set forth in Section 2.02(e)(iv).

“Development Tower” means all of Company’s rights, title and interest in and to any one (1) of the Towers in various stages of completion of construction.

“Development Tower Site” means (a) a Development Tower and (b) the land owned by Company, leased or licensed to Company, or which Company has an easement, upon which such Tower is located, together with the buildings, structures, other improvements and facilities (if any) located on such land or site development. Section 3.22 of the Company Disclosure Schedule contains a list of each Development Tower Site.

“Director Indemnification Agreements” means the Indemnification Agreements, between the Company and each member of the Company Board, as in effect on the date of this Agreement, each of which has been provided to Parent prior to the date hereof.

“Dissenting Shares” has the meaning set forth in Section 2.01(e).

“Easements” mean all of rights, title and interest of the Company and the Company Subsidiaries in all easements, licenses and agreements belonging to or in any way appertaining to or in any way associated with the use, operation or occupancy of or access rights to the Tower Sites, Improvements and/or Towers, including, without limitation, all easements, licenses and agreements providing access to the Tower Sites, Improvements, and/or Towers from public streets, roads and ways, all easements, licenses and agreements for location, maintenance, repair and replacement of and for cables, utilities, utility lines, wires and anchors, and all easements, licenses and agreements for parking.

“Effective Time” has the meaning set forth in Section 1.03.

“Engagement Letters” has the meaning set forth in Section 3.26.

“Environmental Laws” means any Law, including, without limitation, any judicial or administrative interpretation thereof, or agreement with any Governmental Entity, relating to (a) the regulation of pollution, (b) the protection of public health and safety, (c) the protection, preservation or restoration of the environment and natural resources, including any Law relating to exposures to, or emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water or land surface or subsurface strata or (d) the manufacture, processing, labeling, distribution, use, treatment, storage, transport, handling or disposal of Hazardous Substances, including, but not limited to, (i) the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), 42 U.S.C. 9601 et seq., the Solid Waste Management Act, including the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101 et seq., the Atomic Energy Act, 42 U.S.C. 2011 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq., and the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., in each case as have been amended from time to time, and any other Laws relating to any of the foregoing, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability), or any Contract with any Person that may impose liability or obligations for injuries or damages due to the presence of, effects of or exposure to any Hazardous Substance.

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“Equity Plan” has the meaning set forth in Section 2.04(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).

“Excess Amount” has the meaning set forth in Section 2.02(e)(iv).

“Excess/Deficiency Payout Schedule” has the meaning set forth in Section 2.01(f).

“Excess Severance Cost” means the Severance Costs in excess of $200,000, if any.

“Exchange Act” has the meaning set forth in Section 3.04(b).

“Excluded Party” has the meaning set forth in Section 5.03(g)(iii).

“Expense Reimbursement” has the meaning set forth in Section 7.03(h).

“FCC” means the U.S. Federal Communications Commission.

“Final Merger Consideration” has the meaning set forth in Section 2.02(e)(iv).

“GAAP” has the meaning set forth in Section 3.05(b).

“Governmental Entity” means any government or quasi-governmental or regulatory agency or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Ground Lease” means a lease (including any license or sublicense) between a Landlord, as lessor or licensor, and the Company or any Company Subsidiary, as lessee, licensee or grantee, for a Tower Site.

“Ground Lessor” means (a) the fee owners, (b) any other Person entitled to possession of, or (c) any other holder of the reversionary interest in, the real property leased, subleased, licensed or sublicensed pursuant to any Ground Lease, as the case may be.

“Hazardous Substance” has the meaning set forth in Section 3.14(a)(ii).

“Holdco” means Vertical Bridge Holdco, LLC.

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“Improvements” means all towers, poles, anchors, guy wires and other improvements which are located on or appurtenant to the Tower Assets.

“Incremental Acquisition Amount” means $2,500,000.

“Indebtedness” means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, breakage costs and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person created or arising under any conditional sale, earnout or other arrangement for or relating to the deferral or subsequent payment of purchase price of property, equity or other assets, and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)) or any obligations created or arising from any prepayment of a Tenant Lease that has a duration of twelve-months or longer; (c) all obligations of such Person under leases which have been or are required to be, in accordance with GAAP, recorded as capital leases, including vehicle leases; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit (to the extent drawn), bonds, banker’s acceptance or similar credit support arrangement; (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); and (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations. Notwithstanding the foregoing, Indebtedness of the Company and the Company Subsidiaries does not include Indebtedness due to or from the Company or any Subsidiary to the Company or any other wholly-owned Subsidiary nor does it include any Transaction Costs.

“Indemnification Agreement” has the meaning set forth in the Recitals.

“Indemnified Persons” has the meaning set forth in Section 5.05(a).

“Information Statement” has the meaning set forth in Section 3.04(b).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” has the meaning set forth in Section 3.17.

“IRR” with respect to any Person, means the discount rate, using cumulative annual compounding, at which the net present value equals zero. Such Person’s internal rate of return shall be calculated on the basis of the actual number of days elapsed over the number of days in the applicable calendar year using cumulative annual compounding. In determining the IRR, the IRR shall be calculated using the “XIRR” function in Microsoft Excel 2007.

“IRS” has the meaning set forth in Section 3.13(a).

“IT9” means Compartment IT9, LP, a Georgia limited partnership.

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“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of those individuals listed in Section 8.09 of the Company Disclosure Schedule.

“Landlord” means the “grantor” or “lessor” or “landlord” or “licensor” under each Ground Lease.

“Last Balance Sheet Date” means September 30, 2014.

“Law” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity.

“Leased/Owned Development Tower Site” means any Development Tower Site (a) that has been purchased or acquired by the Company or any of the Company Subsidiaries or (b) for which a Ground Lease has been executed.

“Lien” means with respect to any property or assets, all pledges, liens, mortgages, charges, encumbrances, adverse ownership claims, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Communications Infrastructure Group, LLC, dated as of June 30, 2012, as amended by Amendment No. 1, dated December 31, 2012, as amended by the Certificate of Rescission of Amendment No. 1, dated December 31, 2012, as amended by Amendment No. 2, dated December 31, 2012, and as amended by Amendment No. 3, dated August 1, 2013.

“Lower TCF Threshold” means an amount equal to $5,450,000.

“Managed Properties” means the Towers managed, marketed, or operated by the Company or any of the Company Subsidiaries pursuant to the Site Management Agreements.

“Management Revenue” means, for any period, the net amount of cash retained by the Company or any Company Subsidiary for managing a Managed Property pursuant to the applicable Site Management Agreement, after giving effect to all payments to third parties, including for ground rents payable, revenue sharing or similar payments and other operating expenses.

“Material Adverse Effect” means any event, condition, fact, change, occurrence or effect that, individually or in the aggregate with other events, conditions, facts, changes, occurrences or effects (a) has had or would reasonably be expected to have a material adverse effect on the business or financial condition, results of operations, assets or liabilities, of the Company and the Company Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay the ability of the Company and the Company Subsidiaries, taken as a whole, to consummate the Merger, except, solely in the case of clause (a), for any such events, conditions, facts, changes, occurrences or effects to the extent resulting from (i) changes in U.S. or global general economic conditions or in the credit, financial or capital markets generally, including changes in interest or exchange rates, (ii) changes in general market or economic conditions applicable to the principal industry in which the Company and the Company Subsidiaries operate, (iii) changes, after the date of this Agreement, in Law or GAAP, (iv) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of this Agreement, (v) any change in the Company’s stock price or trading volume or in the Company’s credit rating or in any analyst’s recommendation with respect to the Company or any failure by the Company to meet internal or published projections, forecasts or estimates of revenue, earnings or other financial or operating metrics (but not any event, condition, fact, change, occurrence or effect underlying such change or failure that is not otherwise excepted under the foregoing clauses (i) through (v)), (vi) any action taken by the Company or any Company Subsidiary at the written direction of Parent or any action specifically required to be taken by the Company by the terms of this Agreement or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.01, (vii) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (viii) except as it relates to Sections 3.04 and 3.27 (and Section 6.02(a)(i) as it relates to such section), changes resulting from the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement or any Ancillary Document or (ix) the commencement or pendency of any litigation arising from allegations of breach of fiduciary duty or violation of law relating to this Agreement or the transactions contemplated hereby; provided, however, the exceptions in clauses (i) through (iv) shall not apply to the extent such events, conditions, facts, changes, occurrences or effects have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the same principal industry in which the Company and the Company Subsidiaries operate.

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“Material Contract” has the meaning set forth in Section 3.11(a).

“Measurement Date” has the meaning set forth in Section 3.02(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Payout Schedule” has the meaning set forth in Section 2.01(f).

“Merger Sub” has the meaning set forth in the Preamble.

“Nevada Secretary of State” has the meaning set forth in Section 1.03.

“Notes” means the Unsecured Promissory Note, dated December 10, 2014 by made by the Company in favor of Fir Tree Capital Opportunity (LN) Master Fund, L.P. and the Unsecured Promissory Note, dated December 10, 2014 by made by the Company in favor of Fir Tree REF III Tower LLC.

“Notice of Disagreement” has the meaning set forth in Section 2.02(e)(i).

“NRS” has the meaning set forth in Section 1.01.

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“Option Lease” means an option for leased premises until commencement of the applicable Ground Lease.

“Order” has the meaning set forth in Section 3.09.

“Other Indemnified Person” has the meaning set forth in Section 5.05(d).

“Outside Date” has the meaning set forth in Section 7.01(b)(i).

“Outside OCB Criteria” means (a) any acquisition of Tower Assets having a purchase price of greater than or equal to $2,500,000 or (b) any acquisition of Tower Assets having a purchase price of less than $2,500,000 unless (A) the quotient of the enterprise value divided by TCF is less than 16 and (B) such acquisition has an IRR to the Company and the Company Subsidiaries on a consolidated basis over five (5) years of 18% or greater (assuming no more than 8.25x TCF leverage and an 18x TCF exit multiple included in the analysis).

“Owned Real Property” has the meaning set forth in Section 3.16(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.04(c).

“Parent Closing Demand Notice” has the meaning set forth in Section 7.01(c)(v).

“Parent Indemnified Parties” has the meaning set forth in Section 2.2 of the Indemnification Agreement.

“Payoff Amount” means the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) that is specified in the Payoff Letter.

“Payoff Letter” has the meaning set forth in Section 6.02(c).

“Pending Ground Lease Buy-out Savings” means, for any period, any reductions in recurring payments to the landlord/owner of the Ground Lease underlying any Tower Asset that will take effect upon consummation of any agreements that are effective at the Closing Date for the purchase of real property that is subject to such Ground Lease.

“Pending Leases” means those Tenant Leases set forth on Schedule 8.09(a)(iv), which have been executed by the tenant thereunder, but for which, as of the date of determination, TCF Revenue payments have not yet commenced but, excluding Tenant Leases for Development Tower Sites, will commence within six (6) months of the Closing Date.

“Permits” has the meaning set forth in Section 3.10.

“Permitted Encumbrance” has the meaning set forth in Section 3.16(a).

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“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 5.11(a).

“Prospective Leases” means those prospective pending leases set forth on Schedule 8.09(a)(iv), which the Company and/or Company Subsidiaries anticipate will be executed on or prior to the Closing Date, and will then become Pending Leases or Tenant Leases.

“Qualified Acquisition Proposal” has the meaning set forth in Section 5.03(c).

“Reimbursed Expenses” means interest expense for borrowings under the Credit Agreement (other than any interest expense for borrowings under the Credit Agreement directly related to any capital expenditures set forth in clause (b) of “Closing Capital Expenditures”), and selling, general and administrative expenses in excess of cash receipts.

“Representatives” of a Person means the officers, directors, members, partners, employees, agents or advisors of such Person including, without limitation, attorneys, accountants, consultants and financial advisors.

“Restricted Stock” has the meaning set forth in Section 2.04(a).

“Reverse Termination Fee” has the meaning set forth in Section 7.03(a).

“Review Period” has the meaning set forth in Section 2.02(e)(i).

“SEC” has the meaning set forth in Section 3.04(b).

“SEC Reports” has the meaning set forth in Section 3.05(a).

“Securities Laws” has the meaning set forth in Section 3.04(b).

“Series A Certificate of Designation” has the meaning set forth in the Recitals.

“Series A Holder Agreements” means (i) that certain Support Agreement, of even date herewith, by and among the Series A Holders and the Company, (ii) that certain Funding Agreement, of even date herewith, by and among the Series A Holders and the Company (the “Funding Agreement”), and (iii) that certain form of Release Agreement, to be entered into by and between the Company and its stockholders, at each such stockholder’s option, pursuant to the Funding Agreement.

“Series A Holders” has the meaning set forth in the Recitals.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“Series A-1 Preferred Stock” has the meaning set forth in the Recitals.

“Series A-2 Preferred Stock” has the meaning set forth in the Recitals.

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“Series B Preferred Stock” has the meaning set forth in the Recitals.

“Severance Cost” has the meaning set forth in Section 5.04(b).

“Site Management Agreements” means the Tower Management Agreement (IT8), dated October 7, 2011, by and between BAC InfraTrust Acht GmbH & Co. KG and CiG Services, LLC and the Tower Management Agreement (IT6), dated October 7, 2011, by and between BAC InfraTrust Acht GmbH & Co. KG and CiG Services, LLC.

“Solicitation Period End Date” has the meaning set forth in Section 5.03(a).

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 5.11(a).

“Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person or any other Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” has the meaning set forth in Section 5.03(g)(iv).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tail Policy” has the meaning set forth in Section 5.05(c).

“Takeover Statute” has the meaning set forth in Section 3.27.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. taxes or charges in the nature of taxes imposed by a Governmental Entity, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, inventory, escheat, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, fine, or addition thereto, in each case, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 5.11(d).

“Tax Return” means any return, declaration, report, claim for refund, estimate, information return, statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“TCF” means, with respect to each Tower Asset and Managed Property for each calendar month, without duplication: (a) in the case of any Tower Asset providing for monthly payments, (i) the aggregate amount of TCF Revenue with respect to such Tower Assets for such month, less (ii) the TCF Deductions related to such Tower Asset for such month; (b) in the case of any Tower Asset providing for periodic payments more or less frequently than monthly, (i) the prorated monthly amount of TCF Revenue for such period(s) with respect to such Tower Assets, less (ii) the corresponding prorated portion of the TCF Deductions relating to such Tower Asset and such period; and (c) in the case of Managed Properties, the TCF Revenue of such Managed Properties, for such month with respect to such Managed Properties. For purposes of clarification, all amounts calculated in this definition and the other definitions used in calculating this definition that are payable once annually, semi-annually, quarterly or at any other periodic interval other than monthly, shall be determined by dividing the amount by the number of whole or partial months in the most recent payment received. All calculations with respect to TCF shall be performed in accordance with this definition and the other definitions used in calculating this definition. An illustrative example of the calculation of TCF as of February 28, 2015 is included as Schedule 8.09(a)(v).

“TCF Deductions” means, with respect to each calendar month (or pro rata portion thereof) and with respect to each Tower Asset (other than Managed Properties) solely to the extent TCF Revenue for such Tower Asset (including under Pending Leases, but excluding Managed Properties) is included in the calculation under TCF, the following expenses (without duplication) that are paid or payable, directly or indirectly, by the Company or any Company Subsidiary during such month (which shall include an appropriate pro-rated portion of the aggregate annualized amount of such expenses, if applicable), without duplication: (i) $86.00 per month per Tower Asset (other than Managed Properties), representing an agreed fixed estimation of any and all taxes (other than the Company’s or its Subsidiaries’ income taxes); (ii) $37.34 per month per Tower Asset (other than Managed Properties), representing an agreed fixed estimation of any and all maintenance and upkeep expenses; (iii) $40.78 per month per Tower Asset (other than Managed Properties), representing an agreed fixed estimation of any and all recurring property and liability insurance expenses; (iv) $22.46 per month per Tower Asset (other than Managed Properties), representing an agreed fixed estimation of any and all utility expenses; (v) $21.71 per month per Tower Asset (other than Managed Properties), representing an agreed fixed estimation of any and all monitoring expenses; and (vi) all recurring payments (excluding taxes) to the landlord/owner of the Ground Lease or Tower Site Easement, as applicable, underlying such Tower Asset, if any. Each of the foregoing shall be calculated and only included net of any amounts reimbursable by a third party. Each of the foregoing estimations is agreed as a fixed amount and shall not be subject to adjustment or true-up.

“TCF Multiple” means 24.27.

“TCF Revenue” means, for any period, the sum of (i) the amount of any periodic recurring revenue paid or payable to the Company or any Company Subsidiary for such period but excluding any such revenue from leases where the tenant has, as of 11:59 p.m. (New York City time) on the calendar day immediately preceding the Closing Date, given a written notice expressly terminating such lease, in each case, with respect to the Tower Assets, plus (ii) Pending Ground Lease Buy-out Savings, plus (iii) the Management Revenue, with respect to the Managed Properties. In the case of Pending Leases, to the extent rent has not commenced as of the date of determination, the recurring amount due and payable as rent for the first full month of the lease shall be included as TCF Revenue, as though it were in fact paid in full during such month. In the case of Prospective Leases which become either Pending Leases or Tenant Leases on or before the Closing Date, the amount due and payable as recurring rent for the first full month of the lease shall be included as TCF Revenue, as though it were in fact paid in full during such month. Each of the foregoing shall be calculated and only included net of any amounts reimbursable by a third party.

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“Tenant Leases” means the leases, licenses and other occupancy agreements, including any amendments thereto, described on Section 3.21 of the Company Disclosure Schedule, pursuant to which any Person is granted the right to use space or to install equipment on the Towers or on any of the improvements located on the Tower Sites.

“Tenants” means each of the lessees, licensees or other occupants, as applicable, under the Tenant Leases.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates.

“Third Party Contract” means any Material Contract with a third party related to all or any portion of a Tower Site or a Development Tower Site, other than a Tenant Lease, Ground Lease or Option Lease.

“Title Insurance Policies” means the title insurance policies set forth on Section 3.15 of the Company Disclosure Schedule.

“Tower” means a monopole, self-supporting lattice, guyed telecommunications tower or other structure mounted in or upon a supporting structure which is owned, leased or managed by the Company or any Company Subsidiary and upon which Communications Equipment may be located, which shall include the tower foundation, footings, bolts, tower structure, anchors, caissons, guys, lighting, lightening rod and tower grounding system.

“Tower Assets” means the (a) Tower Sites; (b) Development Tower Sites; (c) Ground Leases; (d) Tenant Leases; (e) Tower Related Assets; (f) Third Party Contracts; (g) Associated Tower Improvements; (h) all utility deposits and reservation fees paid by or on behalf of the Company and the Company Subsidiaries in connection with the Tower Assets; (i) Intellectual Property related to the Towers, Tower Sites or Development Tower Sites; and (j) any other tangible or intangible assets owned by the Company or the Company Subsidiaries that are necessary for the development, operation, maintenance and leasing of the Towers, Tower Sites or Development Tower Sites.

“Tower Related Assets” means, with respect to each Tower Site and Development Tower Site: (a) the security deposits for Tower Sites (if any) from Tenants under the Tenant Leases; (b) all rights to any warranties held by Company with respect to such Tower Site and Development Tower Site, including the related Tower; (c) all rights under any approvals of any Governmental Entity necessary for the ownership and operation of such Tower Site and Development Tower Site, but not including any FCC broadcast licenses used or required in order to provide communications services or to operate Communications Equipment to the extent assignable or transferable; and (d) copies of all material files and records of Company related to the ownership, occupancy or leasing of such Tower Site and Development Tower Site (other than relating to Communications Equipment).

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“Tower Site Easement” means each easement, master lease, ground lease on, fee ownership of, or other equivalent ownership interests in, real property located in the United States that is or may be relating to a specific Tower Asset.

“Tower Sites” means (a) each of the Company’s Towers that are fully constructed or generating revenue; (b) the land owned by Company, leased or licensed to Company, or which Company has an Easement, upon which such Tower is located, together with the buildings, structures, other improvements and facilities (if any) located on such land; (c) the Associated Tower Improvements pertaining to such Tower; (d) the Tower Related Assets pertaining to such Tower; (e) the Third Party Contracts pertaining to such Tower; (f) any leases or licenses between Company and tenants, including the Tenant Leases, pertaining to such Tower; (g) the Ground Leases pertaining to such Tower; and (h) all Appurtenant Property thereto.

“Transaction Costs” means all out-of-pocket costs, fees and expenses incurred but unpaid by the Company and the Company Subsidiaries, in each case that arise in connection with or relate to this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, whether payable prior to or after the Closing, including (a) any brokerage fees, commissions, finders’ fees or financial advisory fees, including the fees and expenses payable by the Company or any of the Company Subsidiaries to Duff & Phelps, LLC, (b) the fees and expenses of any counsel, including the fees and expenses of Morrison & Foerster LLP, Fox Rothschild LLP and Lowenstein Sandler LLP, (c) the fees and expenses payable by the Company or any Company Subsidiary to outside accountants or other advisors or consultants, (d) any fees or expenses associated with obtaining release or termination of any Lien on any asset of the Company or its Subsidiaries, (e) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any third parties and (f) any amounts required to be paid to, or for the benefit of, any current or former employee, equityholder, officer, manager, director of the Company or the Company Subsidiaries or any other Person in connection with or as a result of the consummation of the transactions under this Agreement (other than the 2015 Bonus Amount and the Severance Costs), including pursuant to any sale, retention, change of control or similar bonuses, payments or benefits, including all related payroll withholding Taxes payable by the Company or the Company Subsidiaries. For the avoidance of doubt, Transaction Costs shall not include any such costs, fees and expenses that have been paid prior to 11:59 p.m. (New York City time) on the calendar day immediately preceding the Closing Date.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, the Indemnification Agreement, and the Series A Holder Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.11(e).

“Upper TCF Threshold” means an amount equal to $5,650,000.

“Window-Shop End Date” has the meaning set forth in Section 5.03(b).

“Written Consent” has the meaning set forth in the Recitals.

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Section 8.10. Interpretation. When a reference is made in this Agreement to an Article, a Section, subsection or an Exhibit, such reference shall be to an Article or a Section or subsection of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References to monetary amounts are to the lawful currency of the United States.

Section 8.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent may make such an assignment to one or more of the direct or indirect wholly-owned Subsidiaries of Holdco solely in the event that any such Subsidiary executes an Assignment and Assumption Agreement in form and substance reasonably acceptable to the Company and the Series A Holders, but any such assignment shall not relieve Parent of Parent’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.12. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name: Paul McGinn Title: Chief Executive Officer

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VERTICAL BRIDGE ACQUISITIONS, LLC

By:	/s/Alex Gellman
Name: Alex Gellman Title: Chief Executive Officer

VERTICAL STEEL MERGER SUB INC.

By:	/s/Alex Gellman
Name: Alex Gellman Title: Chief Executive Officer

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Annex B

EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 26, 2015, is entered into by and among Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”), Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and CiG Wireless Corp., a Nevada corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 20, 2015 (the “Merger Agreement”);

WHEREAS, Section 8.03 of the Merger Agreement provides that the Merger Agreement may be amended prior to the Effective Time by written agreement executed and delivered by duly authorized officers of the respective parties; and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE MERGER AGREEMENT

The Merger Agreement is hereby amended as follows:

Section 1.1. Amendment to Merger Agreement. Section 5.03(a)(ii) of the Merger Agreement is hereby replaced in its entirety with the following:

“(ii) provide access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement executed by the Person receiving such non-public information (provided, however, that (A) the ground owner information will be redacted from (w) any Ground Lease or any amendment, modification, supplement or extension thereto, (x) any assignment or assumption agreement related to any Ground Lease, (y) any memorandum of Ground Lease or any amendment, modification, supplement or extension thereto and (z) any agreements, documents, materials or other information produced or prepared in connection with initiating, soliciting, facilitating or encouraging an Acquisition Proposal (provided, however, subject to clause (B), nothing in this Section 5.03(a)(ii)(A) shall require the redaction of the ground owner information contained in any other document, writing, instrument or other material of the Company or any of the Company Subsidiaries) and (B) no access shall be provided to any document, writing, instrument or other material containing any listing or summary of the ground owner information with respect to the Ground Leases);”

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ARTICLE II

MISCELLANEOUS

Section 2.1 Ratification of Merger Agreement; Full Force and Effect; Conflicts. Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement; any reference to the Merger Agreement in any such instrument or document shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall apply and be effective only with respect to the provisions of the Merger Agreement specifically referred to herein.

Section 2.2 Governing Law; Jurisdiction.

(a)                This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)               Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of Nevada and any appellate court thereof or any court of the United States located in the State of Nevada, in any action or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Amendment irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of the Merger Agreement; provided, however, that nothing in this Amendment shall affect the right of any party to this Amendment to serve process in any other manner permitted by Law.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 2.2(C).

Section 2.3 Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page Follows]

B-2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CIG WIRELESS CORP.

By: /s/ Paul McGinn
Name: Paul McGinn
Title: Chief Executive Officer

VERTICAL BRIDGE ACQUISITIONS, LLC

By: /s/ Alex Gellman
Name: Alex Gellman
Title: Chief Executive Officer

VERTICAL STEEL MERGER SUB INC.

By: /s/ Alex Gellman
Name: Alex Gellman
Title: Chief Executive Officer

B-3

Annex C

WRITTEN CONSENT

OF THE
STOCKHOLDERS

OF

CIG WIRELESS CORP.

______________________________________________

March 20, 2015

The undersigned stockholders of CiG Wireless Corp., a Nevada corporation (the “Company”), holding (i) in the aggregate at least a majority of the voting power of the issued and outstanding shares of the Company’s (a) common stock, par value $.00001 per share (the “Common Stock”), (b) Series A-2 Convertible Preferred Stock, par value $.00001 per share (the “Series A-2 Preferred Stock”) and (c) Series B 6% 2012 Convertible Redeemable Preferred Stock, par value $.00001 per share (the “Series B Preferred Stock”), voting together as a single class on an as-converted-to-common basis pursuant to Section 6(a)(ii) of the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company, dated August 1, 2013 and as amended on February 10, 2015, and Section (C)(1) of the Certificate of Designations of Series B 2012 Convertible Redeemable Preferred Stock of the Company, dated February 12, 2008, and (ii) the number of shares of Common Stock, Series A-2 Preferred Stock and/or Series B Preferred Stock set forth under the signature of the undersigned, acting without a meeting pursuant to Sections 78.320 and 92A.120 of the Nevada Revised Statutes (“NRS”) and Article III, Section .02 of the Amended and Restated Bylaws of the Company, dated November 9, 2014 (the “Bylaws”), hereby adopt, by this written consent, the following resolutions with the same force and effect as if they had been adopted at a duly convened meeting of the stockholders of the Company and direct that this written consent be filed with the minutes of the proceedings of the stockholders of the Company:

WHEREAS, there has been presented to the undersigned stockholders of the Company an Agreement and Plan of Merger, together with all exhibits and schedules thereto, by and among the Company, Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”) and Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), in the form attached hereto as Exhibit A (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) established a special committee consisting solely of independent directors (the “Special Committee”) and the Special Committee (a) determined that the terms of the Merger Agreement and the Merger are in the best interests of the Company and fair to the holders of Company Capital Stock (as defined in the Merger Agreement (other than the Series A Holders (as defined in the Merger Agreement)) and (b) approved, adopted and declared advisable the Merger Agreement and the Merger (such recommendation by the Special Committee, the “Special Committee Recommendation”);

C-1

CIG Wireless Corp.	Stockholders’ Consent	March 2015

WHEREAS, the Board, in consideration of the Special Committee Recommendation and other factors it deemed relevant, (a) determined that the terms of the Merger Agreement and the Merger are in the best interests of the Company and fair to the holders of Company Capital Stock, (b) approved, adopted and declared advisable the Merger Agreement and the Merger and (c) resolved to recommend to the holders of Company Capital Stock that such holders approve the Merger Agreement;

WHEREAS, pursuant to Section 92A.120 of the NRS, the affirmative vote of stockholders of the Company holding in the aggregate at least a majority of the voting power of the issued and outstanding shares of Common Stock, Series A-2 Preferred Stock and Series B Preferred Stock (together constituting all of the voting power of the Company), voting together as a single class, and on an as-converted-to-common basis, is required in order to approve the Merger;

WHEREAS, Sections 78.320 and 92A.120 of the NRS and Article III, Section .02 of the Bylaws provide that any corporate action required by the Company’s Articles of Incorporation, filed February 12, 2008 and amended on November 21, 2011 and February 10, 2014, the Bylaws, or the laws under which the Company is formed, to be voted upon or approved at a duly called meeting of the stockholders, including the approval of a plan of merger, may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power entitled to vote on such action;

WHEREAS, the undersigned stockholders, having the voting power of such number of shares of capital stock of the Company as respectively set forth on the signature page hereof and representing at least a majority of the voting power entitled to vote hereon, hereby desire to approve the Merger; and

WHEREAS, this written consent (this “Written Consent”) is being delivered pursuant to Section 5.02(a) of the Merger Agreement, and is intended to be the Written Consent (as defined therein) contemplated thereby.

NOW, THEREFORE, BE IT,

RESOLVED, that, pursuant to Section 92A.120 of the NRS, each of the undersigned stockholders, in their capacity as stockholders of the Company, hereby authorizes, approves and ratifies in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, and the performance of the Company of all of its obligations pursuant to the Merger Agreement and other transaction documents related thereto, without a meeting and without prior notice; and it is further

RESOLVED, that any action relating to the subject matter of these resolutions taken by the Board or any officer of the Company prior to the date hereof is hereby ratified, confirmed and approved in all respects; and it is further

RESOLVED, that this Written Consent may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same written consent and that this Written Consent shall be filed with the minutes of the proceedings of the stockholders of the Company; and it is further

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CIG Wireless Corp.	Stockholders’ Consent	March 2015

RESOLVED, notwithstanding the delivery of this Written Consent, the Company’s Board (or any committee thereof) may take and continue, as a board or through any duly constituted committee, all actions contemplated by Section 5.03 of the Merger Agreement or otherwise by the Merger Agreement with respect to any Acquisition Proposal (as defined therein); and it is further

RESOLVED, this Written Consent shall be void and of no further effect simultaneously upon any termination of the Merger Agreement in accordance with Section 7.01 thereof.

[Signature Page Follows]

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CIG Wireless Corp.	Stockholders’ Consent	March 2015

IN WITNESS WHEREOF, the undersigned have duly signed this Written Consent effective on the date first above written.

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, L.P.

By:	Fir Tree Inc., its Manager

	By:	/s/ Brian Meyer
Name: Brian Meyer
Title: General Counsel

Number of shares: 54,715,488 shares of Series A-2 Preferred Stock

FIR TREE REF III TOWER LLC

By:	Fir Tree Inc., its Manager

	By:	/s/ Brian Meyer
Name: Brian Meyer
Title: General Counsel

Number of shares: 54,715,488 shares of Series A-2 Preferred Stock

FIR TREE INC.

By:	/s/ Brian Meyer
Name: Brian Meyer
Title: General Counsel

Number of shares: 7,882,832 shares of Common Stock

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Annex D

Confidential	March 19, 2015

Special Committee of the Board of Directors

CIG Wireless Corp.

11120 South Crown Way

Suite 1

Wellington, FL 33414

Members of the Special Committee:

CIG Wireless Corp. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the members of the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the public stockholders of the Company other than Vertical Bridge Acquisitions, LLC (the “Buyer”) and affiliates of the Buyer and Fir Tree Partners (“Fir Tree”) and affiliates of Fir Tree, of the consideration to be received by such holders in the contemplated transactions described below (together, the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

It is Duff & Phelps' understanding that pursuant to the Merger Agreement (as defined below), Vertical Steel Merger Sub, Inc., a wholly-owned subsidiary of the Buyer (“Merger Sub”), will be merged with and into the Company, with the Company surviving as a subsidiary of the Buyer, for aggregate consideration equal to approximately $143 million in cash (the “Merger”), and that in connection with the Merger, each share of common stock of the Company, par value $0.00001 per share (the "Common Stock"), will be cancelled for no consideration. Duff & Phelps further understands that in connection with the Merger, Fir Tree will allocate a portion of the Merger consideration to the holders of the Common Stock pursuant to a Funding Agreement to be entered into by and among the Company and affiliates of Fir Tree (the “Funding Agreement”), and such holders will thereby have the right to receive an amount equal to $0.01 per share of Common Stock held by such holders prior to the cancellation of such shares in the Merger. Duff & Phelps further understands that the holders of the Common Stock constitute all of the public stockholders of the Company, other than the Buyer, Fir Tree and their respective affiliates.

Duff & Phelps, LLC	T +1 212 871 2000	www.duffandphelps.com

55 East 52nd. Street

Floor 31

New York, NY 10055

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CIG Wireless Corp.

March 19, 2015

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to certain transactions Duff & Phelps deemed relevant, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended September 30, 2011, September 30, 2012, and December 31, 2013, and the Company’s unaudited interim financial statements for September 30, 2014 included in the Company’s Form 10-Q filed with the SEC;

b.	Unaudited financial information for the Company for the one month ended February 28 , 2015, which the Company’s management identified as being the most current financial statements available;

c.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company;

d.	A letter dated March 19, 2015 from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Company on a post-transaction basis; and

e.	Documents related to the Proposed Transaction, including a draft, dated March 13, 2015, of the Agreement and Plan of Merger (the “Merger Agreement”, and together with the Funding Agreement, the “Transaction Documents”) to be entered into by and among the Buyer, Merger Sub, and the Company;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other public companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

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CIG Wireless Corp.

March 19, 2015

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Relied upon the fact that the Special Committee was advised by counsel as to all legal matters and assumed that, with your consent, that all such advice was correct;

4.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

5.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

6.	Assumed that the representations and warranties made in the Transaction Documents are substantially accurate;

7.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

8.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

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CIG Wireless Corp.

March 19, 2015

9.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

10.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

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CIG Wireless Corp.

March 19, 2015

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Notwithstanding the foregoing, this Opinion may be included in its entirety in any filing with the SEC made by the Company in connection with the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board, any stockholder or any other party should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated as of February 2, 2015 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or the consummation of the Proposed Transaction. Pursuant to the terms of the Engagement Letter, if the Special Committee requests that Duff & Phelps (i) solicit offers from third parties after the Proposed Transaction has been signed (the “Go-Shop”), and/or (ii) render a financial opinion with respect to the fairness of the consideration to be received by the public stockholders of the Company in any transaction that may result from the Go-Shop or if the consideration to be paid in the Proposed Transaction changes, Duff & Phelps will be entitled in each case to an additional fee. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has provided portfolio valuation services to affiliates of Fir Tree. For this prior engagement, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

[Remainder of Page Intentionally Left Blank]

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CIG Wireless Corp.

March 19, 2015

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be received by the public stockholders of the Company other than the Buyer and affiliates of the Buyer and Fir Tree and affiliates of Fir Tree in the Proposed Transaction is fair from a financial point of view to such stockholders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

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Annex E

INDEMNIFICATION AND JOINDER AGREEMENT

THIS INDEMNIFICATION AND JOINDER AGREEMENT (this “Agreement”), dated as of March 20, 2015, is made and entered into by and among Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”), Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), CiG Wireless Corp., a Nevada corporation (the “Company”), Fir Tree Capital Opportunity (LN) Master Fund, L.P. (“Holder LP”), Fir Tree REF III Tower LLC (“Holder LLC”, and together with Holder LP, the “Series A Holders”), and, solely for the purposes set forth in Section 3.2 and ARTICLES V and VII, Vertical Bridge Holdco, LLC, a Delaware limited liability company (“Holdco”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, of even date herewith (as amended, restated or supplemented from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a Subsidiary of Parent (the “Merger”);

WHEREAS, Parent, Merger Sub, the Series A Holders and the Company are entering into this Agreement in connection with, and as contemplated by, the Merger Agreement;

WHEREAS, the Series A Holders will receive financial benefit in connection with the consummation of the Merger, and are entering into this Agreement as a condition to Parent and Merger Sub entering into the Merger Agreement; and

WHEREAS, the parties hereto have agreed that, except for Sections 2.02, 7.02, 7.03, 8.01(c) or 8.06(d) of the Merger Agreement, the sole and exclusive remedy for all damages for any matter relating in any way to the Merger or arising under the Merger Agreement or any Ancillary Document shall be the rights to indemnification set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
Definitions

Section 1.1 For purposes of this Agreement:

“Appraisal Rights Actions” means any or all Actions by any shareholder of the Company exercising statutory appraisal rights in connection with the Merger.

“Covered Claims” means any Action brought by or on behalf of any holder of Company Capital Stock (including any derivative action brought in the name of the Company): (a) against the Company, the Series A Holders and/or their controlling Persons (including their respective officers, directors and other Representatives) in connection with the approval or execution of, performance under, or consummation of the transactions contemplated by, the Merger Agreement or this Agreement, or the Series A Holders’ investment in the Company, in each case, including, without limitation, for breaches of fiduciary duties; or (b) against Parent, Merger Sub and/or their controlling Persons (including their respective officers, directors and other Representatives) in connection with the Company’s, the Series A Holders’, Parent’s, Merger Sub’s and/or their controlling Persons’ (including their respective officers, directors and other Representatives) approval or execution of, performance under, or consummation of the transactions contemplated by, the Merger Agreement or this Agreement or any other matter covered by clause (a) above, but excluding for all purposes any Appraisal Rights Actions.

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“Fundamental Representations” means (i) with respect to the Company, the representations and warranties contained in Section 3.01, Section 3.02(a) and (b), Section 3.03, Section 3.26 and Section 3.27 of the Merger Agreement, (ii) with respect to the Series A Holders, the representations and warranties contained in Sections 4.1, 4.2, 4.4 and 4.6 of this Agreement, (iii) with respect to Parent and Merger Sub, the representations and warranties contained in Sections 4.01, 4.02 and 4.05 of the Merger Agreement and (iv) with respect to Holdco, the representations and warranties contained in Sections 5.1, 5.2 and 5.5 of this Agreement.

“Losses” means losses, liabilities, claims, demands, judgments, damages, fines, payments, penalties, awards (whether paid in settlement or pursuant to judgment), suits, Actions, and reasonable and documented costs and expenses (including advancement thereof); provided, however, that “Losses” shall exclude any punitive or exemplary damages, whether or not known, unknown, or notice of which has been given before or after the fact) (in each case, unless any such Losses are awarded or paid to a Third Party); provided, further, that “Losses” shall include “Taxes” with respect to claims for indemnification pursuant to (i) Section 2.2(b) with respect to Section 5.01(j) of the Merger Agreement and (ii) Section 2.2(e).

“Indemnification Effective Date” means: (i) with respect to claims for indemnification arising under Section 2.2(c), the date of this Agreement; and (ii) with respect to claims for indemnification arising under Sections 2.2(a), 2.2(b), 2.2(d), 2.2(e), 2.3(a) or 2.3(b), the Closing Date.

“Parent Representatives” means Marc Ganzi, Alex Gellman, Bernard Borghei, Mike Belski, Dan Marinberg, Mark Serinowski, Suzanne Docobo and Robert Paige.

“Surviving Corporation” shall have the meaning ascribed thereto in the Merger Agreement; however, for purposes of this Agreement and the avoidance of doubt, the Company shall not be deemed the Surviving Corporation until after the Effective Time of the Merger and, therefore, shall not be entitled to any indemnification hereunder as the Surviving Corporation until after the Effective Time of the Merger. After the Effective Time with respect to indemnification for any material violation or breach of a covenant, obligation or agreement of the Company pursuant to Section 2.2(b), the Company shall only be treated as the Surviving Corporation and entitled to indemnification with respect to material violations or breaches of Sections 5.01, 5.02, 5.04, 5.09, 5.12, 5.14 and 5.15 of the Merger Agreement.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition (whether voluntarily or involuntarily) of any Company Capital Stock (or any interest (pecuniary or otherwise) therein or rights thereto). In the event that any Series A Holder that is a partnership, limited liability company or other legal entity ceases to be controlled by any Person directly or indirectly controlling such Series A Holder, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

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ARTICLE II

INDEMNIFICATION

Section 2.1 Survival of Representations and Warranties. The representations, warranties, covenants, obligations and other agreements contained in the Merger Agreement shall survive the Closing as provided in Section 8.01 of the Merger Agreement.

Section 2.2 Indemnification by the Series A Holders. As an integral term of the Merger Agreement, effective as of the applicable Indemnification Effective Date, subject to the limitations set forth in Section 2.5, the Series A Holders, jointly and severally, shall defend, indemnify and hold Parent and Merger Sub, and, following the Effective Time, the Surviving Corporation, and each of their respective Affiliates and the directors, officers, managers, members, stockholders, employees and Representatives of Parent and Merger Sub and, following the Effective Time, the Surviving Corporation (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) harmless from and against all Losses that they may suffer, sustain or incur or become subject to, whether prior to, on, or after the Closing Date, arising out of, based upon or in connection with:

(a) any breach of a representation or warranty contained in Article III of the Merger Agreement (other than Section 3.12 of the Merger Agreement), in ARTICLE IV of this Agreement or in the officer’s certificates delivered pursuant to Section 6.02(a) or (b) of the Merger Agreement, it being understood that when calculating any such Loss in respect thereof (but not for purposes of determining breach), all qualification or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein shall be disregarded;

(b) any material violation or breach of a covenant, obligation or agreement of the Company or the Series A Holders contained in the Merger Agreement or this Agreement;

(c) any Covered Claim;

(d) any Appraisal Rights Action; and

(e) (i) any and all liability for Taxes with respect to any taxable period of the Company (or any predecessors) for all taxable periods ending on or before the Closing Date and for any Straddle Period to the extent allocable (as provided in Section 5.11 of the Merger Agreement), to the portion of such period ending on the Closing Date; (ii) any and all liability of the Parent Indemnified Parties (as a result of Treasury Regulation §1.1502-6 or otherwise) for Taxes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date of any Person (other than the Company) (A) with whom the Company joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return prior to the Closing Date or (B) imposed on the Company, as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing Date; and (iii) any payments required to be made after the Closing Date under any Tax allocation, Tax indemnity or Tax sharing agreement or similar Contract or arrangement to which the Company was obligated, bound by or was a party on or prior to the Closing Date; provided, however, that the Series A Holders shall have no obligation to indemnify the Parent Indemnified Parties against any adverse consequences consisting of, or relating to, (1) property Taxes or (2) Taxes resulting from (x) a Code Section 338 election with respect to the purchase of the Company’s stock pursuant to the Merger Agreement, (y) any breach by a Parent Indemnified Party of Section 5.11(g) of the Merger Agreement or (z) any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than any transaction contemplated by the Merger Agreement or any Ancillary Document); provided, however, that in the case of clauses (i), (ii) and (iii) above, the Series A Holders shall not be liable for any Tax reserved for on the face of the final and binding Closing Adjustment Statement (or in any notes thereto) and taken into account in determining the Final Merger Consideration.

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Section 2.3 Indemnification by Parent. As an integral term of the Merger Agreement, effective as of the applicable Indemnification Effective Date, subject to the limitations set forth in Section 2.5 below, Parent shall defend, indemnify and hold the Series A Holders and each of their respective Affiliates and their respective directors, officers, managers, members, stockholders, partners, investors and employees of the Series A Holders and each of their respective Affiliates (each, a “Holder Indemnified Party” and collectively, the “Holder Indemnified Parties”) harmless from and against all Losses that they may suffer, sustain or incur or become subject to arising out of, based upon or in connection with any of the following:

(a) any breach of a representation or warranty contained in Article IV of the Merger Agreement, in the officer’s certificate delivered pursuant to Section 6.03(a) or (b) of the Merger Agreement or in ARTICLE V of this Agreement, it being understood that when calculating any such Loss in respect thereof (but not for the purposes of determining breach), all qualification or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein shall be disregarded; and

(b) any material violation or breach of a covenant, obligation or agreement of Parent or Merger Sub contained in the Merger Agreement or this Agreement.

Section 2.4 Claims Procedures.

(a) Except for Tax Claims, which are governed by Section 5.11 of the Merger Agreement, in the case of any claim for indemnification arising from a claim or the commencement of any Action by a third party (a “Third Party Claim”), a Person entitled to indemnification under this ARTICLE II (an “Indemnified Party”) shall give prompt written notice to the Person(s) obligated to provide indemnification under this ARTICLE II with respect to such Third Party Claim (an “Indemnifying Party”) of such Third Party Claim to which it may request indemnification under this ARTICLE II (a “Third Party Claim Notice”); provided, however, that failure to give such Third Party Claim Notice shall not affect the indemnification provided by the Indemnifying Party hereunder except to the extent the Indemnifying Party shall have been prejudiced in its defense of such claim as a result of such failure. The Third Party Claim Notice shall state in reasonable detail the facts and circumstances of the Third Party Claim, including the nature, basis and amount of such claim and the sections of the Merger Agreement and/or this Agreement that entitle the Indemnified Party to indemnification under this ARTICLE II, and shall be accompanied by copies of all documents, correspondence and other materials received in respect of such Third Party Claim and, in the case of any expense reimbursement or advancement, shall include therewith documentation, reasonably satisfactory to the Indemnifying Party, evidencing the incurrence, amount and nature of the Losses for which payment is being sought. The Indemnified Party shall, on an ongoing basis, promptly after receipt thereof, provide to the Indemnifying Party copies of all documents, correspondence and other materials received in connection with any Third Party Claim and shall not engage in any communications or correspondence (whether written, oral or otherwise) with any Third Party with respect to such Third Party Claim without (i) the prior written consent of the Indemnifying Parties or (ii) the concurrent participation by the Indemnifying Parties (whether telephonic, in-person or otherwise).

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(b) Except for Tax Claims, which are governed by Section 5.11 of the Merger Agreement and any Third Party Claim regarding an Appraisal Rights Action (an “Appraisal Rights Claim”), which is governed by Section 2.4(c), with respect to any such Third Party Claim, the Indemnifying Party shall have the right to defend and to direct the defense, negotiation and settlement (in its or their sole and absolute discretion) of any such Third Party Claim, in its/their, as the case may be, name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party (subject to the limitations set forth in Section 2.5), and with counsel selected by the Indemnifying Party by notifying the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of a Third Party Claim Notice. If the Indemnifying Party does not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Indemnifying Party of the Third Party Claim Notice required pursuant to Section 2.4(a), the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate. Notwithstanding anything in this Agreement to the contrary, if the Indemnified Party is in control of the defense of such Third Party Claim, it shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. If the Indemnifying Party is in control of the defense of such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such Third Party Claim and have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense (provided that any such expenses so incurred by or on behalf of the Parent Indemnified Parties shall not constitute indemnifiable Losses for purposes of this ARTICLE II); provided, however, that in the case of any Third Party Claim as to which (x) the Indemnified Party shall have reasonably concluded that there is an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, (y) there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to any Indemnifying Party or (z) the Indemnifying Party shall not have employed counsel to assume the defense of such Third Party Claim within the thirty (30) day period described above, the reasonable fees and disbursements of such Indemnified Party’s counsel (but only a single law firm plus one local counsel per jurisdiction) shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent may be given in the sole and absolute discretion of the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may not settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement: (i) either (A) solely involves a monetary payment which is fully paid by the Indemnifying Party or (B) does not, and would not reasonably be expected to, directly adversely impact the operation of the business by the Indemnified Party other than in a de minimis fashion; (ii) does not require any admission or acknowledgment of fault or liability by the Indemnified Party; (iii) includes an unconditional release of the Indemnified Party, to the extent a named party thereto, in respect of such claim and/or results in a dismissal with prejudice of such claim; and (iv) does not violate or cause the Indemnified Party to violate, any applicable Law.

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(c) The Indemnified Party and the Indemnifying Party shall jointly control the defense, negotiation and settlement of any such Appraisal Rights Claim and shall cooperate with each other in such defense, negotiation and settlement. Each of the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, will have the right to jointly participate in the defense of the Appraisal Rights Claim with counsel or local counsel jointly engaged by them; provided, however, that if the Indemnified Party and Indemnifying Party are unable to agree on a joint counsel or joint local counsel, the Indemnified Party and the Indemnifying Party may each engage counsel or local counsel of its own choosing until such time as they agree to jointly engage such counsel or local counsel; provided, further, in the event that the Indemnified Party and the Indemnifying Party are unable to agree on a joint counsel or joint local counsel within thirty (30) days of such Appraisal Rights Claim having been brought, their respective counsels shall select a third counsel that the Indemnified Party and the Indemnifying Party shall jointly engage with respect to such Appraisal Rights Claim. Neither the Indemnified Party nor the Indemnifying Party may settle, compromise or offer to settle or compromise, or otherwise dispose of any Appraisal Rights Claim without the prior written consent of the other party.

(d) In the event that an Indemnified Party determines that it has a claim for Losses against the Indemnifying Party under this ARTICLE II (other than as a result of a Third Party Claim) (an “Interparty Claim”), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim, the sections of the Merger Agreement and this Agreement under which such claim arises, and any other relevant facts and circumstances relating thereto (an “Interparty Claim Notice”). The Indemnifying Party shall have forty-five (45) days from the date of receipt of such Interparty Claim Notice to object to any of the subject matter and any of the amounts of the Losses set forth in the Interparty Claim Notice, as the case may be, by delivering written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Interparty Claim Notice within such forty-five (45) day period, the Indemnifying Party shall be deemed to have agreed to the Interparty Claim Notice and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Interparty Claim Notice to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty (30) day period beginning on the date the Indemnified Party provides an Interparty Claim Notice hereunder regarding the resolution of any disputed claims for Losses. If no resolution is reached with regard to such disputed Interparty Claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek enforcement of its rights under this ARTICLE II.

(e) Promptly (but in any event, within five (5) Business Days) following a final determination of any Losses claimed by the Indemnified Party by either (i) a final non-appealable decision, judgment or award rendered by a Governmental Entity of competent jurisdiction, or (ii) the mutual written agreement of the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall pay such Losses to the Indemnified Party by wire transfer of readily available funds to an account designated by the Indemnified Party. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement and the Merger Agreement, the Indemnifying Party shall pay when due such portion, if any, of the obligation that is not subject to a dispute.

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Section 2.5 Limitations.

(a) Subject to Section 2.8, the indemnification obligations of the Series A Holders under Section 2.2(a), shall not apply to any Losses until the aggregate amount of all Losses for which indemnification claims that have been asserted pursuant to Section 2.2(a) exceeds the aggregate amount of Five Hundred Thousand Dollars ($500,000) (the “Threshold Amount”) (with the determination of whether the Threshold Amount has been reached to include only individual claims or series of related claims which are greater than Twenty Thousand Dollars ($20,000), such claims being referred to herein as “Qualifying Claims”), and then, such indemnification obligation shall apply to all such Losses (but only including Qualifying Claims) in excess of the Threshold Amount, up to but not exceeding Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Cap”). The limitations on liability set forth in this Section 2.5(a) shall not apply with respect to Losses that are Qualifying Claims resulting from any breach of the Fundamental Representations.

(b) Subject to Section 2.8, the indemnification obligations of Parent under Section 2.3(a), shall not apply to any Losses until the aggregate amount of all Losses for which indemnification claims that have been asserted pursuant to Section 2.3(a) exceeds the Threshold Amount (with the determination of whether the Threshold Amount has been reached to include only Qualifying Claims), and then, such indemnification obligation shall apply to all such Losses (but only including Qualifying Claims) in excess of the Threshold Amount, up to but not exceeding the Cap. The limitations on liability set forth in this Section 2.5(b) shall not apply with respect to Losses that are Qualifying Claims resulting from any breach of the Fundamental Representations.

(c) Any claims for Losses under Section 2.2(a) or Section 2.3(a) must be submitted in accordance with Section 2.4 and before 11:59 P.M., New York, New York time, on or prior to the date the applicable survival period under Section 8.01(a) of the Merger Agreement for such representation or warranty expires, in which case the applicable representation or warranty shall be deemed to survive solely in respect of such claim(s) until finally resolved pursuant hereto. In the event a claim for Losses is not given on or prior to the date the survival period for such representation or warranty expires, then such claim for Losses will be irrevocably released and/or waived.

(d) Notwithstanding any provision herein to the contrary, the indemnification obligations of the Series A Holders under Section 2.2(c) to the Parent Indemnified Parties (other than the Surviving Corporation and its directors, officers, managers, members, stockholders, employees and Representatives) shall not exceed One Million Dollars ($1,000,000) in the aggregate (the “Covered Claims Cap”). In the event that prior to the Effective Time, the Series A Holders have paid to or on behalf of the Parent Indemnified Parties (other than the Surviving Corporation and its directors, officers, managers, members, stockholders, employees and Representatives) Losses under Section 2.2(c) in an amount at least equal to the Covered Claims Cap, in the aggregate, then the Series A Holders, on the one hand, and Parent, on the other hand, in their individual sole and absolute discretion, may mutually agree that the Series A Holders will continue to provide indemnification pursuant to Section 2.2(c) for some or all of such additional Losses and, if the Series A Holders and Parent cannot reach a mutual written agreement with respect to such additional indemnification at any time after the Covered Claims Cap is reached, the Series A Holders, on the one hand, or Parent, on the other hand shall have the right to terminate the Merger Agreement (in their sole and absolute discretion) as contemplated by Section 7.01(c)(iv) or 7.01(d)(iv) thereof, as applicable, which shall thereupon extinguish all liability under Section 2.2(c) for Covered Claims in excess of the Covered Claims Cap (as such cap may be increased pursuant to this paragraph).

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(e) Notwithstanding any provision herein to the contrary, the indemnification obligations of the Series A Holders under Section 2.2(d) shall apply to one hundred percent (100%) of the first Two Hundred and Fifty Thousand Dollars ($250,000) of Losses relating solely to defense costs (including, without limitation, attorneys’ and experts’ fees, costs and expenses), and thereafter, shall only apply to fifty percent (50%) of any and all Losses relating to any Appraisal Rights Action, with the Surviving Corporation bearing directly the other fifty percent (50%) thereof.

(f) Except as set forth in Section 2.5(h) below, the right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations or otherwise set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of the Merger Agreement or this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(g) In the event that Parent and Merger Sub or the Company, with the consent of the Series A holders, or the Series A Holders acting alone, as applicable, waives the satisfaction of any condition contained in Sections 6.02(a), 6.02(b), 6.03(a) or 6.03(b) of the Merger Agreement, as applicable, based upon the accuracy of any representation or warranty, or upon the performance of or compliance with any covenant or obligation, no Parent Indemnified Party (if such condition is waived by Parent and Merger Sub) or Holder Indemnified Party (if such condition is waived by the Company, with the consent of the Series A Holders, or the Series A Holders acting alone) shall have any right under this Agreement to indemnification, reimbursement or any other remedy based upon such inaccuracy of such representation or warranty, or such non-performance or non-compliance with such covenant or obligation; provided, however, that the foregoing shall not apply with respect to any waiver of any inaccuracy of any representation or warranty, or any non-performance or non-compliance with any covenant or obligation that was the result of gross negligence or intentional breach.

(h) Neither a Parent Indemnified Party nor a Holder Indemnified Party shall be entitled to indemnification pursuant to Section 2.2(a) or 2.2(b) or Section 2.3(a) or 2.3(b) with respect to any matter of which any of the Parent Representatives or the Series A Holders, respectively, had actual knowledge as of the execution and delivery of the Merger Agreement.

(i) The insurance proceeds paid or payable in connection with any Casualty Loss shall reduce, dollar for dollar, any amount recoverable by any Parent Indemnified Party under this Agreement in respect of such Casualty Loss.

(j) The Indemnified Parties shall use commercially reasonable efforts to mitigate all indemnifiable Losses by seeking all available coverage under their respective insurance policies with respect to all Third Party Claims and Interparty Claims. All parties to this Agreement understand and agree that any indemnification obligations required by this Agreement only provide excess protection over and above any and all insurance proceeds actually recovered for Third Party Claims or Interparty Claims. Payments by the Indemnifying Party pursuant to this ARTICLE II shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment which any Indemnified Party actually recovers from any third party with respect thereto, net of any reasonable expenses (including increases in the next annual premiums attributable to such claims) incurred by such Indemnified Parties in collecting such insurance proceeds or any indemnity, contribution or other similar payment. For the avoidance of doubt, the Indemnifying Party shall pay any Losses to the Indemnified Party(ies) as required by this Agreement while any available insurance recovery is being sought under the applicable insurance policies. If an Indemnified Party receives such insurance proceeds or indemnity, contribution or other similar payment in respect of a Loss for which the Indemnifying Party has already reimbursed the Indemnified Party pursuant to Section 2.2 or 2.3, the Indemnified Party shall refund to the Indemnifying Party the amount of such proceeds actually received with respect thereto, net of any reasonable expenses (including increases in the next annual premiums attributable to such claims) incurred by such Indemnified Parties in collecting such insurance proceeds or any indemnity, contribution or other similar payment. The amount of Losses recoverable by Indemnified Parties pursuant to this ARTICLE II shall be net of any Tax benefit to the Indemnified Parties actually realized as a result of incurring the Losses to the extent such Tax benefit is actually realized in the taxable year in which the Losses arose or in the next succeeding taxable year. For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a Tax benefit to the extent that the Indemnified Party files an applicable income Tax Return that shows a reduced amount of Taxes payable as compared to the amount of Taxes that such Indemnified Party would be required to pay but for the incurrence of the indemnifiable Loss.

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(k) An Indemnified Party shall not be entitled to recover for the same Loss to the extent another Indemnified Party has previously recovered for such Loss. For the avoidance of doubt, the preceding sentence shall not preclude an Indemnified Party from being entitled to recover any portion of a Loss that has not been previously recovered.

Section 2.6 Effect on Merger Consideration. All indemnification, reimbursement payments and other payments made pursuant to ARTICLE II of this Agreement subsequent to the date of this Agreement, as applicable, will be treated as an adjustment to the Merger Consideration with respect to income Taxes unless otherwise required by Law.

Section 2.7 Sole and Exclusive Remedy for Damages; Other Rights and Remedies. Except for Sections 2.02, 7.02, 7.03, 8.01(c) and 8.06(d) of the Merger Agreement, the parties agree that the sole and exclusive remedy for damages for any matter relating in any way to the Merger or arising under the Merger Agreement or any Ancillary Document shall be the rights to indemnification set forth in this ARTICLE II. The indemnification rights of the Indemnified Parties under Section 2.2(c) are independent of and in addition to such rights and remedies as the parties may have under Sections 7.02, 7.03, 8.01(c) and 8.06(d) of the Merger Agreement for failure to consummate the Merger pursuant to the Merger Agreement on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby. For the avoidance of doubt, this ARTICLE II is the sole and exclusive remedy for any damages relating to the performance or non-performance by the Series A Holders of their obligations under the Merger Agreement, to which they joined as a party under ARTICLE III.

Section 2.8 Fraud. Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds and other provisions set forth in this ARTICLE II shall not apply with respect to fraud.

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Section 2.9 Holdback Amount. The parties hereto expressly acknowledge and agree that any and all payments required to be made by the Series A Holders with respect to their indemnification obligations pursuant to Section 2.2 shall be automatically reduced by an amount equal to the aggregate amount of all Holdback Charges (as defined in the Company’s 2015 Incentive Bonus Plan, adopted by the Company Board on March 20, 2015 (the “2015 Incentive Bonus Plan”), and calculated in accordance with any award agreement thereunder (the “2015 Incentive Bonus Plan Award Agreements”)) for all current or former Participants (as defined in the 2015 Incentive Bonus Plan) with respect to the applicable claim for Losses (the “Aggregate Holdback Charge”) and the Surviving Corporation shall promptly pay to the applicable Parent Indemnified Party such Aggregate Holdback Charge (or retain such amount, if the Surviving Corporation is itself the Parent Indemnified Party); provided, however, that if the aggregate amount of the remaining Holdback Amounts (as defined in (and calculated in accordance with) the 2015 Incentive Bonus Plan, as modified in any 2015 Incentive Bonus Plan Award Agreement) for all current or former Participants (the “Aggregate Holdback Remaining Amount”) is less than that percentage of the Losses for any applicable claim pursuant to Section 2.2 equal to the sum of all then-applicable Applicable Percentages (as defined in the 2015 Incentive Bonus Plan) under all of the 2015 Incentive Bonus Plan Award Agreements, the payment required to be made by the Series A Holders with respect to such applicable claim pursuant to Section 2.2 shall instead be reduced by the Aggregate Holdback Remaining Amount and the Surviving Corporation shall promptly pay to the applicable Parent Indemnified Party the Aggregate Holdback Remaining Amount (or retain such amount, if the Surviving Corporation is itself the Parent Indemnified Party); provided, further, in no event shall a current or former Participant’s Holdback Amount be reduced below zero (0). Upon the reduction of any payment required to be made by the Series A Holders with respect to their indemnification obligations pursuant to Section 2.2 by the Aggregate Holdback Remaining Amount, pursuant to the second preceding proviso, then the indemnification obligations of the Series A Holders pursuant to Section 2.2 shall no longer in any way be reduced in accordance with this Section 2.9.

ARTICLE III
JoinderS to the Merger Agreement

Section 3.1 Joinder of the Series A Holders. Each Series A Holder hereby acknowledges and agrees that it is a “Series A Holder” as such term is defined in the Merger Agreement and, accordingly, agrees to become a party to, be bound by, and observe and comply with, as if such Series A Holder were a direct signatory thereto, all of the terms, provisions, conditions, covenants, obligations, liabilities and undertakings of the Merger Agreement, in each case solely to the extent directly and expressly applicable to a Series A Holder; provided, however, that except for the Company Required Vote to be provided by the initial delivery of the Written Consent, nothing herein shall require any Series A Holder to exercise its voting rights to cause the Company to take or not take any action.

Section 3.2 Joinder of Holdco. Holdco hereby agrees to become a party to, be bound by, and observe and comply with, as if Holdco were a direct signatory thereto, all of the terms, provisions, conditions, covenants, obligations, liabilities and undertakings of the Merger Agreement applicable to Holdco in (and only in) Sections 2.02, 2.03, 5.05(f), 8.01 and 8.06(d) and Article VII thereof.

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ARTICLE IV
Representations AND WARRANTIES OF THE SERIES A HOLDERS

Except as set forth in the schedules delivered by the Series A Holders to the Company and Parent concurrently with the execution of this Agreement (the “Schedules”), each Series A Holder hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Corporate Organization. Holder LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Holder LP is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each Series A Holder has the requisite power and authority to carry on its business as it is now being conducted. Each Series A Holder is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where such qualification or licensing is necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of the Series A Holders to consummate the transactions contemplated by the Merger Agreement or to perform their obligations under the Merger Agreement or this Agreement.

Section 4.2 Authorization. Each Series A Holder has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is party, to perform its respective obligations hereunder, thereunder and under the Merger Agreement and to consummate the Merger and other transactions contemplated by this Agreement, the Merger Agreement, and such Ancillary Documents. The execution, delivery and performance by each Series A Holder of this Agreement and the Ancillary Documents to which each is a party, and the consummation by each of them of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company or corporate action on the part of each Series A Holder, and no other corporate proceedings, and no other votes or approvals of any class of capital stock of each Series A Holder, are necessary to authorize this Agreement or the Ancillary Documents or to consummate the Merger or the other transactions contemplated hereby or thereby. This Agreement and the Ancillary Documents to which the Series A Holders are party have been duly executed and delivered by each Series A Holder and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute a legal, valid and binding obligation of such Series A Holder, enforceable against each Series A Holder in accordance with their respective terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

Section 4.3 No Conflicts or Consents. The execution and delivery by the Series A Holders of this Agreement and the Ancillary Documents to which the Series A Holders are party do not, and the performance of this Agreement, the Merger Agreement and such Ancillary Documents by such Series A Holders and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or violate the certificate of incorporation, bylaws, partnership agreement, operating agreement, or other organizational documents of such Series A Holders, or (ii) conflict with or violate any Law or Order applicable to any of the Series A Holders or their respective properties or assets in any material respect, (iii) result in the creation or imposition of any Lien upon the Series A Holders, any of their respective properties, assets or stock, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of any material Contract to which any of the Series A Holders is a party, except in the case of clauses (iii) and (iv), for such breaches or defaults which, individually or in the aggregate, would not reasonably be expected to prevent or materially impede the ability of the Series A Holders to consummate the transaction contemplated by this Agreement or the Merger Agreement or to perform their obligations under this Agreement or the Merger Agreement. The execution and delivery by the Series A Holders of this Agreement and the Ancillary Documents to which the Series A Holders are party do not, and the performance of this Agreement, the Merger Agreement and such Ancillary Documents to which they are a party and the consummation of the Merger and the other transactions contemplated hereby and thereby by the Series A Holders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

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Section 4.4 Ownership of Company Capital Stock. Each Series A Holder holds beneficially and of record (free and clear of any Liens) the number of shares of Company Capital Stock set forth opposite such Series A Holder’s name on Schedule 4.4(a), and no other shares of any class or series of Company Capital Stock. Except as set forth on Schedule 4.4(b) and in the Charter Documents, there are no voting trusts, control agreements, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which such either Series A Holder is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any share of Company Capital Stock held by the Series A Holders.

Section 4.5 Information Supplied.  None of the information supplied or to be supplied by either Series A Holder in writing for inclusion or incorporation by reference in the Information Statement or any other filings required under the Securities Laws relating to the Merger will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Company Capital Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Series A Holders with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein.

Section 4.6 Brokers.  No broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated in the Merger Agreement based upon arrangements made by or on behalf of the Series A Holders.

Section 4.7 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Series A Holders, threatened against the Series A Holders or any Order imposed or binding upon the Series A Holders, in each case, by or before any Governmental Entity, that (a) would reasonably be expected to impair in any material respect the ability of the Series A Holders to perform their obligations under the Merger Agreement or this Agreement or (b) seeks to enjoin, or would reasonably be likely to have the effect of preventing, making illegal or otherwise interfering with, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, except for those that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of the Series A Holders to perform their obligations under the Merger Agreement or this Agreement, or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO

Holdco hereby represents and warrants to the Company and the Series A Holders as follows:

Section 5.1 Corporate Organization. Holdco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdco has the requisite power and authority to carry on its business as it is now being conducted. Holdco is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where such qualification or licensing is necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of Holdco to perform its obligations under this Agreement.

Section 5.2 Authorization. Holdco has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Holdco of this Agreement has been duly authorized by all necessary limited liability company action on the part of Holdco, and no other company proceedings, and no other votes or approvals of any class of interests of Holdco, are necessary to authorize this Agreement or the performance of Holdco’s obligations hereunder. This Agreement has been duly executed and delivered by Holdco and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

Section 5.3 No Conflicts or Consents. The execution, delivery and performance by Holdco of this Agreement, does not and will not (a) conflict with or violate the operating agreement or other organizational documents of Holdco, (b) conflict with or violate any Law or Order applicable to Holdco or any of its properties, assets or membership interests, (c) result in the creation or imposition of any Lien upon any of the properties, assets or membership interests of Holdco, or (d) require any approval or consent of any Person under any Contract to which Holdco is a party or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of any material Contract to which Holdco is a party, except in the case of clauses (c) and (d), for such breaches or defaults which, individually or in the aggregate, would not reasonably be expected to materially delay or materially impair the ability of Holdco to perform its obligations under this Agreement.

Section 5.4 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Holdco, threatened against Holdco or any Order imposed or binding upon Holdco, in each case, by or before any Governmental Entity, that would reasonably be expected to impair in any material respect the ability of Holdco to perform its obligations under this Agreement.

Section 5.5 Brokers. No broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated in the Merger Agreement based upon arrangements made by or on behalf of Holdco.

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ARTICLE VI
OTHER AGREEMENTS

Section 6.1 No Transfers. From the date of this Agreement until the earlier of (a) the Effective Time and (b) the date on which the Merger Agreement is terminated in accordance with its terms, each Series A Holder hereby agrees that such Series A Holder shall not Transfer or agree in writing to Transfer any Company Capital Stock except to an Affiliate thereof; provided, however, such Affiliate shall agree in writing delivered and reasonably acceptable to Parent to be bound by this Agreement and the Merger Agreement as a “Series A Holder”; provided, further, any such Transfer shall not relieve such transferring Series A Holder of such Series A Holder’s obligations under the Merger Agreement or this Agreement. If an “Event of Default” (as defined in the Series A Certificate of Designation) occurs, each Series A Holder hereby agrees that it shall not exercise its rights pursuant to Section 11(a) of the Series A Certificate of Designation.

Section 6.2 Written Consent. Within twenty-four (24) hours after the execution and delivery hereof, the Series A Holders will deliver (by PDF, facsimile or similar electronic transmission) to the Company, with a copy to Parent and Merger Sub, the executed Written Consent.

Section 6.3 No Other Consideration. In consideration of the premises contained in the Merger Agreement and this Agreement, the consideration to be received by each Series A Holder pursuant to the Merger Agreement, and in consideration of and as an inducement to Parent to consummate the transactions contemplated by the Merger Agreement, each Series A Holder, on behalf of itself and its Affiliates, effective upon receipt by the Series A Holders of the payments set forth in Section 2.01(b) of the Merger Agreement (as may be adjusted pursuant to Section 2.02 of the Merger Agreement), hereby waives any claim that such Series A Holder is entitled to any payment or consideration in exchange for its Company Capital Stock, whether pursuant to the Charter Documents, any Contract or any other agreement or understanding, other than payments set forth in Section 2.01(b) and 2.02 of the Merger Agreement, or any rights of indemnification under this Agreement, all of which shall survive.

Section 6.4 Update of Schedule 4.4(a). The Series A Holders may update Schedule 4.4(a) prior to the Closing to reflect (i) any issuance of shares of Series A Preferred Stock pursuant to Sections 3(d), 3(e) and/or 4(a) of the Series A Certificate of Designation or any financing permitted pursuant to Section 5.01 of the Merger Agreement and (ii) any Transfer permitted by Section 6.1 hereof, in each case, solely to the extent such issuance or Transfer occurs following the date of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Effectiveness; Termination. This Agreement shall be effective immediately upon the execution hereof by the parties hereto; provided, however, this Agreement shall terminate immediately, and without further notice, action or deed, upon the termination of the Merger Agreement in accordance with its terms, in which case, this Agreement shall be null, void and of no further force or effect, other than with respect to Surviving Claims (as defined below) and only until such Surviving Claims have been fully paid or otherwise settled. Upon such termination, no party hereto shall have any further obligations to make any payments hereunder, whether for past, pending or future claims; provided, however, that (a) any payment obligations which have been asserted prior to termination of the Merger Agreement and (b) any claim for indemnification pursuant to Section 2.2(c) for Losses incurred prior to the date of such termination of the Merger Agreement and for which a Third Party Claim Notice is provided within ten (10) Business Days of the termination of the Merger Agreement (collectively, the “Surviving Claims”), shall survive until such Surviving Claims have either been fully paid or otherwise settled.

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Section 7.2 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent, the Company and the Series A Holders; provided that any amendment of Section 3.2 or Articles V or VII shall also require the consent of Holdco. No consent to or waiver of any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such waiver, and no waiver of any provision or breach shall constitute a waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a waiver by such party of any of its rights under this Agreement or otherwise.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement and the Merger Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to these matters. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except for the provisions of ARTICLE II, which are intended to be for the benefit of the Parent Indemnified Parties and Holder Indemnified Parties, as applicable, and may be enforced by such Persons.

Section 7.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party or such party waives its rights under this Section 7.4 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.5 Notices. Section 8.05 of the Merger Agreement shall apply mutatis mutandis.

Section 7.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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Section 7.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of Nevada and any appellate court thereof or any court of the United States located in the State of Nevada, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.5 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.8(c).

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Section 7.9 Legal Counsel. The parties hereto acknowledge that Lowenstein Sandler LLP (“LS”) has represented the Series A Holders and Simpson Thacher & Bartlett LLP (“STB”) has represented Parent, Merger Sub and Holdco, in each case, in connection with the negotiation and execution of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, and neither LS nor STB has undertaken to represent any other party in connection therewith. The parties hereto acknowledge that LS has represented the Company in connection with certain limited matters unrelated to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. The parties hereto acknowledge that the Company is represented by Fox Rothschild LLP and the Special Committee is represented by Morrison & Foerster LLP (“MF”) in connection with the negotiation and execution of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. Each of the parties agrees that LS may continue to serve as counsel to the Series A Holders in connection with any matters related to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including, without limitation, in any related Action, notwithstanding any representation by LS prior to the date of this Agreement of the Series A Holders or the Company. Each of Parent, Merger Sub, Holdco and the Company (or the Surviving Corporation, as applicable) hereby: (a) waives any claim it has or may have that LS has a conflict of interest or is otherwise prohibited from engaging in such representation, (b) agrees that, in the event that a dispute arises after the date of this Agreement among the Series A Holders, on the one hand, and the Company (or the Surviving Corporation, as applicable), on the other hand, LS may represent the Series A Holders in such dispute even though the interests of the Series A Holders may be directly adverse to the Company (or the Surviving Corporation, as applicable) and even though LS may have represented the Company in a matter substantially related to such dispute, and (c) agrees that it shall not seek to disqualify LS from such representation of the Series A Holders. Each of the parties agrees that STB may continue to serve as counsel to Parent, Merger Sub and Holdco and, with respect to matters occurring after the Effective Time of the Merger, the Surviving Corporation, in connection with any matters related to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including, without limitation, in any related Action, notwithstanding any representation by STB prior to the date of this Agreement of Parent, Merger Sub or Holdco. Each of the Company and the Series A Holders hereby waives any claim it has or may have that STB has a conflict of interest or is otherwise prohibited from engaging in such representation and agrees that it shall not seek to disqualify STB from such representation of Parent, Merger Sub and Holdco. Each of the parties agrees that MF may continue to serve as counsel to the Special Committee and, with respect to matters occurring after the Effective Time of the Merger, the individuals currently serving as members of the Special Committee, in connection with any matters related to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including, without limitation, in any related Action, notwithstanding any representation by MF prior to the date of this Agreement of the Special Committee. Each of the Company, Parent, Merger Sub, Holdco and the Series A Holders hereby waives any claim it has or may have that MF has a conflict of interest or is otherwise prohibited from engaging in such representation and agrees that it shall not seek to disqualify MF from such representation of the Special Committee or the individual members thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARENT:

VERTICAL BRIDGE ACQUISITIONS, LLC

By:	/s/ Alex Gellman
Name: Alex Gellman
Title: Chief Executive Officer

Address:	951 Broken Sound Parkway, Ste. 320
Boca Raton, FL 33487
	Attention:	A. Gellman
	Facsimile:	561-989-0277
	E-mail:	agellman@verticalbridge.com

MERGER SUB:

VERTICAL STEEL MERGER SUB INC.

By:	/s/ Alex Gellman
Name: Alex Gellman
Title: Chief Executive Officer

Address:	951 Broken Sound Parkway, Ste. 320
Boca Raton, FL 33487
	Attention:	A. Gellman
	Facsimile:	561-989-0277
	E-mail:	agellman@verticalbridge.com

[SIGNATURE PAGE TO INDEMNIFICATION AND JOINDER AGREEMENT]

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HOLDCO:

Solely for the purposes of Section 3.2 and ARTICLES V and VII,

VERTICAL BRIDGE HOLDCO, LLC

By:	/s/ Alex Gellman
Name: Alex Gellman
Title: Chief Executive Officer

Address:	951 Broken Sound Parkway, Ste. 320
Boca Raton, FL 33487
	Attention:	A. Gellman
	Facsimile:	561-989-0277
	E-mail:	agellman@verticalbridge.com

[SIGNATURE PAGE TO INDEMNIFICATION AND JOINDER AGREEMENT]

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COMPANY:

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name: Paul McGinn
Title: Chief Executive Officer

Address:	1120 South Crown Way
Wellington, FL 33414
	Attention:	Paul McGinn
	E-mail:	pmcginn@cigwireless.com

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SERIES A HOLDERS:

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, L.P.

By:	Fir Tree Inc., its Manager

By:	/s/ Brian Meyer
Name: Brian Meyer
Title: General Counsel

Address:	505 Fifth Avenue, 23rd Floor
New York, NY 10017
	Attention:	Brian Meyer
	Facsimile:	(212) 599-1330
	E-mail:	bmeyer@firtree.com

FIR TREE REF III TOWER LLC

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer
Name: Brian Meyer
Title: General Counsel

Address:	505 Fifth Avenue, 23rd Floor
New York, NY 10017
	Attention:	Brian Meyer
	Facsimile:	(212) 599-1330
	E-mail:	bmeyer@firtree.com

[SIGNATURE PAGE TO INDEMNIFICATION AND JOINDER AGREEMENT]

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Annex F

SUPPORT AGREEMENT

This Support Agreement (“Agreement”) is made and entered into as of March 20, 2015, by and among CiG Wireless Corp., a Nevada corporation (the “Company”), Fir Tree Capital Opportunity (LN) Master Fund, L.P., a Cayman Islands exempted limited partnership (“Holder LP”), and Fir Tree REF III Tower LLC, a Delaware limited liability Company (“Holder LLC”, and together with Holder LP, the “Series A Holders”). Capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Series A Holders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company;

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into an Agreement and Plan of Merger (as amended, restated or supplemented from time to time, the “Merger Agreement”), with Vertical Bridge Acquisitions, LLC (“Parent”) and Vertical Steel Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub, Vertical Bridge Holdco, LLC, the Series A Holders and the Company are entering into an Indemnification and Joinder Agreement (as amended, restated or supplemented from time to time, the “Indemnification Agreement”);

WHEREAS, the Company Board established a special committee of the Company Board (the “Special Committee”) to which the Company Board delegated the power and authority of the Company Board to establish, approve, modify, monitor, and direct the process and procedures related to the review and evaluation of the proposed Merger, and to review, analyze, evaluate, and monitor all proceedings and activities of the Company related to the proposed Merger, and the Company Board intends that the Special Committee shall hold and exercise all powers of the Company with respect to this Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and the Indemnification Agreement, the Series A Holders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

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ARTICLE I

AGREEMENTS

Section 1.1 Delivery of Written Consent. Within twenty-four (24) hours after the execution and delivery of the Merger Agreement, the Series A Holders shall deliver (by PDF, facsimile or similar electronic transmission) to the Company, with a copy to Parent and Merger Sub, the executed Written Consent. The parties acknowledge that the Series A Holders shall not be deemed in violation of this Section 1.1 in the event that the Written Consent becomes void pursuant to the terms of the Merger Agreement.

Section 1.2 Acquisition Proposals. From and after the date of this Agreement until the earlier of (x) the termination of the Merger Agreement and (y) the Effective Time, the Series A Holders shall (a) notify the Company as promptly as reasonably practicable under the circumstances (and in any event within thirty-six (36) hours) after receipt by any Series A Holder (or any Representative of any Series A Holder) of any inquiry, communication, offer, proposal or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (or any amendment, modification or supplement to any Acquisition Proposal) or the receipt of which by the Company otherwise would obligate the Company to notify Parent pursuant to Section 5.03 of the Merger Agreement, (b) confirm to the maker of any Acquisition Proposal, promptly upon request of the Special Committee, the willingness and right of such Series A Holders, notwithstanding any then-effective Written Consent, to negotiate, vote to approve and consummate any Acquisition Proposal that constitutes a Superior Proposal (provided that nothing in this clause (b) shall require the Series A Holders to vote to approve any such Acquisition Proposal), and (c) cooperate reasonably with the Special Committee in responding to any such inquiry, communication, offer, proposal or request and the taking of any other action by the Special Committee under Section 5.03 of the Merger Agreement, including by keeping the Special Committee informed of, and giving the Special Committee the opportunity to participate in, any discussions or negotiations between any Series A Holder and any person providing any inquiry, offer or request, and participating at the request of the Special Committee in any discussions or negotiations between the Special Committee and any such person. Notwithstanding the foregoing, nothing in this Section 1.2 shall require any Series A Holder or its Representatives to, directly or indirectly, engage in any activity which would be prohibited by, or would constitute a breach or violation of, Section 5.03 of the Merger Agreement.

Section 1.3 Disclosure Documents. Each Series A Holder: (a) consents to the Company publishing and including such Series A Holder’s identity and ownership of Company Capital Stock and the nature of each Series A Holder’s obligations, arrangements and understandings under this Agreement, the Merger Agreement and any Ancillary Document, in each case, that the Company determines is required to be disclosed under applicable Law in any press release, the Information Statement or any other disclosure document prepared in connection with the Merger Agreement, the Ancillary Documents and the transactions contemplated thereby (collectively, “Disclosure Documents”); (b) agrees to provide to the Company upon reasonable request any information as may be required under applicable Law for preparation of the Disclosure Documents and to cooperate in all material respects in the preparation of the Disclosure Documents; and (c) agrees to promptly notify the Company of any required corrections or amendments with respect to any information supplied by any Series A Holder specifically for use in any Disclosure Document, if, and to the extent that, any such information shall become false or misleading in any material respect.

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Section 1.4 Special Committee. Notwithstanding anything in this Agreement to the contrary, the Special Committee shall have the exclusive power and authority to exercise any right or power of the Company under this Agreement, including, but not limited to, the enforcement hereof and the taking of any other actions on behalf of the Company in connection herewith.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SERIES A HOLDERS

Each Series A Holder hereby represents and warrants to the Company as follows:

Section 2.1 Corporate Organization. Holder LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Holder LP is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each Series A Holder has the requisite power and authority to carry on its business as it is now being conducted.

Section 2.2 Authorization. Each Series A Holder has all necessary power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance by each Series A Holder of this Agreement have been duly authorized by all necessary action on the part of such Series A Holder and no further action is required on the part of such Series A Holder to authorize this Agreement or the performance by such Series A Holder of its obligations hereunder. This Agreement has been duly executed and delivered by each Series A Holder and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of such Series A Holder, enforceable against each Series A Holder, in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

Section 2.3 No Conflicts or Consents. The execution and delivery of this Agreement by each Series A Holder does not, and the performance of this Agreement by such Series A Holder will not: (a) conflict with or violate the certificate of incorporation, bylaws, partnership agreement, operating agreement, or other organizational documents of such Series A Holder; or (b) conflict with or violate any Law or Order applicable to such Series A Holder. The execution and delivery by the Series A Holders of this Agreement does not, and the performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

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Section 2.4 No Other Interests. Except as set forth in the Merger Agreement and the Ancillary Documents, neither Series A Holder has any direct or indirect interest in the Merger or expectation of receiving any consideration, payment, fee, reimbursement or other material benefit (except for track record and fund marketing related benefits), whether financial or otherwise, in connection with or as a result of the Merger Agreement, the Ancillary Documents or the transactions contemplated thereby. Other than the Merger Agreement, the Ancillary Documents and the transactions contemplated thereby, (a) none of the Series A Holders, Fir Tree, Inc. (“Fir Tree”) or any other controlled Affiliate of Fir Tree is directly or indirectly a party to any material Contract with Parent or Merger Sub or any of their controlled Affiliates, (b) there are no discussions presently occurring or contemplated directly or indirectly between any Series A Holder, Fir Tree or any other controlled Affiliate of Fir Tree, on the one hand, and Parent or Merger Sub or any of their controlled Affiliates, on the other hand, relating to any Contract or other understanding that would be material to such person and (c) neither Series A Holder nor any officer, director or manager of any Series A Holder (i) owns or holds any interest in, directly or indirectly, in whole or in part, any property, asset or right which is used in the business of Parent, Merger Sub or any of their respective controlled Affiliates, (ii) has outstanding Indebtedness or similar obligations to Parent, Merger Sub or any of their respective controlled Affiliates or (iii) owns or holds a material interest in, directly or indirectly, or is a manager, director, officer, employee, partner or consultant of, Parent, Merger Sub or any of their respective controlled Affiliates. Amendment Number 7 to the Schedule 13D jointly filed by the Series A Holders and Fir Tree on February 13, 2015, was true, accurate and complete in all material respects, and, other than an expected issuance on or about March 13, 2015 of additional shares of Series A Preferred Stock to the Series A Holders pursuant to Sections 3(a), (d) and (e) of the Series A Certificate of Designation that will be required to be reported on a further amendment thereto, is true, accurate and complete in all material respects as of the date hereof.

Section 2.5 No Other Information. To the actual knowledge (without any obligation of due inquiry) of Scott Troeller and Jarret Cohen, none of the Series A Holders, Fir Tree or any other controlled Affiliate of Fir Tree have received or are in possession of any material information relating to the Company that has been received by the Series A Holders from the Company or any of its officers or directors other than has been similarly provided to all members of the Company Board.

Section 2.6 Merger Consideration. The aggregate Merger Consideration payable pursuant to the Merger Agreement (calculated as of the date hereof) is less than four percent (4%) of the aggregate assets under management by the Series A Holders (calculated as of December 31, 2014).

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification by the Series A Holders. Subject to the limitations in Sections 3.2 and 3.3 below, the Series A Holders, jointly and severally, shall defend, indemnify and hold the Company and its directors, officers, employees and Representatives (each, an “Indemnified Party”) harmless from and against all Losses that they may suffer, sustain or incur or become subject to, whether prior to, on, or after the Closing Date, arising out of, based upon or in connection with:

(a) any breach of a representation or warranty of the Series A Holders in Article II of this Agreement;

(b) any material violation or breach of a covenant, obligation or agreement of the Series A Holders contained in this Agreement;

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(c) the payment by the Company of the Company Termination Fee or amounts paid by the Company as Expense Reimbursement, in each case, in accordance with the terms of Section 7.03 of the Merger Agreement and payable either (i) solely as a direct result of the Series A Holders’ breach of the Merger Agreement or other wrongful action or inaction of any Series A Holder under the Merger Agreement, provided, however, the exercise (affirmatively or negatively), withholding or abstention of any voting, consent or approval rights, either as a stockholder, pursuant to its rights under the Charter Documents, or by one of its representatives on the Company Board, shall not be deemed a wrongful action or inaction by any Series A Holder, or (ii) pursuant to Section 7.03(e) or 7.03(g) of the Merger Agreement; or

(d) reasonable attorneys’ fees and expenses paid or incurred by the Company prior to the Effective Time in the defense or settlement of, or pursuant to any Order with respect to, a Covered Claim.

Notwithstanding anything to the contrary herein, no breach of the Merger Agreement or any Ancillary Document by the Company that has not been directly and proximately caused by the Series A Holders shall give rise to any right to indemnification hereunder by any Indemnified Party.

For the purposes of this Agreement, “Losses” and “Covered Claim” shall have the respective meanings set forth in that certain Indemnification and Joinder Agreement, dated as of even date herewith, by and among Parent, Merger Sub, the Company and the Series A Holders.

Section 3.2 Limitations. Notwithstanding anything herein or in any other agreement to the contrary:

(a) The indemnification obligations of the Series A Holders to the Indemnified Parties under Section 3.1(a) and (b) shall not exceed five hundred thousand dollars ($500,000), in the aggregate;

(b) the indemnification obligations of the Series A Holders to the Indemnified Parties under Section 3.1(c) shall not exceed the total amount of the Company Termination Fee and/or Expense Reimbursement actually paid by the Indemnified Parties pursuant to Section 7.03 of the Merger Agreement, as applicable;

(c) the indemnification obligations of the Series A Holders to the Indemnified Parties under Section 3.1(d) shall not exceed the aggregate out-of-pocket amount actually paid by the Indemnified Parties; and

(d) if the Series A Holders become obligated to indemnify any Indemnified Party under Section 3.1(c) or (d), then, in lieu thereof, they shall have the right to provide any combination of debt, equity or equity-linked financing to the Company, up to an amount equal to such indemnity obligation (or such greater amount as may be mutually agreed upon by the Company and the Series A Holders), on terms no less favorable to the Company than any of the financing provided by them to the Company on or before the date hereof. The proceeds of any such financing, or any other financing provided by the Series A Holders to the Company for the purpose of funding the items described in Section 3.1(c) or (d), shall automatically, without further action, notice or deed, reduce, dollar for dollar, the indemnification obligations of the Series A Holders to the Indemnified Parties under Section 3.1(c) or (d), as applicable, after giving effect to the limitations in Sections 3.2(b) and 3.2(c).

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Section 3.3 Claims Procedures.

(a) In the case of any claim for indemnification arising from a claim or the commencement of any Action by a third party (a “Third Party Claimant”), an Indemnified Party shall give prompt written notice to the Series A Holders of such Third Party Claim to which it may request indemnification under this Article III (a “Third Party Claim Notice”); provided, however, that failure to give such Third Party Claim Notice shall not affect the indemnification provided by the Series A Holders hereunder except to the extent the Series A Holders shall have been materially prejudiced in their defense of such claim as a result of such failure. The Third Party Claim Notice shall state in reasonable detail the facts and circumstances of the Third Party Claim, including the nature, basis and amount of such claim and the sections of the Merger Agreement, the Indemnification Agreement and/or this Agreement that entitle the Indemnified Party to indemnification under this Article III, and shall be accompanied by copies of all documents, correspondence and other materials received in respect of such Third Party Claim and, in the case of any expense reimbursement or advancement, shall include therewith documentation evidencing the incurrence, amount and nature of the Losses for which payment is being sought. The Indemnified Party shall, on an ongoing basis, promptly after receipt thereof, provide to the Series A Holders copies of all documents, correspondence and other materials received in connection with any Third Party Claim and shall not engage in any communications or correspondence (whether written, oral or otherwise) with any Third Party Claimant without (i) the prior written consent of the Series A Holders or (ii) the concurrent participation by the Series A Holders (whether telephonic, in person or otherwise); provided, however, that this sentence shall not apply to any such communications or correspondence that are initiated by any Third Party Claimant where such consent or participation may not be procured in advance by the Indemnified Party through the use of commercially reasonable efforts.

(b) With respect to any such Third Party Claim, the Series A Holders shall have the right to defend and to direct the defense, negotiation and settlement (in its or their sole and absolute discretion) of any such Third Party Claim, in their name or in the name of the Indemnified Party at the expense of the Series A Holders, and with counsel selected by the Series A Holders by notifying the Indemnified Party within thirty (30) days after receipt by the Series A Holders of a Third Party Claim Notice. If the Series A Holders do not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Series A Holders of the Third Party Claim Notice required pursuant to Section 3.3(a), the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate. Notwithstanding anything in this Agreement to the contrary, if the Indemnified Party is in control of the defense of such Third Party Claim, it shall, at the expense of the Series A Holders, reasonably cooperate with and keep informed the Series A Holders in the defense of such Third Party Claim. If the Series A Holders are in control of the defense of such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Series A Holders in the defense of such Third Party Claim and have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense (provided that any such expenses so incurred by or on behalf of the Indemnified Parties shall not constitute indemnifiable Losses for purposes of this Article III); provided, however, that in the case of any Third Party Claim as to which (x) the Indemnified Party shall have reasonably concluded that there is an actual conflict of interest between the Indemnified Party and the Series A Holders in the conduct of the defense of such Third Party Claim, (y) there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to any Series A Holder that cannot be asserted by the Series A Holders on behalf of the Indemnified Party or (z) the Series A Holders shall not have employed counsel to assume the defense of such Third Party Claim within the thirty (30) day period described above, the reasonable fees and disbursements of such Indemnified Party’s counsel (but only a single law firm plus one local counsel per jurisdiction) shall be at the expense of the Series A Holders. The Series A Holders shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Series A Holders, which consent may be given or withheld in the sole and absolute discretion of the Series A Holders. If the Series A Holders assume the defense of a Third Party Claim, the Series A Holders may not settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement: (i) either (A) includes only a monetary payment or (B) does not materially adversely impact the operation of the business by the Indemnified Party, including by injunctive relief or other similar remedy; (ii) does not require any admission or acknowledgment of liability or fault of the Indemnified Party; (iii) includes a release of the Indemnified Party in respect of such claim and/or results in a dismissal with prejudice of such claim; and (iv) does not violate or cause the Indemnified Party to violate, any applicable Law.

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(c) In the event that an Indemnified Party determines that it has a claim for Losses against the Series A Holders under this Article III (other than as a result of a Third Party Claim) (an “Interparty Claim”), the Indemnified Party shall give prompt written notice thereof to the Series A Holders, specifying the amount of such claim, the sections of the Merger Agreement and this Agreement under which such claim arises, and any other relevant facts and circumstances relating thereto (an “Interparty Claim Notice”). The Series A Holders shall have sixty (60) days from the date of receipt of such Interparty Claim Notice to object to any of the subject matter and any of the amounts of the Losses set forth in the Interparty Claim Notice, as the case may be, by delivering written notice of objection thereof to the Indemnified Party. If the Series A Holders fail to send such notice of objection to the Interparty Claim Notice within such sixty (60) day period, the Series A Holders shall be deemed to have agreed to the Interparty Claim Notice and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Interparty Claim Notice to which the Series A Holders have not objected. If the Series A Holders send a timely notice of objection in accordance with this Section 3.3(c), the Indemnified Party and the Series A Holders shall negotiate in good faith for a thirty (30) day period beginning on the date the Indemnified Party provides an Interparty Claim Notice hereunder regarding the resolution of any disputed claims for Losses. If no resolution is reached with regard to such disputed Interparty Claim between the Series A Holders and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek enforcement of its rights under this Article III.

(d) Promptly (but in any event, within five (5) Business Days) following a final determination of any Losses claimed by the Indemnified Party by either (i) a final non-appealable decision, judgment or award rendered by a Governmental Entity of competent jurisdiction, or (ii) the mutual written agreement of the Indemnified Party and the Series A Holders, the Series A Holders shall pay such Losses to the Indemnified Party by wire transfer of readily available funds to an account designated by the Indemnified Party. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Series A Holders shall pay when due such portion, if any, of the obligation that is not subject to a dispute.

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(e) The Indemnified Parties shall use commercially reasonable efforts to mitigate all indemnifiable Losses by seeking all available coverage under their respective insurance policies with respect to all Third Party Claims and Interparty Claims. Payments by the Series A Holders pursuant to this Article III shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment which any Indemnified Party actually recovers from any third party with respect thereto, net of any reasonable expenses (including the next annual increase in the premiums attributable to such claims) incurred by such Indemnified Parties in collecting such insurance proceeds or any indemnity, contribution or other similar payment. If an Indemnified Party actually receives such insurance proceeds or indemnity, contribution or other similar payment in respect of a Loss for which the Series A Holders have already reimbursed the Indemnified Party, the Indemnified Party shall reasonably promptly refund to the Series A Holders the amount of such proceeds actually received with respect thereto, net of any reasonable expenses (including the next annual increase in the premiums attributable to such claims) incurred by such Indemnified Parties in collecting such insurance proceeds or any indemnity, contribution or other similar payment. The amount of Losses recoverable by Indemnified Parties pursuant to this Article III shall be net of any Tax benefit to the Indemnified Parties as a result of incurring the Losses whether or not realized in the period in which such Losses arose.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Effectiveness; Termination. This Agreement shall be effective immediately upon the execution hereof by all of the parties hereto; provided, however, that this Agreement shall terminate immediately, and without further notice, action or deed, upon the earlier of (x) termination of the Merger Agreement in accordance with its terms or (y) the Effective Time, in each case, this Agreement shall be null, void and of no further force or effect, except in the case of clause (x) only, for the Series A Holders’ obligations under Section 3.1(c) or 3.1(d) for amounts accrued prior to or in connection with the termination of the Merger Agreement.

Section 4.2 Fiduciary Duties. This Agreement is intended to bind each Series A Holder solely in its capacity as a stockholder of the Company and shall not prohibit such Series A Holder or any director, manager, officer or employee thereof from acting in his, her or its capacity as an officer or director of the Company in the manner required by such person’s fiduciary duties as an officer or director of the Company.

Section 4.3 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No consent to or waiver of any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such waiver, and no waiver of any provision or breach shall constitute a waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a waiver by such party of any of its rights under this Agreement or otherwise.

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Section 4.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Merger Agreement and the Indemnification Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to such matters. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except for the provisions of Article III, which are intended to be for the benefit of the Indemnified Parties and may be enforced by such Persons.

Section 4.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party or such party waives its rights under this Section 4.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.6 Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company:

CiG Wireless Corp.

11120 South Crown Way, Suite 1

Wellington, FL 33414

Attention: Paul McGinn

E-mail: pmcginn@cigwireless.com

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with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, VA 22102

Attention: Thomas J. Knox

Facsimile No: (202) 912-2324

E-mail: tknox@mofo.com

Fox Rothschild LLP

997 Lenox Drive

Lawrenceville, NJ 08648

Attention: Matthew H. Lubart

Facsimile No: 609-896-1469

E-mail: mlubart@foxrothschild.com

If to the Series A Holders:

Fir Tree REF III Tower LLC and

Fir Tree Capital Opportunity (LN) Master Fund, L.P.

c/o Fir Tree Inc.

505 5th Avenue, 23rd Floor

New York, NY 10017

Attention: Brian Meyer, Esq.

Facsimile No: 212-599-1330

E-mail: bmeyer@firtree.com

with a copy (which shall not constitute notice for any purpose under this Agreement) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Steven E. Siesser, Esq.

Facsimile No: (973) 597-2507

E-mail: ssiesser@lowenstein.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

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Section 4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 4.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of Nevada and any appellate court thereof or any court of the United States located in the State of Nevada, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 4.6 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 4.9(c).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name:	Paul McGinn
Title:	Chief Executive Officer

SERIES A HOLDERS:

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, L.P. By: Fir Tree Inc., its Manager
By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	General Counsel

FIR TREE REF III TOWER LLC

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	General Counsel

[Signature Page to Support Agreement]

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Annex G

FUNDING AGREEMENT

This Funding Agreement (“Agreement”) is made and entered into as of March 20, 2015, by and among CiG Wireless Corp., a Nevada corporation (the “Company”), Fir Tree Capital Opportunity (LN) Master Fund, L.P. (“Holder LP”), and Fir Tree REF III Tower LLC (“Holder LLC”, and together with Holder LP, the “Series A Holders”). Capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Series A Holders are the holders of certain shares of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company;

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into an Agreement and Plan of Merger (as amended, restated or supplemented from time to time, the “Merger Agreement”), with Vertical Bridge Acquisitions, LLC (“Parent”) and Vertical Steel Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, in accordance with the Charter Documents, the holders of the Series B Preferred Stock and the Common Stock (collectively, the “Junior Holders”) are not entitled to receive any portion of the Merger Consideration and, pursuant to the Merger Agreement, each share of Series B Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and shall cease to exist and no consideration in the Merger shall be delivered in exchange therefor, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such shares of Series B Preferred Stock or Common Stock or (y) any such uncertificated shares of Series B Preferred Stock or Common Stock, shall cease to have any rights with respect thereto;

WHEREAS, the Company Board established a special committee of the Company Board (the “Special Committee”) to which the Company Board delegated the power and authority of the Company Board to establish, approve, modify, monitor, and direct the process and procedures related to the review and evaluation of the proposed Merger, subject in all respects to the Charter Documents and applicable Law; and

WHEREAS, at the request of the Special Committee, the Series A Holders have agreed, contingent and effective upon the consummation of the Merger or, if applicable, the closing of an alternative transaction pursuant to an Alternative Acquisition Agreement (as applicable, a “Triggering Transaction”) and upon the other terms and conditions set forth herein, to fund an escrow after any such closing whereby the Series A Holders will allocate a portion of the merger consideration received by them pursuant to a Triggering Transaction to the Junior Holders in consideration of, among other things, their execution of a general release.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

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ARTICLE I

AGREEMENTS

Section 1.1 Funding of Escrow. Subject to the terms and conditions hereof, on or prior to the fifteenth (15th) calendar day (the “Funding Deadline”) after the Closing Date (as hereinafter defined), the Series A Holders shall deposit with a third-party escrow and paying agent selected by the Series A Holders (the “Paying Agent”), in immediately available funds, to the account designated by the Paying Agent, an amount equal to the Escrow Amount (as hereinafter defined), in accordance with the terms of this Agreement and the escrow agreement to be entered into by and among the Series A Holders and the Paying Agent prior to the Closing Date, and which shall be consistent with the terms of this Agreement and reasonably acceptable to the Special Committee (the “Escrow Agreement”). As used herein, the term “Escrow Amount” shall mean the sum of (a) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) plus, in the event the Merger Consideration (as defined and calculated in the Merger Agreement, or as calculated on substantially similar terms in the applicable Alternative Acquisition Agreement, the “Aggregate Consideration”) exceeds One Hundred Fifty Million Dollars ($150,000,000), an amount equal to (b) the lesser of (A) the product of (x) 0.25 multiplied by (y) the amount by which such Aggregate Consideration exceeds One Hundred Fifty Million Dollars ($150,000,000), and (B) 0.25 multiplied by the difference between (x) the maximum amount of consideration payable in the Triggering Transaction under the Charter Documents before which the Junior Holders shall become entitled to a pro rata share of such consideration, after giving effect to repayment of all Indebtedness of the Company and the Company Subsidiaries and all out-of-pocket costs, fees and expenses incurred by the Company and the Company Subsidiaries in connection with the Triggering Transaction, minus (y) One Hundred Fifty Million Dollars ($150,000,000) (the amount in this clause (B), the “Sharing Cap”). For the avoidance of doubt, the Junior Holders’ rights to their respective pro rata share of the Aggregate Consideration in excess of the Sharing Cap that they are entitled to receive under the Charter Documents in connection with the consummation of the Triggering Transaction are not reduced or otherwise modified by this Agreement.

Section 1.2 Disbursement of Escrow Amount.

(a) On or prior to the Closing Date, (x) the Special Committee shall, after consultation with its financial advisors, deliver to the Series A Holders and the Paying Agent a written notice (the “Allocation Schedule”) setting forth (i) the allocation of the Escrow Amount, on a percentage basis, as between the Series B Preferred Stock and the Common Stock and (ii) the per share amount to be paid to each class or series of Junior Holder out of the Escrow Amount, which notice shall be subject to the reasonable review by, and the calculation of the per share amount subject to the reasonable approval of, the Series A Holders, and (y) the Company shall deliver written instructions to the Paying Agent for its use in obtaining the record holder information for the Junior Holders to effectuate the mailing of the claims documentation to the Junior Holders in accordance with industry practices and applicable law.

(b) Prior to the Funding Deadline, the Series A Holders shall direct the Paying Agent, subject to Section 1.2(c) below, to disburse the Escrow Amount in accordance with the Allocation Schedule to each Junior Holder; provided that in order to receive any such payment, a Junior Holder shall have duly executed and completed all claims documentation in accordance with the instructions thereto.

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(c) Except as set forth in Section 1.2(b) and 1.2(d), the sole obligation of the Series A Holders with respect to this Agreement shall be to deposit the Escrow Amount pursuant to Section 1.1 and to retain the Paying Agent to effect the payments to the Junior Holders as contemplated by Section 1.2(b). The Paying Agent shall be solely responsible for establishing the timing and procedures for submitting and paying claims against the Escrow Amount and for processing disbursements thereof in accordance therewith; provided, however, that all claims documentation distributed by the Paying Agent shall be prepared, prior to the Closing Date, by the Series A Holders and shall include such reasonable terms and conditions as they shall determine, subject to review by (but not the approval of) the Special Committee, including, without limitation, a full general release in respect of their shares and their statuses as stockholders, as well as all interests in and/or contractual or business relationships with the released parties and dissenters’ or appraisal rights, in favor of the Company, its Affiliates and their respective officers, directors, managers, employees, partners, members and stockholders. Notwithstanding anything to the contrary contained herein, in the Escrow Agreement, or any in claims documentation, the receipt of any portion of the Escrow Amount by a Junior Holder shall be conditioned upon the receipt of such Junior Holder’s signature to the aforesaid general release. Neither the Series A Holders nor the Company shall be liable for any acts or omissions of the Paying Agent in complying with its obligations under the escrow agreement or otherwise in facilitating the claims process or disbursement of the Escrow Amount.

(d) All costs, fees and expenses of the Paying Agent shall be borne by the Series A Holders.

Section 1.3 Release of Escrow Amount. On the four (4) month anniversary of the deposit of the Escrow Amount, the Paying Agent shall release the Escrow Amount (to the extent not utilized to satisfy claims in accordance with Section 1.2) to the Series A Holders and the escrow account established pursuant to the Escrow Agreement shall thereupon terminate. Upon such termination, neither the Series A Holders nor any of their Affiliates shall have any further liability under this Agreement or otherwise.

ARTICLE II
MISCELLANEOUS

Section 2.1 Effectiveness; Termination. This Agreement shall only become effective contingent and effective upon the closing of a Triggering Transaction; provided, however, this Agreement shall terminate immediately without further action, notice or deed, if the Merger Agreement and any Alternative Acquisition Agreement, as applicable, have been terminated in accordance with their terms.

Section 2.2 Limitation of Liability; No Duties. Neither the Series A Holders nor any of their respective Affiliates or representatives shall have any legal, fiduciary or other duty to any Person, including, without limitation, the Company or any Junior Holder, with respect to the transactions contemplated hereby, and shall have no liability in respect of any loss whatsoever resulting from participation in the claim process. The Company and the Series A Holders expressly disclaim any and all liability for representations, warranties or statements contained in any material furnished or information orally transmitted by the Paying Agent in connection with the claim process. Further, except for the obligations of the Series A Holders expressly set forth in Article I hereof, neither the Series A Holders nor any of their respective Affiliates or representatives will have any obligations whatsoever to the Company with respect to the transactions contemplated hereby nor will have any obligations whatsoever to any Junior Holder. The Junior Holders shall look solely to the Paying Agent, in its capacity as paying agent with respect to the Escrow Amount and solely to the extent thereof, for the payment of any amounts, or otherwise with respect to any claims, under this Agreement. None of the Series A Holders, the Company or any of their respective Affiliates shall have any liability to any Junior Holder for any payments contemplated by this Agreement, whether due to the error, omission or inaction of the Paying Agent or otherwise; the Series A Holders’ sole obligation is the deposit of the Escrow Amount and retention of the Paying Agent pursuant to Section 1.1.

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Section 2.3 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No consent to or waiver of any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such waiver, and no waiver of any provision or breach shall constitute a waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a waiver by such party of any of its rights under this Agreement or otherwise.

Section 2.4 Entire Agreement; Third Party Beneficiaries. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated hereby and the subject matter thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to such matters. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Other than the parties hereto, this Agreement is not intended to, and does not, confer upon any Person, including, without limitation, any Junior Holder, any legal or equitable rights or remedies and nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a direct party to this Agreement.

Section 2.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party or such party waives its rights under this Section 2.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

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Section 2.6 Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given in accordance with Section 8.05 of the Merger Agreement.

Section 2.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 2.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 2.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of Nevada and any appellate court thereof or any court of the United States located in the State of Nevada, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 2.6 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 2.9(c).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name:	Paul McGinn
Title:	Chief Executive Officer

SERIES A HOLDERS:

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, L.P. By: Fir Tree Inc., its Manager
By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	General Counsel

FIR TREE REF III TOWER LLC

By: Fir Tree Inc., its Manager

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	General Counsel

[Signature Page to Funding Agreement]

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Annex H

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

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NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

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1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

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NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

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5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

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(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

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NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

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(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

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(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

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2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

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(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)

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